As filed with the Securities and Exchange Commission on November 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4813	58-2301135
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1791 O.G. Skinner Drive

West Point, Georgia 31833

(706) 385-8000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Larry F. Williams

Chief Executive Officer

ITC^DeltaCom, Inc.

1791 O.G. Skinner Drive

West Point, Georgia 31833

(706) 385-8000

(Name, address, including ZIP code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Richard J. Parrino, Esq. Charles E. Sieving, Esq. Hogan & Hartson L.L.P. 8300 Greensboro Drive McLean, Virginia 22102 (703) 610-6100	David M. McPherson, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004-1304 (202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title o f each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	(1)	(2)	$53,164,731.69(3)	$6,735.97(4)

(1)	This registration statement registers the maximum number of shares of common stock of ITC^DeltaCom, Inc. (“ITC^DeltaCom”) issuable in connection with the merger of NT Corporation (“NTC”) with ITC^DeltaCom, as follows: (a) the maximum number of shares of ITC^DeltaCom common stock issuable as merger consideration in exchange for shares of capital stock of NTC (8,850,000 shares); (b) the maximum number of shares of ITC^DeltaCom common stock issuable in payment of any claims for indemnification under the merger agreement, which is equal to 20% of the maximum number of shares issuable as merger consideration to specified stockholders of NTC (1,513,134 shares) plus an indeterminate number of shares having a fair market value of $685,000, as determined in accordance with the merger agreement; and (c) the maximum number of shares of ITC^DeltaCom common stock issuable under the NT Corporation 2004 Management Employee Retention Plan (the “Plan”) to be assumed by ITC^DeltaCom in the merger, which is equal to 0.75% of the maximum number of shares issuable as merger consideration to the stockholders of NTC (66,375 shares) plus an indeterminate amount of shares having a fair market value of $3,556,443, as determined in accordance with the Plan.
(2)	Pursuant to Rule 457(o) of the Securities Act, the proposed maximum offering price per share has been omitted.
(3)	Estimated solely for purpose of calculating the registration fee pursuant to (a) Rule 457(f)(2) under the Securities Act, based on the book value, computed as of September 30, 2004, of the NTC common stock and preferred stock to be received by ITC^DeltaCom in the merger, with respect to 8,850,000 shares, (b) Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the ITC^DeltaCom common stock on October 28, 2004, as reported by the Nasdaq National Market, with respect to 1,513,134 shares and (c) Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the ITC^DeltaCom common stock on October 28, 2004, as reported by the Nasdaq National Market, with respect to 66,375 shares. In accordance with Rule 457, includes the maximum offering price of $685,000 with respect to the indeterminate portion of the number of shares issuable in payment of any claims for indemnification under the merger agreement and the maximum offering price of $3,556,443 with respect to the indeterminate portion of the number of shares issuable under the Plan.
(4)	This fee has been calculated pursuant to Section 6(b) of the Securities Act as .0001267 of $53,164,731.69.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 4, 2004.

[ITC^DELTACOM Logo]

ITC^DELTACOM, INC.

On September 8, 2004, ITC^DeltaCom entered into a merger agreement to acquire NT Corporation in an all-stock transaction. Holders of NTC preferred stock will be entitled to receive up to a total of 8,850,000 shares of ITC^DeltaCom common stock, which is traded on the Nasdaq National Market under the symbol “ITCD.” This maximum number of shares of ITC^DeltaCom common stock will be reduced by the number of shares, if any, of ITC^DeltaCom common stock payable upon completion of the merger to participants in an NTC management employee retention plan which ITC^DeltaCom will assume in the merger. The maximum number of shares also will be reduced if NTC fails to meet performance targets specified in the merger agreement. Based on the recent trading prices of the ITC^DeltaCom common stock, ITC^DeltaCom does not anticipate that holders of NTC common stock will be entitled to receive any ITC^DeltaCom common stock in the merger. The number of shares of ITC^DeltaCom common stock which holders of NTC preferred stock of various series will be entitled to receive in exchange for each share of NTC preferred stock of that series will be computed based on the exchange ratio for that series determined by the companies at the time of the merger. Based on the $             closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on                     , 2004, the maximum merger consideration would have an aggregate value of $     million.

ITC^DeltaCom also has entered into a separate agreement with Florida Digital Network, Inc., which is a privately held competitive carrier headquartered in Florida, to acquire that company in an all-stock merger. It is a condition to ITC^DeltaCom’s merger with NTC that ITC^DeltaCom first complete its merger with FDN. Assuming that ITC^DeltaCom, NTC and FDN had completed the two mergers on                     , 2004, NTC stockholders would own a maximum of approximately         % of ITC^DeltaCom’s outstanding common stock immediately after the mergers.

This document is ITC^DeltaCom’s prospectus for its offering of ITC^DeltaCom common stock to NTC stockholders in connection with the proposed merger. This document is also the proxy statement that ITC^DeltaCom’s board of directors is using to solicit proxies of ITC^DeltaCom stockholders to vote at a special stockholder meeting to approve the issuance of ITC^DeltaCom common stock in connection with the merger and to approve the NTC management employee retention plan.

This proxy statement/prospectus contains detailed information about NTC and ITC^DeltaCom, the proposed merger and related matters. We encourage you to review this document carefully, including the matters referred to under “ Risk Factors” starting on page 22, for a description of how the merger will affect you.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2004.

[ITC^DELTACOM Logo]

ITC^DELTACOM, INC.

1791 O.G. Skinner Drive

West Point, Georgia 31833

                    , 2004

PROPOSED MERGERS

Dear fellow stockholder:

On September 8, 2004, ITC^DeltaCom entered into a merger agreement to acquire NT Corporation, which is a privately held competitive carrier headquartered in Florida. ITC^DeltaCom will issue a total of up to 8,850,000 shares of ITC^DeltaCom common stock in connection with the completion of the merger. Based on the closing price of $         of the ITC^DeltaCom common stock on the Nasdaq National Market on                         , 2004, the maximum aggregate value of these shares would be $         million. Your board of directors believes that the merger will provide substantial strategic and financial benefits to the combined company and will enable the combined company to compete more effectively than ITC^DeltaCom can compete alone.

ITC^DeltaCom also has entered into an agreement with Florida Digital Network, Inc., which is a privately held competitive carrier headquartered in Florida, to acquire that company in an all-stock merger. It is a condition to ITC^DeltaCom’s merger with NTC that ITC^DeltaCom first complete its merger with FDN.

This letter is accompanied by ITC^DeltaCom’s notice of special meeting of stockholders and proxy statement, which your board of directors is providing to you to solicit your proxy to vote at a special meeting of ITC^DeltaCom stockholders to be held on                     , 2004. You will be asked to approve the issuance of ITC^DeltaCom common stock in connection with its merger with NTC and a related proposal. This document is also ITC^DeltaCom’s prospectus for its offering of ITC^DeltaCom common stock to NTC stockholders in connection with the merger.

At the special meeting, ITC^DeltaCom stockholders also will be asked to consider and vote to approve the issuance of ITC^DeltaCom common stock in connection with its merger with FDN and other related proposals. The board of directors is soliciting your proxy to vote at the special meeting to approve the FDN merger proposals pursuant to a separate proxy statement/prospectus which accompanies this proxy statement/prospectus.

This proxy statement/prospectus contains detailed information about the proposed merger with NTC and the other related proposal. We encourage you to review this document carefully, including the matters referred to under “ Risk Factors” starting on page 22, for a description of how the merger will affect you.

Your board of directors has unanimously approved the NTC merger agreement and determined that the proposed merger with NTC is fair to, and in the best interests of, ITC^DeltaCom and its stockholders. Your board unanimously recommends that ITC^DeltaCom stockholders vote “FOR” each of the proposals described in this proxy statement/prospectus.

Holders of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock as of the close of business on                     , 2004 will be entitled to vote on the proposals presented for consideration at the special meeting. To vote, you should complete, sign, date and promptly return the proxy card in the self-addressed envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the special meeting will not preclude you from voting in person at the special meeting if you should decide to attend.

We appreciate your consideration in this matter.

Sincerely,

Larry F. Williams

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2004

and is being mailed on or about                     , 2004.

ITC^DELTACOM, INC.

1791 O.G. Skinner Drive

West Point, Georgia 31833

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    , 2004

Dear fellow stockholder:

On behalf of the board of directors of ITC^DeltaCom, Inc., it is my pleasure to invite you to a special meeting of ITC^DeltaCom stockholders. The special meeting will be held on                     ,                     , 2004, at              a.m., local time, at ITC^DeltaCom’s corporate headquarters located at 1791 O.G. Skinner Drive, West Point, Georgia. The special meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to approve the issuance of ITC^DeltaCom common stock pursuant to an Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Florida Digital Network, Inc. (“FDN”), Boatramp Co. and the named stockholders of FDN;

2.	to consider and vote upon a proposal to approve an amendment to ITC^DeltaCom’s certificate of incorporation to increase the maximum number of directors constituting the entire ITC^DeltaCom board of directors to 17 directors;

3.	to consider and vote upon a proposal to approve an amendment to the Amended and Restated ITC^DeltaCom, Inc. Stock Incentive Plan to increase the number of shares of ITC^DeltaCom common stock authorized for issuance under the plan from 7,300,000 shares to 11,300,000 shares;

4.	to consider and vote upon a proposal to approve the issuance of ITC^DeltaCom common stock pursuant to an Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., NT Corporation (“NTC”), Starlight Florida Co. and the named stockholders of NTC;

5.	to consider and vote upon a proposal to approve the NT Corporation 2004 Management Employee Retention Plan, which will be assumed by ITC^DeltaCom in its proposed merger with NTC; and

6.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The proposals to approve the issuance of ITC^DeltaCom common stock in connection with the NTC merger and to approve the NTC management employee retention plan are presented in the accompanying proxy statement/prospectus. The first three proposals to approve the issuance of ITC^DeltaCom common stock in connection with the FDN merger, the proposed amendment to ITC^DeltaCom’s certificate of incorporation and the proposed amendment to ITC^DeltaCom’s stock incentive plan are presented in a separate proxy statement/prospectus which accompanies this proxy statement/prospectus.

Only holders of record of common stock, Series A preferred stock and Series B preferred stock at the close of business on                     , 2004 will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

To vote, you should complete, sign, date and promptly return the proxy card in the self-addressed envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the special meeting will not preclude you from voting in person at the special meeting if you should decide to attend.

By Order of the Board of Directors,

Larry F. Williams

Chairman and Chief Executive Officer

Dated:                     , 2004

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about ITC^DeltaCom from other documents that are not included in or delivered with this proxy statement/prospectus. These documents and other documents referred to in this proxy statement/prospectus are available to you without charge by requesting them in writing or by telephone at the following address:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

Attention: J. Thomas Mullis

Telephone: (256) 382-3843

To receive timely delivery of these documents, you must request the information no later than                     , 2004.

Please also see “Where You Can Find Additional Information” beginning on page 146 of this proxy statement/prospectus to obtain further information and learn about other ways that you can receive this information.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why are ITC^DeltaCom and NTC proposing the merger?

A.	The boards of directors of NTC and ITC^DeltaCom believe that the merger will provide substantial strategic and financial benefits to the combined company and will enable the combined company to compete more effectively than ITC^DeltaCom or NTC can compete alone.

Q.	What will happen to NTC as a result of the merger?

A.	If the merger is completed, NTC will become a wholly owned subsidiary of ITC^DeltaCom.

Q.	What will NTC stockholders receive in the merger?

A.	NTC stockholders will be entitled receive in the merger a number of shares of ITC^DeltaCom common stock equal to a maximum of 8,850,000 shares of ITC^DeltaCom common stock, minus the number of shares of ITC^DeltaCom common stock payable upon completion of the merger to participants in the NTC management employee retention plan which ITC^DeltaCom will assume in the merger. This maximum number of 8,850,000 shares of ITC^DeltaCom common stock may be reduced if NTC fails to meet performance targets specified in the merger agreement and described in this proxy statement/prospectus. Based on the recent trading prices of the ITC^DeltaCom common stock, it is anticipated that holders of NTC common stock will not receive any ITC^DeltaCom common stock in the merger. ITC^DeltaCom will pay cash instead of fractional shares of its common stock.

Q.	Are NTC stockholders entitled to dissenters’ rights?

A.	Yes. Subject to compliance with requirements of Delaware law, an NTC stockholder may dissent from the adoption of the merger agreement and approval of the merger and have the fair value of the stockholder’s shares of NTC common stock or preferred stock determined by a court. To exercise dissenters’ rights, an NTC stockholder must strictly comply with all of the applicable requirements of Delaware law summarized under the heading “The Merger–Appraisal Rights of Dissenting NTC Stockholders” in this proxy statement/ prospectus. A copy of Section 262 of the General Corporation Law of the State of Delaware, which governs dissenters’ rights, is included as Appendix C to this proxy statement/prospectus.

Q.	Should NTC stockholders send in their stock certificates now?

A.	No, NTC stockholders should not send in any stock certificates now. If the merger is completed, ITC^DeltaCom will send NTC stockholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	Who is being asked to approve the merger?

A.	Under rules of the Nasdaq Stock Market, ITC^DeltaCom’s stockholders are required to approve the issuance of ITC^DeltaCom common stock in connection with the merger. By this proxy statement/prospectus, ITC^DeltaCom’s board of directors is soliciting the proxies of ITC^DeltaCom stockholders to provide this approval at the special meeting of stockholders discussed below.

The merger agreement has been adopted in accordance with Delaware law by the required vote of NTC stockholders, acting by written consent. Accordingly, NTC will not hold a stockholders meeting in connection with merger, and the vote of NTC stockholders on the merger agreement and the merger is not being solicited by this proxy statement/prospectus.

Q.	When and where will ITC^DeltaCom stockholders meet?

A.	ITC^DeltaCom will hold a special meeting of its stockholders on , , 2004, at a.m., local time, at ITC^DeltaCom’s corporate headquarters located at 1791 O.G. Skinner Drive, West Point, Georgia.

Q.	What matters are ITC^DeltaCom stockholders being asked to approve at the special meeting pursuant to this proxy statement/prospectus?

A.	Pursuant to this proxy statement/ prospectus, ITC^DeltaCom stockholders are being asked to approve two merger-related proposals:

•	the issuance of ITC^DeltaCom common stock in connection with the merger; and

•	approval of the NTC management employee retention plan which ITC^DeltaCom will assume in the NTC merger.

Q.	What other matters are ITC^DeltaCom stockholders being asked to approve at the special meeting?

A.	Pursuant to a separate proxy statement/prospectus which accompanies this proxy statement/ prospectus to ITC^DeltaCom stockholders, ITC^DeltaCom’s board of directors is also soliciting proxies from ITC^DeltaCom’s stockholders to approve the following additional matters at the special meeting:

•	the issuance of ITC^DeltaCom common stock in connection with ITC^DeltaCom’s proposed acquisition by merger of Florida Digital Network, Inc., or FDN, under a merger agreement, dated as of September 8, 2004, among ITC^DeltaCom, FDN, a wholly owned subsidiary of ITC^DeltaCom and the named stockholders of FDN;

•	an amendment to ITC^DeltaCom’s certificate of incorporation to increase the maximum number of directors constituting the entire ITC^DeltaCom board of directors to 17 directors; and

•	an amendment to ITC^DeltaCom’s stock incentive plan to increase the total number of shares of common stock available for issuance under the plan from 7,300,000 shares to 11,300,000 shares.

Q.	What does ITC^DeltaCom’s board of directors recommend?

A.	ITC^DeltaCom’s board of directors has unanimously approved the merger agreement and determined that the merger with NTC is fair to, and in the best interests of, ITC^DeltaCom and its stockholders and unanimously recommends that ITC^DeltaCom stockholders vote “FOR” the proposal to approve the issuance of ITC^DeltaCom common stock in connection with the merger.

In addition, ITC^DeltaCom’s board of directors has unanimously approved the NTC management employee retention plan described above. ITC^DeltaCom’s board of directors unanimously recommends that ITC^DeltaCom stockholders vote “FOR” approval of this plan.

Q.	Who can vote at the ITC^DeltaCom special meeting?

A.	Holders of record of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock at the close of business on , 2004 are entitled to vote at the special meeting.

Q.	How may the ITC^DeltaCom stockholders vote their shares for the proposals presented in this proxy statement/prospectus?

A.	Stockholders may submit their proxies by:

•	signing the enclosed proxy card for the class of stock they own and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free 1-800- and following the instructions; or

•	accessing the web page at www. .com and following the on-screen instructions.

Votes submitted through the Internet or by telephone must be received by 12:00 midnight, New York City time, on                     , 2004.

Q.	Will a broker or bank holding shares in “street name” for an ITC^DeltaCom stockholder vote those shares for the stockholder?

A.	No. If an ITC^DeltaCom stockholder’s shares are held in “street name” by a broker or bank, the broker or bank generally may only vote the shares which it holds for the stockholder in accordance with the stockholder’s instructions, unless the subject of the vote is a “routine” matter, as determined by the Nasdaq Stock Market. It is important that stockholders provide instructions to their broker or bank by voting their proxies promptly to ensure that all shares of ITC^DeltaCom they own are voted as they wish at the special meeting.

Q.	Will ITC^DeltaCom stockholders be able to vote their shares at the special meeting?

A.	Yes. Submitting a proxy will not affect the right of any ITC^DeltaCom stockholder to vote in person at the special meeting. ITC^DeltaCom will distribute written ballots to any ITC^DeltaCom stockholder who requests, and is entitled, to vote at the special meeting. If an ITC^DeltaCom stockholder holds shares in “street name,” the stockholder must request a proxy from the stockholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do ITC^DeltaCom stockholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, ITC^DeltaCom stockholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s ITC^DeltaCom shares at the special meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” each of the special meeting proposals.

Q.	May an ITC^DeltaCom stockholder change the stockholder’s vote after submitting a proxy?

A.	Yes. A stockholder may change a vote at any time before the stockholder’s proxy is voted at the special meeting. A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to ITC^DeltaCom’s Secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

Attention: Secretary

Q.	If I am an NTC stockholder, who can help answer my questions?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus, you should contact NTC’s Chief Financial Officer and Secretary, Danyelle L. Kennedy-Lantz, at the following address:

NT Corporation

3300 North Pace Blvd.

Pensacola, Florida 32505

Q.	If I am an ITC^DeltaCom stockholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact ITC^DeltaCom’s General Counsel, J. Thomas Mullis, at the following address:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. To understand the proposed merger, you should read carefully this entire document and the other documents to which ITC^DeltaCom refers. For more information about ITC^DeltaCom and FDN, see “Where You Can Find Additional Information” beginning on page 146. Each subject in this summary refers to the first page in this proxy statement/prospectus of a more complete discussion of that subject.

The Companies (page 95)

The parties to the merger agreement are ITC^DeltaCom, Inc., NT Corporation and the named stockholders of NTC.

ITC^DeltaCom, Inc.

1791 O.G. Skinner Drive

West Point, Georgia 31833

Telephone:  (706) 385-8000

ITC^DeltaCom, Inc. is one of the largest providers of integrated communications services in the southeastern United States. ITC^DeltaCom delivers a comprehensive suite of high-quality voice and data communications services, including local exchange, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to its end-user customers. ITC^DeltaCom owns, operates and manages an extensive fiber optic network with significant transmission capacity that it uses for its own voice and data traffic and selectively sells to other communications providers on a wholesale basis. ITC^DeltaCom completed a reorganization under Chapter 11 of the United States bankruptcy code in October 2002. For the six months ended June 30, 2004, ITC^DeltaCom had operating revenues of $298.4 million and a net loss applicable to common stockholders of $17.7 million. At June 30, 2004, ITC^DeltaCom had total assets of $699.4 million and stockholders’ equity of $224.0 million.

NT Corporation

3300 North Pace Blvd.

Pensacola, Florida 32505

Facsimile:  (850) 470-9641

Telephone:  (850) 432-4855

NT Corporation’s wholly owned operating subsidiary, Network Telephone Corporation, serves more than 17,000 small business customers with phone and Internet services including local, long distance, high-speed Internet, Web hosting, data backup, virtual private networking services and conferencing. NTC has offices in Alabama, Mississippi, Florida, Georgia, Louisiana, Kentucky, North Carolina and Tennessee. For the six months ended June 30, 2004, NTC had revenues of $32.1 million, which represented approximately 10.8% of ITC^DeltaCom’s revenues for the same period, and a net loss applicable to common stockholders of $36.2 million. At June 30, 2004, NTC had total assets of $61.4 million, which represented approximately 8.8% of ITC^DeltaCom’s total assets at the same date, and a stockholders’ deficit of $(231.1) million. The opinion of NTC’s independent auditor on NTC’s financial statements for 2003 appearing elsewhere in this proxy statement/prospectus notes that NTC has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about NTC’s ability to continue to operate as a going concern.

Principal NTC Stockholders (page 58)

The NTC stockholders who signed the merger agreement, who are referred to as the “principal NTC stockholders,” are Wind Point Partners IV, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point

Associates IV, L.L.C., Morgan Keegan Opportunity Fund, L.P., Morgan Keegan Employee Investment Fund, L.P., Spectrum Equity Investors III, L.P., SEI Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Onset Enterprise Associates III, L.P., Centurytel, Inc., Private Equity Investors IV, L.P., Diamond One Investors, LLC, Lehman Brothers Communications Associates Inc., Lehman Brothers Communications Fund L.P., Lehman Brothers Offshore Communications Fund L.P., Lehman Brothers Communications Partners L.P., Lehman Brothers Offshore Communications Partners L.P., Lehman Brothers Communications Capital Partners I, L.P., Lehman Brothers Communications Investors L.P., Lehman Brothers Partnership Account 2000/2001, L.P., Lehman Brothers Offshore Partnership Account 2000/2001, L.P., Lehman Brothers P.A., LLC and Lehman Brothers Communications Partnership.

Special Meeting of ITC^DeltaCom Stockholders (page 28)

Date, Time and Place

The special meeting of ITC^DeltaCom stockholders will be held on                     ,                     , 2004, at          a.m., local time, at ITC^DeltaCom’s corporate headquarters located at 1791 O.G. Skinner Drive, West Point, Georgia.

Matters to be Considered at Special Meeting

At the special meeting, ITC^DeltaCom stockholders will be asked to take the following actions:

1.	to consider and vote upon a proposal, which we refer to as the “FDN merger proposal,” to approve the issuance of ITC^DeltaCom common stock pursuant to an Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., Florida Digital Network, Inc., Boatramp Co. and the named stockholders of FDN;

2.	to consider and vote upon a proposal, which we refer to as the “charter amendment proposal,” to approve an amendment to ITC^DeltaCom’s certificate of incorporation to increase the maximum number of directors constituting the entire ITC^DeltaCom board of directors to 17 directors;

3.	to consider and vote upon a proposal, which we refer to as the “stock incentive plan proposal,” to approve an amendment to the Amended and Restated ITC^DeltaCom, Inc. Stock Incentive Plan to increase the number of shares of ITC^DeltaCom common stock authorized for issuance under the plan from 7,300,000 shares to 11,300,000 shares;

4.	to consider and vote upon a proposal, which we refer to as the “NTC merger proposal,” to approve the issuance of ITC^DeltaCom common stock in connection with the merger of NTC and ITC^DeltaCom pursuant to the Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., NT Corporation, Starlight Florida Co. and the named stockholders of NTC;

5.	to consider and vote upon a proposal, which we refer to as the “retention plan proposal,” to approve the NT Corporation 2004 Management Employee Retention Plan, which will be assumed by ITC^DeltaCom in its proposed merger with NTC; and

6.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The NTC merger proposal and the retention plan proposal are presented in this proxy statement/prospectus. The FDN merger proposal, the charter amendment proposal and the stock incentive plan proposal are presented in a separate proxy statement/prospectus which accompanies this proxy statement/prospectus to ITC^DeltaCom stockholders.

Approval of the NTC merger proposal will constitute stockholder approval of any issuance by ITC^DeltaCom, at its election, of shares of its common stock pursuant to the merger agreement in payment of any claim for indemnification made against ITC^DeltaCom by the principal NTC stockholders under the merger agreement, as described under “Terms of the Merger Agreement–Indemnification.”

Approval of both the NTC merger proposal and the retention plan proposal is a condition to the obligations of ITC^DeltaCom and NTC to complete the NTC merger. The prior completion of the FDN merger is a condition to the obligations of ITC^DeltaCom and NTC to complete the NTC merger.

Record Date; Voting Rights

The ITC^DeltaCom board of directors has fixed                     , 2004 as the record date for determining the ITC^DeltaCom stockholders who are entitled to notice of, and to vote, at the special meeting. Only holders of record of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Holders of the ITC^DeltaCom Series A preferred stock and Series B preferred stock are entitled to vote on an “as-converted” basis together with the holders of the ITC^DeltaCom common stock as a single class on each of the special meeting proposals.

Quorum

The holders of outstanding shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock representing a majority of the total votes entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes each will be counted for purposes of determining the presence of a quorum. If the parties to the voting agreement discussed below under “–Vote Required” comply with the agreement, the presence of a quorum at the special meeting is assured.

Vote Required

Assuming a quorum is present at the special meeting, the NTC merger proposal and the retention plan proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the total votes represented by the shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Abstentions with respect to the NTC merger proposal and the retention plan proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect whether the NTC merger proposal or the retention plan proposal is adopted.

Under a voting agreement with NTC, Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. have agreed to vote at the special meeting all of the ITC^DeltaCom voting securities which such holders have the right to vote in favor of the NTC merger proposal and the retention plan proposal. These two stockholders collectively beneficially own ITC^DeltaCom common stock and Series B preferred stock representing approximately         % of the total votes represented by all ITC^DeltaCom common stock and preferred stock as of the record date for the special meeting. If these stockholders vote their ITC^DeltaCom common stock and preferred stock outstanding in accordance with the voting agreement, ITC^DeltaCom stockholder approval of these proposals is assured. The foregoing ITC^DeltaCom stockholders also have entered into a substantially identical voting agreement with FDN pursuant to which they have agreed to vote to approve the issuance of ITC^DeltaCom common stock in connection with the FDN merger proposal and the charter amendment proposal.

As of the record date for the special meeting, directors and executive officers of ITC^DeltaCom, together with their affiliates, which include Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P., beneficially owned approximately         % of the issued and outstanding ITC^DeltaCom common stock,             % of the issued and outstanding ITC^DeltaCom Series A preferred stock and         % of the issued and outstanding ITC^DeltaCom Series B preferred stock. Of the total of              votes that may be cast at the special meeting, the ITC^DeltaCom common stock and preferred stock beneficially owned by the foregoing stockholders represented              votes. ITC^DeltaCom currently expects that each of its directors and executive officers and their affiliates in addition to Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. will vote their ITC^DeltaCom common stock and preferred stock to approve the proposals submitted to stockholders at the special meeting.

The Merger (page 32)

In the merger, ITC^DeltaCom will acquire NTC, which is a privately held competitive carrier headquartered in Florida, by merging a wholly owned subsidiary of ITC^DeltaCom with and into NTC, which will be the surviving corporation of the merger. Upon completion of the merger, NTC will become a wholly owned subsidiary of ITC^DeltaCom and NTC stockholders who receive merger consideration will become stockholders of ITC^DeltaCom.

The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this document. We encourage you to read the entire merger agreement because it is the legal document that governs the merger.

Terms of the Merger Agreement (page 58)

For the summary of the material provisions of the merger agreement, see “Terms of the Merger Agreement.”

Merger Closing and Effective Time of the Merger (page 58)

The completion of the merger will take place no later than two business days after the last day of the month in which the last of the conditions to closing set forth in the merger agreement is fulfilled or waived, or at such other time and place as ITC^DeltaCom, NTC and the principal NTC stockholders may agree. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State. The certificate of merger will be filed at the same time as, or as soon as practicable after, the merger closing.

Merger Consideration (page 58)

ITC^DeltaCom will issue up to 8,850,000 shares of its common stock in connection with the merger.

The number of shares of ITC^DeltaCom common stock issuable as merger consideration to NTC stockholders will be reduced by the number of shares of ITC^DeltaCom common stock issuable as retention payments under the assumed NTC management employee retention plan on the merger closing date. The number of shares of ITC^DeltaCom common stock issuable as merger consideration also will be reduced if NTC fails to meet any of the cash balance, EBITDA and working capital performance targets specified in the merger agreement. The number of shares of ITC^DeltaCom common stock issuable under the NTC management employee retention plan will depend on the market prices of the ITC^DeltaCom common stock for a specified period immediately preceding the effective time of the merger and on whether NTC fails to meet any of the performance targets specified in the merger agreement.

All of the merger consideration is expected to be payable to holders of NTC preferred stock. Based on the sum of the aggregate liquidation and sale preferences of the NTC preferred stock as of September 30, 2004, the price per share of ITC^DeltaCom stock would have to exceed at least $47.34 per share before the holders of NTC common stock would receive any merger consideration, assuming there is no adjustment to the number of shares of ITC^DeltaCom common stock issuable in the merger as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

The two tables below show a range of merger consideration payable to the holders of each class or series of NTC capital stock based on a merger closing on September 30, 2004 and the assumptions described below. The exchange ratio in each of the tables for each class or series of NTC capital stock is the number of shares of ITC^DeltaCom common stock that would be issuable in exchange for each share of such class or series.

On             , 2004, which was the last trading date before the date of this proxy statement/prospectus, the closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market was $             per share. The number and value of ITC^DeltaCom shares issuable in the merger may differ from the amounts shown in the tables, because these amounts will not be determined until immediately before the completion of the merger. The companies intend to complete the merger within several business days, or as soon as reasonably practicable, following the special meeting. NTC will not have the right to terminate the merger agreement if ITC^DeltaCom’s stock price declines.

The following table assumes:

•	the merger consideration is not adjusted for NTC’s failure to meet any of the performance targets specified in the merger agreement; and

•	either (1) the fair value of an ITC^DeltaCom share is $4.00 and 914,423 ITC^DeltaCom shares are issued pursuant to the NTC management employee retention plan or (2) the fair value of an ITC^DeltaCom share is $5.00 and 764,726 ITC^DeltaCom shares are issued pursuant to the NTC management employee retention plan.

	Fair Value of $4.00 Per Share			Fair Value of $5.00 Per Share
Class or Series of NTC Stock	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Common stock	—	$—	—	—	$—	—
Series A preferred stock	499,300	$1,997,200	0.0266	506,759	$2,533,795	0.0270
Series B preferred stock	471,363	$1,885,452	0.0266	478,404	$2,392,020	0.0270
Series C preferred stock	998,221	$3,992,884	0.0266	1,013,134	$5,065,670	0.0270
Series D preferred stock	5,843,926	$23,375,704	0.0266	5,931,226	$29,656,130	0.0270
Series E preferred stock	122,767	$491,068	0.0235	155,751	$778,755	0.0297
Series F preferred stock	—	$—	—	—	$—	—

The following table assumes:

•	NTC fails to meet each of the performance targets, as indicated below, by either approximately 100% of the total ranges specified in the agreement, which represents the most significant reduction in merger consideration that may be caused by NTC’s failure to meet the performance targets, or by approximately 50% of the total ranges specified in the merger agreement; and

•	the fair value of an ITC^DeltaCom share is $ and ITC^DeltaCom shares are issued pursuant to the NTC management employee retention plan.

	50% Reduction			100% Reduction
Class or Series of NTC Stock	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Common stock		$			$
Series A preferred stock		$			$
Series B preferred stock		$			$
Series C preferred stock		$			$
Series D preferred stock		$			$
Series E preferred stock		$			$
Series F preferred stock		$			$

Treatment of Options (page 65)

Each option and each warrant to purchase any shares of capital stock of NTC and its subsidiaries outstanding at the effective time of the merger, whether or not vested or exercisable, and each commitment or agreement to issue shares of any capital stock of NTC and its subsidiaries outstanding at the effective time of the merger will be canceled without payment of any consideration.

Escrow of Merger Consideration (page 65)

Under the terms of the merger agreement and an escrow agreement which will be executed on the merger closing date, approximately 20% of the shares of ITC^DeltaCom otherwise payable to the principal NTC stockholders will be held in an escrow account until the second anniversary of the merger closing date. These shares will be used to pay any claims for indemnification by ITC^DeltaCom based on specified breaches of the merger agreement by NTC or the principal NTC stockholders. The escrow shares will be withheld from the ITC^DeltaCom shares issuable to each principal NTC stockholder pro rata based on such stockholder’s ownership of NTC common stock on an as-converted basis immediately prior to the effective time of the merger. The stockholders’ representative under the merger agreement will determine whether any of the escrow shares will be paid to ITC^DeltaCom to satisfy indemnification claims. After the second anniversary of the merger closing date, the principal NTC stockholders will receive all escrow shares that have not been returned to ITC^DeltaCom to satisfy indemnification claims or that have not been withheld until pending claims are resolved.

Conditions to Completion of the Merger (page 74)

The completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of conditions specified in the merger agreement. Non-waiveable conditions include ITC^DeltaCom stockholder approval of the NTC merger proposal at the special meeting, the absence of legal impediments, the receipt of regulatory and other approvals and completion of the FDN merger. Waiveable conditions include compliance with the merger agreement, the absence of a material adverse effect relating to NTC, NTC’s satisfaction of specified financial requirements, and the receipt of certifications, legal opinions and other customary closing documents. Neither ITC^DeltaCom nor NTC intends to resolicit stockholder approval of the merger or merger-related proposals if either company waives material conditions. Some of these conditions to completion of the merger are not within the control of ITC^DeltaCom or NTC.

Termination of the Merger Agreement (page 77)

The merger agreement may be terminated prior to completion of the merger upon the occurrence of any specified termination event, including by either ITC^DeltaCom or NTC, if the merger closing has not occurred by March 18, 2005.

Expenses (page 79)

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than any filing fees related to compliance with the federal antitrust laws or federal communications laws, which will be paid equally by NTC and ITC^DeltaCom, are to be paid by the party incurring such fees or expenses.

Proposed Merger of Florida Digital Network, Inc. With ITC^DeltaCom (page 94)

ITC^DeltaCom has entered into a separate merger agreement with Florida Digital Network, Inc., which is a privately held competitive carrier headquartered in Florida, to acquire FDN in an all-stock merger. Subject to closing conditions, ITC^DeltaCom will issue 31,300,000 million shares of its common stock to FDN stockholders in the merger. A separate proxy statement/prospectus which accompanies this proxy statement/prospectus to ITC^DeltaCom stockholders contains information about the FDN merger proposal, the charter amendment proposal and the stock incentive plan proposal which are being submitted for stockholder approval at the special meeting. ITC^DeltaCom stockholder approval of the FDN merger proposal and the charter amendment proposal, and ITC^DeltaCom’s completion of the FDN merger, are conditions to the completion of the NTC merger. If Welsh, Carson, Anderson & Stowe VIII and WCAS Capital Partners III, L.P. vote their ITC^DeltaCom common stock and Series B preferred stock in accordance with their voting agreement with FDN, approval of the FDN merger-related proposals is assured.

Ownership of ITC^DeltaCom Following the NTC and FDN Mergers

Based on the number of shares of ITC^DeltaCom common stock outstanding on the date of this proxy statement/prospectus and assuming that ITC^DeltaCom issues the maximum of 8,850,000 shares of ITC^DeltaCom common stock issuable in connection with the NTC merger, if the NTC and FDN mergers were completed on that date, NTC stockholders would own approximately         % of ITC^DeltaCom’s outstanding common stock immediately after the merger.

As of the date of this proxy statement/prospectus, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P. and some of their affiliates and associates, who are referred to as the “WCAS securityholders,” beneficially own ITC^DeltaCom common stock and Series B preferred stock representing approximately         % of the total votes represented by all ITC^DeltaCom common stock and preferred stock outstanding as of that date. The beneficial ownership of the total ITC^DeltaCom voting power by the WCAS securityholders will be reduced to approximately         % as a result of the NTC and FDN mergers.

Recommendation of ITC^DeltaCom’s Board of Directors; ITC^DeltaCom’s Reasons for the Merger (page 38)

ITC^DeltaCom’s board of directors believes that the merger with NTC is fair to, and in the best interests of, ITC^DeltaCom and ITC^DeltaCom’s stockholders. Accordingly, ITC^DeltaCom’s board of directors has unanimously approved the merger agreement and unanimously recommends that ITC^DeltaCom’s stockholders vote “FOR” approval of the issuance by ITC^DeltaCom of its common stock in connection with the merger pursuant to the merger agreement. In making this recommendation, ITC^DeltaCom’s board of directors considered the factors discussed under “The Merger–Background of the Merger” and “–Recommendation of ITC^DeltaCom’s Board of Directors; ITC^DeltaCom’s Reasons for the Merger.”

ITC^DeltaCom’s board of directors also has unanimously approved and adopted the NTC management employee retention plan described above and to be submitted for stockholder approval at the special meeting. ITC^DeltaCom’s board of directors unanimously recommends that ITC^DeltaCom stockholders vote “FOR” this proposal.

Opinion of Financial Advisor to ITC^DeltaCom (page 41)

On September 8, 2004, Miller Buckfire Lewis Ying & Co., LLC, or MBLY, delivered its oral opinion to ITC^DeltaCom’s board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBLY, the merger consideration to be paid to the holders of NTC capital stock under the NTC merger agreement was fair, from a financial point of view, to ITC^DeltaCom.

The opinion of MBLY is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken. MBLY’s opinion was directed to ITC^DeltaCom’s board of directors and addressed only the fairness, from a financial point of view, to ITC^DeltaCom of the merger consideration to be paid to holders of NTC capital stock. The opinion does not address any other aspect of the NTC merger or related transactions and does not constitute a recommendation to any ITC^DeltaCom stockholder as to how to vote at the special meeting.

ITC^DeltaCom has agreed to pay MBLY a transaction fee of $700,000 if the merger is completed.

Interests of NTC Directors, Executive Officers and Stockholders (page 48)

Some of NTC’s directors and executive officers and their affiliates have interests in the merger that are different from, or in addition to, those of NTC’s stockholders generally. In addition to their significant ownership of NTC’s preferred stock, the interests of NTC’s directors and executive officers include their appointment to positions as executive officers of ITC^DeltaCom, their right to receive cash bonus payments on the merger closing date and potential right to receive change of control severance payments as a result of the merger, their right to receive retention payments in ITC^DeltaCom common stock on the merger closing date, their affiliation with entities to which NTC will make note and lease payments after the merger, and their right to continued indemnification and insurance coverage by ITC^DeltaCom for acts or omissions occurring prior to the merger. In addition to their significant ownership of NTC’s preferred stock, the interests of the NTC stockholders affiliated with NTC’s directors include their corporate governance rights under the amended and restated governance agreement with ITC^DeltaCom which they will enter into at or prior to the merger closing, their right to indemnification under the merger agreement, and their right to have ITC^DeltaCom or NTC as the surviving corporation of the merger pay the legal and other expenses they will incur in connection with the merger agreement. The boards of directors of ITC^DeltaCom and NTC were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Interests of ITC^DeltaCom Stockholders (page 50)

The WCAS securityholders, who have significant rights and obligations under the existing governance agreement with ITC^DeltaCom, will enter into the amended and restated governance agreement with ITC^DeltaCom and other stockholders at or prior to the closing date of the FDN merger. The new agreement will modify some provisions and terminate other provisions of the existing agreement that relate to the corporate governance of ITC^DeltaCom and to restrictions on the disposition of ITC^DeltaCom’s securities held by the stockholder parties. In addition, if the FDN merger is completed, ITC^DeltaCom and the WCAS securityholders have agreed to terminate a funding obligation of some of the WCAS securityholders under the agreement pursuant to which ITC^DeltaCom acquired BTI Telecom Corp. in 2003. ITC^DeltaCom’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

U.S. Federal Income Tax Consequences (page 50)

ITC^DeltaCom and NTC have structured the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a general matter, therefore, receipt of shares of ITC^DeltaCom stock by NTC stockholders in exchange for their shares of NTC stock will not be taxable for U.S. federal income tax purposes. However, NTC stockholders will be taxed on any cash they receive instead of fractional shares of ITC^DeltaCom stock. Tax matters are very complicated, and the tax consequences of the merger to each NTC stockholder will depend on the facts of the NTC stockholder’s own situation. If you are an NTC stockholder, you are urged to read carefully the information regarding U.S. federal income tax consequences contained in this document, and to consult with your tax advisor regarding the tax consequences of the merger to you.

Accounting Treatment (page 52)

ITC^DeltaCom expects that the merger will be accounted for as a “purchase” in accordance with generally accepted accounting principles. NTC will be treated as the acquired corporation for these purposes and NTC’s assets, liabilities and other items will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of ITC^DeltaCom.

Clearance Under Federal Antitrust Laws (page 52)

In order to complete the merger, ITC^DeltaCom and NTC had to make filings with the Department of Justice and the Federal Trade Commission in compliance with federal antitrust law. Before the merger can occur, the applicable pre-merger waiting period under this law must expire or be terminated.

Telecommunications Regulatory Approvals (page 52)

As a condition to the merger, the Federal Communications Commission must approve the transfer of control of FCC authorizations held by NTC from NTC’s majority stockholders to ITC^DeltaCom. Once all required transfer applications are granted by passage of a specified time period or by the issuance of a public notice, the FCC permits the merger to be completed. The ITC^DeltaCom subsidiaries and NTC also have made filings with state telecommunications regulatory agencies in jurisdictions that require notice or approval of the merger.

Resale of Shares of ITC^DeltaCom Common Stock (page 53)

The offering, issuance and sale of shares of ITC^DeltaCom common stock to NTC stockholders in connection with the merger has been registered under the Securities Act. Such shares of ITC^DeltaCom common stock may be traded freely and without restriction by those NTC stockholders who are not deemed to be NTC “affiliates,” as that term is defined under the Securities Act, at the time the merger agreement was adopted by the written consent of NTC’s stockholders on September 10, 2004. Any subsequent transfer of ITC^DeltaCom common stock issued in connection with the merger by any NTC affiliate will require registration of the transfer under the Securities Act, compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances, or the availability of another exemption from registration.

Appraisal Rights of Dissenting NTC Stockholders (page 55)

If you are an NTC stockholder and object to the merger, the General Corporation Law of the State of Delaware, or DGCL, permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of NTC common stock and preferred stock determined by a court and paid to you in cash.

If you are an NTC stockholder who did not execute the written consent approving the merger and wish to dissent to the merger, you must deliver to ITC^DeltaCom, before                     , 2004, a written demand for

appraisal of your shares. The relevant provisions of the DGCL are technical in nature and complex. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you may wish to consult with legal counsel, because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights. A copy of Section 262 of the DGCL, which governs the appraisal process, is attached as Appendix C to this proxy statement/prospectus. For additional information concerning the appraisal rights of dissenting NTC stockholders, see “The Merger–Appraisal Rights of Dissenting NTC stockholders.”

Amended and Restated Governance Agreement (page 83)

At the effective time of the merger, the principal NTC stockholders will become parties to a governance agreement among ITC^DeltaCom, the WCAS securityholders, the principal FDN stockholders, Campbell B. Lanier, III, who is a director and stockholder of ITC^DeltaCom, and Larry F. Williams, who is a director, stockholder and Chairman and Chief Executive Officer of ITC^DeltaCom. This governance agreement will amend and restate as of the FDN merger closing date the existing governance agreement, dated as of October 6, 2003, among ITC^DeltaCom, the WCAS securityholders, Mr. Lanier and Mr. Williams. The new agreement will modify some provisions and terminate other provisions of the existing agreement that relate to the corporate governance of ITC^DeltaCom and to restrictions on the disposition of ITC^DeltaCom’s securities held by the stockholder parties.

Board of Directors of ITC^DeltaCom After the Merger (page 130)

Upon completion of the merger, ITC^DeltaCom’s board of directors will have 13 members and will consist of nine of the current 11 directors, three new directors designated for appointment upon completion of the FDN merger by the principal FDN stockholders and one new director designated for appointment upon completion of the NTC merger by the principal NTC stockholders. The prospective new directors who will serve as the initial designees of the principal FDN stockholders are Peter H.O. Claudy, Neil N. Sheth and John T. Siegel. The prospective new director who will serve as the initial designee of the principal NTC stockholders is Thomas E. Darden.

Executive Officers of ITC^DeltaCom After the Merger (page 131)

Immediately after completion of the merger, ITC^DeltaCom’s senior management will continue to include its current executive officers. In addition, Leo J. Cyr, who currently serves as NTC’s President and Chief Operating Officer, will become ITC^DeltaCom’s Chief Operating Officer. Upon completion of the FDN merger, Michael P. Gallagher, who currently serves as FDN’s Chief Executive Officer, will become ITC^DeltaCom’s President, Business Services and Kenneth J. Meister, who currently serves as FDN’s Chief Financial Officer, will become ITC^DeltaCom’s Executive Vice President, Corporate Development.

Differences in Stockholder Rights (page 136)

Each NTC stockholder who receives ITC^DeltaCom common stock in the merger will become a stockholder of ITC^DeltaCom. The rights of each such former NTC stockholder will continue to be governed by Delaware law, but also will be governed by ITC^DeltaCom’s certificate of incorporation and bylaws and the amended and restated governance agreement.

Risk Factors (page 22)

The matters set forth under the caption “Risk Factors” should be carefully considered by ITC^DeltaCom’s stockholders in deciding whether to approve the issuance of ITC^DeltaCom common stock in connection with the merger and by NTC’s stockholders in considering the consequences of an investment in ITC^DeltaCom common stock.

Selected Consolidated Financial Data of ITC^DeltaCom

The following tables set forth ITC^DeltaCom’s selected historical consolidated financial data. The selected historical statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the selected historical balance sheet data as of the end of such periods have been derived from the consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statement of operations data for the periods from January 1, 2002 to October 29, 2002 and October 30, 2002 to December 31, 2002 and the year ended December 31, 2003 and the selected historical balance sheet data as of October 29, 2002, December 31, 2002 and December 31, 2003 have been derived from the consolidated financial statements that have been audited by BDO Seidman, LLP, independent registered public accounting firm. The historical statement of operations and balance sheet data with respect to the year ended December 31, 2002 have been separated into these two periods as a result of ITC^DeltaCom’s adoption, under AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” of fresh start reporting on October 30, 2002, following its emergence from Chapter 11 bankruptcy reorganization proceedings on October 29, 2002. The financial results as of and for the periods ended October 29, 2002 and December 31, 2002 are not comparable in certain respects to the financial results for other periods. The selected historical consolidated statement of operations and balance sheet data as of and for the six months ended June 30, 2003 and 2004 are unaudited, but include, in the opinion of ITC^DeltaCom’s management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. The financial results as of and for the six months ended June 30, 2003 and 2004 are not necessarily indicative of results to be expected for the entire year or for any other period.

The results of operations of BTI Telecom Corp., or BTI, which was acquired by ITC^DeltaCom on October 6, 2003, are included in ITC^DeltaCom’s historical results from October 1, 2003.

The pro forma information presented in the following tables includes the operations of BTI, FDN and NTC as if BTI, FDN and NTC had been acquired at the beginning of the periods presented.

You should read the selected financial data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements, including the related notes, of ITC^DeltaCom appearing in ITC^DeltaCom’s reports filed with the SEC and incorporated by reference in this proxy statement/prospectus.

	Predecessor				Successor
	Year Ended December 31,			Period from January 1, 2002 to October 29,	Period from October 30, 2002 to December 31,	Year Ended December 31, 2003
	1999	2000	2001	2002	2002	Actual	Pro Forma
						(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:

Operating revenues	$244,844	$363,648	$415,339	$352,897	$65,569	$461,566	$809,569

Expenses:
Cost of services	118,721	155,000	186,121	164,920	30,021	230,844	400,283
Inventory write-down	—	—	1,663	—	—	—	—

Gross margin	126,123	208,648	227,555	187,977	35,548	230,722	409,286

Selling, operations and administration expense	96,854	151,050	188,712	136,472	27,108	173,954	345,347
Depreciation and amortization	53,810	86,519	118,938	105,696	9,002	63,393	99,554
Loss on early termination of credit facility and debt (a)	—	1,321	—	—	—	—	—
Merger-related expenses	—	—	—	—	—	2,141	9,461
Special charges (b)	—	—	74,437	223	—	—	—

Total expenses	269,385	393,890	569,871	407,311	66,131	470,332	454,362

Operating loss	(24,541)	(30,242)	(154,532)	(54,414)	(562)	(8,766)	(45,076)
Interest expense	(45,293)	(55,482)	(58,833)	(35,704)	(2,350)	(15,917)	(22,438)
Interest and other income (expense), net	14,949	14,337	1,434	60	216	344	2,005

Loss before reorganization items and income taxes	(54,885)	(71,387)	(211,931)	(90,058)	(2,696)	(24,339)	(65,509)
Reorganization items (c)	—	—	—	60,792	—	—	—
Income tax expense (benefit)	94	(512)	—	—	—	—	—

Net loss	(54,979)	(70,875)	(211,931)	(29,266)	(2,696)	(24,339)	(65,509)
Preferred stock dividends and accretion (d)	—	—	(3,713)	(4,210)	(514)	(3,912)	(6,578)

Net loss applicable to common stockholders	$(54,979)	$(70,875)	$(215,644)	$(33,476)	$(3,210)	$(28,251)	$(72,087)

Basic and diluted net loss per common share (c)	$(0.98)	$(1.16)	$(3.46)	$(0.54)	$(0.07)	$(0.61)	$(0.83)

Basic and diluted weighted average common shares outstanding (c)	56,370,269	60,928,387	62,292,085	62,364,768	44,750,000	46,551,648	86,936,123

Balance Sheet Data (at period end):
Cash and cash equivalents (unrestricted)	$248,431	$141,140	$41,043	$30,231	$30,554	$50,099
Working capital (deficit)	244,913	85,094	(6,741)	(5,860)	14,728	(6,835)
Total assets	807,598	1,048,526	878,332	754,243	553,520	745,053
Long-term liabilities	516,907	713,869	717,163	200,109	206,993	301,255
Liabilities subject to compromise (c)	—	—	—	538,147	—	—
Convertible redeemable preferred stock	—	—	57,833	63,691	24,525	55,007
Stockholders’ equity (deficit)	218,162	181,053	(21,930)	(139,209)	237,245	240,713

Other Financial Data:
Gross margin as a percentage of total operating revenues	52%	57%	55%	53%	54%	50%
Capital expenditures	165,540	309,831	161,965	29,784	4,916	45,156
Cash flows provided by (used in) operating activities	(5,334)	45,931	(10,524)	12,580	7,216	39,832
Cash flows used in investing activities	(149,995)	(305,208)	(154,798)	(29,780)	(4,916)	(51,881)
Cash flows (used in) provided by financing activities	219,593	151,986	65,225	6,388	(1,977)	31,594

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004	Pro Forma Six Months Ended June 30, 2004
	(unaudited)
Statement of Operations Data:
Operating revenues:	$201,557	$298,397	$398,268

Expenses:
Cost of services	98,545	146,583	187,206
Inventory write-down

Gross margin	103,012	151,814	211,062

Selling, operations and administration expense	74,728	111,982	161,362
Depreciation and amortization	29,000	42,122	52,726
Loss on early termination of credit facility and debt
Merger-related expenses		458	458

Total expenses	103,728	154,562	214,546

Operating income (loss)	(716)	(2,748)	(3,484)
Interest expense	(6,987)	(10,563)	(10,709)
Interest and other income (expense), net	199	(929)	(828)

Loss before reorganization items and income taxes	(7,504)	(14,240)	(15,021)
Reorganization items
Income tax expense (benefit)

Net loss	(7,504)	(14,240)	(15,021)
Preferred stock dividends and accretion (d)	(1,508)	(3,436)	(3,436)

Net loss applicable to common stockholders	$(9,012)	$(17,676)	$(18,457)

Basic and diluted net loss per common share (c)	$(0.20)	$(0.34)	$(0.21)

Basic and diluted weighted average common shares outstanding (c)	44,841,201	51,849,771	86,984,246

Balance Sheet Data (at period end):
Cash and cash equivalents (unrestricted)	$32,908	$28,350	$56,209
Working capital (deficit)	23,924	(8,356)	1,286
Total assets	545,256	699,391	901,346
Long-term liabilities	198,367	289,287	290,705
Convertible redeemable preferred stock	25,833	58,348	58,348
Stockholders’ equity (deficit)	228,927	223,973	383,541

Other Financial Data:
Gross margin as a percentage of total operating revenues	51.1%	50.9%
Capital expenditures	13,084	20,548
Cash flows provided by (used in) operating activities	20,313	15,964
Cash flows used in investing activities	(14,386)	(30,248)
Cash flows (used in) provided by financing activities	(3,573)	(7,447)

(a)	Amounts charged to income for the year ended December 31, 2000 related to losses on the early termination of credit facility and early termination of indebtedness have been reclassified in accordance with Statement of Financial Accounting Standards No. 145.

(b)	In 2002, ITC^DeltaCom recorded special charges consisting of a write-down of impaired property and equipment of $223,000. In 2001, ITC^DeltaCom recorded special charges consisting of a write-down of impaired property and equipment of $23.0 million and a write-down of goodwill and other intangible assets of $51.4 million.

(c)	On June 25, 2002, ITC^DeltaCom filed a voluntary petition for reorganization under Chapter 11 of the United States bankruptcy code. The plan was confirmed on October 17, 2002 and became effective on October 29, 2002. Accordingly, ITC^DeltaCom reclassified its then-outstanding senior notes and convertible subordinated notes, which were subject to compromise in the reorganization, as “liabilities subject to compromise” before the effective date. Expenses related to the reorganization, such as professional fees and administrative costs, are classified as “reorganization items.” On the reorganization effective date, all shares of old common stock were canceled and new shares of common stock were issued.

(d)	Represents the payment of accrued dividends on preferred stock at an annual rate of 8%. All such dividends on each series of preferred stock outstanding since October 29, 2002 have been paid in additional shares of such series of preferred stock, which are valued solely for purposes of such dividends at $100 per share.

Selected Consolidated Financial Data of NTC

The following tables set forth NTC’s selected historical consolidated financial data. The selected consolidated financial data as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from NTC’s audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended June 30, 2004 and 2003 are unaudited, but include, in the opinion of NTC’s management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. The results of NTC’s operations for the periods indicated are not necessarily indicative of results to be expected for any other period.

You should read the selected consolidated financial data set forth below together with “Information About NTC–Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements, including the related notes, of NTC appearing elsewhere in this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues	$5,611	$11,774	$19,455	$44,803	$57,719	$28,243	$32,114
Operating expenses:
Network costs	5,341	17,795	30,396	33,216	23,718	11,953	13,838
Selling, general and administrative	5,808	26,594	45,958	46,725	46,310	23,722	21,716
Impairment on long-lived assets	—	1,454	—	1,008	34,180	—	—
Depreciation and amortization	156	4,062	18,939	22,334	31,446	14,692	13,669
Operating lease penalty	—	—	—	—	1,280	1,280	—

Total operating expenses	11,306	49,904	96,292	103,284	136,934	51,647	49,223

Loss from operations	(5,695)	(38,130)	(75,837)	(58,481)	(79,215)	(23,404)	(17,109)
Other income/(expense):
Interest income	192	3,093	4,049	3,143	219	141	24
Interest expense	(57)	(3,022)	(6,049)	(619)	(47)	(218)	(51)
Gain on vendor settlement	—	—	39,506	—	—	—	—
(Loss) gain on disposal of assets and conversion of capital lease to operating lease	—	—	5	—	154	(1,055)	28
Loss on investments	—	—	—	—	(6)	—	—
Cumulative effect of a change in accounting Principle	(31)	—	—	—	—	—	—
Extraordinary loss from early extinguishment of debt	—	(1,408)	—	—	—	—	—
Other	5	(28)	—	23	16	13	2

Total other income/(expense)	139	(1,365)	37,510	2,548	(336)	(1,119)	3

Net loss	(5,587)	(39,495)	(38,327)	(55,933)	(78,879)	(24,523)	(17,106)
Redeemable preferred stock dividends and accretion of issuance costs	(631)	(4,735)	(6,492)	(27,488)	(34,558)	(16,705)	(19,085)

Net loss applicable to common stockholders	(6,218)	(44,231)	(44,819)	(83,421)	(113,437)	(41,228)	(36,191)

Net loss per share, basic and diluted	$(0.78)	$(5.27)	$4.78	$(8.89)	$(12.05)	$(4.38)	$(3.84)

Weight average number of shares outstanding, basic and diluted	8,000	8,400	9,374	9,389	9,416	9,416	9,416

Balance Sheet Data (at period end):
Cash and cash equivalents	$3,500	$83,858	$31,577	$28,723	$10,503	$17,172	$5,924
Accounts receivable, net	1,514	2,364	4,651	8,924	5,487	5,958	5,228
Receivable from vendor	—	—	47,523	—	—	—	—
Property and equipment, net	8,290	145,050	134,351	124,958	61,964	108,464	49,500
Total assets	14,348	250,125	219,501	163,375	79,213	132,567	61,392
Long-term payables for construction in progress	4,173	2,062	—	—	—	—	—
Long-term debt, including current portion	11,280	73,798	706	508	440	373	268
Termination penalty note payable, including current portion	—	—	—	—	1,276	1,279	1,254
Long-term capital lease, including current portion	—	4,430	4,372	4,285	—	—	—
Redeemable preferred stock	11,280	191,887	198,218	225,707	260,265	242,412	279,349
Accumulated deficit	(7,036)	(51,267)	(96,086)	(179,508)	(292,944)	(222,056)	(329,471)
Stockholders’ (deficit)/equity	(5,034)	(43,681)	2,200	(81,179)	(194,591)	(123,694)	(231,106)

Comparative Per Share Data

The following table summarizes per share information for the ITC^DeltaCom common stock on a historical basis and a pro forma basis and for the NTC common stock on a historical basis and an equivalent pro forma basis as of and for the year ended December 31, 2003 and as of and for the six months ended June 30, 2004. The earnings per share data were calculated using income (loss) from continuing operations. The pro forma earnings per share amounts do not include any adjustments to reflect potential expense reductions or revenue enhancements that may result from the FDN and NTC mergers. The pro forma data do not necessarily indicate the results of future operations or the actual results that would have occurred if the mergers had been completed at the beginning of the periods presented. The pro forma financial data have been included in accordance with the rules of the SEC and are provided for comparative purposes only. Basic earnings per share are based on the weighted average number of common shares outstanding. Diluted earnings per share are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all dilutive stock options and conversion of preferred stock, subject to anti-dilution limitations.

The ITC^DeltaCom pro forma earnings per share data include the adjusted operations of NTC and FDN for the year ended December 31, 2003 and the six months ended June 30, 2004 and adjustments attributable to the acquisition of BTI Telecom Corp. by ITC^DeltaCom and the issuance by ITC^DeltaCom of its Series B preferred stock, as if the mergers, the BTI acquisition and the Series B preferred stock issuance all had occurred on January 1, 2003. The ITC^DeltaCom “book value per share at period end” data give effect to the mergers with NTC and FDN as if those mergers had occurred at the end of the applicable periods.

Based on the estimated fair value of $4.57 per share of ITC^DeltaCom common stock and the sum of the aggregate liquidation and sale preferences of the NTC preferred stock as of September 30, 2004, the NTC common stockholders would not be entitled to receive any merger consideration. As a result, the following table does not include NTC “equivalent” pro forma amounts. Based on the sum of the aggregate liquidation and sale preferences of the NTC preferred stock as of September 30, 2004, the price per share of ITC^DeltaCom common stock would have to exceed at least $47.34 per share before the holders of NTC common stock would receive any merger consideration, assuming there is no adjustment to the number of shares of ITC^DeltaCom common stock issuable in the merger as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

	As of and for the Year Ended December 31, 2003	As of and for the Six Months Ended June 30, 2004
	(unaudited)
ITC^DeltaCom Common Stock:
Loss attributable to shares of common stock:
Basic earnings per share:
Historical	$(0.61)	$(0.34)
Pro forma for the NTC and FDN mergers	$(0.83)	$(0.21)
Diluted earnings per share:
Historical	$(0.61)	$(0.34)
Pro forma for the NTC and FDN mergers	$(0.83)	$(0.21)
Book value per share at period end:
Historical	$5.17	$4.32
Pro forma for the NTC and FDN mergers	$4.60	$4.42
NTC Common Stock:
Loss attributable to shares of common stock:
Basic earnings per share:
Historical	$(12.05)	$(3.84)
Diluted earnings per share:
Historical	$(12.05)	$(3.84)
Book value per share at period end:
Historical	$(20.67)	$(24.52)

Market Price of and Dividends on ITC^DeltaCom and NTC Common Stock

ITC^DeltaCom

Market for Common Stock.  ITC^DeltaCom completed a plan of reorganization on October 29, 2002 under Chapter 11 of the United States bankruptcy code. Following the reorganization, the ITC^DeltaCom common stock was quoted on the OTC Bulletin Board from November 5, 2002 through December 23, 2003, when the ITC^DeltaCom common stock was listed and began trading on the Nasdaq SmallCap Market. Since March 5, 2004, the ITC^DeltaCom common stock has been listed on the Nasdaq National Market and has traded under the symbol “ITCD.”

The following table sets forth the high and low sale prices of the ITC^DeltaCom common stock from November 5, 2002 through                     , 2004:

2002	High	Low
Fourth Quarter (from November 5, 2002)	$3.00	$2.05

2003	High	Low
First Quarter	$2.40	$1.35
Second Quarter	3.05	1.50
Third Quarter	5.85	2.85
Fourth Quarter	6.22	3.85

2004	High	Low
First Quarter	$7.63	$5.90
Second Quarter	6.88	4.08
Third Quarter	5.84	4.05
Fourth Quarter (through , 2004)

On September 7, 2004, which was the last trading day before the public announcement of ITC^DeltaCom’s proposed mergers with NTC and FDN, the closing sale price of the ITC^DeltaCom common stock as reported by the Nasdaq National Market was $4.40 per share. On                     , 2004, which was the last trading day before the date of this proxy statement/prospectus, the closing sale price of the ITC^DeltaCom common stock as reported by the Nasdaq National Market was $             per share.

As of                     , 2004, which is the record date for the special meeting, ITC^DeltaCom had              holders of record of its common stock.

Dividend Policy.  ITC^DeltaCom has not declared or paid any cash dividends on its common stock and does not anticipate that it will pay cash dividends on its common stock in the foreseeable future. Future declaration and payment of dividends, if any, on ITC^DeltaCom’s common stock, Series A preferred stock or Series B preferred stock will be determined in light of factors deemed relevant by ITC^DeltaCom’s board of directors, including ITC^DeltaCom’s earnings, operations, capital requirements and financial condition and restrictions in its financing agreements. ITC^DeltaCom’s credit facilities and principal capital lease facilities limit its ability to pay cash dividends on its capital stock by prohibiting its operating subsidiaries from distributing funds to ITC^DeltaCom, Inc. for this purpose.

NTC

Market for Common Stock.  There is no established public trading market for the NTC common stock.

As of September 30, 2004, NTC had 110 holders of record of its common stock, 68 holders of record of its Series A preferred stock, 68 holders of record of its Series B preferred stock, 21 holders of record of its Series C preferred stock, 46 holders of record of its Series D preferred stock, one holder of record of its Series E preferred stock and 25 holders of record of its Series F preferred stock.

Dividend Policy.  NTC has never declared or paid any cash dividends on its common stock or any series of its preferred stock and does not anticipate that it will pay cash dividends on its common stock in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors together with all of the other information contained or incorporated by reference in this proxy statement/prospectus.

Risks Relating to the Merger

ITC^DeltaCom may fail to realize the anticipated benefits of its mergers with FDN and NTC.

ITC^DeltaCom’s future success will depend in significant part on its ability to realize the cost savings, operating efficiencies and new revenue opportunities it expects to result from the integration of the ITC^DeltaCom, FDN and NTC businesses. ITC^DeltaCom’s operating results and financial condition will be adversely affected if ITC^DeltaCom is unable to integrate successfully the operations of ITC^DeltaCom, FDN and NTC, fails to achieve or achieve on a timely basis such cost savings, operating efficiencies and new revenue opportunities, or incurs unforeseen costs and expenses or experiences unexpected operating difficulties that offset anticipated cost savings. In particular, the integration of FDN and NTC may involve, among other items, integration of sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance, network infrastructure and other systems and operating hardware and software, some of which may be incompatible with ITC^DeltaCom’s existing systems and therefore may need to be replaced. The integration of FDN and NTC may place significant strain on ITC^DeltaCom’s management, financial and other resources.

The cost savings estimates anticipated to result from the mergers with FDN and NTC as set forth in this proxy statement/prospectus do not include non-recurring adjustments that ITC^DeltaCom will record in connection with the mergers. In addition, the estimates are based upon ITC^DeltaCom’s assumptions concerning a number of factors, including operating efficiencies, the consolidation of functions, and the integration of operations, systems, marketing methods and procedures. These assumptions are uncertain and are subject to significant business, economic and competitive conditions that are difficult to predict and often beyond the control of ITC^DeltaCom’s management.

The expected transaction costs of the merger will be substantial.

ITC^DeltaCom estimates that it will incur at least $1.4 million of direct transaction costs associated with the merger, which will reduce funds for operations. These direct transaction costs, which will consist primarily of financial advisory, legal and accounting fees, will be capitalized as a part of “purchase” accounting for the merger. The foregoing amount of these direct transaction costs is a preliminary estimate only, and ITC^DeltaCom may actually incur costs substantially in excess of this estimate.

Because the maximum number of ITC^DeltaCom shares issuable in the merger is fixed, a decline in the market value of ITC^DeltaCom’s common stock before the merger closing will reduce the value of the merger consideration payable to NTC’s stockholders.

The maximum number of shares of ITC^DeltaCom common stock that will be exchanged in the merger for shares of NTC capital stock is fixed and will not be subject to increase based on changes in the market value of ITC^DeltaCom’s common stock before the merger closing. If the market value of ITC^DeltaCom’s common stock declines before the merger closing, the value of the merger consideration payable to NTC’s stockholders will be reduced. The market price of ITC^DeltaCom’s common stock at the effective time of the merger can be expected to vary from the market price as of September 7, 2004, the last full trading day prior to public announcement of the execution of the merger agreement, and from the market price as of the date of this proxy statement/prospectus, because of changes in the business, operations or prospects of ITC^DeltaCom or the combined company, market assessments of the likelihood that the merger will be completed and the timing thereof, general market and economic conditions, and other factors. NTC will not have the right to terminate the merger agreement if ITC^DeltaCom’s stock price declines.

The principal NTC stockholders may receive a reduced amount of ITC^DeltaCom common stock in the merger if they are required to make indemnification payments to ITC^DeltaCom and its affiliates.

Of the ITC^DeltaCom shares issuable in the merger, approximately 20% of the shares payable to the NTC stockholders who signed the merger agreement will be held in an escrow account until the second anniversary of the merger closing date and used to pay any claims for indemnification by ITC^DeltaCom or its affiliates based on specified breaches of the merger agreement by NTC or such NTC stockholders. If any payment of escrow shares is made to satisfy such claims, such NTC stockholders would realize less value in the merger from their investment in NTC. The payment of such claims could deplete all of the merger consideration in the escrow account which would otherwise be returned to such NTC stockholders after termination of the escrow account.

Some of NTC’s directors and executive officers and their affiliates have special interests with respect to the merger that may have influenced them to support or approve the merger.

Some of NTC’s directors and executive officers and their affiliates have interests in the merger that are different from, or in addition to, those of NTC’s stockholders generally. These interests could have made such directors, executive officers and affiliates more likely to support the merger and, in the case of the affiliates that executed the written consent of stockholders adopting the merger agreement, to approve the merger agreement than if they did not have such interests. In addition to their significant ownership of NTC’s preferred stock, the interests of NTC’s directors and executive officers include their appointment to positions as executive officers of ITC^DeltaCom, their right to receive cash bonus payments on the merger closing date and potential right to receive change of control severance payments as a result of the merger, their right to receive retention payments in ITC^DeltaCom common stock on the merger closing date, their affiliation with entities to which NTC will make note and lease payments after the merger, and their right to continued indemnification and insurance coverage by ITC^DeltaCom for acts or omissions occurring prior to the merger. In addition to their significant ownership of NTC’s preferred stock, the interests of the NTC stockholders affiliated with NTC’s directors include their corporate governance rights under the amended and restated governance agreement with ITC^DeltaCom which they will enter into at or prior to the merger closing, their right to indemnification under the merger agreement, and their right to have ITC^DeltaCom or NTC as the surviving corporation of the merger pay the legal and other expenses they will incur in connection with the merger agreement.

Failure to complete the merger could negatively affect ITC^DeltaCom and NTC.

If the merger is not completed for any reason, ITC^DeltaCom and NTC may be subject to a number of material risks, including the following:

•	NTC may not be able to continue in business as a going concern;

•	the two companies will not realize the benefits expected from becoming part of a combined company, including a potentially enhanced competitive and financial position;

•	the price of ITC^DeltaCom’s common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed;

•	current and prospective employees of the two companies may experience uncertainty about their future roles with the companies, which may adversely affect the ability of ITC^DeltaCom and NTC to attract and retain key management, marketing and technical personnel; and

•	some costs related to the merger, such as legal, accounting and some financial advisory fees, must be paid even if the merger is not completed.

Risks Relating to Ownership of ITC^DeltaCom Common Stock

The WCAS securityholders will be able to exercise significant influence over ITC^DeltaCom’s major corporate decisions after the merger.

Upon completion of the FDN and NTC mergers, the WCAS securityholders will beneficially own ITC^DeltaCom capital stock representing approximately             % of the ITC^DeltaCom voting power and will have the right to designate four members to a 13-member board of directors of ITC^DeltaCom. As a result, holders of ITC^DeltaCom common stock after the merger will be subject to the following risks:

•	the WCAS securityholders will have the ability through their ownership of ITC^DeltaCom voting securities to exercise significant influence over the election of directors;

•	the WCAS securityholders will have the ability through their ownership of ITC^DeltaCom voting securities and their representation on the board of directors to exercise significant influence over other major decisions involving ITC^DeltaCom or its assets; and

•	the WCAS securityholders may have interests that differ from those of ITC^DeltaCom’s other stockholders, including as a result of significant investments by the WCAS securityholders and their affiliates in other telecommunications companies.

The holders of ITC^DeltaCom’s preferred stock have significant rights and preferences over the holders of the common stock.

The holders of ITC^DeltaCom’s Series A preferred stock and Series B preferred stock are entitled to receive cumulative dividends out of funds legally available for the payment of dividends. The payment of these preferred dividends will take priority over any payment of dividends on the common stock.

The holders of the preferred stock will have a claim against ITC^DeltaCom’s assets senior to the claim of the holders of the common stock in the event of ITC^DeltaCom’s liquidation, dissolution or winding-up. The aggregate amount of that senior claim is approximately $72.8 million as of October 1, 2004 and will increase thereafter as the preferred stock accrues dividends and if ITC^DeltaCom issues additional shares of preferred stock as payment-in-kind dividends or as indemnification payments under ITC^DeltaCom’s merger agreement with the WCAS securityholders pursuant to which ITC^DeltaCom acquired BTI Telecom Corp. in 2003.

The holders of ITC^DeltaCom’s preferred stock have other rights and preferences, including the right after the merger:

•	in the case of the holders of the Series B preferred stock, to convert their preferred stock into an increased number of shares of common stock as a result of antidilution adjustments;

•	to vote together with the holders of the common stock on an as-converted basis on all matters other than the election of directors;

•	in the case of the holders of the Series B preferred stock, to designate representatives to be appointed to ITC^DeltaCom’s board of directors and, voting together as a single class, to elect up to two directors; and

•	to consent to the creation and issuance of capital stock with rights equal to or superior to those of the Series A preferred stock or Series B preferred stock.

The interest in ITC^DeltaCom held by owners of the common stock after the merger will be subject to significant dilution from the preferred stock and warrants.

Holders of ITC^DeltaCom’s preferred stock and warrants are entitled to acquire a substantial percentage of ITC^DeltaCom common stock upon conversion or exercise of those securities. The amount of their future ownership of the common stock, and the related dilution to holders of the common stock, will depend on a number of factors, including the following:

•	The occurrence of antidilution adjustments to the conversion and exercise prices. Subject to limited exceptions, until October 6, 2005, the conversion price of the Series B preferred stock and the exercise price of warrants currently exercisable for 3,000,000 shares of ITC^DeltaCom common stock will be reduced each time, if any, that ITC^DeltaCom issues common stock, or options, warrants or other rights to acquire common stock, in capital-raising transactions or other transactions at a price per share of common stock which is less than the conversion or exercise price then in effect. A reduction in the applicable conversion or exercise price will increase the number of shares of common stock issuable upon conversion of the Series B preferred stock and exercise of such warrants. As of September 30, 2004, the conversion price of the Series B preferred stock is $3.00 per share of common stock and the exercise price of such warrants is $8.50 per share of common stock.

•	The period for which the preferred stock and warrants remain outstanding. The Series A preferred stock and Series B preferred stock are convertible in whole or in part into common stock at any time shares of such series of preferred stock are outstanding. ITC^DeltaCom is not required to redeem any preferred stock until October 29, 2012 and, except in limited circumstances, does not have the right to redeem any Series A preferred stock until October 29, 2005 or any Series B preferred stock until October 6, 2006. Each warrant is exercisable for common stock in whole or in part at any time through October 29, 2007, in the case of warrants currently exercisable for 1,020,000 shares of ITC^DeltaCom common stock, and through October 6, 2010, in the case of warrants currently exercisable for 3,000,000 shares of ITC^DeltaCom common stock.

•	The issuance of additional shares of preferred stock. ITC^DeltaCom has the right under the merger agreement for its acquisition of BTI Telecom Corp. to issue up to 150,000 additional shares of Series B preferred stock to the WCAS securityholders to satisfy indemnification obligations. In addition, ITC^DeltaCom has the option to pay dividends on the preferred stock either in cash or in additional shares of preferred stock valued at $100 per share solely for purpose of computing the dividend amount. If ITC^DeltaCom continues to pay dividends in additional shares of preferred stock, such payment-in-kind dividends shares also will be entitled to dividends, including any dividends paid in additional shares of preferred stock, and will be convertible into common stock at the same conversion price as the preferred stock with respect to which they were paid.

ITC^DeltaCom does not anticipate that it will pay cash dividends on its common stock.

ITC^DeltaCom has never paid cash dividends on its common stock and does not anticipate that it will pay cash dividends on its common stock in the foreseeable future. ITC^DeltaCom’s credit facilities and principal capital lease facilities limit ITC^DeltaCom’s ability to pay cash dividends on its common stock by prohibiting its operating subsidiaries from distributing funds to ITC^DeltaCom, Inc. for this purpose.

Future sales of ITC^DeltaCom’s common stock, preferred stock and warrants in the public market could lower the price of ITC^DeltaCom’s common stock and impair ITC^DeltaCom’s ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of ITC^DeltaCom’s common stock or preferred stock or ITC^DeltaCom’s warrants in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of ITC^DeltaCom’s common stock and could make it more difficult for ITC^DeltaCom to raise funds through a public offering of its equity securities. ITC^DeltaCom has agreed to register with the SEC for public sale all of the ITC^DeltaCom common stock held by the principal FDN stockholders immediately following the FDN merger closing and acquired by them thereafter. ITC^DeltaCom also has agreed to register with the SEC for public resale all of the ITC^DeltaCom securities held by the WCAS securityholders and all shares of the Series A preferred stock, all warrants and all shares of common stock issued in connection with the private offering of the Series A preferred stock in October 2002, and all additional shares of common stock issuable upon conversion of such preferred stock or upon exercise of such warrants. As of the NTC merger closing date, after giving effect to the securities issuances to occur in connection with the FDN merger, over              million shares of ITC^DeltaCom’s common stock, measured on a fully diluted basis, which will constitute over             % of all shares of common stock measured on such a basis, will be entitled to these registration rights.

NTC stockholders may have limited ability to recover against ITC^DeltaCom’s former independent auditors on some claims that could arise in connection with their acquisition of ITC^DeltaCom common stock in the merger.

After reasonable efforts, ITC^DeltaCom has been unable to obtain the consent of Arthur Andersen LLP, ITC^DeltaCom’s former independent auditors, to the incorporation by reference in this proxy statement/prospectus of Arthur Andersen’s report dated February 15, 2002 with respect to ITC^DeltaCom’s audited consolidated financial statements as of December 31, 2001 and for the year ended December 31, 2001. Under these circumstances, applicable SEC rules permit ITC^DeltaCom to file this proxy statement/ prospectus without a written consent from Arthur Andersen. The absence of such a consent may limit recovery by NTC stockholders on some claims. For example, NTC stockholders will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements material fact contained, or any omissions to state a material fact required to be stated, in the incorporated audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen’s provision of auditing and other services to ITC^DeltaCom, may be limited as a practical matter due to the events involving Arthur Andersen.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward-looking statements, including statements as to the expected date of the closing of the merger, future financial and operating results, benefits and synergies of transactions in which ITC^DeltaCom has engaged or proposed to engage, tax treatment of the merger, future opportunities and other effects, results or aspects of the merger, ITC^DeltaCom’s expected financial condition and liquidity, revenues, cash flow and other operating results, cost savings, operational efficiencies and other potential benefits of its combination with NTC, business strategy and other planned events and expectations. Forward-looking statements often include words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “may,” “estimate,” “intend,” “plan,” “project,” “outlook,” “seek” or similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of ITC^DeltaCom and NTC. These risks and uncertainties are difficult to predict and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors which could cause actual results to differ from expectations include those discussed under “Risk Factors.” The results of operations of ITC^DeltaCom and NTC may be adversely affected by one or more of these factors. These factors do not include all factors which might affect the business and financial condition of the two companies. ITC^DeltaCom cautions you not to place undue reliance on these forward-looking statements, which reflect the view of the managements of ITC^DeltaCom and NTC only as of the date of this proxy statement/prospectus. ITC^DeltaCom does not intend, and undertakes no obligation, to update any forward-looking statement, except to the extent required by law.

THE ITC^DELTACOM SPECIAL MEETING

This proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to holders of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock in connection with the solicitation of proxies by the ITC^DeltaCom board of directors for use at a special meeting of ITC^DeltaCom stockholders to be held on                     , 2004, at          a.m., local time, at ITC^DeltaCom’s corporate headquarters located at 1791 O.G. Skinner Drive, West Point, Georgia, or at any adjournment or postponement of that meeting.

This proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to ITC^DeltaCom stockholders on or about             , 2004.

Matters to be Considered

At the special meeting, stockholders of record of ITC^DeltaCom as of the close of business on             , 2004 will be asked to take the following actions:

1.	to consider and vote upon a proposal, which we refer to as the “FDN merger proposal,” to approve the issuance of ITC^DeltaCom common stock pursuant to an Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., Florida Digital Network, Inc., Boatramp Co. and the named stockholders of FDN;

2.	to consider and vote upon a proposal, which we refer to as the “charter amendment proposal,” to approve an amendment to ITC^DeltaCom’s certificate of incorporation to increase the maximum number of directors constituting the entire ITC^DeltaCom board of directors to 17 directors;

3.	to consider and vote upon a proposal, which we refer to as the “stock incentive plan proposal,” to approve an amendment to the Amended and Restated ITC^DeltaCom, Inc. Stock Incentive Plan to increase the number of shares of ITC^DeltaCom common stock authorized for issuance under the plan from 7,300,000 shares to 11,300,000 shares;

4.	to consider and vote upon a proposal, which we refer to as the “NTC merger proposal,” to approve the issuance of ITC^DeltaCom common stock pursuant to an Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., NT Corporation, Starlight Florida Co. and the named stockholders of NTC;

5.	to consider and vote upon a proposal, which we refer to as the “retention plan proposal,” to approve the NT Corporation 2004 Management Employee Retention Plan, which will be assumed by ITC^DeltaCom in its proposed merger with NTC; and

6.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Because ITC^DeltaCom’s wholly owned subsidiaries, rather than ITC^DeltaCom, will merge with FDN and NTC, ITC^DeltaCom’s stockholders are not required under Delaware law, and are not being asked by ITC^DeltaCom, to adopt either merger agreement or to approve either merger. ITC^DeltaCom is asking stockholders to approve each of the foregoing proposals, other than the charter amendment proposal, in accordance with the shareholder approval requirements of the Nasdaq Stock Market, on which ITC^DeltaCom’s common stock is listed. These Nasdaq Marketplace Rules include the following:

•	NASD Rule 4350(i)(1)(C), which is applicable to the FDN merger proposal and the NTC merger proposal and which requires shareholder approval prior to the issuance by ITC^DeltaCom of its securities in connection with the acquisition of stock of another company if the number of shares of ITC^DeltaCom common stock to be issued is or will be equal to or in excess of 20% of the number of shares of ITC^DeltaCom common stock outstanding before the issuance; and

•	NASD Rule 4350(i)(1)(A), which is applicable to the stock incentive plan proposal and the retention plan proposal and which generally requires shareholder approval of any stock option or purchase plan or other equity compensation arrangement pursuant to which stock options or capital stock may be acquired by officers, directors, employees or consultants of ITC^DeltaCom, and of any material amendment to any such plan or arrangement.

Approval of the NTC merger proposal will constitute stockholder approval of any issuance by ITC^DeltaCom, at its election, of shares of its common stock pursuant to the merger agreement in payment of any claim for indemnification made against ITC^DeltaCom by the principal NTC stockholders under the merger agreement, as described under “Terms of the Merger Agreement–Indemnification.”

Approval of both the NTC merger proposal and the retention plan proposal is a condition to the obligations of ITC^DeltaCom and NTC to complete the NTC merger. If the retention plan proposal is approved by stockholders, the retention plan will be assumed by ITC^DeltaCom in the NTC merger. The prior completion of the FDN merger is a condition to the obligations of ITC^DeltaCom and NTC to complete the NTC merger.

Approval of the FDN merger proposal and the charter amendment proposal is a condition to the obligations of ITC^DeltaCom and FDN to complete the FDN merger.

If stockholders approve the stock incentive plan proposal, the proposed amendment to the stock incentive plan will become effective only upon completion of the FDN merger.

Recommendation of Board of Directors

ITC^DeltaCom’s board of directors has unanimously approved the NTC merger agreement and determined that the proposed merger with NTC is fair to, and in the best interests of, ITC^DeltaCom and its stockholders. The board of directors unanimously recommends that ITC^DeltaCom stockholders vote “FOR” each of the two proposals presented in this proxy statement/prospectus.

Record Date and Voting Rights

Record Date.  The ITC^DeltaCom board of directors has fixed             , 2004 as the record date for determining the ITC^DeltaCom stockholders who are entitled to notice of, and to vote, at the special meeting. Only holders of record of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

As of             , 2004,              shares of ITC^DeltaCom common stock,              shares of ITC^DeltaCom Series A preferred stock and              shares of ITC^DeltaCom Series B preferred stock were outstanding.

Voting Rights.  Each holder of ITC^DeltaCom common stock is entitled to one vote at the special meeting for each share held by such stockholder as of the record date, which represented a total of              votes entitled to vote at the special meeting.

Holders of the ITC^DeltaCom Series A preferred stock and Series B preferred stock are entitled to vote on an “as-converted” basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the ITC^DeltaCom common stock, other than the election of directors. Accordingly, the holders of the ITC^DeltaCom Series A preferred stock and Series B preferred stock are entitled to vote on such an as-converted basis at the special meeting on each proposal scheduled for consideration at the special meeting. Holders of the ITC^DeltaCom Series A preferred stock and Series B preferred stock are entitled to cast a number of votes equal to the number of shares of ITC^DeltaCom common stock into which each such series of preferred stock was convertible as of the record date for the special meeting. Each holder of any of the              shares of ITC^DeltaCom Series A preferred stock outstanding as of the record date is entitled to cast              votes at the special meeting for each such share held by the stockholder and each holder of any of the              shares of ITC^DeltaCom Series B preferred stock outstanding as of the record date is entitled to cast              votes at the special meeting for each such share held by the stockholder. As of the record date, holders of the ITC^DeltaCom Series A preferred stock and Series B preferred were entitled to cast a total of approximately              votes and              votes, respectively, at the special meeting.

Quorum.  The holders of outstanding shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock representing a majority of the total votes entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum at the special meeting. Votes cast in person or by proxy at the special meeting will be tabulated by the inspector of election appointed for the special meeting, who will determine whether a quorum is present. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting.

Broker Non-Votes.  Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on other matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Voting and Revocability of Proxies

Voting.  The proxy accompanying this proxy statement/prospectus is solicited on behalf of ITC^DeltaCom’s board of directors for use at the special meeting with respect to a vote on the NTC merger proposal and the retention plan proposal. ITC^DeltaCom has provided separate proxy cards with respect to these proposals for holders of the common stock, Series A preferred stock and Series B preferred stock, respectively. Stockholders also may vote their shares with respect to these proposals through the Internet or by telephone by following the instructions provided on the enclosed proxy cards. ITC^DeltaCom’s board of directors is soliciting proxies for use at the special meeting with respect to the FDN merger proposal, the charter amendment proposal and the stock incentive plan proposal pursuant to a separate proxy statement/prospectus which accompanies this proxy statement/prospectus to ITC^DeltaCom stockholders.

ITC^DeltaCom stockholders are requested to complete, date and sign the applicable proxy card and promptly return it in the accompanying envelope. Shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the special meeting with respect to the NTC merger proposal and the retention plan proposal according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted “FOR” approval of each of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The board of directors is not aware of any other matters that are likely to be brought before the special meeting. If any other matter is properly presented at the special meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

Revocability of Proxies.  A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the special meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to ITC^DeltaCom’s Secretary, by subsequently filing another proxy bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of the enclosed proxies should be addressed to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

Attention: Secretary.

Vote Required

NTC Merger Proposal (Proposal 4).  Assuming a quorum is present at the special meeting, the NTC merger proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the total votes represented by the shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Votes may be cast for, against or as abstentions with respect to the NTC merger proposal. Abstentions with respect to the NTC merger proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect whether the NTC merger proposal is adopted.

Retention Plan Proposal (Proposal 5).  Assuming a quorum is present at the special meeting, the retention plan proposal will be approved upon receipt of the affirmative vote of the holders of a majority of the total votes represented by the shares of ITC^DeltaCom common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Votes may be cast for, against or as abstentions with respect to the retention plan proposal. Abstentions with respect to the retention plan proposal will have the same effect as a vote against the proposal. Broker non-votes will not affect whether the retention plan proposal is approved.

Approval of the NTC merger proposal and the retention plan proposal is required under the Nasdaq Marketplace Rules. As a result, approval of each such proposal must satisfy the voting requirements of these rules as well as the requirements of Delaware law summarized above. Under the Nasdaq Marketplace Rules, approval of the FDN merger proposal and the retention plan proposal requires an affirmative “majority of the votes cast.” The Nasdaq Stock Market does not count abstentions or broker non-votes as “votes cast.” Accordingly, for purposes of the Nasdaq Marketplace Rules, abstentions and broker non-votes will not affect whether the FDN merger proposal and the retention plan proposal are approved.

Under a voting agreement with NTC, Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. have agreed to vote at the special meeting all of the ITC^DeltaCom voting securities which such holders have the right to vote in favor of the NTC merger proposal and the retention plan proposal. These two stockholders collectively beneficially own ITC^DeltaCom common stock and Series B preferred stock representing approximately         % of the total votes represented by all ITC^DeltaCom common stock and preferred stock as of the record date for the special meeting. Each of these stockholders also has agreed to give the persons named in the accompanying proxy an irrevocable proxy authorizing such persons to vote the stockholder’s shares in favor of the NTC merger proposal and the retention plan proposal. If these stockholders vote their ITC^DeltaCom common stock and Series B preferred stock in accordance with the voting agreement, ITC^DeltaCom stockholder approval of these proposals is assured. See “Terms of Other Agreements–WCAS Voting Agreement” for more information about this voting agreement. The foregoing ITC^DeltaCom stockholders also have entered into a substantially identical voting agreement with FDN pursuant to which they have agreed to vote in favor of the issuance of ITC^DeltaCom common stock in connection with the FDN merger and approval of the amendment to ITC^DeltaCom’s certificate of incorporation described above.

Solicitation of Proxies

ITC^DeltaCom will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the ITC^DeltaCom and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. ITC^DeltaCom also expects to make arrangements with brokerage firms, banks, custodians and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. ITC^DeltaCom will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the special meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at ITC^DeltaCom’s offices at 1791 O.G. Skinner Drive, West Point, Georgia 31833, and at the time and place of the meeting during the whole time of the meeting.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated in this document by reference.

General

Under the terms of the merger agreement, at the effective time of the merger, a wholly owned subsidiary of ITC^DeltaCom will be merged with and into NTC. NTC will be the surviving corporation of the merger and will become a wholly owned subsidiary of ITC^DeltaCom upon completion of the merger.

At the effective time of the merger, the outstanding shares of NTC preferred stock and NTC common stock will be converted into the right to receive a total of up to 8,850,000 shares of ITC^DeltaCom common stock, minus the number of shares of ITC^DeltaCom common stock payable upon completion of the merger to participants in the NTC management employee retention plan which ITC^DeltaCom will assume in the merger. Each share of each of NTC’s six series of preferred stock and each share of NTC common stock will be converted into the right to receive ITC^DeltaCom common stock based on exchange ratios for the NTC common stock and each series of NTC preferred stock which will be determined at the time of the merger as described under “Terms of the Merger Agreement–Merger Consideration.” Based on the trading prices of the ITC^DeltaCom common stock, it is anticipated that holders of NTC common stock will not receive any ITC^DeltaCom common stock in the merger. ITC^DeltaCom will pay NTC stockholders cash instead of any fractional share of common stock to which they are entitled at a price based on the volume-weighted average trading price of the common stock on the Nasdaq National Market for the 20 consecutive trading days ending on the second business day before the merger closing date. Each option or warrant to purchase NTC capital stock which is outstanding at the effective time of the merger will be canceled without the payment of any consideration.

Upon completion of the merger, ITC^DeltaCom’s board of directors will have 13 members and will consist of nine of the current 11 directors, three new directors designated for appointment upon completion of the FDN merger by the principal FDN stockholders and one new director designated for appointment upon completion of the NTC merger by the principal NTC stockholders.

Following the merger, ITC^DeltaCom will be managed by executive officers who will include the following persons:

•	Larry Williams, Chairman and Chief Executive Officer;

•	Leo J. Cyr, currently President and Chief Operating Officer of NTC, as Chief Operating Officer;

•	Douglas A. Shumate, Chief Financial Officer;

•	Andrew M. Walker, President, Strategic Services;

•	Michael P. Gallagher, currently Chief Executive Officer of FDN, as President, Business Services;

•	J. Thomas Mullis, Senior Vice President-Legal and Regulatory; and

•	Kenneth J. Meister, currently Chief Financial Officer of FDN, as Executive Vice President, Corporate Development.

Background of the Merger

ITC^DeltaCom Acquisition Strategy.  ITC^DeltaCom’s business strategy includes pursuing acquisition opportunities in the southeastern United States arising from ongoing consolidation within the telecommunications industry. Since 2000, the telecommunications industry has experienced increasing merger, acquisition and restructuring activity as larger companies, specialized equity funds and other entities have pursued acquisitions of small competitive carriers and more substantial companies have undergone reorganization as a result of their high level of indebtedness, reduced access to public and private capital sources, impaired asset values and adverse industry trends. In addition to the strategic advantages of these transactions, the resulting consolidation generally permits the acquirors to benefit from economies of scale, increased net purchasing power, more efficient use of personnel and other cost savings.

ITC^DeltaCom seeks to supplement its internal growth with a program of selective acquisitions that it believes will enable it to add customers, increase penetration in its current markets and achieve additional network efficiencies. ITC^DeltaCom’s strategy is to enhance its competitive position by increasing its local presence and reducing its reliance on the incumbent telephone companies, so that it can maintain control over customer service. ITC^DeltaCom emphasizes acquisitions through issuances of its common stock that it expects will enable it to reduce its debt as a percentage of its total capitalization following the integration of the acquired company and the realization of anticipated cost savings.

In October 2003, ITC^DeltaCom completed its acquisition of BTI Telecom Corp., a facilities-based integrated communications services provider serving markets in the southeastern United States, in an all-stock merger transaction. The inclusion of BTI’s assets and operations in ITC^DeltaCom’s business since October 2003 has contributed to a significant increase in the size of ITC^DeltaCom’s business and has enabled ITC^DeltaCom to generate significant operational efficiencies and cost savings.

Prior to and during the period in which NTC and ITC^DeltaCom engaged in discussions regarding a possible business combination, as described below, NTC purchased wholesale communications services from ITC^DeltaCom in the ordinary course of business. For these services, ITC^DeltaCom generated revenues of approximately $734,456 for the six months ended June 30, 2004, $1,366,212 for 2003, $1,549,829 for 2002 and $2,014,122 for 2001.

Chronology of Events Leading up to the Merger Agreement.  In December 2003 and January 2004, ITC^DeltaCom’s management had discussions with Miller Buckfire Lewis Ying & Co., LLC, or MBLY, a financial advisory and investment banking firm, regarding telecommunications providers in the southeastern United States who might be approached by ITC^DeltaCom to discuss possible business combinations.

In September 2003, NTC’s board of directors discussed various strategic alternatives to address NTC’s deteriorating liquidity position, including a business combination transaction. Following a discussion and consideration of such presentations, NTC’s board of directors authorized the retention of an international merchant and investment banking firm in connection with a sale of NTC’s business pursuant to a business combination transaction. During the fourth quarter of 2003 and first quarter of 2004, NTC and its financial advisor identified prospective business combination partners and delivered to some prospective business combination partners, ITC^DeltaCom offering materials that presented an overview of NTC and its business, financial condition and prospects.

On December 22, 2003, following ITC^DeltaCom’s receipt of the NTC offering materials, Larry F. Williams, Chairman and Chief Executive Officer of ITC^DeltaCom, contacted Ray D. Russenberger, Chairman and Chief Executive Officer of NTC, to engage in exploratory discussions regarding the concept of a business combination between ITC^DeltaCom and NTC. In their discussions, the two officers addressed issues that included the valuation of NTC and potential operating synergies.

On January 11, 2004, NTC signed a unilateral non-disclosure agreement pursuant to which NTC agreed to maintain, and to cause its affiliates and representatives to maintain, as confidential specified information received from ITC^DeltaCom in connection with a proposed transaction.

On January 13, 2004, members of the senior managements of ITC^DeltaCom and NTC met at ITC^DeltaCom’s headquarters in West Point, Georgia, to discuss the current operational and strategic goals for the two companies and the potential benefits of a business combination, including the opportunity to achieve operating synergies.

On January 23, 2004, ITC^DeltaCom engaged MBLY to provide it with financial advisory services and to act as ITC^DeltaCom’s financial advisor and investment banker in connection with a possible business combination with NTC.

On March 4, 2004, members of the senior managements of ITC^DeltaCom and NTC, together with their respective financial advisors, met in Atlanta, Georgia, to discuss strategic issues in the context of a possible business combination and procedures for the commencement of due diligence investigations. The members of ITC^DeltaCom’s senior management attending the meeting included John W. Braukman, III, then Chief Operating Officer, Steven D. Moses, Senior Vice President-Network Services, Bradford A. Birdwell, Vice President-Corporate Development, and Shane Sanders, Director-Financial Planning and Analysis. NTC was represented at the meeting by Leo J. Cyr, President and Chief Operating Officer, and Danyelle L. Kennedy-Lantz, Chief Financial Officer. The representatives generally discussed the different categories of potential operating synergies that might be achieved, the magnitude of such potential synergies as independently estimated by each company and the appropriate accounting treatment for a business combination.

During the week of March 8, 2004, members of the senior managements of ITC^DeltaCom and NTC held several telephonic conferences, in which their financial advisors participated, to discuss matters relating to potential cost savings and other synergies that might result from a business combination.

During the week of March 22, 2004, ITC^DeltaCom and NTC, with the assistance of their respective financial advisors, began due diligence activities that focused on possible integration strategies and synergy opportunities in the context of business combination.

On April 1, 2004, members of the senior managements of the two companies held a telephonic conference, in which their respective financial advisors participated, to review and discuss potential merger-related cost savings and other synergies.

On April 19, 2004, members of the senior managements of ITC^DeltaCom and NTC, together with their respective financial advisors, met in Atlanta, Georgia, to review and discuss ITC^DeltaCom’s initial proposal relating to the terms of a business combination. Members of the ITC^DeltaCom management attending the meeting included Mr. Williams, Douglas A. Shumate, Senior Vice President-Chief Financial Officer, and Mr. Birdwell. NTC was represented at the meeting by Mr. Russenberger, Mr. Cyr, Ms. Kennedy-Lantz, Charles Emling III, Executive Vice President, and Mark Miller, Executive Vice President for Engineering. The two management teams exchanged views on the valuation of NTC and the amount and nature of the merger consideration payable based on that valuation. NTC presented analyses of NTC’s operations and business which NTC stated would create synergies other than those previously discussed, and suggested a valuation for NTC in line with such analyses. ITC^DeltaCom communicated a proposal at the April 19 meeting that, subject to additional due diligence and valuation analysis, ITC^DeltaCom would issue up to 10,000,000 shares of its common stock as merger consideration. At the meeting, NTC requested ITC^DeltaCom to consider paying part of the merger consideration in the form of a new issue of junior convertible preferred stock. Based on the $6.41 closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on April 19, the aggregate merger consideration under ITC^DeltaCom’s proposal would have been valued at $64.1 million.

On April 27, 2004, ITC^DeltaCom’s board of directors met in a regularly scheduled meeting to discuss the status of contacts and discussions with various telecommunications companies, including NTC and FDN, that were being evaluated by ITC^DeltaCom’s management for a possible business combination transaction. During the period before and shortly after this meeting, ITC^DeltaCom engaged in exploratory discussions with five other competitive carriers about potential business combinations or purchases of assets. ITC^DeltaCom did not pursue any of these acquisition opportunities because ITC^DeltaCom and the other company were unable to reach agreement on the relative valuations of the two companies, because the other company terminated or suspended discussions, or because the other company accepted an acquisition offer from a third company. ITC^DeltaCom entered into merger negotiations with NTC because of management’s assessment that a combination with NTC would satisfy ITC^DeltaCom’s acquisition criteria described above.

On May 11, 2004, members of ITC^DeltaCom’s senior management, together with representatives of ITC^DeltaCom’s financial advisor, met with members of NTC’s senior management in West Point, Georgia. ITC^DeltaCom was represented at the meeting by Messrs. Williams, Shumate and Birdwell. Messrs. Russenberger, Cyr and Emling and Ms. Kennedy-Lantz participated in the meeting on behalf of NTC. The discussion regarding transaction terms included consideration of the valuation of NTC, the structure of the proposed business combination, the amount and nature of the merger consideration, and other financial terms. ITC^DeltaCom presented to NTC a revised offer which included an increase in merger consideration from the amount proposed at the April 19 meeting. ITC^DeltaCom’s revised proposal provided that ITC^DeltaCom would issue up to 10,500,000 shares of its common stock as merger consideration. Based on the $5.55 closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on May 11, the aggregate merger consideration under ITC^DeltaCom’s revised proposal would have been valued at $58.3 million. ITC^DeltaCom indicated that it would be willing to consider paying part of the merger consideration in the form of a new issue of junior convertible preferred stock with nominal or no liquidation preference and dividend rights. The participants also discussed matters relating to the combined company, including the composition of the board of directors and potential cost savings and operating synergies that might be achieved in a business combination.

On May 18, 2004, Messrs. Williams and Shumate presented ITC^DeltaCom’s revised offer for the proposed transaction to the NTC board of directors.

On June 3, 2004, ITC^DeltaCom and NTC signed a mutual non-disclosure agreement pursuant to which ITC^DeltaCom agreed to maintain, and to cause its affiliates and representatives to maintain, as confidential specified information received from NTC in connection with a proposed transaction, and NTC agreed to maintain, and to cause its affiliates and representatives to maintain, as confidential specified information received from ITC^DeltaCom for the same purpose.

During the period from June 7, 2004 to June 10, 2004, ITC^DeltaCom’s management and internal counsel, under the direction of Mr. Birdwell and Andrew W. Walker, President, Business Services, met with NTC’s management, under the direction of Mr. Russenberger, to conduct additional due diligence investigations. During this period, representatives of ITC^DeltaCom and NTC, with the assistance of their respective financial and legal advisors, discussed business, financial and legal due diligence matters and exchanged information concerning each company’s network services, sales, customer services, line costs, information technology issues, and product development. The two companies also discussed the change of control and severance payments to NTC’s management and other employees that would be triggered as a result of a merger, as well as post-merger integration issues, including potential cost savings and operating synergies, tax and accounting issues, management employment agreements and other human resources matters. During this period, ITC^DeltaCom’s independent registered public accounting firm reviewed NTC’s financial information and other accounting matters.

On June 8, 2004, representatives of ITC^DeltaCom and NTC, together with their respective financial and legal advisors, met to discuss terms of the merger agreement and other transaction documents. Members of the ITC^DeltaCom management attending the meeting included Messrs. Williams, Shumate, Birdwell, and J. Thomas Mullis, Senior Vice President-Legal and Regulatory. NTC was represented at the meeting by Messrs.

Russenberger and Cyr and Ms. Kennedy-Lantz. The principal transaction terms negotiated by the two companies related to the merger consideration, conditions to closing, post-closing indemnification, and merger escrow arrangements.

On June 24, 2004, representatives of ITC^DeltaCom and NTC, together with their respective financial advisors, engaged in a telephonic conference in which Messrs Shumate, Birdwell and Russ Allen, Director, Corporate Development, participated on behalf of ITC^DeltaCom and Mr. Cyr and Ms. Kennedy-Lantz participated on behalf of NTC. The participants discussed NTC’s current and prospective liquidity position, the cash costs associated with the proposed transaction, and the change of control and severance payments to NTC’s employees that would be triggered as a result of a merger.

Beginning during the week of July 19, 2004, and continuing until the execution of the merger agreement, ITC^DeltaCom and NTC, with the assistance of their respective advisors, intensified their negotiations of the terms of the merger agreement and the other related agreements. Messrs. Williams and Russenberger had a telephone call on July 24 to discuss the structure of the transaction, the integration plan, the change of control and severance payments to NTC employees that would be triggered as a result of the merger, and other human resources matters.

On July 22, 2004, members of ITC^DeltaCom’s senior management, together with representatives of ITC^DeltaCom’s financial advisor, met with members of NTC’s senior management. ITC^DeltaCom presented a revised offer under which ITC^DeltaCom would issue up to 8,500,000 common-equivalent shares, either as common stock, as part of a new issue of its junior convertible preferred stock or as a combination of common stock and junior convertible preferred stock. Based on the $4.75 closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on July 22, 2004, the aggregate merger consideration under ITC^DeltaCom’s revised proposal would have been valued at $40.4 million.

On July 27, 2004, the ITC^DeltaCom board of directors met in a regularly scheduled meeting at which ITC^DeltaCom’s senior management advised the directors of the status of discussions with NTC and provided the directors with information regarding NTC and its business. Management’s presentation included estimates of potential cost savings that could result from a combination transaction and the estimated effects on ITC^DeltaCom’s operating results a transaction could have for different amounts of merger consideration and at different levels of synergy realization. ITC^DeltaCom’s financial advisor presented to the board of directors its analysis of strategic trends and capital markets activity in the telecommunications sector and an overview of the most recent NTC proposal. Following its consideration of these presentations, the board of directors directed ITC^DeltaCom’s management to proceed with the negotiation and documentation of the proposed transaction.

On August 2, 2004, ITC^DeltaCom presented a revised offer under which ITC^DeltaCom would issue up to 9,200,000 common-equivalent shares, provided that NTC satisfied specified performance targets. Based on the $4.78 closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on August 2, 2004, the aggregate merger consideration under ITC^DeltaCom’s revised proposal would have been valued at $44.0 million.

In late August, following additional due diligence, ITC^DeltaCom presented a revised offer under which ITC^DeltaCom would issue up to 8,850,000 common-equivalent shares, subject to reduction if NTC failed to meet specified performance targets. Based on the $4.31 closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market on August 26, 2004, the aggregate merger consideration under ITC^DeltaCom’s revised proposal would have been valued at $38.1 million.

On August 31, 2004, the ITC^DeltaCom board of directors met in a special meeting, with some directors participating by telephone. At this meeting, Mr. Williams and other members of management reviewed the proposed transaction with the board of directors, including the strategic reasons for the transaction, NTC’s financial condition and business operations, the results of ITC^DeltaCom’s business, legal and financial due diligence review, the integration plan, and the terms of the transaction. Management informed the board of directors that, shortly before this board meeting, NTC had agreed that it would be paid merger consideration solely in the form of common stock rather than in a combination of common stock and junior convertible preferred stock. The board of directors also considered and discussed the terms of the merger agreement and other transaction documents, and considered the material business and legal issues that remained to be negotiated. ITC^DeltaCom’s financial advisor made a preliminary presentation to the ITC^DeltaCom board of directors regarding the valuation of NTC and other financial matters. The board of directors considered the foregoing information provided by ITC^DeltaCom’s senior management and financial advisor, but took no action to approve the transaction at the meeting.

On September 3, 2004, the NTC board of directors met in a special meeting to consider the proposed transaction. This meeting followed several other in-person NTC board meetings and conference calls held during the period from January 2004 through August 2004 at which various aspects of the proposed transaction were reviewed and discussed. At the meeting on September 3, Mr. Russenberger and other members of management reviewed the transaction and related matters with the board of directors, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, the financial aspects of the proposed transaction, NTC’s financial condition and business operations, and the results of NTC’s due diligence review. NTC’s financial advisor presented to the board of directors its analysis of the proposed transaction. Upon completing its deliberations, the NTC board of directors unanimously approved the merger agreement and the related documents and the transactions contemplated by those agreements, declared the merger agreement advisable and in the best interests of NTC and NTC’s stockholders, and resolved to recommend that NTC’s stockholders adopt the merger agreement.

On September 6, 2004, the ITC^DeltaCom board of directors met in a special meeting by telephonic conference to discuss the effects of hurricane Frances on the proposed transaction and to review the status of negotiations relating to the definitive merger documentation.

On September 8, 2004, the ITC^DeltaCom board of directors, with one director absent, met in a special meeting by telephonic conference to consider the proposed transaction. Mr. Williams advised the directors of the resolution of the remaining businesses and legal issues, and of the related changes to the merger agreement and other transaction documents. Representatives from MBLY presented to the board of directors a summary of the strategic rationales for the merger and its financial analyses related to the proposed transaction. In addition, MBLY delivered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBLY, the merger consideration to be paid to the holders of the NTC capital stock under the NTC merger agreement was fair, from a financial point of view, to ITC^DeltaCom. Upon completing its deliberations, the ITC^DeltaCom board of directors, with one director absent, unanimously approved the merger agreement and the related documents and the transactions contemplated by those agreements, declared the merger to be fair to, and in the best interests of, ITC^DeltaCom and ITC^DeltaCom’s stockholders, and resolved to recommend that ITC^DeltaCom’s stockholders approve the issuance of ITC^DeltaCom common stock in connection with the merger and related matters.

On September 8, 2004, immediately following the foregoing actions by the ITC^DeltaCom board of directors, the parties executed the merger agreement and related transaction documents, and ITC^DeltaCom issued a press release announcing the proposed transaction.

Recommendation of ITC^DeltaCom’s Board of Directors; ITC^DeltaCom’s Reasons for the Merger

ITC^DeltaCom’s board of directors believes that the merger with NTC is advisable and fair to, and in the best interests of, ITC^DeltaCom and ITC^DeltaCom’s stockholders. Accordingly, ITC^DeltaCom’s board of directors has unanimously approved the merger agreement and unanimously recommends that ITC^DeltaCom’s stockholders vote “FOR” approval of the issuance by ITC^DeltaCom of its common stock in connection with the merger pursuant to the merger agreement.

In reaching its decision to approve the merger with NTC, ITC^DeltaCom’s board of directors, with the assistance of ITC^DeltaCom’s financial and legal advisors, considered and analyzed a number of factors, including those reviewed by the board of directors at the meetings described above. Because the prior completion of ITC^DeltaCom’s merger with FDN is a condition to ITC^DeltaCom’s merger with NTC, the board of directors considered the NTC transaction in the context of a combination of all three companies. The following were the material factors considered by ITC^DeltaCom’s board of directors in determining to approve the merger agreement and the merger:

Strategic Benefits in Consolidating Industry. The ITC^DeltaCom board of directors considered recent trends in the telecommunications industry, particularly the trend toward consolidation, and management’s view that the mergers with FDN and NTC would further ITC^DeltaCom’s strategic objective of supplementing its internal growth with a program of selective acquisitions that it believes will enable it to add customers, increase penetration in its current markets and achieve additional network efficiencies. ITC^DeltaCom’s board took into account the prospect that the combinations with FDN and NTC would strengthen ITC^DeltaCom’s competitive position in its primary eight-state market by broadening its facilities-based market coverage and enhancing its portfolio of communications solutions. In this regard, the board of directors considered management’s assessment that, based on data as of June 30, 2004, the mergers between ITC^DeltaCom and NTC and between ITC^DeltaCom and FDN would:

•	increase the total number of business customers served by ITC^DeltaCom from 50,000 to more than 120,000 business customers;

•	increase the number of markets served by ITC^DeltaCom throughout the southeastern United States from 40 to 52 markets;

•	increase the number of ITC^DeltaCom’s voice switches from 29 to 48; and

•	increase the number of ITC^DeltaCom’s installed access lines by approximately 65%, from approximately 378,000 to more than 635,000 total lines.

The board of directors took into account management’s view that market penetration by the combined company would be facilitated by the overlap in geographic areas and types of customers served by the three companies and by the integrated delivery of similar or complementary voice and data communications services over the combined company’s own facilities.

The board of directors also took into account management’s view that the improved asset infrastructure, financial resources and position of the combined company in the southeastern United States would enhance the combined company’s ability to exploit revenue opportunities and pursue acquisitions of additional businesses.

Potential Cost Savings. The ITC^DeltaCom board of directors considered the operating efficiencies and cost savings that management expects could result from the combination of the ITC^DeltaCom, FDN and NTC businesses. ITC^DeltaCom’s board considered management’s estimates that the mergers with FDN and NTC could create total annualized cost savings of $25 to $30 million within 18 to 24 months after the two merger closings, $20 million of which are expected to be realized within the first twelve months after the merger closings.

The board of directors took into account management’s expectation that ITC^DeltaCom will be able to realize the following types of cost savings from each merger:

•	savings in compensation and benefits costs, by reducing the total number of employees of the merged companies;

•	savings in cost of services, by increasing utilization of ITC^DeltaCom’s switches and network assets, eliminating duplicative network costs, and transitioning each company’s voice and data traffic from previously leased long-haul facilities to ITC^DeltaCom’s combined fiber optic network; and

•	savings in other selling, operations and administration costs, by eliminating duplicative facilities, consolidating back office systems, and eliminating redundant professional services and other corporate overhead costs.

ITC^DeltaCom’s board considered that the foregoing cost savings estimates by management do not include non-recurring adjustments that ITC^DeltaCom will record in connection with the mergers, and that the estimates are based upon management’s assumptions concerning a number of factors, including operating efficiencies, the consolidation of functions, and the integration of operations, systems, marketing methods and procedures. The board of directors considered the difficulties inherent in successfully integrating the NTC and FDN businesses at the same time and the risk that the potential benefits of the combinations with NTC and FDN identified above might not be realized fully or within a reasonable time after completion of the mergers.

ITC^DeltaCom historically has generated a net loss from operations. Among the pro forma financial effects of the merger reviewed by it, the board of directors considered management’s assessment that the merger would be slightly accretive to the combined company’s projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2005 and accretive to the combined company’s projected EBITDA for 2006.

Mitigation of Regulatory Risk. The ITC^DeltaCom board of directors considered management’s view of the regulatory advantages expected to result from the addition of a significant number of unique colocations with local telephone companies from NTC and FDN and the consequent enhancement of ITC^DeltaCom’s facilities-based platform. The board of directors took into account management’s estimate that, based on data as of June 30, 2004, the mergers between ITC^DeltaCom and NTC and between ITC^DeltaCom and FDN would increase the number of ITC^DeltaCom’s unique colocations with local telephone companies from approximately 235 to over 400 unique colocations.

ITC^DeltaCom’s board considered management’s assessment that, by enhancing ITC^DeltaCom’s ability to convert customers from service using unbundled network element programs, or UNE-P, to service over the combined company’s own facilities, the addition of these unique colocations would reduce the potential adverse effects on ITC^DeltaCom’s business of recent FCC actions that allow incumbent local telephone companies to seek state regulatory authority to stop providing some unbundled network elements to competitive communications companies.

Financial Position. In considering the potential financial impact of integrating NTC into the combined company, the board of directors took into account NTC’s impaired liquidity position and the fact that NTC has experienced operating losses and generated negative cash flow from operations since inception. In addition to reviewing management’s evaluation of NTC’s historical financial performance and prospects, the board of directors considered the following:

•	that, as a condition to ITC^DeltaCom’s obligation to complete the NTC merger, NTC would be permitted to have a maximum of $5.5 million of indebtedness; and

•	that the number of shares of ITC^DeltaCom common stock issuable to NTC stockholders as merger consideration would be reduced if NTC fails to meet a specified cash, EBITDA and working capital targets.

The board of directors considered management’s view that, in light of the cost savings anticipated to result from the mergers of ITC^DeltaCom with FDN and NTC and the prospective contribution of NTC to the operations of the combined company, the combination of NTC with ITC^DeltaCom and FDN would not materially reduce the anticipated financial benefits of the FDN merger.

Opinion of Financial Advisor to ITC^DeltaCom. The ITC^DeltaCom board of directors considered the oral opinion of MBLY delivered on September 8, 2004 to the board of directors and subsequently confirmed in writing, a copy of which opinion is attached as Appendix B to this proxy statement/prospectus, that as of the date of that opinion, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBLY, the merger consideration to be paid to the holders of NTC capital stock under the NTC merger agreement was fair, from a financial point of view, to ITC^DeltaCom.

Terms and Conditions of the Merger Agreement. The ITC^DeltaCom board of directors considered the terms and conditions of the NTC merger agreement and the related transaction documents. In its review, the board of directors considered that the number of shares of ITC^DeltaCom common stock issuable as merger consideration is subject to reduction if NTC fails to meet specified cash, EBITDA and working capital targets, and is not subject to increase for any reason. ITC^DeltaCom’s board also considered that a decrease in the share price before the merger closing date would not provide NTC with a right to terminate the merger agreement. ITC^DeltaCom’s board also took into account, among other provisions of the merger agreement, the closing conditions that would require NTC to have minimal indebtedness, the covenant in the merger agreement that would obligate the principal NTC stockholders to indemnify ITC^DeltaCom or its affiliates for specified breaches of the merger agreement, the merger share escrow provisions that would facilitate enforcement of potential indemnification claims by ITC^DeltaCom, and provisions that would obligate ITC^DeltaCom to indemnify the principal NTC stockholders or their affiliates for specified breaches of the merger agreement, including provisions that would permit ITC^DeltaCom to satisfy any indemnification claims in common stock rather than cash. The board of directors also considered, among other provisions of the related transaction documents, the changes to ITC^DeltaCom’s existing corporate governance arrangements that would result from the proposed amendments to its existing governance agreement.

Other Considerations. The ITC^DeltaCom board of directors took into account the risks that the expected direct transaction costs of the NTC merger could be significantly greater than anticipated, that the failure to complete the merger could negatively affect ITC^DeltaCom and that, if the merger is completed, NTC may have significant unexpected liabilities and contingencies. ITC^DeltaCom’s board of directors also considered the interests of NTC’s executive officers, directors and affiliates discussed under “–Interests of NTC Directors, Executive Officers and Stockholders” and the interests of the WCAS securityholders discussed under “–Interests of ITC^DeltaCom’s Stockholders.”

The foregoing summary of the factors considered by ITC^DeltaCom’s board of directors is not intended to be exhaustive, but is believed to include all material factors considered by it. In view of the variety of factors considered in connection with its evaluation of the merger, ITC^DeltaCom’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to these factors. In addition, individual members of ITC^DeltaCom’s board of directors may have given different weight to different factors.

NTC’s Reasons for the Merger

At its meeting on September 3, 2004, NTC’s board of directors unanimously approved the merger agreement and the transactions contemplated by it and declared the merger agreement advisable and in the best interests of NTC and NTC’s stockholders. In reaching its recommendation, the NTC board consulted with NTC’s management, stockholders and financial and legal advisors and considered the following factors, among others:

•

the business, results of operations, properties and financial condition of NTC and the competitive nature of the industry in which it operates, based, in part, on presentations by NTC’s management, including management’s view of the business and financial prospects for NTC if it were to remain independent, taking into account NTC’s continued losses from operations, its current position in the communications market, and its size and resources as compared to those of its competitors;

•	the NTC’s board’s expectation of the combined company’s greater competitiveness in view of the trend in the telecommunications industry towards larger service providers with bundled service offerings;

•	the uncertain prospects for additional financing sources that would be necessary for NTC to continue as an independent business;

•	NTC’s inability to continue to pursue its strategic plan as an independent company and to pursue other potential business combinations involving consolidation with other companies in the telecommunications industry, because of constraints on NTC’s ability to continue to adequately finance its operations; and

•	the fact that the terms of the potential business combination with ITC^DeltaCom represented the most favorable terms presented to NTC with respect to a proposed business combination.

NTC’s board of directors also considered the interests of NTC’s executive officers, directors and affiliates discussed under “–Interests of NTC Directors, Executive Officers and Stockholders.”

Opinion of Financial Advisor to ITC^DeltaCom

MBLY acted as financial advisor to ITC^DeltaCom in connection with its proposed merger with NTC. At the September 8, 2004 meeting of the ITC^DeltaCom board of directors, MBLY rendered its oral opinion to the ITC^DeltaCom board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBLY, the merger consideration to be paid to the holders of NTC capital stock under the merger agreement with NTC was fair, from a financial point of view, to ITC^DeltaCom.

The full text of MBLY’s opinion, dated September 8, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by MBLY in connection with its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety. MBLY’s opinion was directed to the ITC^DeltaCom board of directors and addressed only the fairness, from a financial point of view, to ITC^DeltaCom of the merger consideration to be paid to holders of NTC capital stock. The opinion does not address any other aspect of the transaction or constitute a recommendation to any ITC^DeltaCom stockholder as to how to vote. MBLY expressed no opinion as to the merits of the underlying decision by ITC^DeltaCom to engage in the merger or the prices at which the ITC^DeltaCom common stock will trade following the announcement of the merger. The following summary is qualified in its entirety by reference to the full text of the MBLY opinion.

In connection with rendering its opinion, MBLY, among other things:

•	reviewed internal financial statements and other business, financial and operating data concerning ITC^DeltaCom and NTC prepared by the managements of ITC^DeltaCom and NTC, respectively;

•	reviewed certain financial forecasts prepared by the management of ITC^DeltaCom;

•	reviewed certain publicly available information concerning ITC^DeltaCom, and certain internal analyses and other information furnished to it by ITC^DeltaCom, including ITC^DeltaCom’s business plan for the combined company;

•	reviewed the reported prices and trading activity of ITC^DeltaCom common stock;

•	reviewed the operating metrics, valuation and other characteristics of certain publicly traded companies deemed comparable to ITC^DeltaCom and NTC, in whole or in part;

•	reviewed the financial terms, to the extent publicly available, of selected business combination transactions that it deemed comparable, in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents;

•	held discussions with members of the senior managements of ITC^DeltaCom and NTC regarding the business and prospects of their respective companies and the joint prospects of the combined company;

•	reviewed current industry prospects, including the regulatory environment and consolidation trends; and

•	performed other analyses and considered other factors as it deemed appropriate.

In preparing its opinion, MBLY did not assume responsibility for the independent verification of, and did not independently verify, the information considered in connection with the rendering of its opinion, whether publicly available or furnished to it, including, without limitation, any financial information, forecasts or projections. Accordingly, for purposes of its opinion, MBLY assumed and relied upon the accuracy and completeness of all such information. MBLY did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of ITC^DeltaCom or NTC. With respect to the financial forecasts and projections made available to MBLY and used in its analysis, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies, or Synergies, expected by ITC^DeltaCom and NTC to be achieved as a result of the merger, MBLY assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ITC^DeltaCom as to the matters covered thereby. In rendering its opinion, MBLY expressed no view as to the reasonableness of any such forecasts and projections, including such Synergies, or the assumptions on which they are based. MBLY’s opinion was necessarily based upon economic, market and other conditions as in effect on, the information made available to MBLY as of, and the financial condition of ITC^DeltaCom and NTC on, the date of its opinion.

In rendering its opinion, MBLY assumed that, in all respects material to its analysis:

•	the representations and warranties of ITC^DeltaCom and its merger subsidiary, NTC and NTC’s principal stockholders contained in the merger agreement were true and correct;

•	the parties to the merger agreement will perform all of their covenants and agreements under the merger agreement; and

•	all conditions to the parties’ obligations to complete the merger will be satisfied without any waiver.

MBLY also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either ITC^DeltaCom or NTC is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on ITC^DeltaCom or NTC or materially reduce the contemplated benefits of the merger to ITC^DeltaCom. In addition, MBLY was advised by ITC^DeltaCom, and accordingly assumed for purposes of its opinion, that the transaction will be tax-free to each of ITC^DeltaCom and NTC and the holders of NTC capital stock.

Financial Analysis of the Financial Advisor to ITC^DeltaCom

The material financial analyses performed by MBLY in connection with rendering its September 8, 2004 opinion are summarized below. The financial analyses performed by MBLY are widely recognized in the financial advisory industry and are among those most commonly used to value companies in the context of an acquisition transaction. The summaries set forth below do not purport to be a complete description of the financial analyses performed by MBLY. In arriving at its fairness determination, MBLY did not assign specific weights to particular analyses. These summaries include information presented in tabular format. In order to understand fully the financial analyses used by MBLY, the tables must be read together with the text of each summary. In performing the analyses described below, MBLY assumed, with the consent of ITC^DeltaCom management, that NTC will have no material cash balance or indebtedness at the closing of the merger and that the maximum merger consideration of 8,850,000 shares of ITC^DeltaCom common stock would be paid to holders of NTC capital stock without any reduction provided for under the merger agreement. Furthermore, in performing its analyses, at the request of ITC^DeltaCom, MBLY considered the NTC merger on a standalone basis and did not assume the prior completion of the FDN merger.

Selected Comparable Companies Analysis.  MBLY performed a selected comparable companies analysis of NTC. The purpose of this analysis was to estimate the value of NTC by comparing it to companies that MBLY deemed to be comparable to NTC that were traded in the public markets in terms of multiples of commonly used financial measures. A multiple is derived by dividing a company’s enterprise value by the relevant financial measure. The enterprise value of a company is determined by adding the total value of its outstanding equity and indebtedness and subtracting the value of its excess cash. The companies and financial measures that MBLY used for this purpose are described below. Once MBLY ascertained the range of multiples at which these companies were traded, it applied these multiples to the corresponding financial measures of NTC in order to derive a range of estimated enterprise values for NTC. MBLY compared the enterprise valuation range arrived at through this analysis to the estimated aggregate value of the merger consideration to be paid by ITC^DeltaCom to the holders of NTC capital stock. The enterprise value of NTC was determined to be equal to the merger consideration to be paid to the holders of NTC capital stock since it was assumed NTC will not have any material cash balance or indebtedness at closing.

The companies that MBLY deemed to be comparable, in whole or part, to NTC for purposes of this analysis were all publicly traded competitive local exchange carriers, or CLECs, and consisted of the following:

Choice One Communications Inc.,

ITC^DeltaCom, Inc.,

McLeodUSA Incorporated,

Mpower Holding Corporation,

Pac-West Telecomm, Inc.,

Talk America Holdings, Inc.,

Time Warner Telecom Inc.,

US LEC Corp.,

XO Communications, Inc. and

Z-Tel Technologies, Inc.

The financial measures used by MBLY for the purpose of this analysis were the following:

•	enterprise value as a multiple of last quarter annualized revenue;

•	enterprise value as a multiple of 2004 estimated revenue;

•	enterprise value as a multiple of last quarter annualized earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	enterprise value as a multiple of 2004 estimated EBITDA.

For the last two fiscal measures, MBLY evaluated the EBITDA of NTC with the benefit of estimated Synergies expected to be achieved as a result of the proposed transaction. Synergy estimates and estimates of NTC’s 2004 revenue and EBITDA were provided to MBLY by ITC^DeltaCom management.

In developing the reference ranges of valuation multiples used in its analysis, MBLY considered a variety of other factors in addition to the selected company data, including differences in physical infrastructure, differences in customer base, geographic presence, business model, operational growth and margin profiles, cash flow and liquidity profiles, financial planning and reporting capabilities, the applicable regulatory environment and capital markets sentiment.

The following table presents the reference range multiples used by MBLY in its analysis, along with the NTC enterprise value implied by the multiples analysis. NTC statistics were based on historical results and projections provided by ITC^DeltaCom management. Dollar figures are in millions.

Metric	NTC Metric	Reference Range Multiples	Enterprise Valuation Range
Last quarter annualized revenue	$66.1	0.45x – 0.60x	$30 – $40
2004 estimated revenue	$65.5	0.45x – 0.60x	$30 – $40
Last quarter annualized EBITDA (with Synergies)	$12.0	6.0x – 7.5x	$72 – $90
2004 estimated EBITDA (with Synergies)	$12.4	6.0x – 7.5x	$75 – $93

MBLY observed that the $38.9 million estimated maximum value of the aggregate merger consideration to be paid by ITC^DeltaCom to the holders of NTC capital stock, based on the ITC^DeltaCom common stock closing price on September 7, 2004, was within the estimated enterprise valuation ranges implied by two of these metrics and below the estimated valuation ranges implied by the other two of these metrics, and that the results of this analysis therefore supported the conclusion that the merger consideration was fair from a financial point of view to ITC^DeltaCom.

Selected Precedent Transactions Analysis.  MBLY performed a selected precedent transactions analysis of NTC. The purpose of this analysis was to estimate the value of NTC by comparing the enterprise value for NTC implied by the merger consideration in the proposed transaction to the valuation by acquirors of other target companies that MBLY deemed comparable to NTC in prior business combination transactions in terms of a range of multiples of the last quarter annualized revenues of such companies. MBLY applied this range of precedent transaction multiples to NTC’s last quarter annualized revenues in order to derive a range of estimated enterprise values for NTC. MBLY compared this enterprise valuation range to the estimated aggregate value of the merger consideration to be paid by ITC^DeltaCom to holders of NTC capital stock.

The prior business combinations involving companies that MBLY considered to be comparable, in whole or in part, to NTC were as follows:

Announcement Date	Target	Acquiror
July 2004	ICG Communications	M/C Ventures / Columbia Capital
March 2004	Focal Communications	Corvis Corporation
February 2004	Allegiance Telecom	XO Communications
December 2003	ATX Communications	Leucadia National Corp.
August 2003	CTC Communications	Columbia Ventures
July 2003	BTI Telecom	ITC^DeltaCom

In developing the reference range of valuation multiples used in its analysis, MBLY considered a variety of other factors in addition to the selected precedent transaction data, including factors similar to those taken into account in arriving at reference range multiples used in the “Selected Comparable Companies Analysis” described above.

No selected comparable transaction identified above was identical to the proposed merger. Because the circumstances surrounding each of the comparable transactions analyzed were specific to each transaction and due to the inherent differences between the time periods, businesses, operations, and prospects of the acquired companies included in the selected transactions, MBLY believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent acquisition comparables analysis. Instead, in arriving at the reference range multiples MBLY made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of NTC and such acquired companies.

The following table presents the reference range multiples used by MBLY in its analysis, along with the NTC enterprise value implied by the multiples analysis. NTC statistics were based on historical results provided by ITC^DeltaCom management. Dollar figures are in millions.

Metric	NTC Metric	Reference Range Multiple	Enterprise Valuation Range
Last quarter annualized revenue	$66.1	0.40x – 0.60x	$27 – $40

MBLY observed that the $38.9 million estimated maximum value of the aggregate merger consideration to be paid by ITC^DeltaCom to the holders of NTC capital stock, based on the ITC^DeltaCom common stock closing price on September 7, 2004, was within the estimated enterprise valuation range produced by this analysis, and that the results of this analysis therefore supported the conclusion that the merger consideration was fair from a financial point of view to ITC^DeltaCom.

Discounted Cash Flow Analyses.  MBLY performed discounted cash flow analyses of NTC, which were designed to calculate a range of implied enterprise valuations for NTC on the basis of the present value of the after-tax free cash flows that NTC could generate. ITC^DeltaCom management provided MBLY with projections of NTC’s after-tax free cash flows that were the basis of these analyses. These projections included estimated Synergies, costs to achieve such Synergies and other transaction related costs. Using these projections, MBLY calculated (1) NTC’s estimated free cash flow for the 2005 and 2006 fiscal years and (2) an implied value of NTC at the end of the 2006 fiscal year, which we refer to as the terminal value, based on ITC’s projections for fiscal year 2006 and EBITDA multiples ranging from 6.0x to 8.0x, and derived using a multiple analysis similar to that described above under “Selected Comparable Companies Analysis.” MBLY then discounted these values to the present using discount rates ranging from 17.5% to 22.5% in order to establish an implied enterprise valuation range for NTC. The EBITDA multiple range was selected based on MBLY’s judgment with reference to public market and public transaction multiples. The range of discount rates was principally based on MBLY’s judgment with reference to the weighted average cost of capital of ITC^DeltaCom and other CLECs and based on estimates of rates of return that private equity investors would require for a similar type investment in NTC. After-tax free cash flow is calculated as EBITDA less cash taxes, changes in working capital and capital expenditures. MBLY then compared the aggregate value of the merger consideration to be paid to the holders of NTC capital stock to the estimated enterprise valuation range implied by this analysis.

The following table presents the range of NTC enterprise values implied by the resulting discounted cash flow valuation ranges. Dollar figures are in millions.

Enterprise Valuation Range
Present value of cash flows	$ 4 – $ 4
Present value of terminal value	$82 – $118
Total	$86 – $123

MBLY observed that the $38.9 million estimated maximum value of the aggregate merger consideration to be paid by ITC^DeltaCom to the holders of NTC capital stock, based on the ITC^DeltaCom common stock closing price on September 7, 2004, was below the estimated enterprise valuation range produced by this analysis, and that the results of this analysis therefore supported the conclusion that the merger consideration was fair from a financial point of view to ITC^DeltaCom.

Accretion/Dilution Analysis.  MBLY analyzed certain pro forma effects of the merger. Based on this analysis, MBLY computed the resulting accretion to ITC^DeltaCom’s estimated EBITDA for the fiscal years ending 2005 and 2006 as a result of the proposed transaction. MBLY noted that the merger would be 3.5% and 10.3% accretive to ITC^DeltaCom’s estimated EBITDA for the fiscal years ending 2005 and 2006, respectively, and that the results of this analysis therefore supported the conclusion that the merger consideration was fair from a financial point of view to ITC^DeltaCom. To calculate these pro forma EBITDA estimates, MBLY used forward estimates of projected financial performance for ITC^DeltaCom and the combined company that were provided by ITC^DeltaCom management.

Contribution Analysis.  MBLY performed a contribution analysis for ITC^DeltaCom and NTC. The purpose of this analysis was to calculate the relative contributions of ITC^DeltaCom and NTC with respect to certain estimated financial statistics of the pro forma combined company. MBLY then compared those figures to the relative pro forma enterprise value and equity value of the combined company representing the contribution of NTC and ITC^DeltaCom, respectively, after the consummation of the proposed transaction.

The following table presents the relative contributions of ITC^DeltaCom and NTC with respect to the estimated financial statistics of the pro forma combined company that MBLY considered for purposes of its analysis:

	Pro Forma NTC Contribution	Pro Forma ITC^DeltaCom Contribution
Last quarter annualized revenue	10%	90%
Last quarter annualized EBITDA (including estimated Synergies)	12%	88%
Last quarter annualized EBITDA minus net interest expense (including estimated Synergies)	15%	85%

MBLY observed that the relative contributions of ITC^DeltaCom and NTC with respect to the last quarter annualized revenue and last quarter annualized EBITDA statistics compared favorably to the pro forma share of the combined company’s enterprise value representing the contribution of ITC^DeltaCom and NTC of 94% and 6%, respectively. ITC^DeltaCom’s enterprise value was calculated based on the company’s closing stock price on September 7, 2004. MBLY compared the relative contributions of NTC and ITC^DeltaCom for these statistics to pro forma enterprise value in the combined company because this comparison was most appropriate given that these statistics did not reflect the relative indebtedness of ITC^DeltaCom and NTC immediately prior to the closing of the merger. MBLY also observed that the relative contributions of ITC^DeltaCom and NTC with respect to the last quarter annualized EBITDA minus net interest expense statistic compared favorably to the pro forma share of the combined company’s equity value to be held by holders of ITC^DeltaCom and NTC capital stock of 88% and 12%, respectively. MBLY further observed that the contribution analysis supported the conclusion that the merger consideration was fair from a financial point of view to ITC^DeltaCom.

In connection with the review of the merger by the ITC^DeltaCom board of directors, MBLY performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Such an opinion, therefore, is not necessarily susceptible to partial analysis or summary description. MBLY believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

In performing its analyses, MBLY made, and was provided by ITC^DeltaCom and NTC management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ITC^DeltaCom and NTC. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates or forecasts, and neither ITC^DeltaCom, NTC, MBLY nor any other person assumes responsibility if future results are materially different from those estimates or forecasts. The analyses performed were prepared solely as part of MBLY’s analysis of the fairness from a financial point of view to ITC^DeltaCom of the merger consideration and were prepared in connection with the delivery by MBLY of its opinion, dated September 8, 2004, to the ITC^DeltaCom board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The merger consideration and other terms of the merger agreement were determined through arm’s length negotiations between ITC^DeltaCom and NTC and were approved by ITC^DeltaCom’s and NTC’s boards of directors. MBLY did not recommend any specific purchase price or form of consideration to ITC^DeltaCom or that any specific purchase price or form of consideration constituted the only appropriate consideration for the transaction. Although MBLY provided advice to ITC^DeltaCom during the course of these negotiations, the decision to enter into the merger agreement was solely that of the ITC^DeltaCom board of directors. As described above, the opinion and presentations of MBLY to the ITC^DeltaCom board of directors were only one of a number of factors taken into consideration by the ITC^DeltaCom board of directors in making its determination to approve the merger agreement. MBLY’s analyses summarized above should not be viewed as determinative of the opinion of the ITC^DeltaCom board of directors with respect to the value of NTC or of whether the ITC^DeltaCom board of directors would have been willing to agree to a different purchase price or form of consideration. MBLY’s opinion was provided to the ITC^DeltaCom board of directors to assist it in connection with its consideration of the merger agreement and did not constitute a recommendation to any holder of ITC^DeltaCom capital stock as to how to vote with respect to any matter relating to the merger agreement.

Upon management’s recommendation following consideration of other potential candidates, ITC^DeltaCom’s board of directors selected MBLY as financial advisor in connection with the transaction based on MBLY’s qualifications, expertise, reputation and experience in mergers and acquisitions, particularly in the telecommunications industry. ITC^DeltaCom has retained MBLY pursuant to an engagement letter dated January 23, 2004. ITC^DeltaCom has agreed to pay MBLY a transaction fee equal to $700,000 in the event the proposed merger with NTC is consummated. Regardless of whether the merger or any alternative transaction is consummated, ITC^DeltaCom has also agreed to reimburse MBLY for its expenses incurred in performing its services, including fees and expenses of its counsel. In addition, ITC^DeltaCom has agreed to indemnify MBLY and related parties against liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of MBLY’s engagement.

MBLY is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. ITC^DeltaCom has separately retained MBLY to act as its financial advisor in connection with the proposed merger of Florida Digital Network, Inc. with ITC^DeltaCom. A fee of $500,000 became payable to MBLY for delivery of its opinion to the ITC^DeltaCom board of directors in connection with the proposed transaction with FDN and is fully creditable against the FDN transaction fee described below. ITC^DeltaCom has agreed to pay MBLY a transaction fee equal to 1% of the value of the aggregate consideration paid by ITC^DeltaCom in the event the proposed merger with FDN is consummated, which fee is estimated to be approximately $             million based on ITC^DeltaCom’s closing stock price of $             on                     , 2004 and assuming that FDN will have approximately $23.5 million in cash and no indebtedness at closing. The aggregate of the opinion fee and any transaction fee paid to MBLY in respect of the proposed merger with FDN may not exceed $1.8 million. MBLY has, from time to time, been retained by Welsh, Carson, Anderson & Stowe or its affiliates, which beneficially own ITC^DeltaCom common stock and preferred stock representing             % of the voting power of all outstanding ITC^DeltaCom securities as of the date of this proxy statement/prospectus, to provide financial advisory services for which MBLY has received compensation. During the two-year period ended on the date of this proxy statement/prospectus, such compensation totaled approximately $             million.

Interests of NTC Directors, Executive Officers and Stockholders

Some of the directors, executive officers and stockholders of NTC have interests in the merger that are different from, or in addition to, the interests generally of NTC’s stockholders.

Employment by ITC^DeltaCom.  Leo J. Cyr, who is currently NTC’s President and Chief Operating Officer, has accepted employment with ITC^DeltaCom after the merger closing as ITC^DeltaCom’s Chief Operating Officer. Mr. Cyr will be paid a base salary at an initial annual rate of $270,000 and will be eligible to receive an annual cash bonus initially equal to up to 60% of his base salary. ITC^DeltaCom will guarantee payment of the maximum potential annual cash bonus for 2005. Upon the effectiveness of his appointment, but subject to approval of the compensation committee of ITC^DeltaCom’s board of directors, Mr. Cyr will be granted stock units under ITC^DeltaCom’s stock incentive plan for 150,000 shares of ITC^DeltaCom common stock, which will vest in one-third installments on each of the first, second and third anniversaries of the grant date. Mr. Cyr also will be eligible to receive annual grants of stock units and other awards under the stock incentive plan and will receive medical, life insurance and other welfare benefits comparable to those afforded to ITC^DeltaCom’s other executive officers.

Bonus and Severance Payments.  NTC will be obligated after the merger to make payments under its employment agreements with its five current executive officers and NTC’s annual management bonus plan. Under these agreements and the bonus plan, NTC will be obligated to pay its executive officers cash bonus payments for 2003 in a total amount of $99,466 on the merger closing date and to pay the executive officers cash severance payments in a total amount of $755,000 from and after the merger closing date if the employment of the officers with NTC or its successor is involuntarily terminated other than for cause. An executive officer will be entitled to this severance payment following the merger, which will constitute a change of control of NTC under the officer’s employment agreement, if, among other reasons, the officer voluntarily terminates his or her employment because the officer’s executive position has been eliminated or the duties and responsibilities of that position have been materially reduced. The following table shows the amounts of the bonus payments for 2003 and the amounts of the severance payments that would be made to each executive officer under the foregoing arrangements if the officer’s employment were terminated in 2004:

Name	Position with NTC	Bonus Payment ($)	Severance Payment ($)
Ray D. Russenberger	Chairman and Chief Executive Officer	—	75,000
Leo J. Cyr	President and Chief Operating Officer	—	350,000
Charles Emling III	Executive Vice President	29,925	80,000
Mark Miller	Executive Vice President	45,601	90,000
Danyelle L. Kennedy-Lantz	Chief Financial Officer	23,940	160,000

In consideration for ITC^DeltaCom’s agreement to permit continuation of NTC’s obligation to make bonus and severance payments to the foregoing executive officers, the officers agreed to amend their employment agreements with NTC prior to execution of the merger agreement. The amendment to each employment agreement reduced the total cash severance amount to which the executive officer would have been entitled under the original agreement.

Payments Under NTC Management Employee Retention Plan.  On the merger closing date, Ray D. Russenberger, Leo J. Cyr, Charles A. Emling III, Mark E. Miller and Danyelle L. Kennedy-Lantz, each of whom is an executive officer of NTC, will be entitled to receive shares of ITC^DeltaCom common stock under the NTC management employee retention plan. See “Retention Plan Proposal” for information about the payments NTC’s executive officers will receive under this plan, which ITC^DeltaCom will assume in the merger.

Payments Under NTC Notes and Leases.  NTC will be obligated after the merger to make payments under notes and leases to entities with which some of its executive officers and directors are affiliated.

NTC leases its main operating facility in Pensacola, Florida, from Cordova Associates, LLC, a limited liability company whose managing members include Ray D. Russenberger and Charles Emling III, who are executive officers of NTC, and Matthew Durney, who is a director of NTC. Messrs. Russenberger and Emling are members and Mr. Durney is the managing member of Diamond One LLC, which is the beneficial owner of more than 5% of NTC’s Series D preferred stock. NTC is obligated to pay Cordova Associates a lease termination penalty under the terms of a promissory note made on December 1, 2003 by NTC in favor of Cordova Associates. As of September 30, 2004, a total principal amount of $1,243,179 was outstanding under this note, which accrues interest at an annual rate of 6%. Equal monthly installments of principal and interest in the amount of $56,730.38 are payable by NTC to Cordova Associates from October 1, 2004 through September 1, 2006, when the note will be payable in full. See “Information About NTC–Management’s Discussion and Analysis of Financial Condition and Results of Operations–Results of Operations” for information about the lease termination penalty.

Mr. Russenberger is a member of the board of directors of the Bank of Pensacola and, together with Mr. Durney, serves on the bank’s loan committee. The Bank of Pensacola has extended vehicle loans to NTC from time to time. As of September 24, 2004, NTC notes payable to the bank for these loans were outstanding in a total principal amount of $0.2 million. The notes accrue interest at annual rates ranging from 7.75% to 8.75% and are payable in equal monthly installments of principal and interest through October 29, 2007.

Ownership of Preferred Stock.  Ray D. Russenberger, who is NTC’s Chairman and Chief Executive Officer, personally owns 137,714 shares of NTC’s Series C preferred stock. Mr. Russenberger’s family foundation and immediate family members beneficially own 220,000 shares of NTC’s Series A preferred stock and 130,801 shares of NTC’s Series B preferred stock.

Danyelle L. Kennedy-Lantz, who is NTC’s Chief Financial Officer, personally owns 3,333 shares of NTC’s Series A preferred stock and 1,982 shares of NTC’s Series B preferred stock.

Matthew Durney, who is a director of NTC, personally owns 50,000 shares of NTC’s Series A preferred stock and 29,729 shares of NTC’s Series B preferred stock.

Director and Officer Liability and Insurance.  The merger agreement provides that for six years after the effective time of the merger, ITC^DeltaCom will cause NTC, as the surviving corporation of the merger, to indemnify and hold harmless the present and former officers and directors of NTC for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Delaware law or any other applicable laws and as provided in the organizational documents of NTC. ITC^DeltaCom has agreed to cause the surviving corporation of the merger to provide officers’ and directors’ liability insurance with a term of six years to cover acts or omissions occurring prior to the effective time of the merger for any person currently covered by NTC’s officers’ and directors’ liability insurance policy on terms at least as favorable as such insurance maintained by NTC on the date of the merger agreement.

Board Designation.  At the effective time of the merger, the principal NTC stockholders will become parties to the amended and restated governance agreement and will be entitled initially to designate one director for appointment to ITC^DeltaCom’s board of directors. For a description of the board membership rights of the principal NTC stockholders, see “Terms of Other Agreements–Governance Agreement–Board of Directors and Committees.”

Interests of ITC^DeltaCom Stockholders

The WCAS securityholders, who have significant rights and obligations under the existing governance agreement with ITC^DeltaCom, will enter into the amended and restated governance agreement with ITC^DeltaCom and other stockholders at or prior to the closing date of the FDN merger. The new agreement will modify some provisions and terminate other provisions of the existing agreement that relate to the corporate governance of ITC^DeltaCom and to restrictions on the disposition of ITC^DeltaCom’s securities held by the stockholder parties. For a description of the terms of the amended and restated governance agreement and how they will affect the rights and obligations of the WCAS securityholders, see “Terms of Other Agreements–Governance Agreement.”

ITC^DeltaCom and the WCAS securityholders signed an amendment, dated as of September 8, 2004, to the merger agreement pursuant to which ITC^DeltaCom acquired BTI Telecom Corp. on October 6, 2003. The amendment provides that, if either the FDN merger or the NTC merger is completed, then, as of the closing date of such merger, the post-closing funding obligation of some of the WCAS securityholders under the BTI merger agreement will terminate. The BTI merger agreement currently provides that, subject to conditions, ITC^DeltaCom, by a notice delivered on or before January 6, 2005, may require the foregoing WCAS securityholders to purchase from time to time, for a period expiring on May 6, 2005, up to 150,000 additional shares of ITC^DeltaCom’s Series B preferred stock for an aggregate cash purchase price of up to $15 million.

ITC^DeltaCom’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Summary of U.S. Federal Income Tax Consequences

General.  The following discussion describes the material U.S. federal income tax consequences of the exchange of shares of NTC stock for ITC^DeltaCom stock pursuant to the merger that are generally applicable to United States holders of NTC stock. For purposes of this discussion, we use the term “United States holder” to mean (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons or has a valid election in effect under applicable United States Treasury regulations to be treated as a United State person or (4) an estate that is subject to United States federal income tax on its income regardless of its source. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the “Code,” existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to NTC stockholders as described herein. Neither NTC nor ITC^DeltaCom has requested or will request a ruling from the Internal Revenue Service with regard to the tax consequences of the merger.

This discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular NTC stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, stockholders who received their shares in connection with the performance of services where such shares were subject to vesting restrictions, stockholders who are subject to the alternative minimum tax provisions of the Code, stockholders who are foreign persons, insurance companies, tax-exempt organizations, financial institutions, or broker-dealers, stockholders who hold their shares as part of a hedge, straddle, conversion or other risk-reduction transaction, stockholders who do not hold their NTC stock as capital assets, stockholders who hold their NTC stock through a partnership or other pass-through entity or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or non-income tax consequences of the merger or of any transactions other than the merger.

Accordingly, NTC stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

Qualification of the Merger as a Reorganization.  Subject to the assumptions, exceptions, limitations and qualifications set forth in this discussion and in their respective tax opinions, it is the opinion of Hogan & Hartson L.L.P., counsel to ITC^DeltaCom, and Latham & Watkins LLP, counsel to NTC, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, as a result, the following material United States federal income tax consequences generally will result:

•	No gain or loss will be recognized by holders of NTC stock solely upon their receipt of ITC^DeltaCom stock, in exchange for such NTC stock in the merger, except for gain or loss resulting from cash received instead of fractional shares.

•	The aggregate tax basis of the ITC^DeltaCom stock received by each NTC stockholder in the merger will be the same as the aggregate tax basis of the NTC stock surrendered by such NTC stockholder in exchange therefor reduced by any tax basis in such NTC stock allocable to a fraction of an ITC^DeltaCom share for which cash is received.

•	The holding period of the ITC^DeltaCom stock received by each NTC stockholder in the merger will include the period for which the NTC stock surrendered in exchange thereof was considered to be held, provided that the NTC stock so surrendered is held as a capital asset at the time of the merger. If an NTC stockholder has differing bases or holding periods in respect of shares of NTC stock, such NTC stockholder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ITC^DeltaCom stock received in the merger.

•	Any cash payment received by a holder of NTC stock instead of a fractional share of ITC^DeltaCom stock will be treated as if such fractional share had been issued in the merger and then redeemed by ITC^DeltaCom. An NTC stockholder receiving such cash generally will recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the portion of the tax basis of the NTC stock allocable to the fractional share. The gain or loss will be capital gain or loss if the shares of NTC stock were held as capital assets and will be long-term capital gain or loss if the NTC stock exchanged for that fractional share of ITC^DeltaCom stock had been held for more than one year at the time of the merger.

•	If an NTC stockholder dissents to the merger and receives solely cash in exchange for such stockholder’s NTC stock, such cash generally should be treated as a distribution in redemption of such stockholder’s NTC stock. The stockholder should recognize gain or loss measured by the difference between the amount of cash received and the adjusted tax basis of the NTC stock surrendered. However, in certain situations when the stockholder owns ITC^DeltaCom stock directly or indirectly by reason of certain attribution rules set forth in the Code, the cash received could be treated as dividend income to the stockholder not reduced by the stockholder’s tax basis in the stockholder’s NTC stock.

The completion of the merger is conditioned upon the receipt by ITC^DeltaCom of a tax opinion to the foregoing effect from Hogan & Hartson L.L.P. and by NTC of a tax opinion to the foregoing effect from Latham & Watkins LLP. These opinions will not be binding on the IRS or the courts nor preclude the IRS from adopting a contrary position. These opinions assume that the merger will be completed as described in this joint proxy statement/prospectus and in accordance with the merger agreement and related agreements in their current form. In addition, the opinions will be based on specified assumptions and limitations, as well as factual representations and covenants made by ITC^DeltaCom and NTC, including representations in certificates of officers of ITC^DeltaCom and NTC to be delivered to tax counsel before completion of the merger, and upon assumptions, including assumptions as to the absence of changes in facts or in law between the date of the delivery of the representations and the completion of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized above. Neither ITC^DeltaCom nor NTC is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in an any material respect. Hogan & Hartson L.L.P. and Latham & Watkins LLP are under no obligation to update the opinions as a result of a change in law after the date of the merger or discovery of any inaccuracy in such representations.

Tax Reporting.  Each NTC stockholder that receives ITC^DeltaCom stock in the merger will be required to file a statement with the stockholder’s federal income tax return setting forth the stockholder’s basis in the shares of NTC stock surrendered, the fair market value of the shares of ITC^DeltaCom stock received in the merger and the amount of any cash instead of a fractional share received in the merger, and will be required to retain permanent records of these facts.

U.S. Federal Backup Withholding.  A noncorporate holder of NTC stock may be subject, under some circumstances, to backup withholding at a rate of 28% with respect to some payments made in the merger unless the holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, if the required information is furnished to the IRS.

Accounting Treatment

ITC^DeltaCom expects that the merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. NTC will be treated as the acquired corporation for these purposes. NTC’s assets, liabilities and other items will be adjusted to their estimated fair value at the completion of the merger and combined with the historical book values of the assets and liabilities of ITC^DeltaCom. Any applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability, and goodwill resulting from the merger will be reported as an asset and not amortized against earnings unless such goodwill becomes impaired.

Clearance Under Federal Antitrust Laws

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its related rules and regulations prohibit ITC^DeltaCom and NTC from completing the merger until ITC^DeltaCom and NTC each file notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the Hart-Scott-Rodino waiting period requirements have been satisfied. Even after the Hart-Scott-Rodino waiting period expires or is terminated, and even after the merger is completed, the Antitrust Division or the Federal Trade Commission could challenge the merger on antitrust grounds. In addition, before or after the merger is completed, states and private litigants could challenge the merger on antitrust grounds. ITC^DeltaCom and NTC each filed Hart-Scott-Rodino notifications with the Federal Trade Commission and the Antitrust Division on                     , 2004, and the waiting period was terminated on                     , 2004.

Telecommunications Regulatory Approvals

NTC is authorized by the FCC to provide domestic and international telecommunications services under section 214 of the Communications Act of 1934, as amended. The Communications Act prohibits the transfer of control of entities holding specified types of licenses and authorizations, including the FCC licenses and authorizations held by NTC, without prior FCC approval. Under the FCC’s rules, a transaction that results in the loss by a party, or parties under common control, of a majority of the voting stock of a licensee or its parent company generally will be deemed to be a transfer of control. Because the merger will result in the loss by some stockholders of NTC of a majority of the voting stock of NTC, the FCC must consent to the transfer of control of the FCC licenses and authorizations held by NTC.

On October 1, 2004, the ITC^DeltaCom subsidiaries and NTC submitted the following applications to the FCC seeking consent to transfer control of FCC licenses and authorizations on a streamlined basis:

1.	An application for consent to the transfer of control relating to the international section 214 authorization held by NTC. This type of application generally is automatically granted on the 15th day after the FCC issues a public notice that the application has been accepted for filing. The FCC issued this public notice on October 29, 2004 and granted the application on , 2004. A public notice issued by the FCC on , 2004 confirmed that the application has been granted.

2.	An application for consent to the transfer of control relating to the domestic section 214 authorization held by NTC. This type of application generally is automatically granted on the 31st day after the FCC issues a public notice that the application has been accepted for filing. The FCC issued this public notice on October 18, 2004 and granted the application on , 2004. A public notice issued by the FCC on , 2004 confirmed that the application has been granted.

Once all required transfer applications are granted by passage of a specified time period or by the issuance of a public notice, the FCC permits the transaction to be completed. An outside party could seek reconsideration of a grant or review of a grant by the full Commission within 30 days of public notice of the grant, although pendency of a reconsideration or review petition does not stay the effectiveness of the grant. The completion of the merger is conditioned on initial FCC grant of the transfer applications, but is not conditioned upon such grant no longer being subject to reconsideration or review.

Some state telecommunications regulatory agencies also require prior approval or notice of the acquisition of a majority interest in telecommunications companies authorized to provide service in their states. The ITC^DeltaCom subsidiaries and NTC have made filings with these state telecommunications regulatory agencies to notify the agencies of the proposed transaction and seek any necessary approval. In some of these jurisdictions, the filing is placed on public notice, and outside parties may submit comments on or objections to the filing. An agency may deny or delay the grant of an application whether or not outside parties file objections. Generally, the transaction may be completed upon grant of agency approval, even though the grant may still be subject to reconsideration or review. The completion of the merger is conditioned on grant of agency approval of the merger in specified states.

Restrictions on Resale of ITC^DeltaCom Common Stock By Affiliates

The offering, issuance and sale of shares of ITC^DeltaCom common stock to NTC stockholders in connection with the merger has been registered under the Securities Act. Such shares of ITC^DeltaCom common stock may be traded freely and without restriction by those NTC stockholders who are not deemed to be NTC “affiliates,” as that term is defined under the Securities Act, at the time the merger agreement was adopted by the written consent of NTC’s stockholders on September 10, 2004. Under SEC rules, an affiliate of NTC is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with NTC. Any subsequent transfer of ITC^DeltaCom common stock issued in the merger by any NTC affiliate will, under existing law, require one of the following:

•	registration of the transfer under the Securities Act;

•	compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or

•	availability of another exemption from registration.

The foregoing restrictions are expected to apply to, among other persons, directors and executive officers of NTC and any holders of NTC capital stock representing 10% or more of voting power represented by all NTC capital stock exchanged for ITC^DeltaCom common stock in the merger.

This proxy statement/prospectus does not cover any resales of ITC^DeltaCom common stock to be received by NTC stockholders upon completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale.

Listing of ITC^DeltaCom Common Stock on the Nasdaq National Market

It is a condition to each party’s obligation to complete the merger that the shares of ITC^DeltaCom common stock to be issued in connection with the merger be approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

Exchange of Certificates

ITC^DeltaCom has agreed to make available the shares of ITC^DeltaCom common stock to be issued under the merger agreement, other than the shares that are subject to the indemnification and escrow arrangements, with an agent that will act as exchange agent in the merger for the benefit of the holders of issued and outstanding shares of NTC common stock and preferred stock. The exchange agent will be ITC^DeltaCom or an agent appointed by ITC^DeltaCom.

Following the effective time of the merger, the exchange agent will mail to each record holder of NTC capital stock who will receive merger consideration a letter of transmittal for use in surrendering the certificates that formerly represented such holder’s shares of NTC capital stock in exchange for the merger consideration. The letter of transmittal will provide instructions on the procedure by which a NTC stockholder may exchange the stockholder’s NTC stock certificates for the merger consideration, which will consist of ITC^DeltaCom common stock and/or cash payable instead of a fractional share. Neither ITC^DeltaCom nor the surviving corporation of the merger will be obligated to deliver the merger consideration payable to a NTC stockholder unless and until such stockholder surrenders to ITC^DeltaCom the stock certificate or certificates representing the shares NTC capital stock owned by the stockholder, together with a duly executed and properly completed letter of transmittal. Please do not send NTC or ITC^DeltaCom your NTC stock certificates until after you have received the letter of transmittal. Following your receipt of the letter of transmittal, you should forward the certificates only in accordance with the instructions specified in the letter.

After the effective time of the merger and until NTC stockholders surrender the certificates representing their NTC capital stock for exchange, holders of these certificates will not be paid any dividends or other distributions declared after the effective time of the merger on the ITC^DeltaCom common stock issuable to such stockholders in the merger. Any such unpaid dividends or other distributions on such ITC^DeltaCom common stock will be paid, without interest, only to the holders who have properly tendered their NTC stock certificates for exchange. All stock certificates presented after the effective time of the merger will be canceled and exchanged for a certificate or certificates representing the applicable number of shares of ITC^DeltaCom common stock to be received in the merger.

If ITC^DeltaCom does not serve as exchange agent, any shares of ITC^DeltaCom common stock that remain undistributed six months after the effective time of the merger will be delivered to ITC^DeltaCom on demand. After that time, certificates representing NTC stock exchanged in the merger must be surrendered for exchange to ITC^DeltaCom or to NTC as the surviving corporation of the merger. ITC^DeltaCom and NTC, as the surviving corporation of the merger, will not be liable for any shares of ITC^DeltaCom common stock or cash delivered to a public official under any abandoned property, escheat or similar laws.

If a certificate representing NTC stock exchanged in the merger has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement when the claimant submits an affidavit of loss, theft or destruction, and, if required by ITC^DeltaCom, posts a bond as indemnity against any claim that may be made later with respect to the lost certificate.

Appraisal Rights of Dissenting NTC Stockholders

If the merger is completed, a holder of record of NTC common stock or preferred stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the General Corporation Law of the State of Delaware, or DGCL, and to receive payment for the “fair value” of those shares instead of the consideration provided for in the merger agreement. To be eligible to receive this payment, however, an NTC stockholder must:

•	continue to hold the stockholder’s shares through the time of the merger; and

•	strictly comply with the procedures discussed under Section 262.

This proxy statement/prospectus is being sent to all holders of record of NTC common stock and preferred stock as of the date of this proxy statement/prospectus and constitutes the notice of the appraisal rights available to those holders under Section 262. Under the merger agreement, if the holders of more than 400,000 shares of the NTC common stock and holders of more than 400,000 shares of the NTC preferred stock properly dissent, ITC^DeltaCom is not required to complete the merger.

The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that NTC stockholders exercise their right to appraisal under Section 262. The following summary is not a complete statement of Section 262 of the DGCL, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as Appendix C to this proxy statement/prospectus. The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of dissenters’ rights under Section 262.

A holder of shares of NTC common stock or preferred stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of before                     , 2004. The written demand must identify the stockholder of record and state the stockholder’s intention to demand appraisal of the stockholder’s shares. All demands should be delivered to:

NT Corporation

3300 North Pace Blvd.

Pensacola, Florida 32505

Attention: Secretary

Only a holder of shares of NTC stock on the date of making a written demand for appraisal who did not execute the written consent approving the merger and who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of NTC stock. If NTC stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If NTC stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record, but the agent must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

A record holder such as a broker who holds shares of NTC stock as a nominee for beneficial owners, some of whom wish to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of NTC stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of NTC stock covered by the demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of NTC stock held in the name of the record owner.

Beneficial owners of shares who are not record owners of those shares and who intend to exercise appraisal rights should instruct the record owner of the shares to comply with the statutory requirements with respect to the exercise of appraisal rights before                     , 2004.

Within 10 days after the merger, the surviving corporation is required to send a notice of the effectiveness of the merger to each NTC stockholder who, in response to this proxy statement/prospectus, has timely delivered a notice of intent to demand appraisal as set forth in the third paragraph of this section.

Within 120 days after the merger, the surviving corporation or any stockholder who has complied with the requirement of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of NTC stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and NTC, as the surviving corporation of the merger, has no present intention to take any such action. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of NTC stock not voted or not subject to a written consent in favor of the merger with respect to which demands for appraisal have been received by NTC and the number of holders of those shares. The statement must be mailed within 10 days after NTC has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of NTC stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. In determining the fair value of the shares and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the

Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of NTC stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the NTC stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

A stockholder may withdraw a demand for appraisal and accept the ITC^DeltaCom common stock designated as merger consideration at any time within 60 days after the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just. If, after the merger, a holder of NTC stock who had demanded appraisal for the holder’s shares fails to perfect such demand, or successfully withdraws or loses the right to appraisal, those shares will be treated under the merger agreement as if they were converted into the right to receive ITC^DeltaCom common stock at the time of the merger.

In view of the complexity of these provisions of the Delaware corporate law, any NTC stockholder who is considering exercising appraisal rights should consult a legal advisor.

TERMS OF THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. This description is not complete, and ITC^DeltaCom stockholders are encouraged to read the full text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this registration statement.

General

The merger agreement was signed on September 8, 2004 by ITC^DeltaCom, Starlight Florida Co., NTC and some of the stockholders of NTC. The stockholder parties to the merger agreement, who are referred to in this proxy statement/prospectus as the “principal NTC stockholders,” are Wind Point Partners IV, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, L.L.C., Morgan Keegan Opportunity Fund, L.P., Morgan Keegan Employee Investment Fund, L.P., Spectrum Equity Investors III, L.P., SEI Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Onset Enterprise Associates III, L.P., Centurytel, Inc., Private Equity Investors IV, L.P., Diamond One Investors, LLC, Lehman Brothers Communications Associates Inc., Lehman Brothers Communications Fund L.P., Lehman Brothers Offshore Communications Fund L.P., Leman Brothers Communications Partners L.P., Lehman Brothers Offshore Communications Partners L.P., Lehman Brothers Communications Capital Partners I, L.P., Lehman Brothers Communications Investors L.P., Lehman Brothers Partnership Account 2000/2001, L.P., Lehman Brothers Offshore Partnership Account 2000/2001, L.P., Lehman Brothers P.A., LLC and Lehman Brothers Communications Partnership.

The merger agreement provides that, at the effective time of the merger, Starlight Florida Co., a newly-formed, wholly owned subsidiary of ITC^DeltaCom, which we refer to as the “merger subsidiary,” will merge with and into NTC. NTC will be the surviving corporation of the merger and will become a wholly owned subsidiary of ITC^DeltaCom upon completion of the merger. At the effective time of the merger, each share of NTC preferred stock and each share of NTC common stock, other than shares as to which dissenter’s rights are properly perfected and not withdrawn, will be canceled and exchanged for the right to receive the merger consideration described below. Shares of NTC capital stock held in the treasury of NTC will be canceled and extinguished at the effective time of the merger without the payment of any consideration.

The certificate of incorporation of NTC will become the certificate of incorporation of the surviving corporation. The bylaws of the merger subsidiary will become the bylaws of the surviving corporation.

The directors of the merger subsidiary will be the initial directors of the surviving corporation, and will serve until their successors have been duly elected or appointed and qualified. The officers of the merger subsidiary will be the initial officers of the surviving corporation, and will serve until their successors have been duly elected or appointed and qualified.

Merger Closing and Effective Time

The closing of the merger will take place no later than two business days after the last day of the month in which the last of the conditions to closing set forth in the merger agreement is fulfilled or waived, or at such other time and place as ITC^DeltaCom, NTC and the principal NTC stockholders may agree.

The effective time of the merger will occur when the certificate of merger is filed with the Delaware Secretary of State. The certificate of merger will be filed at the same time as, or as soon as practicable after, the merger closing.

Merger Consideration

ITC^DeltaCom will issue a maximum of 8,850,000 shares of its common stock in the merger, minus the number of shares of ITC^DeltaCom common stock payable upon completion of the merger to participants in the NTC management employee retention plan which ITC^DeltaCom will assume in the merger.

The number of shares of ITC^DeltaCom common stock may be further reduced if NTC fails to meet the performance targets described below.

Calculation of Exchange Ratios Before Performance Adjustments. The number of shares of ITC^DeltaCom common stock issuable as merger consideration to the holders of the NTC preferred stock and the NTC common stock will be reduced by the number of shares of ITC^DeltaCom common stock issuable as retention payments under the assumed NTC management employment plan on the merger closing date. The maximum number of shares of ITC^DeltaCom common stock issuable under the plan will be equal to the sum of the following:

•	the number of shares of ITC^DeltaCom common stock which is equal to $3,556,443 divided by the fair value of a share of ITC^DeltaCom common stock as of the merger closing date; plus

•	the number of shares of ITC^DeltaCom common stock which is equal to 0.75% of the total number of shares of ITC^DeltaCom common stock issuable in the merger to NTC stockholders, after any adjustment to such total number as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

See “Retention Plan Proposal” for information about the NTC management employee retention plan.

At the effective time of the merger, shares of NTC preferred stock and NTC common stock will be converted into the right to receive shares of ITC^DeltaCom common stock at different exchange ratios for each of NTC’s six series of preferred stock, which are designated Series A through Series F, and NTC’s common stock. As described below, after adjustment for shares of ITC^DeltaCom common stock issuable under the NTC management employee retention plan and after any adjustment for any failure by NTC to meet the specified performance targets, the exchange ratios of the NTC preferred stock and NTC common stock will be determined at the time of the merger in accordance with NTC’s certificate of incorporation based on the liquidation and sale preferences of the various series of NTC preferred stock, the fair value of the ITC^DeltaCom common stock and the number of outstanding shares of NTC preferred stock and NTC common stock.

The completion of the merger will constitute a “liquidation” or a “company sale” under NTC’s certificate of incorporation. As a result, at the effective time of the merger, the various series of the NTC preferred stock will be converted into the right to receive ITC^DeltaCom common stock based on the liquidation preference of such series, in the case of Series A through Series D, or the sale preference of such series, in the case of Series E and Series F. As of September 30, 2004, the aggregate liquidation preference was $18,785,615 for the Series A preferred stock, $17,734,497 for the Series B preferred stock, $37,556,974 for the Series C preferred stock and $219,871,206 for the Series D preferred stock. After such date, the aggregate liquidation preferences of Series A through Series D of the preferred stock will increase by the amount of dividends accrued on such series at the rates specified in NTC’s certificate of incorporation. As of September 30, 2004, the aggregate sale preference of the Series E preferred stock was $5,242,523. Such sale preference is determined based on the percentage of NTC’s capital stock, measured on an as-converted, common stock-equivalent basis, represented by the Series E preferred stock as of any date. As of September 30, 2004, based on the $4.54 closing sale price on that date of the ITC^DeltaCom common stock on the Nasdaq National Market, the Series F preferred stock did not have a sale preference. The Series F preferred stock will have a sale preference only if the aggregate fair value of the ITC^DeltaCom common stock issued in the merger equals or exceeds $50 million.

The merger consideration will be paid as follows:

•	first, if the fair value of the ITC^DeltaCom common stock issued in the merger equals or exceeds $50 million, the holders of the Series F preferred stock will be entitled to receive the number of shares of ITC^DeltaCom common stock which is equal to the aggregate sale preference of the Series F preferred stock divided by the fair value of a share of ITC^DeltaCom common stock;

•	second, the holders of Series A through Series E of the preferred stock will be entitled to receive the number of shares of ITC^DeltaCom common stock which is equal to the sum of the aggregate liquidation and sale preferences of all such series divided by the fair value of a share of ITC^DeltaCom common stock, or if the sum of all such liquidation and sale preferences exceeds the total fair value of the shares of ITC^DeltaCom common stock remaining to be issued in the merger, the holders of such series will be entitled to receive such remaining shares of ITC^DeltaCom common stock on a pro rata basis, based on the respective liquidation or sale preferences of such series; and

•	third, the holders of Series A through Series D of the preferred stock and the NTC common stock will be entitled to receive the remaining shares, if any, of ITC^DeltaCom common stock issuable in the merger based on the total number of shares of NTC common stock then outstanding plus the number of shares of NTC common stock then issuable upon the conversion of all such series of preferred stock.

For purposes of the foregoing calculations, the fair value of a share of ITC^DeltaCom common stock will be computed as the volume-weighted average of the per share selling price of one share of ITC^DeltaCom common stock on the Nasdaq National Market, or other principal securities exchange if not reported on the Nasdaq National Market, as reported by Bloomberg Financial Markets, or other sources as ITC^DeltaCom and the principal NTC stockholders entitled to receive a majority of the merger consideration may agree, for the 20 consecutive trading days ending on the second business day prior to the effective time of the merger.

Based on the sum of the aggregate liquidation and sale preferences of the NTC preferred stock as of September 30, 2004, the price per share of ITC^DeltaCom stock would have to exceed at least $47.34 per share before the holders of NTC common stock would receive any merger consideration, assuming there is no adjustment to the number of shares of ITC^DeltaCom common stock issuable in the merger as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

On                          , 2004, which was the last trading date before the date of this proxy statement/prospectus, the closing sale price of the ITC^DeltaCom common stock on the Nasdaq National Market was $                 per share. The number and value of ITC^DeltaCom shares issuable in the merger may differ from the amounts shown in the following tables, because these amounts will not be determined until immediately before the completion of the merger. The companies intend to complete the merger within several business days, or as soon as reasonably practicable, following the special meeting. NTC will not have the right to terminate the merger agreement if ITC^DeltaCom’s stock price declines.

The following table shows the merger consideration payable to the holders of each class or series of NTC capital stock assuming the merger was completed on September 30, 2004 and that the applicable fair value of a share of ITC^DeltaCom common stock was $4.00.

Class or Series of NTC Stock	Aggregate Liquidation or Sale Preference	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Series A preferred stock	$18,785,615	499,300	$1,997,200	0.0266

Series B preferred stock	$17,734,497	471,363	$1,885,452	0.0266

Series C preferred stock	$37,556,974	998,221	$3,992,884	0.0266

Series D preferred stock	$219,871,206	5,843,926	$23,375,704	0.0266

Series E preferred stock	$5,242,523	122,767	$491,068	0.0235

Series F preferred stock	$—	—	$—	—

Common stock	$—	—	$—	—

The exchange ratio shown in the table above for each series of NTC preferred stock is the number of shares of ITC^DeltaCom common stock that would be issuable in exchange for each share of such series of preferred stock before any adjustment to the merger consideration for NTC’s failure to meet any of the performance targets specified in the merger agreement and assuming, based on the terms of the NTC management employee retention plan described above that a total of 914,423 shares of ITC^DeltaCom common stock are issued pursuant to the plan on the merger closing date.

The following table shows the merger consideration payable to the holders of each class or series of NTC capital stock assuming the merger was completed on September 30, 2004 and that the applicable fair value of a share of ITC^DeltaCom common stock was $5.00 per share.

Class or Series of NTC Stock	Aggregate Liquidation or Sale Preference	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Series A preferred stock	$18,785,615	506,759	$2,533,795	0.027
Series B preferred stock	$17,734,497	478,404	$2,392,020	0.027
Series C preferred stock	$37,556,974	1,013,134	$5,065,670	0.027
Series D preferred stock	$219,871,206	5,931,226	$29,656,130	0.027
Series E preferred stock	$5,242,823	155,751	$778,755	0.0297
Series F preferred stock	$—	—	$—	—
Common stock	$—	—	$—	—

The exchange ratio in the table above for each series of NTC preferred stock is the number of shares of ITC^DeltaCom common stock that would be issuable in exchange for each share of such series of preferred stock before any adjustment to the merger consideration for NTC’s failure to meet any of the performance targets specified in the merger agreement and assuming, based on the terms of the NTC management employee retention plan described above that a total of 764,726 shares of ITC^DeltaCom common stock are issued pursuant to the plan on the merger closing date.

Performance Adjustments to Merger Consideration.  The number of shares of ITC^DeltaCom common stock issuable to NTC stockholders as described above will be reduced if NTC fails to meet any of the following three performance targets provided for in the merger agreement:

•	Cash target—if the amount of NTC’s cash and cash equivalents fails to meet a specified cash balance target as of the merger closing date;

•	EBITDA target—if the amount of NTC’s EBITDA, as such term is defined in the merger agreement, fails to meet a specified EBITDA target for the month preceding the month in which the merger closing occurs; or

•	Working capital target—if the amount of NTC’s working capital, defined as current assets, but excluding cash and cash equivalents, minus current liabilities, fails to meet a specified working capital target for the month preceding the month in which the merger closing occurs.

The cash target is computed on a monthly basis and varies in amount from $2,773,692 in October 2004 to ($422,894) in February 2005. The EBITDA target is computed on a monthly basis and varies in amount from ($431,806) in October 2004 to ($553,402) in February 2005. The working capital target is computed on a monthly basis and varies in amount from ($5,611,334) in October 2004 to ($5,803,911) in February 2005. Subject to some limitations under the merger agreement, NTC is able to continue to pursue strategies to manage cash balances, achieve operating efficiencies, and enhance working capital that may facilitate NTC’s satisfaction of these performance targets.

Cash Target.  If the amount of NTC’s cash and cash equivalents fails to meet a specified cash balance target as of the merger closing date, the number of shares of ITC^DeltaCom common stock issuable under the merger agreement will be reduced as follows:

If the cash target exceeds the closing cash balance by:	Then the total merger consideration will be reduced by the following amount divided by the fair value of a share of ITC^DeltaCom common stock:
Less than $50,000	0

$50,000 or more, but less than $100,000	50,000

$100,000 or more, but less than $150,000	100,000

$150,000 or more, but less than $200,000	150,000

$200,000 or more, but less than $250,000	200,000

$250,000 or more, but less than $300,000	250,000

$300,000 or more, but less than $350,000	300,000

$350,000 or more, but less than $400,000	350,000

$400,000 or more, but less than $450,000	400,000

$450,000 or more, but less than $500,000	450,000

$500,000 or more, but less than $550,000	500,000

$550,000 or more, but less than $600,000	550,000

$600,000 or more, but less than $650,000	600,000

$650,000 or more, but less than $700,000	650,000

$700,000 or more, but less than $750,000	700,000

$750,000 or more, but less than $800,000	750,000

$800,000 or more, but less than $850,000	800,000

$850,000 or more, but less than $900,000	850,000

$900,000 or more, but less than $950,000	900,000

$950,000 or more, but less than $1,000,000	950,000

$1,000,000 or more	1,000,000

EBITDA Target.  If the amount of NTC’s EBITDA fails to meet a specified EBITDA target by $50,000 or more, but by less than $100,000, for the month preceding the month in which the merger closing occurs, the number of shares of ITC^DeltaCom common stock issuable under the merger agreement will be reduced by 400,000 shares of ITC^DeltaCom common stock. If the amount of NTC’s EBITDA fails to meet the target by $100,000 or more, the merger consideration will not be reduced, but ITC^DeltaCom will have the right to terminate the merger agreement. The merger agreement defines “EBITDA” to mean the sum of NTC’s consolidated net income after eliminating extraordinary and non-recurring items to the extent included in net income, the aggregate of all non-cash charges deducted in calculating such net income, specified excluded expenses deducted in calculating such net income, interest expense, income tax expense, and depreciation and amortization expense.

Working Capital Target.  If the amount of NTC’s working capital, defined as current assets, but excluding cash and cash equivalents, minus current liabilities fails to meet a specified working capital target for the month preceding month in which the merger closing occurs, the number of shares of ITC^DeltaCom common stock issuable under the merger agreement will be reduced as follows:

If the working capital target equals or exceeds the closing working capital amount balance by:	Then the total merger consideration will be reduced by the following amount divided by the fair value of a share of ITC^DeltaCom common stock:
Less than $50,000	0

$50,000 or more, but less than $100,000	50,000

$100,000 or more, but less than $150,000	100,000

$150,000 or more, but less than $200,000	150,000

$200,000 or more, but less than $250,000	200,000

$250,000 or more, but less than $300,000	250,000

$300,000 or more, but less than $350,000	300,000

$350,000 or more, but less than $400,000	350,000

$400,000 or more, but less than $450,000	400,000

$450,000 or more, but less than $500,000	450,000

$500,000 or more, but less than $550,000	500,000

$550,000 or more, but less than $600,000	550,000

$600,000 or more, but less than $650,000	600,000

$650,000 or more, but less than $700,000	650,000

$700,000 or more, but less than $750,000	700,000

$750,000 or more, but less than $800,000	750,000

$800,000 or more, but less than $850,000	800,000

$850,000 or more, but less than $900,000	850,000

$900,000 or more, but less than $950,000	900,000

$950,000 or more, but less than $1,000,000	950,000

$1,000,000 or more	1,000,000

The following table shows the merger consideration payable to the holders of each class or series of NTC capital stock, assuming that the cash target exceeds the closing cash balance by $500,000 or more, but less than $550,000, that NTC’s EBITDA fails to meet the EBITDA target by $50,000 or more, but by less than $100,000, and that the working capital target equals or exceeds the closing working capital amount balance by $500,000 or more, but less than $550,000. The following table also assumes the merger was completed on September 30, 2004 and that the applicable fair value of a shares of ITC^DeltaCom common stock was $4.54 per share, which was the closing sale price of the common stock on the Nasdaq National market on that date.

Class or Series of NTC Stock	Aggregate Liquidation or Sale Preference	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Series A preferred stock	$18,785,615	418,755	$1,901,147	0.0223
Series B preferred stock	$17,734,497	395,324	$1,794,771	0.0223
Series C preferred stock	$37,556,974	837,192	$3,800,852	0.0223
Series D preferred stock	$219,871,206	4,901,206	$22,251,475	0.0223
Series E preferred stock	$5,242,823	98,376	$446,627	0.0188
Series F preferred stock	$—	—	$—	—
Common stock	$—	—	$—	—

The exchange ratio in the table above for each series of NTC preferred stock is the number of shares of ITC^DeltaCom common stock that would be issuable in exchange for each share of such series of preferred stock following adjustment to the merger consideration for NTC’s failure to meet the performance targets specified above, based on the terms of the NTC management employee retention plan described above that a total of 799,146 shares of ITC^DeltaCom common stock are issued pursuant to the plan on the merger closing date.

The following table shows the merger consideration payable to the holders of each class or series of NTC capital stock, assuming that the cash target exceeds the closing cash balance by $1,000,000 or more, that NTC’s EBITDA fails to meet the EBITDA target by $100,000 or more and that the working capital target equals or exceeds the closing working capital amount balance by $1,000,000 or more. The following table also assumes the merger was completed on September 30, 2004 and that the applicable fair value of a shares of ITC^DeltaCom common stock was $4.54 per share, which was the closing sale price of the common stock on the Nasdaq National market on that date.

Class or Series of NTC Stock	Aggregate Liquidation or Sale Preference	No. of ITC^DeltaCom Shares	Value of Merger Consideration	Exchange Ratio
Series A preferred stock	$18,785,615	382,141	$1,734,920	0.0204
Series B preferred stock	$17,734,497	360,759	$1,637,846	0.0204
Series C preferred stock	$37,556,974	763,992	$3,468,524	0.0204
Series D preferred stock	$219,871,206	4,472,667	$20,305,908	0.0204
Series E preferred stock	$5,242,823	82,544	$374,750	0.0158
Series F preferred stock	$—	—	$—	—
Common stock	$—	—	$—	—

The exchange ratio in the table above for each series of NTC preferred stock is the number of shares of ITC^DeltaCom common stock that would be issuable in exchange for each share of such series of preferred stock following adjustment to the merger consideration for NTC’s failure to meet the performance targets specified above, based on the terms of the NTC management employee retention plan described above that a total of 787,896 shares of ITC^DeltaCom common stock are issued pursuant to the plan on the merger closing date.

Fractional Shares.  No certificates or scrip representing less than one share of ITC^DeltaCom common stock will be issued in the merger. A holder otherwise entitled to such a fractional share instead will receive a cash payment in an amount equal to such a fraction multiplied by the fair market value of one share of

ITC^DeltaCom common stock. This fair market value will be computed as the volume-weighted average of the per share selling price of one share of ITC^DeltaCom common stock on the Nasdaq National Market, or other principal securities exchange if not reported on the Nasdaq National Market, as reported by Bloomberg Financial Markets, or other sources as ITC^DeltaCom and the principal NTC stockholders entitled to receive a majority of the merger consideration may agree, for the 20 consecutive trading days ending on the second business day prior to the effective time of the merger.

The shares of ITC^DeltaCom common stock and cash instead of fractional shares to be issued to the holders of NTC common stock and preferred stock in the merger are referred to in this proxy statement/prospectus as the “merger consideration.”

Adjustment to Merger Consideration

If between the date of the merger agreement and the effective time of the merger, the outstanding shares of ITC^DeltaCom common stock are changed into a different number of shares or class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or similar event, or any dividend payable in stock or other securities are declared on the shares of ITC^DeltaCom common stock with a record date within such period, the exchange ratios will be adjusted accordingly to provide to the holders of NTC common stock and the holders of NTC preferred stock, as applicable, the same economic effect as contemplated by the merger agreement.

Stock Options

Each option and each warrant to purchase any shares of capital stock of NTC and its subsidiaries outstanding at the effective time of the merger, whether or not vested or exercisable, and each commitment or agreement to issue shares of any capital stock of NTC and its subsidiaries outstanding at the effective time of the merger will be canceled without payment of any consideration.

Escrow of Merger Consideration

Under the terms of the merger agreement and an escrow agreement which will be executed on the merger closing date, the number of shares of ITC^DeltaCom common stock representing 20% of the merger consideration issued to the principal NTC stockholders and the number of shares of ITC^DeltaCom common stock equal to $685,000 divided by the fair market value of one share of ITC^DeltaCom common stock otherwise payable to the principal NTC stockholders as merger consideration will be withheld from such stockholders pro rata based on their ownership of NTC common stock on an as-converted basis immediately prior to the effective time of the merger, and deposited into an escrow account following the merger. Accordingly, for purposes of illustration, one of the foregoing stockholders who owns 5% of the NTC common stock on an as-converted basis held by all of such stockholders as a group would have withheld from such stockholder’s merger shares 5% of the total number of merger shares to be deposited into the escrow account. The escrow account will serve as security for the indemnification obligations of the principal NTC stockholders which are summarized below under “–Indemnification– Indemnification by Principal NTC Stockholders.”

The escrow account will be administered by an escrow agent mutually acceptable to ITC^DeltaCom and the NTC stockholders’ representative in accordance with the terms of the escrow agreement. The NTC stockholders’ representative will represent the interests of the former principal NTC stockholders in all matters arising under the escrow agreement. For information about the administration of the escrow account, see “Terms of Other Agreements–Escrow Agreement.”

Representations and Warranties

Representations and Warranties by NTC.  The merger agreement contains customary representations and warranties by NTC relating to the following matters, among others:

•	the corporate organization and existence of NTC and its subsidiaries, including that each company is duly organized, validly existing and in good standing with the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted;

•	the corporate power and authority of NTC to execute and deliver the merger agreement and, subject to obtaining the required NTC stockholder approval, to complete the merger and other transactions contemplated by the merger agreement, and the validity and binding nature of the merger agreement and related documents and the obligations of NTC under the merger agreement and related documents;

•	the adoption by NTC’s board of directors of the merger agreement and the transactions contemplated by the merger agreement, and its recommendation to the NTC stockholders to approve the transactions contemplated by the merger agreement, including the merger;

•	the vote of the NTC stockholders to approve and adopt the merger agreement and the merger by the holders of a majority of the outstanding NTC common stock and preferred stock, voting together as a single class, with the NTC preferred stock voting on an as-converted basis, the holders of at least 60% of the outstanding NTC Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, and the holders of at least 75% of the outstanding NTC Series D preferred stock, voting separately as a class;

•	required governmental and third-party consents;

•	the absence of violation of organizational documents, laws or contracts, including the absence of defaults or acceleration thereunder, or the creation of any lien on any property or asset of NTC and its subsidiaries as a result of the merger agreement or the completion of the merger and other transactions contemplated by the merger agreement;

•	the capitalization of NTC and its subsidiaries, including the number of shares of capital stock authorized and the number of shares outstanding;

•	the number of outstanding rights to acquire NTC capital stock, and the validity of the outstanding capital stock of NTC and its subsidiaries;

•	the accuracy of NTC’s audited consolidated financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 and NTC’s unaudited consolidated financial statements for the six months ended June 30, 2004 and their preparation in accordance with generally accepted accounting principles, and the amount of indebtedness of NTC;

•	the absence of material adverse changes and other specified changes since December 31, 2003, including the absence of liens, contracts, indebtedness and other actions;

•	the absence of undisclosed liabilities;

•	the absence of claims, actions, suits, proceedings and specified judgments, decrees and injunctions;

•	the filing of material tax returns of NTC and its subsidiaries, the lack of pending or threatened material proceedings, deficiencies, or audits with respect to taxes, the adequacy of reserves for taxes of NTC and its subsidiaries and related tax matters;

•	employee benefit plans of NTC and its subsidiaries and related matters, including that such plans have been operated and administered in accordance with applicable law;

•	compliance with laws relating to employees or the workplace, the absence of labor union activities or proceedings and the absence of material disputes with employees;

•	compliance with law and possession and validity of all required licenses and permits;

•	valid and binding contracts of NTC and its subsidiaries and absence of defaults under contracts;

•	the ownership of intellectual property, the absence of any material liens on the intellectual property rights of NTC and its subsidiaries and the absence of intellectual property infringement and infringement actions;

•	compliance with environmental laws and the absence of environmental liabilities;

•	agreements with affiliates, including information about any personal loans by NTC or any of its subsidiaries to any executive officer or director of NTC or any of its subsidiaries;

•	the maintenance of insurance and the absence of any breach or default under such insurance policies;

•	the title to real property and assets owned or leased by NTC or any of its subsidiaries;

•	the status of customer and supplier contracts of NTC and its subsidiaries;

•	the availability of the minute books of NTC and its subsidiaries to ITC^DeltaCom;

•	the absence of undisclosed brokers’ and finders’ fees;

•	the inapplicability of the business combination restrictions under Delaware law or other state takeover law to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the status of the business of NTC and its subsidiaries under the Public Utility Holding Company Act of 1935;

•	the status of NTC and its subsidiaries under the Investment Company Act of 1940;

•	the status of NTC as its own “ultimate parent entity” under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended; and

•	the absence of material misstatements or omissions in the information furnished by NTC for inclusion in the registration statement of which this proxy statement/prospectus is a part.

Representations and Warranties by ITC^DeltaCom.  The merger agreement contains customary representations and warranties by ITC^DeltaCom relating to the following matters, among others:

•	the corporate organization and existence of ITC^DeltaCom and the merger subsidiary, including that each company is duly organized, validly existing and in good standing with the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted;

•	the corporate power and authority of ITC^DeltaCom and the merger subsidiary to execute and deliver the merger agreement and related documents, subject to obtaining the required ITC^DeltaCom stockholder approval, and to complete the merger and other transactions contemplated by the merger agreement, and the validity and binding nature of the merger agreement and related documents and the obligations of ITC^DeltaCom under the merger agreement and related documents;

•	required governmental and third-party consents;

•	the absence of violation of organizational documents, laws or contracts, including the absence of defaults or acceleration thereunder, or the creation of any lien on any property or asset of ITC^DeltaCom or any of its subsidiaries as a result of the merger agreement or the completion of the merger and other transactions contemplated by the merger agreement;

•	the capitalization of ITC^DeltaCom, including the number of shares of capital stock authorized, the number of shares outstanding, the number of rights to acquire shares outstanding and the validity of the ITC^DeltaCom capital stock to be issued in connection with the merger;

•	the accuracy of forms, reports, statements and other documents filed and required to be filed by ITC^DeltaCom with the SEC;

•	the accuracy of ITC^DeltaCom’s audited consolidated financial statements included in ITC^DeltaCom’s annual report on Form 10-K for the fiscal year ended December 31, 2003 and their preparation in accordance with generally accepted accounting principles;

•	the absence of undisclosed brokers’ and finders’ fees;

•	the organization and purpose of the merger subsidiary; and

•	the absence of material misstatements or omissions in the information furnished by ITC^DeltaCom for inclusion in the registration statement of which this proxy statement/prospectus is a part.

Representations and Warranties by the Principal NTC Stockholders.  The merger agreement contains representations and warranties by each principal NTC stockholder relating to the following matters, among others:

•	the corporate, partnership or limited liability company organization and existence, as applicable, of each principal NTC stockholder who is not an individual, including that each corporation, limited liability company or partnership is duly organized, validly existing and in good standing with the corporate power, partnership power or limited liability company power and authority, as applicable, to own, lease and operate its properties and assets and to carry on its business as currently conducted;

•	the corporate, partnership or limited liability company power and authority, as applicable, of each principal NTC stockholder to execute and deliver the merger agreement and related documents and to complete the merger and other transactions contemplated by the merger agreement, and the validity and binding nature of the merger agreement and related documents and the obligations of each principal NTC stockholder under the merger agreement and related documents;

•	required governmental and third-party consents;

•	the absence of violation of organizational documents, laws or contracts, including the absence of defaults or acceleration thereunder, as a result of the merger agreement; and

•	the status of each principal NTC stockholder under the Investment Company Act of 1940.

The foregoing representations and warranties of ITC^DeltaCom, NTC and the principal NTC stockholders are subject, in some cases, to specified exceptions and qualifications, including exceptions for matters that do not have a material adverse effect on the parties or the ability of the parties to consummate the merger and the other transactions contemplated by the merger agreement. A breach of these representations and warranties by the applicable party to the merger agreement may give rise to a claim for indemnification after the merger closing, as discussed under “–Indemnification” below.

Conduct of NTC’s Business Until the Merger Closing

Under the merger agreement, NTC has agreed to conduct its business in its usual and ordinary manner consistent with its past practice and to use all reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and to cause its subsidiaries to do the same. In addition, prior to the merger closing, except for actions expressly contemplated by the merger agreement and subject to other specified exceptions, NTC has agreed and has agreed to cause its subsidiaries not to take any of the following actions without the prior written consent of ITC^DeltaCom:

•	amend any of its organizational documents;

•	issue, deliver, sell, pledge or transfer or authorize the issuance, sale, pledge or transfer of any shares of its capital stock, except for the issuance of NTC common stock upon exercise of stock options or conversion of NTC preferred stock, outstanding on the date of the merger agreement;

•	acquire any entity by merger, consolidation or acquisition of stock or assets;

•	sell, lease or otherwise dispose of one of its subsidiaries or sell, lease or otherwise dispose of assets or securities;

•	merge or consolidate with any other entity;

•	make any investment, other than investments in cash or cash equivalents with a maturity of less than 90 days or investments in wholly owned subsidiaries of NTC made in the ordinary course of business;

•	purchase any property or assets of any other entity for more than $25,000, except for inventory purchased for resale in the ordinary course of business consistent with past practice;

•	enter into any agreement that restricts NTC or any of its subsidiaries or, after the effective time of the merger, ITC^DeltaCom or post-merger NTC from engaging or competing in any line of business or in any geographic area;

•	waive, release or relinquish any material right;

•	modify or change in any material respect any existing material license, lease, contract or other agreement;

•	enter into any agreements with total expenditures or receipts of more than $50,000 individually or $150,000 in the aggregate;

•	incur any indebtedness or any new guarantee of indebtedness in excess of $25,000 in the aggregate, or prepay any indebtedness;

•	become responsible for obligations of any other person, other than a subsidiary of NTC, in an amount in excess of $50,000, except in connection with arrangements existing on the date of the merger agreement;

•	make any loans or advances, except for loans to wholly owned subsidiaries of NTC made in the ordinary course of business consistent with past practice and routine salary, travel and expense advances to current or former employees, directors, agents or consultants of NTC or any of its subsidiaries in the ordinary course of business consistent with past practice;

•	engage in (1) any transaction with any affiliate of NTC, any principal NTC stockholder or any portfolio company of the principal NTC stockholders, other than the merger agreement and other transactions identified in the merger agreement, or (2) amend, waive or relinquish any rights relating to any such transaction or agreement referred to in clause (1) that will remain outstanding after the merger closing;

•	authorize any new capital expenditures which, individually, are greater than $100,000;

•	split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend, or distribution with respect to its capital stock, other than cash dividends and distributions by a wholly owned subsidiary of NTC to NTC or to a subsidiary of NTC, or the issuance of NTC common stock upon the exercise of stock options or the conversion of NTC preferred stock outstanding on the date of the merger agreement;

•	redeem, repurchase or otherwise acquire any shares of its capital stock or other of its securities;

•	other than pursuant to commitments existing on the date of the merger agreement, increase the compensation or fringe benefits of any current or former employee, consultant, agent or director of NTC or any of its subsidiaries, except for increases in salary or wages in the ordinary course of business consistent with past practice, and the payment of accrued and earned but unpaid bonuses;

•	other than pursuant to commitments existing on the date of the merger agreement, grant any severance or termination pay to any current or former employee, consultant, agent or director of NTC or any of its subsidiaries;

•	other than pursuant to commitments existing on the date of the merger agreement, loan or advance any money or other property to any current or former employee, consultant, agent or director of NTC or any of its subsidiaries, other than routine salary, travel and expense advances in the ordinary course of business consistent with past practice;

•	other than pursuant to commitments existing on the date of the merger agreement, adopt, amend or terminate any NTC employee benefit plans;

•	other than pursuant to commitments existing on the date of the merger agreement, grant any equity or equity based awards;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than those reflected in the audited consolidated financial statements of NTC for the fiscal year ended December 31, 2003 or liabilities incurred in the ordinary course of business;

•	make or change any tax election or settle or compromise any income tax liability;

•	make any change in its accounting methods, principles or practices, other than any change required by a concurrent change in generally accepted accounting principles;

•	fail to maintain insurance coverage at levels existing on the date of the merger agreement;

•	increase the amount of cash which, in accordance with generally accepted accounting principles, is not immediately available for use and is recorded on NTC’s consolidated balance sheet as restricted cash;

•	agree or commit to do any of the foregoing; or

•	knowingly take or agree to take any action that would make any representation or warranty of NTC or the principal NTC stockholders inaccurate in any material respect at any time prior to the merger closing, except for any representations and warranties that are made as of a specified date.

Additional Agreements

Consents and Approvals; NTC Stockholder Approval.  NTC, the principal NTC stockholders and ITC^DeltaCom have agreed to cooperate with one another to obtain governmental or other actions, consents, approvals or waivers required to consummate the merger and related transactions.

NTC has agreed to obtain the NTC stockholder approval of the merger agreement and the merger within two business days after the date of the merger agreement. In accordance with this covenant, NTC obtained such NTC stockholder approval by written consent instead of a meeting which was dated September 10, 2004 and executed by all of the principal NTC stockholders other than CenturyTel, Inc., Morgan Keegan Opportunity Fund, L.P. and Morgan Keegan Employee Investment Fund, L.P.

Preparation of ITC^DeltaCom Registration Statement; ITC^DeltaCom Stockholders Meeting.  ITC^DeltaCom has agreed to prepare this registration statement of which this proxy statement/prospectus is a part to be distributed to the stockholders of ITC^DeltaCom, which includes the recommendation of the ITC^DeltaCom board of directors that the ITC^DeltaCom stockholders vote in favor of the issuance of ITC^DeltaCom common stock in connection with the merger and the NTC management employee retention plan. As promptly as practicable after this registration statement is declared effective by the SEC, ITC^DeltaCom has agreed to call, give notice of and hold the special meeting of its stockholders described in this proxy statement/prospectus.

Access to Information.  Subject to confidentiality obligations, from the date of the merger agreement until the merger closing, NTC has agreed to afford ITC^DeltaCom and its counsel, auditors and other representatives, reasonable access, during normal business hours, to all of its offices, properties, books and records, and furnish to the requesting party all such information concerning its affairs, including financial and operating data and other information, as reasonably requested.

Notice of Specified Events.  NTC and each principal NTC stockholder, on the one hand, and ITC^DeltaCom, on the other hand, have agreed to notify the other party of:

•	any communication alleging that a consent may be required in connection with the transactions contemplated by the merger agreement, the amended and restated governance agreement or the escrow agreement;

•	any material communication from any governmental authority in connection with the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement;

•	any commenced or threatened claims, investigations or proceedings which, if pending on the date of the merger agreement, would have been required to have been disclosed by ITC^DeltaCom or NTC, or which relates to the closing of the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement;

•	solely with respect to NTC, any time the EBITDA target for a specified measurement period equals or exceeds EBITDA by $100,000 or more for any monthly measurement period; and

•	solely with respect to ITC^DeltaCom, any contemplated transaction with any third party entity involving the sale of all or substantially all of the assets of ITC^DeltaCom or its subsidiaries or an acquisition by, or sale of all or substantially all of the assets of such third party entity to, ITC^DeltaCom or any of its subsidiaries.

Affiliate Transactions.  Immediately prior to the merger closing, the principal NTC stockholders have agreed to terminate or settle any contract between the principal NTC stockholders or any of their affiliates, on the one hand, and NTC or any of its subsidiaries on the other hand, or any other affiliate of NTC, on the one hand, and NTC or any of its subsidiaries, on the other hand, other than specified disclosed contracts.

Reasonable Best Efforts.  Each of NTC and ITC^DeltaCom have agreed to use reasonable best efforts to do all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the merger agreement. The parties have agreed that if any administrative or judicial action or proceeding challenging any transactions contemplated by the merger agreement is instituted or threatened, each party will cooperate with the other and use its reasonable best efforts to contest and resist such action and to have vacated or reversed any judgment, injunction or other order that prohibits, prevents or restricts completion of the transactions contemplated by the merger agreement. The parties have agreed that no party or its subsidiaries will be required to sell or hold separate any business or asset in order to complete the merger.

Public Announcements.  ITC^DeltaCom and NTC have agreed to obtain the other party’s prior written consent before issuing any press release or otherwise making any public announcements relating to the merger agreement and the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement, except that any party to the merger agreement may issue a press release or make a public announcement if the announcement is required by applicable law.

Further Assurances.  After the effective time of the merger, the parties will execute and deliver any additional instruments necessary to carry out the provisions of the merger agreement.

Confidentiality.  The confidentiality agreement in effect on the date of the merger agreement between NTC and ITC^DeltaCom will continue in full force and effect prior to the effective time of the merger and after termination of the merger agreement.

Transaction Agreements.  The parties have agreed to enter into the amended and restated governance agreement and the escrow agreement on or prior to the merger closing.

Obligations of Merger Subsidiary.  ITC^DeltaCom has agreed to take all action necessary to cause the merger subsidiary to perform its obligations in the merger agreement.

Director and Officer Liability and Insurance.  The merger agreement provides that for six years after the effective time of the merger, ITC^DeltaCom will cause NTC, as the surviving corporation of the merger, to indemnify and hold harmless the present and former officers and directors of NTC for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Delaware law or any other applicable laws and as provided in the organizational documents of NTC. NTC has agreed to obtain an insurance policy for the surviving corporation of the merger before the merger closing which will provide officers’ and directors’ liability insurance to cover acts or omissions occurring before the effective time of the merger for any person currently covered by NTC’s officers’ and directors’ liability insurance policy on terms with respect to coverage at least as favorable as such insurance maintained by NTC on the date of the merger agreement.

Employee Matters.  NTC has agreed to enter into amendments to its employment agreements with some of its management employees. NTC has agreed to adopt a broad-based severance and retention program within 30 days after the date of the merger agreement. ITC^DeltaCom has agreed that it will provide, or will cause NTC as the surviving corporation of the merger to provide, employees of NTC and its subsidiaries on the merger closing date who remain as employees of ITC^DeltaCom or any ITC^DeltaCom subsidiary after the merger closing date with employee benefits that are no less favorable than the employee benefits provided to similarly situated employees of ITC^DeltaCom and its subsidiaries. NTC has agreed to take all corporate actions necessary to freeze participation under NTC’s 401(k) plan and terminate NTC’s 401(k) plan prior to the merger closing.

Incentive Plans.  NTC has agreed to terminate each equity incentive plan maintained by NTC or any of its subsidiaries.

Portfolio Company Actions.  Each principal NTC stockholder has agreed to use its reasonable best efforts not to, and to use its reasonable best efforts to cause its affiliates not to, direct, encourage or facilitate the taking of any action by any portfolio company of such principal NTC stockholder or affiliate of such principal NTC stockholder that would be prohibited by the terms of the merger agreement if taken directly by such principal

NTC stockholder. No provision of the merger agreement will bind any portfolio company or any principal NTC stockholder and, except as described above, no principal NTC stockholder will be liable for any action taken by such portfolio company.

ITC^DeltaCom Stock Incentive Plan.  The merger agreement provides that ITC^DeltaCom’s stock incentive plan will continue and all options previously granted under such stock incentive plan will be deemed assumed for purposes of the stock incentive plan.

No Recourse.  Each principal NTC stockholder has agreed to waive all claims and rights to recourse against NTC or the surviving corporation of the merger or any of their officers, directors and employees with respect to any breach of any representation or warranty or noncompliance with any agreement made by NTC in the merger agreement or any agreement executed to complete the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement. The principal NTC stockholders will not be entitled to contribution from, subrogation to, or recovery from NTC or the surviving corporation of the merger for any liability of any principal NTC stockholder which may arise under the merger agreement.

Principal NTC Stockholder Consent.  Each principal NTC stockholder has consented to, and waived any right to notice or approval of, the execution, delivery and performance by NTC of the merger agreement and the completion of the transactions under the merger agreement, the amended and restated governance agreement and the escrow agreement.

Affiliate Letters.  NTC has agreed to use its reasonable best efforts to cause each person designated as an affiliate of NTC to deliver to ITC^DeltaCom, no later than 30 days prior to the merger closing, a letter relating to such affiliate’s compliance with Rule 145 under the Securities Act after the merger closing.

Targets.  The principal NTC stockholders have agreed to cause NTC to use its best efforts to meet or exceed the cash target, the EBITDA target and the working capital target specified in the merger agreement.

Appointment of Stockholders’ Representative.  Under the merger agreement, James P. TenBroek, who is affiliated with one of the principal NTC stockholders, will act as agent and attorney-in-fact for each principal NTC stockholder, with full authority to act, for and on behalf of any or all of the principal NTC stockholders, in connection with any matters necessary to complete the merger and the transactions contemplated by the merger agreement. The stockholders’ representative is authorized to receive notice of, to make and defend, and to compromise on behalf of the principal NTC stockholders any claims for indemnification asserted under the merger agreement or the escrow agreement. All fees and expenses of the stockholders’ representative will be paid by the principal NTC stockholders.

Tax Matters.  NTC will prepare and file, or cause to be prepared and filed, in a timely manner, all tax returns, statements, reports and forms for NTC and its subsidiaries that are required to be filed on or before the merger closing date. ITC^DeltaCom will prepare and file, or cause to be prepared and filed, in a timely fashion, all tax returns, statements, reports and forms for NTC and its subsidiaries that are required to be filed after the merger closing date. The NTC stockholders’ representative and ITC^DeltaCom have agreed to give prompt notice to each other of any proposed adjustment to taxes for any complete or partial tax period ending on or before the merger closing date of NTC and its subsidiaries. The NTC stockholders’ representative and ITC^DeltaCom shall cooperate with each other in the conduct of any audit or other proceedings involving NTC or any of its subsidiaries for such periods. The NTC stockholders’ representative and ITC^DeltaCom have agreed to furnish to each other, upon request, as promptly as practicable, such information and assistance relating to NTC or any of its subsidiaries as is reasonably necessary for the preparation of any tax returns, statements, reports and forms, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. ITC^DeltaCom, NTC and the principal NTC stockholders have agreed to use their reasonable best efforts to cause the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

No Solicitation by NTC and the Principal NTC Stockholders

The merger agreement provides that NTC and the principal NTC stockholders will not, and will not authorize or permit any of their respective affiliates or any officer, director, employee, investment banker, attorney or other advisor or representative or agent of NTC or any principal NTC stockholder or any of their respective affiliates, to:

•	solicit, initiate or encourage any acquisition proposal, as described below;

•	enter into any agreement with respect to an acquisition proposal; or

•	participate in any discussions or negotiations regarding, or provide information to any person, as described below, with the intent of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to an acquisition proposal other than the transactions contemplated by the merger agreement.

Any violation of the foregoing restrictions by any officer, director, employee, investment banker, attorney or other advisor or representative of NTC, any principal NTC stockholder or any of their respective affiliates, will be deemed to constitute a willful breach by NTC of the non-solicitation provision in the merger agreement. Except to the extent provided in the merger agreement, each of NTC and each principal NTC stockholder has agreed to, and has agreed to cause its affiliates to, immediately cease any activities, discussions or negotiations with any person, other than ITC^DeltaCom and its representatives, existing as of the date of the merger agreement and conducted at any time with respect to any acquisition proposal, and has agreed not to pursue, directly or indirectly, an acquisition proposal received on or before the date of the merger agreement from any person other than ITC^DeltaCom and its representatives. The merger agreement prohibits NTC from releasing any third party from, or waiving any provisions of, any confidentiality or standstill agreement relating to an acquisition proposal to which such party is a party.

For purposes of the non-solicitation provisions of the merger agreement, the merger agreement defines “person” to mean any person, corporation, entity or “group,” as defined in Section 13(d) of the Securities Exchange Act, other than ITC^DeltaCom or any of its subsidiaries. The merger agreement defines an “acquisition proposal” to mean any proposal for a merger or other business combination transaction involving NTC or any of its subsidiaries or any proposal or offer to acquire, in any manner, directly or indirectly, 20% or more of the equity securities or any class of the equity securities of NTC or 20% or more of the assets of NTC and its subsidiaries, taken as a whole, other than the merger contemplated by the merger agreement.

The merger agreement provides for exceptions to the foregoing non-solicitation provisions until NTC’s stockholders adopt the merger agreement and approve the merger. This NTC stockholder approval was obtained by written consent dated September 10, 2004.

Conditions to Completion of the Merger

The obligations of ITC^DeltaCom, the merger subsidiary, NTC and the principal NTC stockholders to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

•	the required NTC stockholder approval of the merger agreement and the merger and the required ITC^DeltaCom stockholder approval of the NTC merger-related proposals submitted to ITC^DeltaCom’s stockholders at the special meeting described in this proxy statement/prospectus will have been obtained;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree will prohibit the merger closing or the transactions contemplated by the merger agreement;

•	no action or proceeding will be pending or have been instituted by any governmental authority seeking to restrain or make illegal the merger closing or the transactions contemplated by the merger agreement, restrain or prohibit the ownership or operation by ITC^DeltaCom or any of its subsidiaries, or by NTC or any of its subsidiaries of all or any material portion of the business, properties or assets of NTC and its subsidiaries taken as a whole, impose material limitations on ITC^DeltaCom’s ability to control and exercise rights of ownership with respect to the corporation surviving the merger or require ITC^DeltaCom to sell any shares of capital stock of the corporation surviving the merger;

•	the registration statement on Form S-4 relating to the merger, of which this proxy statement/prospectus is a part, will have become effective prior to the mailing of this proxy statement/prospectus to ITC^DeltaCom’s stockholders and no stop order or proceedings seeking a stop order will have been threatened or initiated by the SEC;

•	the ITC^DeltaCom common stock to be issued in connection with the merger will have been approved for listing on the Nasdaq National Market, subject to official notice of issuance;

•	all specified notices to any governmental body will have been filed and all specified consents, approvals and licenses of any governmental body will have been obtained;

•	all consents, approvals, agreements or other actions required under specified agreements will have been received by NTC or any principal NTC stockholder and will not have been revoked; and

•	ITC^DeltaCom and NTC will have agreed to, and countersigned, the performance worksheet revised as of the close of business on the second business day immediately before the merger closing date, which reflects the actual operating results of NTC and its subsidiaries during the applicable period.

Conditions to ITC^DeltaCom’s Obligations to Close.  The obligations of ITC^DeltaCom and the merger subsidiary to complete the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement are subject to the fulfillment or waiver of the following additional conditions:

•	each of NTC and the principal NTC stockholders will have performed in all material respects all obligations under the merger agreement required to be performed by it or them at or prior to the merger closing date other than the obligations with respect to the amendments to the employment agreements and the adoption of a broad-based severance and retention program which will have been performed in all respects;

•	the representations and warranties of NTC and the principal NTC stockholders in the merger agreement that are qualified by materiality or material adverse effect will be true and correct as of the merger closing, and the representations and warranties that are not qualified by materiality or material adverse effect will be true and correct in all material respects as of the merger closing;

•	there will not have occurred a material adverse effect from the date of the merger agreement through the merger closing;

•	the specified total indebtedness of NTC and its subsidiaries will be no more than $5.5 million immediately before the effective time of the merger;

•	ITC^DeltaCom will have received all executed copies of the amendments to the employment agreements with specified management employees of NTC;

•	the principal NTC stockholders will have executed and delivered to ITC^DeltaCom the amended and restated governance agreement described under “Terms of Other Agreements–Governance Agreement”;

•	ITC^DeltaCom’s proposed merger with FDN will have been completed;

•	each of ITC^DeltaCom and the merger subsidiary will have received all documents reasonably requested by it relating to the existence of NTC and each principal NTC stockholder and the corporate or other authority for entry by NTC and each principal NTC stockholder into the merger agreement, the amended and restated governance agreement and the escrow agreement;

•	the NTC stockholders’ representative will have executed and delivered to ITC^DeltaCom the escrow agreement;

•	ITC^DeltaCom will have received from its counsel a written opinion to the effect that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes and a written opinion from counsel to NTC in the form attached to the merger agreement;

•	the amendment to ITC^DeltaCom’s restated certificated of incorporation submitted for stockholder approval at the special meeting described in this proxy statement/prospectus will be in full force and effect;

•	ITC^DeltaCom will have amended its bylaws in the form attached to the merger agreement and such amended bylaws will be in full force and effect;

•	no more than 400,000 shares of NTC common stock and no more than 400,000 shares of NTC preferred stock will be subject to properly exercised dissenters’ rights under applicable Delaware law;

•	all consents, approvals, agreements or other actions under specified agreements will have been received by ITC^DeltaCom and will not have been revoked;

•	each specified affiliate of NTC will have delivered to ITC^DeltaCom a signed letter relating to such affiliate’s compliance with Rule 145 under the Securities Act after the merger closing;

•	each provision of the specified amendments to ITC^DeltaCom’s credit agreements and ITC^DeltaCom’s principal capital leases will be valid, binding and in full force and effect and enforceable against each of the parties thereto;

•	since the close of business on the last day of the month immediately before the month in which the merger closing occurs, there will not have occurred any event outside the ordinary course of business that has resulted in a reduction of the closing cash balance and the closing working capital amount of NTC to an amount that would cause the adjustment amounts specified in the merger agreement to be materially different from the adjustment amounts specified in the revised performance worksheet prepared as of two business days before the merger closing;

•	since the close of business on the last day of the month immediately before the month in which the merger closing occurs, there will not have occurred any event outside the ordinary course of business that has caused the closing EBITDA adjustment amount specified in the merger agreement to be materially different from the same amount set forth in the revised performance worksheet prepared as of two business days before the merger closing;

•	ITC^DeltaCom’s certified public accountants will have completed an audit of the consolidated financial statements of NTC as of June 30, 2004 and for the six-month period ended June 30, 2004, and the amounts set forth in such audited financial statements will not materially differ from the amounts set forth in the unaudited financial statements of NTC for the same periods that were delivered to ITC^DeltaCom prior to the date of the merger agreement;

•	the fees and expenses incurred by NTC or any of its subsidiaries in connection with or payable upon the completion of the transactions contemplated by the merger agreement, the amended and restated governance agreement and the escrow agreement will not exceed $1.4 million; and

•	ITC^DeltaCom will have received a certificate of an officer of NTC certifying the exchange ratio for each series of NTC preferred stock and the NTC common stock and the number of shares of ITC^DeltaCom common stock payable pursuant to the NTC management employee retention plan.

For purposes of these closing conditions, a material adverse effect will mean a material adverse effect on the condition, financial or otherwise, business, assets, liabilities, results of operations or prospects of NTC and its subsidiaries, taken as a whole, or the ability of NTC or any principal NTC stockholder to perform its obligations under the merger agreement.

Conditions to NTC’s Obligations to Close.  NTC’s obligations to complete the merger are subject to the fulfillment or waiver of the following additional conditions:

•	each of ITC^DeltaCom and the merger subsidiary will have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the merger closing date;

•	the representations and warranties of ITC^DeltaCom in the merger agreement that are qualified by materiality will be true and correct as of the merger closing date, and the representations and warranties of ITC^DeltaCom that are not qualified by materiality will be true and correct in all material respects as of the merger closing date or other specified date;

•	ITC^DeltaCom will have executed and delivered to the NTC stockholders’ representative the amended and restated governance agreement described under “Terms of Other Agreements–Governance Agreement”;

•	ITC^DeltaCom will have executed and delivered the escrow agreement to the NTC stockholders’ representative; and

•	NTC will have received from its counsel a written opinion to the effect that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

Termination

ITC^DeltaCom, NTC and the principal NTC stockholders may mutually agree in writing to terminate the merger agreement. In addition, ITC^DeltaCom and NTC each has the right to terminate the merger agreement upon the occurrence or non-occurrence of specified events described below.

ITC^DeltaCom Termination Rights.  ITC^DeltaCom may terminate the merger agreement and abandon the transactions contemplated by the merger agreement, whether before or after approval of the merger-related proposals by ITC^DeltaCom’s stockholders at the special meeting, except as described below:

•

upon a breach of any representation, warranty, covenant or agreement on the part of NTC or the principal NTC stockholders set forth in the merger agreement, such that ITC^DeltaCom’s conditions to closing relating to representations, warranties or covenants of NTC and the principal NTC stockholders will not be satisfied, and such breach is not reasonably capable of being cured prior to March 18, 2005 or, in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to March 18, 2005, such breach will not have been cured prior to March 18, 2005, but only if ITC^DeltaCom is not in material breach of any of its material representations, warranties, covenants or agreements contained in the merger agreement;

•	if the merger closing has not occurred by March 18, 2005, so long as ITC^DeltaCom is not in material breach of any of its obligations under the merger agreement;

•	if there is a law or regulation or final nonappealable judgment, injunction, order or decree prohibiting the transactions contemplated by the merger agreement, the amended and restated governance agreement or the escrow agreement;

•	if, for any period of a full month ending on the last day of such month in which EBITDA is measured after the date of the merger agreement, the EBITDA target would exceed EBITDA as of such date by $100,000 or more;

•	if either NTC or any principal NTC stockholder will have intentionally and materially breached any of its non-solicitation obligations in the merger agreement;

•	if, prior to the approval by NTC’s stockholders of the merger agreement and the merger, the NTC board of directors of NTC fails to make or has withdrawn, modified or changed in a manner adverse to ITC^DeltaCom its recommendation that NTC’s stockholders approve the merger agreement or the merger or if the board of directors of NTC recommends a “superior proposal,” as such term is defined in the merger agreement, or the board of directors of NTC has resolved to do any of the foregoing; or

•	if the approval by NTC’s stockholders of the merger agreement and the merger shall not have been obtained by 5:00 p.m. Eastern Time on the second business day after the date of the merger agreement, but only if ITC^DeltaCom will have complied with its obligations under the merger agreement to call and hold the special meeting described in this proxy statement/prospectus and to recommend, through its board of directors, the approval by ITC^DeltaCom’s stockholders of the NTC merger-related proposals.

NTC’s stockholders approved the merger agreement and the merger by written consent dated September 10, 2004. Accordingly, from and after that date, the last two termination rights summarized above are not exercisable by ITC^DeltaCom.

NTC Termination Rights.  NTC may terminate the merger agreement and abandon the transactions contemplated by the agreement, whether before or after approval of the merger-related proposals by ITC^DeltaCom’s stockholders at the special meeting, except as described below:

•	upon a breach of any representation, warranty, covenant or agreement on the part of ITC^DeltaCom or the merger subsidiary set forth in the merger agreement, such that NTC’s conditions to closing relating to ITC^DeltaCom’s representations, warranties or covenants will not be satisfied, and such breach is not reasonably capable of being cured prior to March 18, 2005 or, if such breach is reasonably capable of being cured prior to March 18, 2005, such breach will not have been cured prior to March 18, 2005, but only if NTC or any principal NTC stockholder is not in material breach of any of its material representations, warranties, covenants or agreements contained in the merger agreement;

•	if the merger closing has not occurred by March 18, 2005, so long as NTC is not in material breach of any of its obligations under the merger agreement;

•	if there is a law or regulation or final nonappealable judgment, injunction, order or decree prohibiting the transactions contemplated by the merger agreement, the amended and restated governance agreement or the escrow agreement;

•	if the ITC^DeltaCom stockholder approval of the NTC merger-related proposals submitted to ITC^DeltaCom’s stockholders at the special meeting described in this proxy statement/prospectus has not been obtained, unless NTC has failed to comply with its obligations with respect to obtaining the approval of the NTC stockholders of the merger agreement and the merger and sending notices required by Delaware law to its stockholders under the merger agreement; or

•	if, prior to the receipt of the NTC stockholder approval,

–	NTC is not in material breach of any of its obligations under the merger agreement;

–	the board of directors of NTC authorizes NTC to enter into a binding agreement for the sale of FDN to another party pursuant to a “superior proposal,” as such term is defined in the merger agreement, and NTC notifies ITC^DeltaCom in writing that it intends to enter into such an agreement;

–	ITC^DeltaCom does not make, within three business days after receipt of NTC’s notice described above, an offer that the board of directors of NTC determines in good faith, after consultation with its outside legal counsel and its financial advisors, is at least as favorable to NTC’s stockholders as the proposed superior proposal; and

–	prior to such termination, NTC pays the termination fee described below.

With respect to the last such termination right of NTC, NTC may not enter into a binding agreement concerning a superior proposal until the fifth business day after it has provided ITC^DeltaCom the notice described above and will notify ITC^DeltaCom if its intention to enter into a written agreement referred to in such notice has changed at any time after giving such notice. NTC’s stockholders approved the merger agreement and the merger by written consent dated September 10, 2004. Accordingly, from and after that date, the last such termination right summarized above is not exercisable by NTC.

Effect of Termination.  If the merger agreement is terminated, the merger agreement will become void and there will be no further obligation thereunder of the parties, except under specified provisions of the merger agreement, which will survive termination.

Such a termination will not relieve ITC^DeltaCom, NTC or the principal NTC stockholders from liability to the other parties for any intentional breach of any obligation or any knowing breach of any representation or warranty contained in the merger agreement.

Specific Performance.  Each party to the merger agreement has the right to elect, in addition to any and all other remedies at law or in equity for a breach of the merger agreement, to enforce specifically the terms and provisions of the merger agreement.

Termination Fee; Expenses

NTC is obligated under the merger agreement to pay ITC^DeltaCom a termination fee of $2.3 million and to reimburse ITC^DeltaCom for its transaction fees and expenses at the times and upon the occurrence of the events described below:

•

If the merger agreement is terminated by ITC^DeltaCom because, prior to the receipt of the NTC stockholder approval of the merger agreement and the merger, the NTC board of directors has failed to recommend or will have withdrawn or modified or changed in a manner adverse to ITC^DeltaCom its recommendation of the merger agreement or the merger, or has recommended a superior proposal, or the board of directors has resolved to do any of the foregoing, NTC must pay the termination fee no later than the earlier of the date of such termination or entry into an agreement concerning an acquisition proposal, and pay ITC^DeltaCom’s transaction charges and expenses no later than the close of business on the second business day after ITC^DeltaCom will have requested payment of such transaction charges and expenses.

•	If the merger agreement is terminated by NTC because, prior to the receipt of the NTC stockholder approval of the merger agreement and the merger, the NTC board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisors, that an unsolicited third party acquisition proposal constitutes a superior proposal, NTC must pay the termination fee no later than the earlier of the date of such termination of the merger agreement or entry into an agreement concerning an acquisition proposal, and ITC^DeltaCom’s transaction charges and expenses no later than the close of business on the second business day after ITC^DeltaCom will have requested payment of such transaction charges and expenses.

•	If the merger agreement is terminated by ITC^DeltaCom for NTC’s failure to obtain the NTC stockholder approval within the period specified in the merger agreement, NTC must pay ITC^DeltaCom’s transaction charges and expenses no later than the close of business on the second business day after ITC^DeltaCom will have requested payment of such transaction charges and expenses and if within nine months of such termination, NTC enters into an agreement concerning an acquisition proposal, NTC must pay the termination fee at the time that it enters into such agreement.

NTC’s stockholders approved the merger agreement and the merger by written consent dated September 10, 2004. Accordingly, from and after that date, none of the termination rights that would give rise to payment of termination fees or expenses as summarized above is exercisable by ITC^DeltaCom.

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than the termination fees and expenses referred to above and other than any filing fees related to compliance with the federal antitrust laws or the federal communications laws, which will be allocated equally between ITC^DeltaCom and NTC, are to be paid by the party incurring such fees or expenses.

Indemnification

If the merger is completed, subject to specified limitations described below, the principal NTC stockholders, on the one hand, and ITC^DeltaCom, on the other hand, will be obligated to pay damages for losses resulting from breaches of their respective representations, warranties, covenants or agreements under the merger agreement. These indemnification obligations are summarized below.

Indemnification by Principal NTC Stockholders.  From and after the merger closing date, the principal NTC stockholders will be obligated to severally, and not jointly, indemnify ITC^DeltaCom and its affiliates and each of their respective officers, directors, employees and agents, who are collectively referred to as the “ITC^DeltaCom indemnified persons,” from losses incurred by the ITC^DeltaCom indemnified persons as a result of the breach of any representation, warranty, covenant or agreement of NTC or the principal NTC stockholders under the merger agreement and any claim related to a specified contractual dispute involving NTC. In the case of any breach by any principal NTC stockholder of any representation, warranty, covenant, agreement or obligation of such principal NTC stockholder under the merger agreement, only the breaching principal NTC stockholder will be obligated to indemnify the ITC^DeltaCom indemnified persons for losses resulting from such breach.

Indemnification by ITC^DeltaCom.  From and after the merger closing date, ITC^DeltaCom will be obligated to indemnify the principal NTC stockholders and their affiliates, and each of their respective officers, directors, employees and agents, who are collectively referred to as the “NTC stockholder indemnified persons,” from losses incurred by the NTC stockholder indemnified persons as a result of the breach of any representation, warranty, covenant or agreement of ITC^DeltaCom or the merger subsidiary under the merger agreement.

Contract Claim Indemnification.  If ITC^DeltaCom suffers a loss resulting from a specified contractual dispute involving NTC, ITC^DeltaCom may make a claim for indemnification against the special escrow amount described in “Terms of Other Agreements–Escrow Agreement” pursuant to the escrow agreement. The special escrow amount, which is equal to the number of shares of ITC^DeltaCom common stock equal to $685,000 divided by the fair market value of one share of ITC^DeltaCom common stock, will be available solely to satisfy losses resulting from the contractual dispute. Claims for indemnification arising from such contractual dispute are not subject to any limitations on indemnification described below. For information on the administration of the escrow agreement, see “Terms of Other Agreements–Escrow Agreement.”

Limitations on Indemnification.  Except with respect to indemnification for losses resulting from the contractual dispute described above and except with respect to losses resulting from fraud or willful misrepresentation described below, each party will be liable to the other party’s indemnified persons for indemnifiable losses under the merger agreement only to the extent that:

•	the aggregate amount of indemnifiable losses exceeds $350,000, and in such case, including the first $350,000 of such indemnifiable losses; and

•	the aggregate amount of indemnifiable losses is not more than the amount equal to the fair market value as of the merger closing date of the shares of ITC^DeltaCom common stock deposited in the escrow account.

Except as described below, indemnification claims on behalf of the ITC^DeltaCom indemnified persons under the merger agreement may be made solely against the escrow account and may be satisfied solely out of the merger consideration deposited in the escrow account pursuant to the merger agreement and the escrow agreement. The ITC^DeltaCom indemnified persons may make claims for indemnification outside of the escrow account against the principal NTC stockholders only with respect to losses resulting from fraud or willful misrepresentation with respect to a breach of any representation, warranty, covenant or agreement of NTC or the principal NTC stockholders in the merger agreement. A principal NTC stockholder’s total liability for any such claims outside the escrow account against the principal NTC stockholders for fraud or willful misrepresentation will be limited to the total value of merger consideration, valued at the fair market value of one share of ITC^DeltaCom common stock as of the merger closing date, paid to such principal NTC stockholder in connection with the merger. If a principal NTC stockholder has committed such fraud or willful misrepresentation, the limitations on liability described in the preceding sentence will not apply. Losses for fraud or willful misrepresentation for which the principal NTC stockholders are liable will not be required to exceed the $350,000 threshold amount.

The limitations on liability described above are also not applicable with respect to losses suffered by NTC stockholder indemnified persons resulting from fraud or willful misrepresentation with respect to a breach of any representation, warranty, covenant or agreement of ITC^DeltaCom or the merger subsidiary. ITC^DeltaCom’s liability for losses from such fraud or willful misrepresentation will not exceed, with respect to all principal NTC stockholders, the total value of the shares of ITC^DeltaCom common stock paid to such stockholders in connection with the merger, or with respect to any principal NTC stockholder, the value of the shares of ITC^DeltaCom common stock paid to such principal NTC stockholder in connection with the merger, valued, in both cases, at the fair market value of one share of ITC^DeltaCom common stock as of the merger closing date.

Payment; Escrow Fund.  Amounts disbursed from the escrow account in payment of indemnification claims to any ITC^DeltaCom indemnified person will be made by the principal NTC stockholders on a several basis, at the option of ITC^DeltaCom, in cash, by instructing the NTC stockholders’ representative to cause the escrow agent to deliver to ITC^DeltaCom all or a portion of such principal NTC stockholder’s shares of ITC^DeltaCom common stock deposited in the escrow account, or in a combination of cash and shares of ITC^DeltaCom common stock. Any payment by the principal NTC stockholders to any ITC^DeltaCom indemnified person which is not made from the escrow account will be made by the principal NTC stockholders on a several basis, at the option of each principal NTC stockholder, in cash, in shares of ITC^DeltaCom common stock or in a combination of cash and shares of ITC^DeltaCom common stock. Any shares of ITC^DeltaCom common stock delivered by any principal NTC stockholder to satisfy an indemnification claim will be valued at the fair market value of ITC^DeltaCom common stock as of the merger closing date.

Indemnification claims on behalf of the NTC stockholder indemnified persons under the escrow agreement may be paid, at ITC^DeltaCom’s election, as follows:

•	in cash;

•	by issuing shares of ITC^DeltaCom common stock, valued at the fair market value as of the merger closing date; or

•	in a combination of cash and ITC^DeltaCom common stock, valued at the fair market value as of the merger closing date.

For purposes of the indemnification provision, the merger agreement defines “fair market value” of a share of ITC^DeltaCom common stock as of the merger closing date to be equal to the volume-weighted average of the per share selling price of one share of ITC^DeltaCom common stock on the Nasdaq National Market, or other principal securities exchange, interdealer quotation system or other securities market on which the common stock is then traded, for the 20 consecutive trading days ending on the second business day prior to the merger closing date, as reported by Bloomberg Financial Markets or such other source as the principal NTC stockholders entitled to receive a majority of the merger consideration and ITC^DeltaCom may agree, provided that if the selling price is not reported, the average of the last bid and ask prices for one share of ITC^DeltaCom common stock for such period of 20 consecutive trading days will be used.

Approval of the NTC merger proposal at the special meeting described in this proxy statement/prospectus will constitute stockholder approval of any issuance by ITC^DeltaCom, at its election, of shares of its common stock pursuant to the merger agreement in payment of any claim for indemnification made against ITC^DeltaCom by the principal NTC stockholders under the merger agreement.

Deadlines for Indemnification Claims.  Indemnification claims for breaches of any representation and warranties under the merger agreement, other than as described below, must be brought on or before the second anniversary of the merger closing date. Subject to limitations, indemnification claims of ITC^DeltaCom indemnified persons against any principal NTC stockholder for breach by NTC or any principal NTC stockholder of NTC’s representations and warranties regarding organization, authority to enter into the merger agreement, capitalization, taxes or employee matters or any principal NTC stockholder’s representations and warranties regarding organization and authority to enter into the merger agreement may be brought until the expiration of the applicable statute of limitations. Indemnification claims of NTC stockholder indemnified persons against ITC^DeltaCom or the merger subsidiary for breach by ITC^DeltaCom or the merger subsidiary of representations and warranties regarding organization, authority to enter into the merger agreement or capitalization may be brought until the expiration of the applicable statute of limitations.

Indemnification as Exclusive Remedy.  Subject to the parties’ rights to specific performance under the merger agreement, from and after the merger closing date, indemnification will be the exclusive remedy of the parties for losses arising out of or related to the transactions contemplated by the merger agreement.

Administration of Escrow Account.  For information about the administration of the escrow account, see “Terms of Other Agreements–Escrow Agreement.”

TERMS OF OTHER AGREEMENTS

The following summary of the material provisions of other agreements related to the merger transaction is qualified in its entirety by reference to those agreements. This summary is not complete, and you are encouraged to read the full text of each such agreement. See “Where You Can Find Additional Information” beginning on page 146 of this proxy statement/prospectus to learn how you can obtain copies of these agreements.

Governance Agreement

At or prior to the merger closing date, the principal NTC stockholders will become parties to a governance agreement among ITC^DeltaCom, the WCAS securityholders, the principal FDN stockholders, Campbell B. Lanier, III, who is a director and stockholder of ITC^DeltaCom, and Larry F. Williams, who is a director, stockholder and Chairman and Chief Executive Officer of ITC^DeltaCom. This governance agreement, which will be effective as of the effective time of the FDN merger, will amend and restate the existing governance agreement, dated as of October 6, 2003, among ITC^DeltaCom, the WCAS securityholders, Mr. Lanier and Mr. Williams to add as parties the principal FDN stockholders and the principal NTC stockholders. The new agreement will modify provisions and terminate other provisions of the existing agreement that relate to the corporate governance of ITC^DeltaCom and to restrictions on the disposition of ITC^DeltaCom’s securities held by the stockholder parties.

Board of Directors and Committees

The governance agreement contains provisions relating to the composition and actions of ITC^DeltaCom’s board of directors and board committees.

Post-Closing Board Membership.  As of the effective time of the merger, the board of directors will have 13 members and will initially consist of nine of the current 11 directors, three new directors designated for appointment by the principal FDN stockholders upon completion of the FDN merger and one new director designated for appointment by the principal NTC stockholders upon completion of the NTC merger. From and after the effective time of the FDN merger and the NTC merger, but subject to provisions of the governance agreement summarized below, ITC^DeltaCom’s board of directors will consist of 13 directors, as follows:

•	ITC^DeltaCom’s chief executive officer, who is currently Mr. Williams;

•	that number of directors, which is currently three, nominated by the board of directors and necessary to constitute an audit committee composed solely of board members who qualify as “independent” directors within the meaning of Section 301 of the Sarbanes-Oxley Act and, for so long as ITC^DeltaCom’s common stock is listed on the Nasdaq National Market, within the meaning of the Nasdaq Marketplace Rules;

•	during the applicable WCAS board membership period described below, up to four directors, who are referred to below as the “WCAS designees,” one of whom will be designated by Welsh, Carson, Anderson & Stowe VIII, L.P., one of whom will be designated by WCAS Capital Partners III, L.P. and two of whom will be designated or elected by the WCAS securityholders as holders of the Series B preferred stock;

•	during the applicable MC board membership period described below, up to two directors, who are referred to below as the “MC designees,” one of whom will be designated by M/C Venture Partners V, L.P. and one of whom will be designated by Media/Communications Partners III Limited Partnership;

•	during the Columbia board membership period described below, one director, who is referred to below as the “Columbia designee,” who will be designated by Columbia Capital Equity Partners III (QP), L.P.;

•	during the NTC stockholder board membership period described below, one director, who is referred to below as the “NTC stockholder designee,” who will be designated by the principal NTC stockholders; and

•	during the Series A board membership period described below, either Campbell B. Lanier, III or Donald W. Burton, who also currently serves as a director, as nominated by the board of directors.

The MC stockholders who will designate two new directors to serve as the MC designees and the Columbia stockholders who will designate one new director to serve as the Columbia designee are principal FDN stockholders.

The initial WCAS designees, all of whom currently serve as directors, are John Almeida, Jr., who was designated by Welsh, Carson, Anderson & Stowe VIII, L.P., Thomas E. McInerney, who was designated by WCAS Partners III, L.P., and Anthony J. de Nicola and Sanjay Swani, who also were designated by the WCAS securityholders as holders of the Series B preferred stock.

The prospective new directors who will serve as the initial MC designees are Peter H.O. Claudy, who will be designated by M/C Venture Partners V, L.P., and Neil N. Sheth, who will be designated by Media/Communications Partners III Limited Partnership.

The prospective new director who will serve as the initial Columbia designee is John T. Siegel, who will be designated by Columbia Capital Equity Partners III (QP), L.P.

The prospective new director who will serve as the initial NTC stockholder designee is Thomas E. Darden.

William B. Timmerman, who served as a director designee of the holders of the Series A preferred stock, resigned as a director on October 25, 2004. Robert C. Taylor, Jr. has advised the board of directors that he intends to resign as a director before the effective time of the FDN merger.

Board Membership Periods.  The foregoing stockholder parties will have the right to designate directors under the governance agreement during their board membership periods specified in the agreement. The board membership periods, and associated rights to designate directors for service on the board of directors, generally will terminate when the stockholder groups described below cease collectively to own beneficially ITC^DeltaCom voting securities representing a specified minimum percentage of the voting power represented by all of the ITC^DeltaCom voting securities which are then outstanding. The governance agreement defines “voting power” on any date to mean the total number of votes that may be cast on such date by all holders of ITC^DeltaCom voting securities generally, other than in connection with the election of directors, but including any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents beneficially owned by such stockholders on such date. ITC^DeltaCom’s voting securities consist of its common stock, Series A preferred stock and Series B preferred stock, while its voting security equivalents include all warrants, options, rights or securities convertible into, or exchangeable or exercisable for, such voting securities.

The WCAS securityholders will have the right to designate the number of directors shown in the table below so long as they collectively continue to own beneficially ITC^DeltaCom voting securities representing the related minimum percentage of total voting power:

Minimum Percentage of Voting Power	Number of WCAS Designees
26%	4
15%	3
10%	2
5%	1

The WCAS securityholders will have the right to designate four directors for two years after the governance agreement date even if they cease to own beneficially ITC^DeltaCom securities representing at least 26% of the total voting power unless, before the end of this two-year period, they sell more than 5% of the ITC^DeltaCom common stock they hold as of the governance agreement date, assuming the conversion or exercise of all Series B preferred stock and warrants they then hold. For so long as the WCAS securityholders and their affiliates collectively continue to own beneficially a majority of the Series B preferred stock, each director elected to the board of directors pursuant to the terms of the Series B preferred stock will be deemed to be a WCAS designee. If such ownership declines to less than a majority of the Series B preferred stock, any director so elected will be deemed to be a WCAS designee only if the director is one of the initial WCAS designees referred to above or a member, general partner, officer, director or employee of a WCAS securityholder or an affiliate of a WCAS securityholder.

M/C Venture Partners and Media/Communications Partners will each have the right to designate one director for so long as the MC stockholders collectively beneficially own ITC^DeltaCom voting securities representing at least 10% of the total voting power. Once such ownership declines to below 10%, M/C Venture Partners will have the right to designate one director for so long as the MC stockholders collectively beneficially own ITC^DeltaCom voting securities representing at least 5% of the total voting power. The foregoing MC stockholders will have the right to designate two directors for two years after the governance agreement date even if they cease to own beneficially ITC^DeltaCom securities representing at least 10% of the total voting power unless, before the end of this two-year period, they sell more than 5% of the ITC^DeltaCom common stock they hold as of the governance agreement date. The beneficial ownership of the total ITC^DeltaCom voting power by the MC stockholders will be approximately             % immediately following completion of the FDN merger and approximately             % immediately following completion of the merger, assuming that ITC^DeltaCom issues the maximum of 8,850,000 shares of ITC^DeltaCom common stock issuable in connection with the NTC merger. The MC stockholders consist of MC/Venture Partners, Media/ Communications Partners and Chestnut Venture Partners, L.P.

Columbia Capital Equity Partners III (QP), L.P. will have the right to designate one director for so long as the Columbia stockholders collectively beneficially own ITC^DeltaCom voting securities representing at least 5% of the total voting power. Columbia Capital will have the right to designate one director for two years after the governance agreement date even if the Columbia stockholders do not beneficially own ITC^DeltaCom securities representing at least 5% of the total voting power unless, before the end of this two-year period, they sell more than 5% of the ITC^DeltaCom common stock they hold as of the governance agreement date. The beneficial ownership of the total ITC^DeltaCom voting power by the Columbia stockholders will be approximately         % immediately following completion of the FDN merger and approximately         % immediately following completion of the merger, assuming that ITC^DeltaCom issues the maximum of 8,850,000 shares of ITC^DeltaCom common stock issuable in connection with the NTC merger. The Columbia stockholders consist of Columbia Capital and Columbia FDN Partners III, LLC.

The principal NTC stockholders will have the right to designate one director for so long as they collectively beneficially own ITC^DeltaCom voting securities representing at least 5% of the total voting power. The principal NTC stockholders will have the right to designate one director for one year after the governance agreement date even if the principal NTC stockholders do not beneficially own ITC^DeltaCom securities representing at least 5% of the total voting power unless, before the end of this one-year period, they sell more than 5% of the ITC^DeltaCom common stock they hold as of the governance agreement date. The beneficial ownership of the total ITC^DeltaCom voting power by the principal NTC stockholders will be approximately         % immediately following completion of the merger, assuming that ITC^DeltaCom issues the maximum of 8,850,000 shares of ITC^DeltaCom common stock issuable in connection with the NTC merger. The principal NTC stockholders consist of the following entities: Wind Point Partners IV, L.P., Wind Point IV Executive Advisor Partners, L.P., Wind Point Associates IV, L.L.C., Morgan Keegan Opportunity Fund, L.P., Morgan Keegan Employee Investment Fund, L.P., Spectrum Equity Investors III, L.P., SEI Entrepreneurs’ Fund, L.P., Spectrum III Investment Managers’ Fund, L.P., Onset Enterprise Associates III, L.P., Centurytel, Inc., Private

Equity Investors IV, L.P., Diamond One Investors, LLC, Lehman Brothers Communications Associates Inc., Lehman Brothers Communications Fund L.P., Lehman Brothers Offshore Communications Fund L.P., Lehman Brothers Communications Partners L.P., Lehman Brothers Offshore Communications Partners L.P., Lehman Brothers Communications Capital Partners I, L.P., Lehman Brothers Communications Investors L.P., Lehman Brothers Partnership Account 2000/2001, L.P., Lehman Brothers Offshore Partnership Account 2000/2001, L.P., Lehman Brothers P.A., LLC and Lehman Brothers Communications Partnership.

Campbell B. Lanier, III and Donald W. Burton will each have the right to be designated as a Series A designee by the board of directors for so long as Mr. Lanier and Mr. Burton, together with their affiliates, spouses, lineal descendents and spouses of lineal descendents, continue collectively to own beneficially at least 10% of the outstanding Series A preferred stock. As of the date of this proxy statement/prospectus, such persons collectively beneficially owned approximately 18.6% of the outstanding Series A preferred stock.

Ownership of ITC^DeltaCom voting securities by any permitted transferee of securities owned by a stockholder party will be included in the calculation of securities beneficially owned by the applicable stockholder group for purposes of the foregoing director designation provisions.

References below to a “stockholder group” will mean the WCAS securityholders, the MC stockholders, the Columbia stockholders or the NTC stockholders.

Increase in Securities Ownership Position.  The size of the board of directors and the foregoing director designation rights may be changed if either the WCAS securityholders or the MC stockholders increase their beneficial ownership of ITC^DeltaCom voting securities after the governance agreement date. In this event, all stockholders then having director designation rights will be obligated to use their reasonable best efforts to designate directors in such a manner to ensure that the designees of each stockholder group are proportionate in number to the group’s new securities ownership position. Such an action may result in a reduction in the number of board designees previously allocated to a particular stockholder group, other than during the group’s initial board membership period, as described above.

Board Vacancies; Removal of Directors.  If a vacancy in the board of directors is created by the death, disability, retirement, resignation or removal of a director designated by any stockholder group, that stockholder group will have the right to designate a replacement to fill the vacancy. A vacancy created by the departure of the Series A designee will be filled by the other person eligible to serve as a Series A designee. All other vacancies will be filled by the board of directors in a manner consistent with the board composition provisions of the governance agreement.

Each stockholder party to the governance agreement will agree not to cause the removal without “cause” of any director unless the director was designated by such stockholder party. For this purpose, the governance agreement defines “cause” to mean the willful and continuous failure of a director substantially to perform such director’s duties to ITC^DeltaCom or the willful engaging by a director in gross misconduct materially and demonstrably injurious to ITC^DeltaCom.

Composition of Board Committees.  The governance agreement provides that ITC^DeltaCom will maintain an audit committee, a compensation committee and, until at least the second anniversary of the governance agreement date, an executive committee of the board of directors. The audit committee will be composed solely of board members who qualify as “independent” directors within the meaning of Section 301 of the Sarbanes-Oxley Act and, for so long as ITC^DeltaCom’s common stock is listed on the Nasdaq National Market, within the meaning of the Nasdaq Marketplace Rules. For so long as the WCAS securityholders and the MC stockholders have director designation rights under the governance agreement, one director designated by the WCAS securityholders and one director designated by the MC stockholders will serve as the compensation committee, the executive committee and each other committee of the board of directors other than the audit committee. The remaining members of such committees will be appointed by the board of directors. The remaining members of the executive committee will consist of ITC^DeltaCom’s chief executive officer and, as of the date of the governance agreement, Campbell B. Lanier, III.

Compliance With Nasdaq Rules.  The governance agreement contains provisions which are intended to ensure ITC^DeltaCom’s continued compliance with Nasdaq Marketplace Rules relating to the composition of a listed company’s board of directors.

To maintain the listing of its common stock on the Nasdaq National Market, ITC^DeltaCom is required to comply with applicable provisions of the Marketplace Rules, including the corporate governance standards of those rules. Subject to an exemption available to a “controlled company,” the Marketplace Rules require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in the Marketplace Rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. ITC^DeltaCom believes that it is a “controlled company” and since the listing of its common stock in December 2003 has relied on the controlled company exemption from these provisions. Marketplace Rule 4350(c)(5) defines a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this proxy statement/prospectus, certain of the WCAS securityholders and their related persons have disclosed in statements on Schedule 13D filed with the SEC that, as a group, they beneficially own ITC^DeltaCom’s voting securities representing more than 50% of ITC^DeltaCom’s voting power. Upon the closing of the FDN merger, this group will cease to own beneficially ITC^DeltaCom voting securities in an amount sufficient to enable ITC^DeltaCom to continue to rely on the controlled company exemption.

The governance agreement provides that, for ITC^DeltaCom to continue to qualify as a “controlled company” pursuant to Marketplace Rule 4350(c)(5), the WCAS securityholders and the MC stockholders will form a “group” within the meaning of this rule and make appropriate filings on Schedule 13D with the SEC to report and acknowledge the formation of such a group. Following the formation of this group, and for so long as they have director designation rights, the WCAS securityholders and the MC stockholders will be required to remain members of the group until the date on which the board of directors determines that ITC^DeltaCom will comply with Marketplace Rule 4350(c) instead of claiming an exception therefrom as a “controlled company.” For so long as they have director designation rights, the Columbia stockholders and some of the other FDN principal stockholders may become members of such a group at their option, and will be required to do so if their participation in the group is necessary to achieve the ownership threshold required under Marketplace Rule 4350(c)(5).

Board Observer Rights.  For a period of one year after the governance agreement date, Centennial Ventures VII, L.P., which is one of the principal FDN stockholders, will have the right to appoint one representative to attend each meeting of ITC^DeltaCom’s board of directors as a non-voting observer. Under the circumstances and subject to the conditions specified in the governance agreement, two of the WCAS securityholders, two of the MC stockholders and one of the Columbia stockholders also will be entitled to board observer rights.

Agreement to Vote.  ITC^DeltaCom and each of the stockholder parties to the governance agreement have agreed to vote or act by written consent, and to take other necessary or desirable actions, to implement the foregoing provisions of the governance agreement relating to the board of directors and committees of the board of directors, and to use their reasonable best efforts to cause their affiliates to do so.

Restrictions on Transfers of Securities

The existing agreement imposes restrictions on the transfer by the stockholder parties of their ITC^DeltaCom voting securities and voting security equivalents, whether by sale, assignment, pledge or otherwise.

During the first six months following the governance agreement date:

•	the WCAS securityholders may not transfer more than 10% of their aggregate common stock ownership position in ITC^DeltaCom as of the governance agreement date, measured on a fully diluted basis; and

•	each other stockholder may not transfer more than 10% of such stockholder’s common stock ownership position in ITC^DeltaCom as of the governance agreement date, measured on a fully diluted basis.

During the six months following the expiration of the initial six-month transfer restriction period:

•	the WCAS securityholders may not transfer more than an additional 45% of their aggregate common stock ownership position in ITC^DeltaCom as of the governance agreement date, measured on a fully diluted basis; and

•	each other stockholder may not transfer more than an additional 45% of such stockholder’s common stock ownership position in ITC^DeltaCom as of the governance agreement date, measured on a fully diluted basis.

Any transfers permitted during either transfer restriction period must be made as sales pursuant to Rule 144 or 145 under the Securities Act, in privately negotiated transactions in compliance with the Securities Act, or in public offerings pursuant to a registration rights agreement between ITC^DeltaCom and the transferring stockholder party.

The following transfers of securities by the stockholder parties will not be subject to the foregoing transfer restrictions and will not be counted in calculating their compliance with the foregoing limitations:

•	transfers to affiliates and other specified classes of permitted transferees, so long as such permitted transferees agree to become bound by the same transfer restrictions that apply to the transferring stockholder party, except that each transferring stockholder party will agree not to make any in-kind distributions of ITC^DeltaCom voting securities or voting security equivalents to its partners, members or shareholders in accordance to the organizational documents of such transferring stockholder party;

•	any transfer pursuant to a merger or consolidation in which ITC^DeltaCom is a constituent corporation;

•	any transfer pursuant to a bona fide tender offer or exchange offer;

•	any transfer pursuant to a business combination or other sale of or involving ITC^DeltaCom; or

•	any transfer solely to satisfy any indemnification obligations under the merger agreement between ITC^DeltaCom and the transferring stockholder party.

The stockholder parties will agree not to transfer any ITC^DeltaCom voting securities or voting security equivalents to any entity that is a competitor, as defined in the governance agreement, of ITC^DeltaCom in providing retail or wholesale telecommunications services if the transferring stockholder party knows that such a competitor, when taken together with its affiliates and associates and with any “group” of which such competitor forms a part, would beneficially own immediately after such transfer ITC^DeltaCom voting securities representing 10% or more of the outstanding “voting power.” For purposes of this provision, “group” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act.

The stockholder parties will be permitted to transfer securities of ITC^DeltaCom to permitted transferees specified in the governance agreement so long as these permitted transferees become bound by the terms of the governance agreement, subject to exceptions set forth in the governance agreement.

Termination

The governance agreement will terminate as to all stockholder parties on the earliest to occur of:

•	the date of a change of control of ITC^DeltaCom, as defined in the governance agreement;

•	the fifth anniversary of the governance agreement date; and

•	the date on which an arbitration panel has determined that ITC^DeltaCom has breached its obligations under the provisions of the governance agreement relating to the composition and actions of the board of directors and board committees and has failed to cure its breach.

The governance agreement will terminate with respect to any stockholder group when that group and its affiliates collectively do not beneficially own ITC^DeltaCom voting securities representing at least 5% of the total voting power, but in no event earlier than the second anniversary of the governance agreement date, with respect to the Columbia stockholders, and the first anniversary of the governance agreement date, with respect to the NTC stockholders.

The governance agreement will terminate with respect to Mr. Williams as of the date on which Mr. Williams ceases to be employed by ITC^DeltaCom.

Termination of Existing Governance Agreement Provisions

The amendment and restatement of the existing governance agreement upon the completion of the FDN merger will result in the termination of some of the corporate governance provisions of the existing agreement, which will affect the rights and obligations of the WCAS securityholders.

Committee of Independent Directors.  The new agreement will eliminate provisions of the existing agreement requiring ITC^DeltaCom to establish and maintain a committee of independent directors and requiring that committee to approve specified corporate actions. Members of this committee consist of all directors who are not affiliates or associates of any WCAS securityholder, who are not officers or employees of ITC^DeltaCom or any subsidiary, and, with limited exceptions, who quality as independent directors within the meaning of the Nasdaq Marketplace Rules. The existing agreement provides that this committee is responsible until January 6, 2005 to fill directorships vacated by any director, other than a WCAS designee or any director designated or elected by holders of the Series A preferred stock or the Series B preferred stock. The existing agreement also provides that this committee must approve the following types of transactions:

•	any “squeeze-out transaction,” merger or other business combination between ITC^DeltaCom and any affiliate of the WCAS securityholders;

•	with limited exceptions, issuances of shares of capital stock by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•	sales of assets by ITC^DeltaCom or any subsidiary of ITC^DeltaCom to the WCAS securityholders or any of their affiliates;

•	any action by the WCAS securityholders or their affiliates during the period ending on January 6, 2005 to amend ITC^DeltaCom’s bylaws;

•	any action by the WCAS securityholders or their affiliates during or after the period ending on January 6, 2005 to amend ITC^DeltaCom’s certificate of incorporation or bylaws during the term of the governance agreement in a manner that would modify the rights of the parties under the governance agreement;

•	any enforcement or modification, amendment or waiver of any provision of the governance agreement or of other specified agreements among ITC^DeltaCom and the WCAS securityholders; and

•	any acquisition by the WCAS securityholders or their affiliates of voting securities of ITC^DeltaCom in excess of limits specified in the existing agreement.

Approval of Specified Corporate Transactions.  The new agreement will eliminate provisions of the existing agreement providing that neither the WCAS securityholders nor their affiliates will, directly or indirectly, take action to propose or effect a “squeeze-out transaction” or any merger or other business combination between ITC^DeltaCom and any affiliate of the WCAS securityholders unless such a squeeze-out transaction, merger or other business combination is approved by, in addition to the committee of independent directors, as described above, for three years after the merger closing date, a majority of ITC^DeltaCom’s disinterested stockholders. For purposes of this approval requirement, disinterested stockholders are holders of ITC^DeltaCom voting securities or voting security equivalents that are not WCAS securityholders, affiliates or associates of WCAS securityholders, portfolio companies of the WCAS securityholders or their affiliates, or officers or employees of ITC^DeltaCom or its subsidiaries. The existing agreement defines “squeeze-out transaction” to mean any purchase or other acquisition of ITC^DeltaCom voting securities or voting security equivalents by a tender offer, exchange offer, merger or other business combination or other purchase of ITC^DeltaCom voting securities or voting security equivalents that would result in a going private or other “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act.

Restrictions on Transfers of ITC^DeltaCom Voting Securities.  The new agreement will eliminate provisions of the existing agreement imposing additional restrictions on transfers of ITC^DeltaCom voting securities by the WCAS securityholders. Under the existing agreement, the WCAS securityholders have agreed that, if they have actual knowledge that a proposed transfer by them would result in any person or entity owning voting securities representing 20% or more of the outstanding voting power of ITC^DeltaCom and more of the outstanding voting power than any other person or group, such transferee must become bound by specified provisions of the governance agreement to the same extent as the WCAS securityholders. Under the existing agreement, the WCAS securityholders also have agreed to offer to other stockholders of ITC^DeltaCom voting securities the opportunity to participate in any proposed transfer of ITC^DeltaCom voting securities by the WCAS securityholders or their affiliates to any person or group that, to the knowledge of the WCAS securityholders, would beneficially own ITC^DeltaCom voting securities immediately after such transfer representing 30% or more of the outstanding voting power, and more of the outstanding voting power than any other person or group.

In the event of any such transfer, the other ITC^DeltaCom stockholders would be offered the right, as a condition to the effectiveness of the transfer, to transfer a pro rata portion of their voting securities on the same terms and conditions and at the same price per share, on a common stock-equivalent basis, as the WCAS securityholders and their affiliates. The procedural requirements applicable to such transfers, which are set forth in the existing agreement, would be modified to the extent required to comply with applicable law.

Restrictions on Acquisitions of ITC^DeltaCom Voting Securities.  The new agreement will eliminate provisions of the existing agreement imposing restrictions on the acquisition of additional ITC^DeltaCom voting securities by the WCAS securityholders. The existing agreement provides that, with specified exceptions, the WCAS securityholders and their affiliates may acquire beneficial ownership of additional ITC^DeltaCom voting securities subject only to the following limitations:

•	until October 6, 2005, no acquisition may result in beneficial ownership by the WCAS securityholders and their affiliates of a percentage of the outstanding ITC^DeltaCom common stock, measured on a fully diluted basis, which is more than 5% greater than their ownership percentage immediately following the effective time of ITC^DeltaCom’s merger with BTI Telecom Corp. on October 6, 2003; and

•	thereafter, during the term of the governance agreement, no acquisition may result in beneficial ownership by the WCAS securityholders and their affiliates of a percentage of the outstanding ITC^DeltaCom common stock, measured on a fully diluted basis, which is more than 15% greater than their ownership percentage immediately following the effective time of such merger.

Amendment to ITC^DeltaCom Series A Preferred Stock Terms

To facilitate the implementation of the board membership provisions of the amended and restated governance agreement, ITC^DeltaCom entered into an agreement, dated as of September 8, 2004, with SCANA

Communications Holdings, Inc. and Campbell B. Lanier, III in which those parties, who beneficially own a majority of ITC^DeltaCom’s outstanding Series A preferred stock, have agreed, on or before the closing date of the FDN merger, to approve an amendment to the certificate of designation of the Series A preferred stock to eliminate the right of the holders of the Series A preferred stock, voting as a separate class, exclusive of all other stockholders, to elect directors of ITC^DeltaCom. The holders of the Series A preferred stock currently have the right, voting as a separate class, exclusive of all other stockholders, to elect two directors of ITC^DeltaCom.

WCAS Voting Agreement

On September 8, 2004, in connection with the merger agreement, Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. entered into a voting agreement with ITC^DeltaCom and NTC. In that agreement, each such WCAS securityholder agreed to attend the special meeting, in person or by proxy, and to vote, or to cause to be voted, all shares of ITC^DeltaCom capital stock, and any other voting securities of ITC^DeltaCom, whether issued before or after the date of the agreement, that such WCAS securityholder has the right to vote:

•	for approval of the issuance by ITC^DeltaCom of its common stock in connection with the merger and approval of the NTC management employee retention plan which ITC^DeltaCom will assume in the merger;

•	against approval or adoption of any proposal which is reasonably likely to have the effect of preventing or materially delaying consummation of the merger or otherwise preventing or materially delaying ITC^DeltaCom from performing its obligations under the merger agreement; and

•	against any action which would constitute a material breach of any provision of the merger agreement.

Each such WCAS securityholder further agreed to grant to the persons designated by ITC^DeltaCom’s board of directors, as the attorneys-in-fact or proxies of the board of directors with respect to the special meeting, a written proxy to vote such securities with respect to the foregoing special meeting proposals in the manner specified above.

To facilitate its compliance with the foregoing obligations, each such WCAS securityholder agreed that, prior to the effective time of the merger, it will not transfer any of the ITC^DeltaCom securities which it has agreed to vote at the special meeting. Each of ITC^DeltaCom and NTC also agreed that, prior to the effective time of the merger, it would not amend or modify, or grant or receive any waiver under, the merger agreement, the governance agreement, or the escrow agreement without the prior written consent of each such WCAS securityholder.

The foregoing ITC^DeltaCom stockholders also have entered into a substantially identical voting agreement with FDN pursuant to which they have agreed to vote in favor of the FDN merger proposal and the charter amendment proposal.

Escrow Agreement

On the merger closing date, ITC^DeltaCom, James P. TenBroek, acting as the representative of the principal NTC stockholders under the merger agreement, and the escrow agent to be designated by ITC^DeltaCom and the stockholders’ representative will enter into an escrow agreement in the form attached to the merger agreement. The escrow agreement will contain terms and conditions with respect to the creation and maintenance of the escrow account which will be established to secure the indemnification obligations of the principal NTC stockholders to the ITC^DeltaCom indemnified persons under the merger agreement. For a description of these indemnification obligations, see “Terms of the Merger Agreement–Indemnification.”

Under the terms of the escrow agreement, ITC^DeltaCom will deposit with the escrow agent certificates representing 20% of the number of shares of ITC^DeltaCom common stock issuable to the principal NTC stockholders as merger consideration under the merger agreement. ITC^DeltaCom will also deposit with the escrow agent certificates representing the number of shares of ITC^DeltaCom common stock issued to the principal NTC stockholders in the merger equal to $685,000 divided by the fair market value of one share of ITC^DeltaCom common stock on the merger closing date, which we refer to as the “special escrow shares.” The special escrow shares will be used solely to satisfy any claims for indemnification by ITC^DeltaCom indemnified persons resulting from a specified contractual dispute involving NTC.

The escrow agent will hold the escrow shares and the special escrow shares in accordance with the proportionate interest of each principal NTC stockholder in the escrow shares and the special escrow shares, as applicable. All cash dividends or cash distributions paid with respect to the escrow shares and the special escrow shares will be deposited by ITC^DeltaCom with the escrow agent and will not be considered a part of the escrow shares and the special escrow shares and will not secure the indemnification obligations of the principal NTC stockholders under the merger agreement. Any dividends or distributions of securities or other property in connection with the escrow shares and the special escrow shares will be deposited with the escrow agent and will be considered a part of the escrow shares and the special escrow shares. The principal NTC stockholders will be entitled to exercise all voting rights with respect to the escrow shares and the special escrow shares in accordance with their pro rata interests in the escrow shares and the special escrow shares and the escrow agent will execute and deliver to the principal NTC stockholders such proxies or other documents as are necessary to enable the principal NTC stockholders to exercise these voting rights.

If an ITC^DeltaCom indemnified person has suffered an indemnifiable loss under the merger agreement, other than a loss resulting from a specified contractual dispute involving NTC, ITC^DeltaCom will give written notice of such claim to the stockholders’ representative on or before the second anniversary of the merger closing date. Within 30 days after delivery of the notice from ITC^DeltaCom, the stockholders’ representative is required to provide to ITC^DeltaCom a response which describes whether the stockholders’ representative agrees that a payment from the escrow account equal to the full amount claimed should be made or contests the amount claimed by ITC^DeltaCom. If the stockholders’ representative agrees that a payment equal to the full amount claimed is due and owing to ITC^DeltaCom, ITC^DeltaCom and the stockholders’ representative will deliver to the escrow agent a notice authorizing release of the escrow shares as specified in the release notice. If the stockholders’ representative contests the amount of the indemnifiable loss claimed by ITC^DeltaCom, the escrow agent will continue to hold the escrow shares until such dispute is resolved. If no response is delivered to ITC^DeltaCom within 30 days after delivery of ITC^DeltaCom’s notice of a claim, ITC^DeltaCom will provide notice of such failure to the stockholders’ representative with a copy to the escrow agent. Within five business days thereafter, if no response notice is delivered by the stockholders’ representative to ITC^DeltaCom, the stockholders’ representative will be deemed to have agreed to the amount of indemnifiable loss claimed by ITC^DeltaCom.

Any payment from the escrow shares to an ITC^DeltaCom indemnified person will be made, at ITC^DeltaCom’s election with respect to each principal NTC stockholder’s pro rata share of such amount, (1) in escrow shares valued at the fair market value of one share of ITC^DeltaCom common stock as of the merger closing date, subject to adjustment for stock dividends, splits, combinations or similar events, or (2) proceeds from the sale of the number of escrow shares described above by the escrow agent on behalf of each principal NTC stockholder. Assuming such payment is made solely in escrow shares, such payment will reduce the number of escrow shares allocated in the account to each principal NTC stockholder in accordance with such stockholder’s pro rata interest in the escrow shares, unless an indemnifiable loss results from a principal NTC stockholder’s breach of a representation, warranty, covenant or agreement in the merger agreement, in which case payment will be made solely from such principal NTC stockholder’s escrow shares.

If an ITC^DeltaCom indemnified person has suffered an indemnifiable loss under the merger agreement arising out of a specified contractual dispute involving NTC, ITC^DeltaCom will give written notice of such claim to the stockholders’ representative and the escrow agent on or before the second anniversary of the merger closing date. The escrow agent will thereafter sell such number of special escrow shares equal to the amount of such claimed loss, valued at the fair market value of one share of ITC^DeltaCom common stock on the merger closing date. The proceeds from such sale will be delivered to the ITC^DeltaCom indemnified person. Such payment will reduce the number of special escrow shares allocated in the account to each principal NTC stockholder in accordance with such stockholder’s pro rata share of the special escrow shares. Upon full satisfaction of the claimed amount, the escrow agent will promptly distribute any remaining special escrow shares to the principal NTC stockholders.

The escrow agreement will terminate upon the latest to occur of the second anniversary of the merger closing date or the distribution of all of the escrow shares and the special escrow shares by the escrow agent in accordance with the escrow agreement. Immediately after the termination of the escrow agreement, the escrow agent will deliver to Mellon Investor Services LLC, which serves as the transfer agent for ITC^DeltaCom’s common stock, or its successor, as exchange agent, all of the escrow shares and the special escrow shares then held in the escrow account for distribution to the principal NTC stockholders. If ITC^DeltaCom has given the stockholders’ representative a notice of a claim for indemnifiable loss which has not been resolved and paid, the escrow agent will retain a number of escrow shares or special escrow shares, as applicable, equal to the amount of such loss divided by the fair market value of one share of ITC^DeltaCom common stock as of the merger closing date. The escrow shares or the special escrow shares, as applicable, retained by the escrow agent will be disbursed in accordance with the terms of the resolution of such claims described in the notice delivered by ITC^DeltaCom and the stockholders’ representative to the escrow agent.

The fair market value of one share of ITC^DeltaCom common stock on the merger closing date for purposes of the escrow agreement will be calculated in accordance with the terms of the merger agreement.

PROPOSED MERGER OF FLORIDA DIGITAL NETWORK, INC. AND ITC^DELTACOM

On September 8, 2004, ITC^DeltaCom entered into an agreement and plan of merger, dated as of September 8, 2004, among ITC^DeltaCom, a wholly owned subsidiary of ITC^DeltaCom, Florida Digital Network, Inc. and the named stockholders of FDN. The FDN merger agreement provides for the merger of FDN with ITC^DeltaCom’s wholly owned subsidiary. Upon completion of the merger, FDN will become a wholly owned subsidiary of ITC^DeltaCom and FDN stockholders who are entitled to receive merger consideration will become stockholders of ITC^DeltaCom. FDN stockholders will be entitled to receive a total of 31,300,000 shares of ITC^DeltaCom common stock in the merger.

The completion of the FDN merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of conditions specified in the FDN merger agreement. These conditions include ITC^DeltaCom stockholder approval of the FDN merger proposal and the charter amendment proposal at the special meeting, the absence of legal impediments, and the receipt of regulatory and other approvals. ITC^DeltaCom’s completion of the FDN merger is a condition to completion of the NTC merger, but ITC^DeltaCom’s completion of the NTC merger is not a condition to completion of the FDN merger.

Florida Digital Network, Inc., which operates as FDN Communications, has been providing business class communication services over the past six years in seven major markets in Florida and Georgia. Today, FDN, with approximately 600 employees, serves more than 55,000 business locations with more than 225,000 business telephone and Internet lines. FDN offers an extensive range of communications services, including local and long distance voice, high-speed Internet access, virtual private network, Web hosting and integrated voice and data solutions to businesses.

For pro forma financial information showing how ITC^DeltaCom’s merger with FDN may have affected ITC^DeltaCom’s financial condition and results of operations if that merger and the NTC merger had been completed on January 1, 2003, see the unaudited pro forma financial information under “Unaudited Pro Forma Financial Information of ITC^DeltaCom.”

Information about FDN and the FDN merger is presented in a separate proxy statement/prospectus that accompanies this proxy statement/prospectus to ITC^DeltaCom stockholders. See “Where You Can Find Additional Information” to learn how you can obtain a copy of this document if you are an NTC stockholder.

INFORMATION ABOUT ITC^DELTACOM

ITC^DeltaCom is one of the largest providers of integrated communications services in the southeastern United States. ITC^DeltaCom delivers voice and data communications services, including local exchange, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to its end-user customers. ITC^DeltaCom offers these services primarily over our owned network facilities and also use leased network facilities to extend our market coverage. In addition, ITC^DeltaCom owns, operates and manages an extensive fiber optic network with significant transmission capacity that it uses for its own voice and data traffic and selectively sells to other communications providers on a wholesale basis. ITC^DeltaCom’s primary eight-state market encompasses Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. As of the date of this proxy statement/prospectus, ITC^DeltaCom marketed and sold its integrated communications services through 40 branch offices. As of the same date, ITC^DeltaCom’s fiber optic network extended 10,900 route miles from New York to Florida and principally covered portions of its primary eight-state market.

On October 6, 2003, ITC^DeltaCom completed its acquisition of BTI Telecom Corp., a facilities-based integrated communications provider serving markets in the southeastern United States. Before it was acquired by ITC^DeltaCom, BTI was one of the region’s largest privately held integrated communications providers.

ITC^DeltaCom was incorporated in Delaware in 1997. ITC^DeltaCom’s principal executive offices are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, and its telephone number at that address is (706) 385-8000. ITC^DeltaCom’s common stock is traded on the Nasdaq National Market under the symbol “ITCD.”

Additional information concerning ITC^DeltaCom’s business is contained in its annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” for instructions on how you can obtain a copy of this document.

INFORMATION ABOUT NTC

Business

NTC is a communications company that currently offers local dialtone, long distance, Internet access via dial-up or dedicated symmetrical digital subscriber line technology, voice services over this SDSL technology, and other voice and data services primarily to small and medium-sized business customers. NTC markets and provides these services in 27 metropolitan areas in eight states in the southeastern United States. NTC offers packages of its voice and high-speed data services in all of its markets using its current network infrastructure and SDSL technology.

NTC began operations in late 1997 with the objective of growing rapidly and establishing itself as a regional communications provider covering major metropolitan areas across the southeastern United States. NTC selected these markets for their high concentration of potential business customers and demand for the types of services NTC offers. By the middle of 2003, NTC had completed the rollout of its network in the following 27 markets targeted by it:

• Alabama • Birmingham • Huntsville • Mobile • Montgomery • Tuscaloosa • Atlanta, Georgia • Louisiana • Baton Rouge • Houma • Lafayette • Lake Charles • Monroe • Morgan City • New Orleans • Shreveport

•      Louisville, Kentucky

•      Mississippi

•      Gulfport/Biloxi

•      Hattiesburg

•      Tupelo

•      North Carolina

•      Charlotte

•      Raleigh

•      Pensacola, Florida

•      Tennessee

•      Chattanooga

•      Jackson

•      Knoxville

•      Memphis

•      Nashville

NTC has no current plans to expand into additional markets or to close existing markets. NTC currently has approximately 17,000 small business customers.

NTC implemented a strategy of building and owning the network equipment that controls the manner in which voice and data transmissions originate and terminate, which are referred to as “switches,” and leasing the telephone lines over which the voice and data traffic is transmitted, which are referred to as “transport elements.” NTC installs switches in the central offices of established telephone companies from which NTC rents standard telephone lines to reach both central business districts and outlying residential areas. These sites are referred to as “colocation sites” within the telecommunications industry. As of June 30, 2004, NTC had its network equipment colocated in 154 established telephone company central offices in its markets and had connected approximately 74% of its clients directly to its own switches. All of NTC’s colocations also include equipment to provide dedicated, high-speed digital communications services using digital subscriber loop, or DSL, technology which permits broadband transmissions over existing standard telephone lines. As of June 30, 2004, NTC was providing service to 76,370 voice access lines.

Products and Services

NTC tailors its product and service offerings to meet to meet the specific needs of small and medium-sized businesses in its markets. In all of its markets, NTC offers both voice and data services, which its clients can purchase either as a bundled package or as individual services. NTC’s bundled service offerings allow customers to bundle local exchange service, long distance service, high-speed data services and Internet services principally using DSL technology, e-mail, voicemail and other enhanced services in a variety of combinations and sizes to meet the particular needs of its customers. NTC offers the following products and services:

•	Business Phone Service. NTC provides local phone service, long distance service, business class calling features, calling cards and conference call services.

•	High-Speed Internet Services. NTC offers a secure and dedicated connection for networked computers to the Internet.

•	Web Services. NTC provides e-mail accounts and a variety of Web hosting services for UNIX and WINDOWS platforms.

•	Virtual Private Network Services. NTC offers remote access to its customers’ corporate resources.

•	eSite Services. NTC provides Web site development tools that allow customers to build a customized Web site, make changes to the site at any time and add e-commerce capabilities to sell online.

•	Data Backup Services. NTC offers protection to its customers’ business information from hardware failure, natural disaster, theft or human error.

Sales and Marketing

NTC’s current sales programs include direct sales efforts and programs with agents and vendors directed at small and medium-sized business customers. As of June 30, 2004, NTC employed 130 sales personnel subject to minimum sales productivity requirements. NTC’s sales representatives are supported by 45 business service representatives and service delivery personnel. These support personnel function as the liaison between the small and medium-sized business customer and NTC’s operational personnel to facilitate a coordinated transfer of service from the incumbent carrier’s network to NTC’s network to NTC’s business customers. To complement its sales force, NTC uses established telephone equipment and marketing vendors to market its services in conjunction with the vendors’ own products.

Research and Development

NTC’s sales, marketing and engineering departments are responsible for new product development, quality assurance and engineering. NTC’s new product development process is designed to ensure input from customers and internal functional areas before NTC’s first offers a new product or service. NTC also focuses on the development of related products and services, as well as modifications of existing products and services. During the last three fiscal years, NTC has not significantly invested in research activities related to the development of new products or services or the improvement of existing products or services. NTC tests new technologies, including service provider and customer premise equipment, at its testing facility located at its corporate headquarters in Pensacola, Florida. NTC has continued to evaluate network transport alternatives and has sought to maintain a flexible infrastructure capable of integrating new technologies.

Network Infrastructure

NTC has a centralized Lucent 5ESS Class 5 digital switch that provides service to the Atlanta, Georgia market. NTC also has deployed 12 remote switching nodes in selected strategic major cities in the southeastern

United States to initiate services in those cities. NTC’s centralized and remote switching centers offer packet-based voice services over broadband technologies that allow NTC to provide its voice-over-Internet protocol services in which voice conversations are transmitted over a data network, such as the Internet.

As of June 30, 2004, NTC had in service 13 digital voice switches and 180 asynchronous transfer mode, or ATM, data switches, which provided backbone transport to over 372 DSL concentrators in its 154 network colocations. NTC’s switch architecture includes multiple connections to established telephone companies, long distance providers and Internet service providers throughout the Southeast.

NTC operates a network operations center and a centralized provisioning center. The network operations center provides proactive surveillance and outage restoration of the voice switching, xDSL and ATM backbone across the entire network approximately 24 hours a day, seven days a week. By centralizing its network operations center and provisioning facilities, NTC is also able to manage the cost of network management tools and facilities by sharing them between departments. Although the network operations center and NTC’s engineering and provisioning teams are located in Pensacola, NTC deploys switch technicians and regional network technicians in the field to provide prompt and reliable service.

Service and Support

NTC seeks to provide high-quality customer service through the following service and support features:

•	Call Center. NTC’s three customer service centers provide for coverage approximately 24 hours a day, seven days a week.

•	Coordination of Service Provisioning. NTC coordinates service installation with both its customer and the incumbent carrier.

•	Close Customer Contact. NTC actively monitors its network and keeps its customers informed of installation or repair problems.

•	Billing. NTC provides its customers with accurate, timely and easily understood bills.

NTC has designed, developed and implemented an operations support system and other back office systems. These integrated systems automate customer management, provide NTC with the capacity to process large order volumes, and enable NTC to provide improved customer care by reducing the cost and time needed to activate new accounts.

Competition

NTC operates in an intensely competitive environment. Some of its actual and potential competitors have substantially greater financial, technical, marketing and other resources, including brand name recognition, than NTC. The increasingly reduced regulatory and technological barriers to entry in the data and Internet services markets could give rise to significant new competition. Although the number of competitors across NTC’s operating territories remained stable in 2003, NTC’s existing competitors, particularly the regional Bell operating companies, increased their marketing activities to attract former customers and expanded their service offerings to become single-source providers for wireline and wireless telecommunications services.

Established Telephone Companies.  In each of NTC’s markets, NTC competes principally with the established telephone company serving that area, such as BellSouth, Sprint and GTE. Established telephone companies generally have long-standing relationships with their clients and with federal and state regulatory authorities and, with their greater financial, technical and marketing resources, the potential to subsidize competitive services from a variety of businesses. In addition, many of the regional Bell operating companies also own or have significant investments in wireless telephone companies and have recently begun to bundle wireless services with their wireline offerings to offer customers a fully integrated service offering for their total telecommunications needs.

Competitive Telecommunications Providers.  NTC faces competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market, resellers of local exchange services, and other competitive carriers with operations in NTC’s markets.

Other Services and Competitors.  Cable television companies now offer competitive Internet access services, as cable modem service providers have deployed high-speed Internet services over cable networks. More recently, cable television companies, established telephone companies and several new entrants have launched voice-over-Internet protocol telephone service to complement their other services to business customers where broadband connections to the Internet are available. Other companies that currently offer, or are capable of offering, local switched services include electric utilities, microwave carriers and large business clients who build private networks. When they enter into interconnection agreements or resale agreements with established telephone companies, these entities could offer single source local and long distance services similar to those offered by NTC.

Intellectual Property

NTC regards its products, services and technology as proprietary and attempts to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. NTC also generally enters into confidentiality or license agreements with its employees and consultants and controls access to, and distribution of, its documentation and other proprietary information. NTC currently has four service mark applications or registrations. Despite NTC’s precautions, it may not be able to prevent misappropriation or infringement of its products, services and technology.

Significant Customers

NTC does not have any customers from which it derived 10% or more of its net revenues in any of its last three fiscal years.

Employees

As of June 30, 2004, NTC had 548 employees, compared to 575 employees at December 31, 2003. None of NTC’s employees are currently represented by collective bargaining agreements. NTC has not experienced any work stoppage due to labor disputes. NTC believes that it enjoys good relationships with its employees.

Facilities

NTC is headquartered in Pensacola, Florida. NTC occupies office space in Pensacola under a market-rate lease that expires in 2009. As of June 30, 2004, this lease covered 40,000 square feet. NTC has additional administrative offices in Pensacola under a lease for 14,000 square feet which expires in 2005. NTC also has administrative offices under a lease for 31,600 square feet of space in Atlanta, Georgia. The lease for this space expires in 2009. In addition, NTC leases space in a number of locations, primarily for sales offices and network equipment installations. NTC believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to meet its future operating requirements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion contains forward-looking statements. The words “may,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “continue” and similar expressions as they relate to NTC or its management are intended to identify these forward-looking statements. All statements by NTC regarding its expected financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. NTC’s actual results may differ materially from those expressed or implied in such forward-looking statements as a result of various risks and uncertainties, including the risks and uncertainties discussed below.

Overview

NTC generates its revenues from sales of communications services that consist primarily of local phone services, long distance services, switched access billings and non-recurring charges, principally installation charges. NTC generally provides and bills local, long distance and data services as a bundled offering under which customers pay a fixed amount for the package of combined services. As a result, the portion of NTC’s revenues attributable to each kind of service is not identifiable and, therefore, NTC does not record or report these amounts separately.

NTC principally provides facilities-based services, although it resells services of other providers on a limited basis. NTC utilizes resale and what is known as the unbundled network element platform, or UNE-P, to deliver services in a small number of markets where its facilities-based services would not be practicable or cost-effective and as an interim measure until the resold services can be converted to facilities-based services. UNE-P is a platform that enables NTC and other carriers to lease all elements of a service, including switching, from an incumbent local carrier. As of June 30, 2004, approximately 73.3% of NTC’s retail lines in service were provided over its own network facilities. The services that NTC provides over its own network generate higher margins than services NTC resells.

Consistent with its facilities-based approach, NTC installs voice and data aggregation and switching equipment in its own premises. NTC also colocates its voice and data aggregation equipment in the central offices or “hubs” of the existing local incumbent carrier’s networks. This voice and data aggregation equipment connects directly to customers through the “local loop,” which consists of the existing copper wire and fiber running from the local incumbent carrier’s central offices to each customer location. The local loop is owned by the incumbent carriers, but is leased by NTC under the terms of the Telecommunications Act of 1996. As of June 30, 2004, NTC had transmissions equipment colocated in 154 central offices.

Factors Affecting Results of Operations

Revenues.  NTC generates revenues from the following categories of services:

•	local calling services, which consist of monthly recurring charges for basic service, usage charges for local calls, and service charges for features such as call waiting and call forwarding;

•	long distance services, which include a full range of retail long distance services, including traditional switched and dedicated long distance, 800/888 calling, international, calling card and operator services;

•	DSL and other data services, which consist primarily of monthly recurring charges for connections from the end-user to NTC’s facilities;

•	access charges, which NTC earns by connecting its clients to their selected long distance carrier for outbound calls or by delivering inbound long distance traffic to its local service clients; and

•	Web design and hosting.

The market for local and long distance services is well established. The principal ways to increase revenues from these services are to capture market share from other service providers and to increase the amount and range of services sold to existing clients. NTC’s revenues from access charges that are based on calls made by and to customers of other established telephone companies have increased in the aggregate as the call volume of those customers has increased, but prices NTC charges for these access services have declined as the FCC’s benchmark for established interstate access rates has declined. The FCC mandates that NTC reduce the rates it charges interexchange carriers for interstate switched access services to a level equal to the rate charged for similar services by established telephone companies. Such mandated rate reductions have occurred in prior years and were completed on June 21, 2004. As in prior years, NTC expects that growth in its non-access revenues will fully offset the effects of this access rate decrease. NTC does not have any reciprocal compensation revenue.

The market for high-speed data communications services and Internet access is intensely competitive. NTC offers data services in all of its markets. NTC generates revenues from the sale of these services to end-user clients in the small and medium-sized business market segments. NTC prices its services competitively in relation to those of the established telephone companies and offers bundled and individual services to give clients incentives to buy a portfolio of services.

During the past several years, market prices for many telecommunications services on a unit basis have been declining, which is a trend that NTC believes will likely continue. This decline may have a negative effect on NTC’s revenue. Although pricing is an important part of NTC’s strategy, NTC believes that direct relationships with its clients and consistent, high-quality service and client support are essential to generating client loyalty.

The payment of carrier access billing by the established telephone companies for calls delivered to Internet service providers is affected by regulatory uncertainties and related disputes. However, the amount of carrier access billing revenues that NTC receives related to Internet service providers is not material.

Network Costs.  NTC’s network costs include the following:

•	The cost of leasing high-capacity digital lines that interconnect NTC’s network with established telephone company networks. These facilities are also used to connect NTC’s switching equipment to its transmission equipment located in established telephone company central offices, as well as to connect its transmission equipment between these offices. These network expenses include non-recurring installation costs and monthly recurring fixed costs. As NTC’s markets mature, these costs will remain a significant part of its ongoing cost of services, but are expected to represent a declining percentage of total costs.

•	The cost of leasing NTC’s inter-city network. NTC’s inter-city network facilities are used to carry data traffic between its markets and for delivery to Internet access points. The costs of these lines will increase as NTC increases capacity to address client demand.

•	The cost of leasing local loop lines which connect NTC’s clients to its network. The costs to lease local loop lines from established telephone companies vary by company and are regulated by state authorities under the Telecommunications Act. These client loop costs are for voice and data lines, as well as for client T-1 links. These expenses include non-recurring installation costs and monthly recurring fixed costs. As NTC’s clients and related lines continue to increase, total local loop line costs will continue to increase and will remain a significant component of NTC’s ongoing network costs.

•	The cost of leasing space in established telephone company central offices for colocating NTC’s transmission equipment. When NTC constructed switching and transmission equipment, it capitalized, as a component of property and equipment, non-recurring charges for items such as construction. These capitalized non-recurring costs are depreciated over the life of the lease and are not included in NTC’s network costs. After traffic is being carried on the facilities, recurring lease costs are expensed as incurred and are included in NTC’s network costs. As a market matures, these costs are expected to remain relatively constant, decreasing as a total component of total network costs.

•

The cost of completing local calls originated by NTC’s clients.  These local call costs are referred to as “reciprocal compensation” costs and are incurred primarily in connection with voice services. NTC has entered into interconnection agreements with the established telephone companies in its markets to make widespread calling available to its clients. These agreements typically set the cost per minute to be charged by each party to the other for the calls that are exchanged between the two carriers’ networks and provide that a carrier must compensate the other carrier when a local call by the first carrier’s client terminates on the other carrier’s network. These reciprocal compensation costs will grow as NTC’s clients’ outbound calling volume increases and will continue to be a significant component of total network costs. As clients and related lines installed increase, NTC’s costs will continue to increase proportionately. Changes in regulatory requirements for reciprocal compensation costs may result in an arrangement of bill and keep, which may significantly reduce these costs to NTC.

•	The cost of completing, originating (1+ calling) and terminating (inbound 800 calling) long distance calls by NTC’s clients. The cost of securing long distance service capacity is a variable cost that increases in direct relationship to increases in NTC’s client base and its clients’ long distance calling volumes. These minute of usage charges will continue to be a significant component of total network costs. As clients and calling volumes increase, these costs will continue to increase proportionately.

A portion of NTC’s network costs represent payments NTC makes to BellSouth to lease network elements NTC needs to provide services to its customers. As a condition to its authority to offer long distance services in its markets, BellSouth is required to offer services to its wholesale customers, such as NTC, and its retail customers on a non-discriminatory basis. To determine whether BellSouth complies with this condition from time to time, wholesale service quality and performance standards have been established. If BellSouth concludes that it has not complied with these standards with respect to its provision of services on a wholesale basis to NTC, BellSouth will refund a portion of the network costs NTC has paid for BellSouth’s services. Because NTC is not entitled to participate in determining BellSouth’s compliance with the service quality and performance standards, the amounts of these payments are uncertain. As a result, NTC generally defers recognition of the refund payments until it collects them. NTC first received a refund payment during the second quarter of 2002 and has since experienced significant fluctuations in the amounts of these payments from period to period. Any reduction in the amount of these payments or a delay in BellSouth’s timing of these payments could cause NTC’s network costs and operating results to vary significantly.

Selling, General and Administrative Expenses.  NTC’s selling, general and administrative expenses include costs associated with sales and marketing, client care, billing, corporate administration, personnel and network maintenance. NTC incurs other costs and expenses, including network maintenance costs, administrative overhead, office lease expense and bad debt expense.

Depreciation and Amortization.  NTC’s depreciation and amortization expense includes depreciation of switch-related equipment, non-recurring charges associated with the construction of new switch locations and equipment colocated in established telephone company central offices, network infrastructure equipment, information systems, and furniture and fixtures.

Interest Income (Expense).  NTC’s interest income results from the investment of its cash and other short-term investments. NTC’s interest expense includes interest payments on borrowings under its note payables.

Income Taxes.  NTC has not generated any taxable income to date and does not expect to generate taxable income in the next few years. The use of NTC’s net operating loss carryforwards, which begin to expire in 2021, may be subject to limitations under Section 382 of the Internal Revenue Code. NTC has recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of NTC’s ability to use its net operating loss carryforwards.

Results of Operations

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003.  The following summary table presents a comparison of NTC’s results of operations for the six months ended June 30, 2004 and 2003 with respect to some important operating financial measures.

	Six Months Ended June 30,		Percentage Change
	2003	2004
	(unaudited) (in thousands)
Revenues	$28,243	$32,114	13.7%
Network costs	11,953	13,838	15.8%
Selling, general and administrative expenses	23,722	21,716	(6.3%)
Depreciation and amortization	14,692	13,669	(7.0%)
Interest income(expense), net	(76)	(27)	(95.7%)
Net loss	(24,523)	(17,106)	(30.3%)

Revenues.  NTC generated $32.1 million in revenues for the six months ended June 30, 2004, which represented an increase of 13.7%, over revenues of $28.2 million for the six months ended June 30, 2003. This increase was primarily due to an increase in the average number lines in service during the 2004 six-month period, which increased by approximately 22,300 lines over the 2003 six-month period. The number of NTC’s lines in service at June 30, 2004 increased approximately 18.4% from its lines in service at June 30, 2003.

The increased revenues attributable to an increase in average lines in service were partially offset by a decrease in average revenues per line. Average revenues per line during the 2004 six-month period declined by approximately 7.9% from the corresponding period in 2003. NTC’s access revenues were negatively affected by a reduction in the interstate rates that it was permitted to charge other carriers during the 2004 six-month period as a result of FCC-mandated rate reductions that became effective in June 2003 and June 2004. At June 30, 2004 and 2003, NTC provided service in 27 markets, and had a total of 143,066 and 120,783 lines in service, respectively. NTC expects revenues to increase during the six months ending December 31, 2004 from the 2004 six-month period as a result of the anticipated full-period effect of having 143,066 lines in service, additional penetration in NTC’s existing markets, and the introduction and sales of additional services to its existing clients.

Unbilled revenues for any period represent revenues NTC has earned as a result of the provision of telecommunications services during that period, but which NTC will bill in a succeeding period. Unbilled revenues totaled $0.07 million at June 30, 2004 and $0.2 million at June 30, 2003.

Network Costs.  Network costs for the 2004 six-month period were $13.8 million, which represented an increase of 15.8% over network costs of $12.0 million for the 2003 six-month period. The increase was primarily attributable to the reduction of $1.1 million, or 43.3%, of payments received from BellSouth related to BellSouth’s compliance with wholesale service quality and performance standards during the 2004 six-month period compared to the corresponding period of 2003.

The increase in network costs was offset in part by initiatives initiated during 2002 and continued during 2003 to improve network efficiency. These initiatives included conversion of existing customers from resale and UNE-P to NTC’s facility-based platform, use of least-cost routing, replacement of leased capacity with alternative technologies, and capacity-sizing of its network facilities. As a result of these initiatives and economies of scale attributable to an increase in the amount of services provided, NTC’s average cost per line during the 2004 six-month period declined approximately 2.3% from the 2003 six-month period.

NTC’s revenues exceeded its network costs by $18.3 million, or 56.9% of revenues, for the 2004 six-month period. During the 2003 six-month period, NTC’s revenues exceeded its network costs by $16.3 million, or

57.7% of revenues. NTC continues to evaluate network efficiency initiatives and expects that its network costs, as a percentage of revenues, will improve as its revenues increase and as it is able to capitalize on network efficiency initiatives and economies of scale.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses of $21.7 million for the 2004 six-month period represented a decrease of 8.5% from selling, general and administrative expenses of $23.7 million for the 2003 six-month period. Selling, general and administrative expenses are expected to increase as NTC serves its increasing client base and introduces new services to its clients, but, as a percentage of revenues, are expected to decline as NTC achieves additional economies of scale.

Selling, general and administrative expenses as a percentage of revenues were 67.6% for the 2004 six-month period compared to 84.0% for the 2003 six-month period. The changes in selling, general and administrative expenses resulted primarily from a cost savings plan implemented during the third quarter of 2003. Beginning in this period, NTC has minimized discretionary spending, reduced or eliminated expenses relating to its bonus program, 401(k) match program, training expenses, professional fees and contract labor expenses. The reduction of these expenses has not had, and is not expected to have, an adverse effect on revenues.

Bad debt expense decreased by $0.6 million for the 2004 six-month period from the 2003 six-month period. NTC increased its bad debt reserves during 2003 as a result of an improvement in its collection procedures, an increase in the number of lines in service, and the adverse economic conditions affecting small and medium-sized businesses in the southeastern United States.

Lease Termination Payment.  In September 2000, NTC entered into a lease for its main operating facility known as the Town & Country location in Pensacola, Florida. This facility is leased from a company that is owned, in part, by stockholders and executive officers of NTC. The lease expires in 2012 and requires NTC to pay maintenance, insurance, taxes and other expenses in addition to minimum rentals. Pursuant to the lease agreement, NTC had the option at any time on or before May 31, 2003 to lease the remaining 40,000 available square feet of the Town & Country building. During 2003, NTC elected not to lease the additional office space and, accordingly, became obligated under the lease agreement to pay $1.3 million to the lessor for reserving the remaining available space. NTC issued a note to the lessor which obligates NTC to pay the lessor $1.3 million to satisfy its obligations under the lease. NTC has recognized $1.3 million as a lease termination penalty and included this amount in its operating loss for the 2003 six-month period.

Depreciation and Amortization.  Depreciation and amortization of $13.7 million for the 2004 six-month period represented a decrease of 7.0% from depreciation and amortization of $14.7 million for the 2003 six-month period. This decrease in depreciation and amortization expense was attributable to a decrease in the amount of NTC’s long-lived assets during the 2004 six-month period that resulted from an asset impairment assessment recorded in 2003.

Interest Expense and Income.  Interest expense was approximately $0.1 million for the 2004 six-month period and $0.2 million for the 2003 six-month period. NTC expects interest expense to continue to increase during 2004 as it begins in October 2004 to make principal payments on the lease termination penalty note.

Interest income was approximately $0.02 million for the 2004 six-month period and $0.1 million for the 2003 six-month period. Cash and cash equivalents, on which interest income is earned, declined from the 2003 six-month period. NTC does not expect any material change in its interest income during the remainder of 2004.

2003 Compared to 2002.  The following summary table presents a comparison of NTC’s results of operations for the years ended December 31, 2003 and 2002 with respect to some important operating financial measures.

	Year Ended December 31,		Percentage Change
	2002	2003
	(in thousands)
Revenues	$44,803	$57,719	28.8%
Network costs	33,216	23,718	(28.6)%
Selling, general and administrative expenses	46,725	46,310	(3.1)%
Impairment on long-lived assets	1,008	34,180	3,290.9%
Depreciation and amortization	22,334	31,446	40.8%
Interest income(expense), net	2,542	(172)	(115.0)%
Net loss	(55,933)	(78,879)	41.0%

Revenues.  NTC generated $57.7 million in revenues for the year ended December 31, 2003, which represented an increase of 28.8% over revenues of $44.8 million for the year ended December 31, 2002. This increase was primarily attributable to an increase in the average number lines in service during 2003, which increased by approximately 35,300 lines over 2002. The number of NTC’s lines in service at December 31, 2003 increased approximately 20.3% from its lines in service at December 31, 2002.

The increased revenues attributable to an increase in average lines in service was partially offset by a decrease in average revenues per line. Average revenues per line during 2003 declined by approximately 8.2% from 2002. NTC’s access revenues were negatively affected by a reduction in the interstate rates that NTC was permitted to charge other carriers during 2003 as a result of FCC-mandated rate reductions that became effective in June 2002 and June 2003. At December 31, 2003 and 2002, NTC provided service in 27 markets, and had a total of 129,555 and 107,706 lines in service, respectively. NTC expects revenues to increase in 2004 compared to 2003 as a result of the anticipated full-year effect of having at least 129,555 lines in service, additional penetration in NTC’s existing markets and the introduction and sales of additional services to its existing clients in 2004.

Unbilled revenues for any period represent revenues NTC has earned as a result of the provision of telecommunications services during that period, but which NTC will bill in a succeeding period. Unbilled revenues totaled $0.2 million at December 31, 2003 and $2.2 million at December 31, 2002.

Network Costs.  Network costs for 2003 were $23.7 million, which represented a decrease of 28.6% from network costs of $33.2 million for 2002. The decrease was primarily attributable to NTC’s actions initiated during 2002 and continued during 2003 to improve network efficiency. These initiatives included conversion of existing customers from resale and UNE-P to NTC’s facility-based platform, use of least cost routing, replacement of leased capacity with alternative technologies, and capacity-sizing of its network facilities. The decrease was also attributable to an increase of $3.5 million, or 229%, in payments received from BellSouth related to BellSouth’s compliance with wholesale service quality and performance standards during 2003 compared to 2002. NTC first received these payments during the second quarter of 2002.

As a result of the foregoing factors, NTC’s average cost per line for 2003 declined approximately 40.6% from 2002.

NTC’s revenues exceeded its network costs by $34.0 million, or 58.9% of revenues, for 2003. NTC’s revenues exceeded its network costs by $11.6 million, or 25.9% of revenues, for 2002. NTC continues to evaluate network efficiency initiatives and expects that its revenues in excess of network costs, as a percentage of revenues, will improve as its revenues increase and as it is able to capitalize on network efficiency initiatives and economies of scale.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for 2003 were $46.3 million and $46.7 million for 2002. Selling, general and administrative expenses, as a percentage of revenues, were 80.2% for 2003 and 104.3% for 2002. The changes in selling, general and administrative expenses resulted primarily from reductions in the number of sales employees. During this period, salary, commissions and benefits decreased approximately $3.0 million as a result of a decrease of approximately 40 employees, primarily among sales personnel, in the average annual employee headcount. The reduction of personnel in the sales force was generally through attrition and is not expected to have a material adverse effect on revenues.

Selling, general and administrative expenses are expected to continue to increase as NTC continues to serve an increasing client base and as it introduces new services to its clients. Selling, general and administrative expenses, as a percentage of revenues, are expected to continue to decline as NTC achieves increasing economies of scale.

Bad debt expense increased by $1.4 million for 2003 from 2002. NTC increased its bad debt reserves during 2003 as a result of an improvement in its collection procedures, an increase in the number of lines in service and the adverse economic conditions affecting small and medium-sized businesses in the southeastern United States.

Impairment Loss on Long-Lived Assets.  NTC continually reevaluates the carrying value of its long-lived assets for events or changes in circumstances which indicate that the carrying value may not be recoverable. As part of this evaluation, NTC estimated the future cash flows expected to result from the use of the system assets and its eventual disposal. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset, an impairment loss is recognized through a charge to operations. As a result of this analysis, NTC recorded an impairment charge of $34.2 million on system equipment and other equipment. This charge was recorded to reflect the value of the system indicated by a range of cash flows at various probabilities to reflect possible outcomes ranging from continuing to operate the system to a sale of NTC. During 2002, NTC recorded an impairment charge of $1.0 million related to equipment held for use that it determined would not be used.

Lease Termination Penalty.  During 2003, NTC elected not to lease additional office space and, accordingly, became obligated under the applicable lease agreement to pay $1.3 million to the lessor for reserving the remaining available space. NTC issued a note to the lessor which obligates NTC to pay the lessor $1.3 million to satisfy its obligations under the lease. NTC recognized $1.3 million as lease termination penalty and included the penalty in its operating loss for 2003. For additional information concerning these transactions, see “–Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003–Lease Termination Penalty.”

Depreciation and Amortization.  Depreciation and amortization of $31.4 million for 2003 represented an increase of 29.0% over depreciation and amortization of $22.3 million for 2002. The increase was attributable to a decrease in the depreciable life of customer premise equipment from five years to two years and to the depreciation of newly acquired equipment during 2003. NTC expects that its depreciation and amortization expense will decline in 2004 due to the lower amount of long-lived assets in 2004 as a result of an impairment assessment made in 2003.

Interest Expense and Income.  Interest expense decreased $571,816 in 2003 to $47,195 from $619,011 in 2002. NTC expects interest expense to increase during 2004 as it begins to repay the lease termination penalty note in October 2004.

Interest income was approximately $0.2 million for 2003 and approximately $3.1 million for 2002. Cash and cash equivalents, on which interest income is earned, declined from the 2002 to 2003. NTC does not expect any material changes in its interest income during 2004.

2002 Compared to 2001.  The following summary table presents a comparison of NTC’s results of operations for the years ended December 31, 2002 and 2001 with respect to some important operating financial measures.

	Year Ended December 31,		Percentage Change
	2001	2002
	(in thousands)
Revenues	$19,455	$44,803	28.8%
Network costs	30,396	33,216	(28.6)%
Selling, general and administrative expenses	45,958	46,725	(3.1)%
Impairment on long-lived assets	—	1,008	3,290.9%
Depreciation and amortization	18,939	22,334	40.8%
Interest income(expense), net	(2,000)	2,542	(115.0)%
Gain on vendor settlement	39,506	—	(100.0)%
Net loss	(38,327)	(55,933)	41.0%

Revenues.  NTC generated $44.8 million in revenues for 2002, which represented an increase of 131.6% from revenues of $19.3 million for 2001. The increase was primarily due to increases in the average number of lines in service during 2002, which increased by approximately 41,400 lines over 2002. The number of NTC’s lines in service at December 31, 2002 increased approximately 83.0% from its lines in service at December 31, 2001.

Average revenues per line in 2002 increased by 6.6% over average revenues per line in 2001. Access revenue increases were attributable to increased customer volume and were slightly offset by reduced interstate rates that NTC charged other carriers pursuant to FCC-mandated rate reductions that became effective in the second half of 2002.

Network Costs.  Network costs for 2002 were $33.2 million, which represented an increase of 9.3% over network costs of $30.4 million for 2001. The increase was attributable to an increase in the amount of customers served and services provided, and was partially offset by the receipt of $1.5 million of payments received from BellSouth related to BellSouth’s compliance with wholesale service quality and performance standards during 2002. NTC first received these payments during the second quarter of 2002. The increase also was partially offset by cost savings initiatives implemented by NTC, which included conversion of existing customers from resale and UNE-based platform to NTC’s facilities-based platform, use of least cost routing, replacement of leased capacity with alternative technologies, and capacity-sizing of its network facilities. As a result of the foregoing factors, NTC’s average cost per line for 2002 declined approximately 40.3% from 2001.

NTC’s revenues exceeded its network costs by $11.6 million, or 25.9% of revenues for 2002. NTC’s network costs exceeded its revenues by $11.1 million for 2001. The change from 2001 to 2002 was primarily attributable to a significant increase in revenues and, to a lesser extent, to the cost savings initiatives described above.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for 2002 were $46.7 million, which represented an increase of 1.8% over selling, general and administrative expenses of $45.9 million for 2001. Selling, general and administrative expenses, as a percentage of revenues, were 104.3% for 2002 and 237.4% for 2001. The changes in selling, general and administrative expenses resulted primarily from the expansion of NTC’s operations, continuing back office infrastructure enhancements, and related changes in the number of employees.

NTC increased the bad debt reserves by $0.6 million for 2002 with respect to specific accounts receivable which were negatively affected by economic conditions. The greater number of lines in service also contributed to the increase.

Vendor Settlement.  In August 2001, NTC entered into a settlement and release agreement with the vendor of one of its primary communications systems. The settlement required the vendor to remove and replace the systems in 13 markets in which NTC operated; to cancel $75.0 million in long-term debt payable to the vendor and $5.4 million in related accrued interest; to purchase NTC’s Series E convertible preferred stock; to make $50.0 million in cash payments to NTC over twelve months beginning January 1, 2002 and a $25.0 million cash payment to NTC on August 24, 2001; and to cancel warrants issued to the vendor to purchase 640,807 shares of NTC common stock at $5.852 per share. The removal and replacement of the systems included de-installation, packaging, shipping, engineering, furnishing, installation, integration and project management services, at an estimated value of $30.3 million at the settlement date, which is included in construction-in-progress in NTC’s consolidated balance sheet as of December 31, 2001 appearing elsewhere in this proxy statement/prospectus. No gain or loss was recognized by NTC on the exchange of the systems.

NTC wrote off debt issuance cost with a book value of $8.7 million, goodwill with a book value of $7.4 million, equipment with a book value of $6.4 million and a receivable from the vendor of $0.5 million, which resulted in a gain of $39.5 million on the settlement. The write-off included equipment used in connection with the systems that the vendor did not replace and goodwill from NTC’s acquisition of a business.

Impairment Loss on Long-Lived Assets.  NTC continually reevaluates the carrying value of its long-lived assets for events or changes in circumstances which indicate that the carrying value may not be recoverable. During 2002, NTC recorded an impairment charge of $1.0 million related to equipment held for use that it determined would not be used. The charge is reported in impairment loss on long-lived assets in NTC’s consolidated statements of operations for 2002 appearing elsewhere in this proxy statement/prospectus. There were no impairment losses on long-lived assets recognized for 2001.

Depreciation and Amortization.  Depreciation and amortization of $22.3 million for 2002 represented an increase of 17.9% over depreciation and amortization of $18.9 million for 2001. This increase was attributable to the deployment of NTC’s networks and initiation of service in NTC’s markets, as well as to the placing in service of other acquired assets in late 2001 and 2002.

Interest Expense and Income.  Interest expense was $0.6 million for 2002 and $6.0 million for 2001. Interest expense decreased from 2001 to 2002 due to the vendor settlement described above, which resulted in the conversion to equity of the indebtedness previously outstanding under the vendor credit facility.

Interest income was approximately $2.1 for 2002 and $4.0 million for 2001. Cash and cash equivalents, on which interest income is earned, were significantly lower during 2002 than in 2001 as NTC continued to use cash to fund and expand its operations.

Critical Accounting Policies

The preparation of NTC’s consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management evaluates these estimates on an on-going basis.

NTC’s significant accounting policies are described in note 1 to NTC’s consolidated financial statements appearing elsewhere in this proxy statement/prospectus. NTC believes its most critical accounting policies, judgments and estimates include those relating to revenue recognition, the allowance for doubtful accounts, network costs and long-lived assets.

NTC’s management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities. NTC’s actual results could differ from those estimates.

Revenue Recognition.  Revenues from monthly recurring charges, enhanced features and usage are recognized in the period in which service is provided. Deferred revenues represent advance billings for services not yet provided. Such revenues are deferred and recognized in the period in which service is provided. NTC recognizes revenues from switched access based on actual usage and applicable rates per minute of usage, adjusted for management’s assessment of reasonable collectibility. As part of the revenue recognition process for switched access, NTC evaluates whether receivables are reasonably assured of collection based on specified factors, including past credit history, financial condition of the customer, industry norms, past payment history of the customer and the likelihood of billings being disputed by customers. In situations where a dispute is likely, NTC generally defers recognition until cash is collected. Some judgments in measuring revenues and assessing the reasonable assurance of collectibility, including regulatory interpretations and legal challenges, may affect NTC’s results. Revenue results may be difficult to predict, and any shortfall in revenues or delay in recognizing revenues could cause NTC’s operating results to vary significantly and could result in future operating losses.

Allowance for Doubtful Accounts.  NTC maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments. If the financial condition of NTC’s customers were to deteriorate and result in an impairment of the customer’s ability to make payments, NTC could be required to make additional allowances, which would result in additional expense to NTC. In addition, NTC’s ability to collect amounts owed by customers may be affected by regulatory and contractual challenges.

Network Costs.  NTC incurs network costs by acquiring third-party services to provide telecommunications services to its clients. NTC recognizes network costs in the period in which it uses the third-party service. To determine when a third-party service is used, NTC uses considerable judgment and cost estimates based on line and circuit counts, estimated service usage, active colocation sites, contractual interpretations and anticipated challenges, and regulatory interpretations and anticipated changes. In addition, NTC accrues for charges invoiced by carriers which are probable of payment, but have not been paid due to rate or volume disputes. At June 30, 2004, NTC’s accrued network costs were $1.5 million. This compares to NTC’s accrued network costs of $1.4 million at December 31, 2003 and $4.4 million at December 31, 2002. Changes in these estimates could have a significant effect on NTC’s financial condition and results of operations.

Long-Lived Assets.  NTC has a significant investment in property and equipment. The determination of the value and any subsequent impairment of NTC’s remaining long-lived assets requires management to make estimates and assumptions that may affect its consolidated financial statements. Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Factors that may affect the recoverability of NTC’s long-lived assets include shifts or reductions in its client base, adverse changes in its expected future cash flows and changes in its borrowing amounts and in market interest rates.

Liquidity and Capital Resources

NTC’s financial statements for 2003 appearing elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The opinion of NTC’s independent auditor on those financial statements notes that NTC has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about NTC’s ability to continue as a going concern.

Liquidity.  NTC had net losses applicable to shareholders of $36.2 million for the 2004 six-month period and $41.2 million for the 2003 six-month period. NTC has experienced net losses applicable to common stockholders of $113.4 million for 2003, $83.4 million for 2002 and $44.8 million for 2001. At June 30, 2004, NTC had $5.9 million in cash and cash equivalents. NTC had a total stockholders’ deficit of $231.1 million at June 30, 2004.

NTC has experienced operating losses and generated negative cash flow from operations since inception and expects to continue to generate negative cash flow from operations for the foreseeable future while it continues to expand its product offerings and customer base. During this period, NTC expects to incur significant operating losses as many of the fixed costs of providing service in new markets are incurred before significant revenues can be generated from those markets. NTC may not succeed in expanding its revenues or customer base or in achieving or sustaining positive cash flow from operations. NTC’s ability to continue in business and the success of its business strategy will require it to obtain and retain a significant number of customers, generate significant and sustained growth in its cash flows from operating activities, and manage its costs and capital expenditures to meet its debt service obligations, including the repayment of principal on the lease termination penalty note beginning on October 31, 2004.

NTC’s revenues and costs depend on some factors that are not entirely within its control, including regulatory changes, changes in technology and increased competition. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations could affect NTC’s future funding requirements and its ability to achieve its 2004 business plan. If NTC is unable to achieve its 2004 business plan objectives, it may need to raise additional capital or amend its existing letters of credit before December 31, 2004 in order to continue operations. Additional financing may also be required in response to changing conditions within the industry or unanticipated competitive pressures. NTC may not be successful in raising additional capital or amending its existing letters of credit, if needed, on favorable terms or at all.

Cash Flows.  The following table sets forth NTC’s consolidated cash flows for 2001, 2002 and 2003 and the 2003 and 2004 six-month periods:

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
			(in thousands)	(unaudited)
Net cash used in operating activities	$(48,899)	$(36,110)	$(11,078)	$(7,013)	$(3,183)
Net cash (used in) provided by investing activities	(29,924)	(13,949)	(7,078)	(4,687)	(1,205)
Net cash provided by (used in) financing activities	25,542	47,206	(63)	149	(191)
Net (decrease) increase in cash and cash equivalents during period	(52,281)	(2,854)	(18,220)	(11,551)	(4,579)

Net Cash Used in Operating Activities.  Net cash used in operating activities was $7.0 million for the 2003 six-month period compared to $3.2 million for the 2004 six-month period. NTC’s primary sources of operating cash are receipts from its customers who are billed on a monthly basis for NTC’s services. NTC’s primary uses of cash are payments made to its vendors and employees. Changes in assets and liabilities resulted in an increase to operating cash of $2.2 million for the 2003 six-month period compared to a decrease of $0.6 million for the 2004 six-month period, primarily because payments for accounts payable and accrued liabilities exceeded collections of accounts receivable for the 2004 six-month period.

Net cash used in operating activities was $36.1 million for 2002 compared to $11.1 million for 2003. Changes in assets and liabilities resulted in a decrease to operating cash of $1.3 million for 2002 compared to an increase of $5.3 million for 2003, primarily because payments for accounts payable and accrued liabilities exceeded collections of accounts receivable. Payments for accounts payable and accrued liabilities exceeded collections of accounts receivable by $6.0 million for 2002.

Net cash used in operating activities was $48.9 million for 2001 compared to $36.1 million for 2002. NTC’s net loss was $38.3 million for 2001 compared to a net loss of $55.9 million for 2002. Changes in assets and liabilities resulted in a decrease to operating cash of $6.4 million for 2001 compared to $5.3 million for 2002, primarily because payments for accounts payable and accrued liabilities in both periods exceeded collections of accounts receivable. Payments for accounts payable and accrued liabilities exceeded collections of accounts receivable by $5.8 million for 2001.

Net Cash (Used in) Provided by Investing Activities.  Net cash used in investing activities was $4.7 million for the 2003 six-month period compared to $1.2 million for the 2004 six-month period. NTC purchased property and equipment of $4.8 million for the 2003 six-month period and $1.2 million for the 2004 six-month period. Net cash used by investing activities for the 2004 six-month period also included the sale of equipment, which resulted in a gain of $0.07 million for the 2003 six-month period and a loss of $0.02 million for the 2004 six-month period.

Net cash used in investing activities was $13.9 million for 2002 compared to $7.1 million for 2003. NTC’s purchases of property and equipment were $13.9 million for 2002 and $7.1 million for 2003. Net cash used by investing activities for 2002 also included the sale of equipment, which resulted in a gain of $0.07 million.

Net cash used in investing activities was $29.9 million for 2001 compared to $13.9 million for 2002. NTC’s purchases of property and equipment totaled $29.9 million for 2001 and $13.9 million for 2002.

Net Cash Provided by (Used in) Financing Activities.  Financing activities provided net cash of $0.1 million for the 2003 six-month period and used net cash of $0.2 million for the 2004 six-month period. Net cash provided by financing activities during the 2003 six-month period resulted principally from proceeds of borrowings obtained to finance field technician vehicles. Net cash used in financing activities during the 2004 six-month period was applied to payments of $0.2 million on the vehicle notes payable and payments of $0.02 million on the lease termination penalty note payable.

Financing activities provided net cash of $47.2 million for 2002 and used net cash of $0.06 million for 2003. Net cash provided by financing activities during 2002 resulted principally from proceeds from the vendor settlement of $47.5 million described above. Net cash used in financing activities during 2003 was applied to payments of $0.3 million on the vehicle notes payable.

Financing activities provided net cash of $26.5 million for 2001 and $47.2 million for 2002. Net cash provided by financing activities for both periods resulted principally from proceeds of the vendor settlement of $24.8 million for 2001 and $47.5 million for 2002.

NTC’s cash flows from operating activities may be adversely affected due to a variety of factors, including:

•	delays in the timely collection of amounts owed to NTC;

•	shorter payment terms given to NTC by its vendors;

•	changes in number of customers and introduction of new services;

•	changes in the cost of NTC’s networks in its markets;

•	regulatory changes;

•	changes in technology;

•	changing conditions within the industry and the general economy; and

•	increased competition.

Due to the uncertainty of these factors, actual funds available from operations and other sources may vary from expected amounts, possibly to a material degree, and such variations could affect NTC’s funding needs and could result in a default under its existing indebtedness.

Capital Requirements.  Capital expenditures were $29.9 million for 2001, $13.9 million for 2002 and $7.1 million for 2003. The decline in capital expenditures over the past three years was attributable to the completion of NTC’s network buildout during 2001 and 2002. Future capital expenditures will be used primarily for spare elements within the network and for the purchase of capital to support the growth of the customer base. NTC expects that its capital expenditures in the second half of 2004 will be between $1.5 million and $2.0 million.

NTC has various contractual obligations and commercial commitments. NTC does not have any material off-balance sheet financing arrangements other than its operating leases and letters of credit.

The following table sets forth, as of December 31, 2003, NTC’s contractual obligations and commercial commitments (in thousands):

	Payments due by period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years
Long-term debt obligations	$1,712	$462	$1,206	$44	$—
Capital lease obligations
Operating lease obligations	7,722	1,322	2,026	1,554	2,820
Purchase obligations	684	270	364	50	—
Other long-term liabilities	216,997	38,293	85,440	93,265	—

Totals	$227,115	$40,347	$89,036	$94,913	$2,820

NTC maintains three fiber ring contracts in Pensacola, Florida and Atlanta, Georgia. These are facilities leased under agreements with terms expiring from November 15, 2004 through September 15, 2007. NTC accounts for these leases as operating leases.

Quantitative and Qualitative Disclosures About Market Risk

All of NTC’s financial interests that are sensitive to market risk are entered into for purposes other than trading. NTC’s primary market risk exposure is related to its marketable securities. NTC places its marketable securities investments in instruments that meet high credit quality standards as specified in its investment policy guidelines. At June 30, 2004, NTC did not have any cash invested in marketable securities. At June 30, 2004, NTC held certificates of deposit totaling $3.5 million that are classified as cash and cash equivalents. Of these investments, $3.4 million are also restricted for use as collateral against letters of credit.

If market rates were to increase immediately and uniformly by 10% from the level at June 30, 2004, the change to NTC’s interest sensitive assets and liabilities would not have a material effect on NTC’s financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the six months ended June 30, 2004 would not have a material effect on NTC’s interest expense.

Security Ownership of Certain Beneficial Owners and Management of NTC

The following table sets forth information regarding the beneficial ownership of NTC’s common stock and each class of its outstanding preferred stock as of September 1, 2004 by:

•	each person known by NTC to own beneficially more than 5% of the NTC common stock or any series of the NTC preferred stock;

•	NTC’s chief executive officer and to each of its other four most highly compensated executive officers for 2003;

•	each of NTC’s directors; and

•	all directors and executive officers of NTC as a group.

The foregoing information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the table.

As of September 1, 2004, 9,426,711 shares of NTC common stock, 7,500,00 Series A preferred stock, 4,459,320 shares of NTC Series B preferred stock, 6,584,372 shares of NTC Series C preferred stock, 25,575,774 shares of NTC Series D preferred stock, 9,796,238 shares of NTC Series E preferred stock and 12,178 shares of NTC Series F preferred stock were outstanding. Shares of the NTC preferred stock are convertible at any time at the holder’s option into shares of the common stock according to a formula specified in the certificate of designation for such series of preferred stock.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, ITC^DeltaCom has been informed that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

	Common Stock		Preferred Stock
			Series A		Series B		Series C		Series D		Series E		Series F
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Spectrum Equity group	10,325,814	13.4%	5,000,000	66.7%	2,972,879	66.7%	823,047	12.5%	854,408	3.3%	—	—	—	—
ONSET Enterprise Associates, LLC	3,434,873	4.5%	1,666,667	22.2%	990,960	22.2%	685,872	10.4%	—	—	—	—	—	—
Lehman Brothers group	6,171,569	8.0%	—	—	—	—	2,743,488	41.7%	2,221,463	8.7%	—	—	—	—
Morgan Keegan group	1,079,563	1.4%	—	—	—	—	548,698	8.3%	341,763	1.3%	—	—	—	—
Wind Point Partners group	6,447,933	8.4%	—	—	—	—	—	—	4,272,044	16.7%	—	—	—	—
CenturyTel	1,409,322	1.8%	—	—	—	—	1,371,744	20.8%	—	—	—	—	—	—
Lucent Technologies	10,065,142	13.1%	—	—	—	—	—	—	—	—	9,796,238	100%	—	—
Desai Capital Management	12,895,864	16.7%	—	—	—	—	—	—	8,544,087	33.4%	—	—	—	—
Directors and Executive Officers:													—	—
Ray D. Russenberger	20,394,714	26.4%	100,000	1.3%	59,449	1.4%	137,174	2.1%	—	—	—	—	—	—
Thomas E. Banahan	6,171,569	8.0%	—	—	—	—	—	—	—	—	—	—	—	—
Leo J. Cyr	1,353,750	1.7%	—	—	—	—	—	—	—	—	—	—	3,750	30.8%
Thomas E. Darden	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Matthew W. Durney	13,153,782	17.1%	—	—	—	—	—	—	8,714,969	34.1%	—	—	—	—
Susan A. Mason	3,434,873	4.5%	—	—	—	—	—	—	—	—	—	—	—	—
Victor E. Parker	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Seth E. Schofield	12,895,864	16.7%	—	—	—	—	—	—	—	—	—	—	—	—
Charles A. Emling III	278,833	*	—	—	—	—	—	—	—	—	—	—	1,750	14.4%
Danyelle L. Kennedy-Lantz	130,189	*	3,333	*	1,982	*	—	—	—	—	—	—	1,750	14.4%
Mark E. Miller	79,042	*	—	—	—	—	—	—	—	—	—	—	1,750	14.4%

All directors and executive officers as a group (11 persons)	57,892,616	73.3%	103,333	1.4%	61,431	1.4%	137,174	2.1%	8,714,969	34.1%	—	—	9,000	74.0%

*	Less than 1%

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, ITC^DeltaCom has been informed that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

The securities shown as beneficially owned by Spectrum Equity group consist of the following: 4,800,000 shares of Series A preferred stock, 2,853,964 shares of Series B preferred stock, 790,125 shares of Series C preferred stock and 820,232 shares of Series D preferred stock held of record by Spectrum Equity Investors III, L.P. and 9,824,823 shares of common stock into which such shares of preferred stock are convertible; 150,000 shares of Series A preferred stock, 89,186 shares of Series B preferred stock, 24,692 shares of Series C preferred stock and 25,632 shares of Series D preferred stock held of record by SEI Entrepreneurs’ Fund, L.P. and 307,026 shares of common stock into which such shares of preferred stock are convertible; and 50,000 shares of Series A preferred stock, 29,729 shares of Series B preferred stock, 8,230 shares of Series C preferred stock and 8,544 shares of Series D preferred stock held of record by Spectrum III Investment Managers Fund, L.P. and 102,342 shares of common stock into which such shares of preferred stock are convertible. Spectrum Equity Associates III, L.P. is the general partner of Spectrum Equity Investors III, L.P. SEI III Entrepreneurs’ LLC is the general partner of SEI Entrepreneurs’ Fund, L.P. Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson are the general partners of Spectrum Equity Associates III, L.P., the managers of SEI III Entrepreneurs’ LLC. and the general partners of Spectrum III Investment Managers Fund, L.P. Each of the foregoing individuals shares voting and investment power with respect to all of the shares shown. The business address of the Spectrum Equity group is 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

The securities shown as beneficially owned by ONSET Enterprise Associates III, L.P. is OEA III Management LLC consist of the following: 1,666,667 shares of Series A preferred stock, 990,960 shares of Series B preferred stock and 658,872 shares of Series C preferred stock held of record by ONSET Enterprise Associates III, L.P. and 3,434,873 shares of common stock into which such shares of preferred stock are convertible. OEL III Management LLC is the general partner of ONSET Enterprise Associates III, L.P. The managing directors of OEA III Management, LLC are Robert K. Kuhling, Jr. and Terry L. Opdendyk. Mr. Kuhling and Mr. Opdendyk share voting and dispositive power with respect to these shares. The business address of ONSET Enterprise Associates III, L.P. is 2400 Sand Hill Road, Suite 150, Menlo Park, California 94025.

The securities shown as beneficially owned by the Lehman Brothers group consist of the following: 19,052 shares of Series C preferred stock and 15,427 shares of Series D preferred stock held of record by Lehman Brothers Communications Directors, Inc. and 42,858 shares of common stock into which such shares of preferred stock are convertible; 581,727 shares of Series C preferred stock and 471,037 shares of Series D preferred stock held of record by Lehman Brothers Communications Fund, L.P. and 1,308,614 shares of common stock into which such shares of preferred stock are convertible; 316,367 shares of Series C preferred stock and 256,169 shares of Series D preferred stock held of record by Lehman Brothers Offshore Communications Fund, L.P. and 711,678 shares of common stock into which such shares of preferred stock are convertible; 229,317 shares of Series C preferred stock and 185,683 shares of Series D preferred stock held of record by Lehman Brothers Communications Partners, L.P. and 515,856 shares of common stock into which such shares of preferred stock are convertible; 252,872 shares of Series C preferred stock and 204,756 shares of Series D preferred stock held of record by Lehman Brothers Offshore Communications Partners, L.P. and 568,844 shares of common stock into which such shares of preferred stock are convertible; 582,991 shares of Series C preferred stock and 472,061 shares of Series D preferred stock held of record by Lehman Brothers Communications Capital Partners I, L.P. and 1,311,458 shares of common stock into which such shares of preferred stock are convertible; 180,493 shares of Series C preferred stock and 146,149 shares of Series D preferred stock held of record by Lehman Brothers Communications Investors, L.P. and 406,025 shares of common stock into which such shares of preferred stock are convertible; 87,113 shares of Series C preferred stock and 70,537 shares of Series D preferred stock held of record by Lehman Brothers Partnership Account 2000/2001, L.P. and 195,963 shares of common stock into which such shares of preferred stock are convertible; 22,594 shares of Series C preferred stock and 18,295 shares of Series D preferred stock held of record by Lehman Brothers Offshore Partnership Account 2000/2001, L.P. and 50,826 shares of common stock into which such shares of preferred stock are convertible; 193,343 shares of Series C preferred stock and 156,554 shares of Series D preferred stock held of record by Lehman Brothers P.A., LLC and 434,931 shares of common stock into which such shares of preferred stock are convertible; 277,619 shares of Series C preferred stock and 224,795 shares of Series D preferred stock held of record by Lehman Brothers Communications Partnership and 624,514 shares of common stock into which such shares of preferred stock are convertible. Mr. Tom Banahan is the managing director in the Private Equity Division, Head of Global Venture Capital and Venture Principal with Lehman Brothers and a managing director of each of the foregoing stockholders of record. Mr. Banahan may be deemed to share voting and dispositive power with respect to all of the shares shown. The business address of Lehman Brothers is 399 Park Avenue, 9th Floor, New York, New York 10022. Mr. Banahan disclaims beneficial ownership of these shares.

The securities shown as beneficially owned by the Morgan Keegan group consist of the following: 414,267 shares of Series C preferred stock and 258,031 shares of Series D preferred stock held of record by Morgan Keegan Opportunity Fund, L.P. and 815,070 shares of common stock into which such shares of preferred stock are convertible; 134,431 shares of Series C preferred stock and 83,732 shares of Series D preferred stock held of record by Morgan Keegan Employee Investment Fund, L.P. and 264,493 shares of common stock into which such shares of preferred stock are convertible. The business address of the Morgan Keegan group is 50 N. Front Street, 19th Floor, Memphis, Tennessee 38103.

The securities shown as beneficially owned by the Wind Point Partners group consist of the following: 4,224,653 shares of Series D preferred stock held of record by Wind Point Partners IV, L.P. and 6,376,404 shares of common stock into which such shares of preferred stock are convertible; 31,744 shares of Series D preferred stock held of record by Wind Point IV Executive Advisor Partners, L.P. and 47,912 shares of common stock into which such shares of preferred stock are convertible; and 15,647 shares of Series D preferred stock held of record by Wind Point Partners IV, L.L.C. and 23,617 shares of common stock into which such shares of preferred stock are convertible. Mr. James TenBroek is the managing Director of each of the foregoing stockholders of record. Mr. TenBroek may be deemed to share voting and dispositive power with respect to all of the shares shown. The business address of the Wind Point Partners group is One Towne Square, Suite 780, Southfield, Michigan 48076.

The securities shown as beneficially owned by CenturyTel consist of the following: 1,371,744 shares of Series C preferred stock held of record by CenturyTel and 1,409,322 shares of common stock into which such shares of preferred stock are convertible. Mr. Stacey Goff is the managing member of CenturyTel and may be deemed to have voting and dispositive power with respect to all of the shares shown. The business address of CenturyTel is 100 CenturyTel Drive, Monroe, Louisiana 71203.

The securities shown as beneficially owned by Lucent Technologies consist of the following: 9,796,238 shares of Series E preferred stock held of record by Lucent Technologies, Inc. and 10,065,142 shares of common stock into which such shares of preferred stock are convertible. Mr. Frank Delcore is the managing member of Lucent Technologies, Inc. and has voting and investment power with respect to all of the shares shown. The business address of Lucent Technologies is 600 Mountain Avenue, Murray Hill, New Jersey 07974.

The securities shown as beneficially owned by Desai Capital Management is Private Equity Investors IV, L.P. consist of the following: 8,544,087 shares of Series D preferred stock held of record by Private Equity Investors IV, L.P. and 12,895,864 shares of common stock into which such shares of preferred stock are convertible. Desai Capital Management, Inc. is the investment advisor to Private Equity Investors IV, L.P.

Mr. Seth Schofield, as a member of the Advisory Board and Investment Committee of Desai Capital Management, Inc. may be deemed to share voting and dispositive power with respect to all of the shares shown. The business address of Private Equity Investors IV, L.P. C/O Desai Capital Management, Inc. 410 Park Avenue, Suite 830, New York, New York 10022.

The securities shown as beneficially owned by Mr. Russenberger consist of the following: 7,100,000 shares of common stock held of record by Mr. Russenberger; 100,000 shares of Series A preferred stock held of record by the Russenberger Foundation and the children of Mr. Russenberger; 59,449 shares of Series B preferred stock held of record by the Russenberger Foundation and the children of Mr. Russenberger; 137,171 shares of Series C preferred stock held of record by Mr. Russenberger; and 8,714,969 shares of Series D preferred stock held of record by Diamond One Investments, LLC and 13,153,782 shares of common stock into which such shares of preferred stock are convertible. Mr. Russenberger has sole voting and investment power with respect to the securities held of record by the Russenberger Foundation and the children of Mr. Russenberger. Mr. Russenberger, as the holder of a majority of the membership units issued by Diamond One Investments, LLC, may be deemed to share voting and investment power with respect to the securities held of record by Diamond One Investments, LLC.

The securities shown as beneficially owned by Mr. Cyr consist of 3,750 shares of Series D preferred stock held of record by Mr. Cyr, 3,750 shares of common stock into which such shares of preferred stock are convertible and 1,350,000 shares of common stock that Mr. Cyr has the right to purchase pursuant to the exercise of stock options on or within upon 60 days after September 30, 2004.

The securities shown as beneficially owned by Mr. Durney consist of the following: 8,714,969 shares of Series D preferred stock held of record by Diamond One Investments, LLC and 13,153,782 shares of common stock into which such shares of preferred stock are convertible. Mr. Durney is a member and the sole manager of Diamond One Investments LLC and has sole voting and investment power with respect to all of the shares shown. The business address of Diamond One Investments, LLC is 221 South Baylen Street, Pensacola, Florida 32501.

The securities shown as beneficially owned by Mrs. Mason consist of the following: 1,666,667 shares of Series A preferred stock, 990,960 shares of Series B preferred stock and 658,872 shares of Series C preferred stock held of record by ONSET Enterprise Associates III, L.P. and 3,434,873 shares of common stock into which such shares of preferred stock are convertible. OEL III Management LLC is the general partner of ONSET Enterprise Associates III, L.P. The managing directors of OEA III Management, LLC are Robert K. Kuhling, Jr. and Terry L. Opdendyk. Mr. Kuhling and Mr. Opdendyk share voting and dispositive power with respect to these shares. The business address of ONSET Enterprise Associates III, L.P. is 2400 Sand Hill Road, Suite 150, Menlo Park, California 94025.

The securities shown as beneficially owned by Mr. Schofield consist of the following: 8,544,087 shares of Series D preferred stock held of record by Private Equity Investors IV, L.P. and 12,895,864 shares of common stock into which such shares of preferred stock are convertible. Desai Capital Management, Inc. is the investment advisor to Private Equity Investors IV, L.P. Mr. Seth Schofield, as a member of the Advisory Board and Investment Committee of Desai Capital Management, Inc. may be deemed to share voting and dispositive power with respect to all of the shares shown. The business address of Private Equity Investors IV, L.P. C/O Desai Capital Management, Inc. 410 Park Avenue, Suite 830, New York, New York 10022.

The securities shown as beneficially owned by Mr. Emling consist of the following: 277,083 shares of common stock shares that Mr. Emling has the right to purchase pursuant to the exercise of stock options on or within 60 days after September 30, 2004; and 1,750 shares of Series F preferred stock held of record by Mr. Emling and 1,750 shares of common stock into which such shares of preferred stock are convertible.

The securities shown as beneficially owned by Mrs. Kennedy-Lantz consist of the following: 122,977 shares of common stock shares that Mrs. Kennedy-Lantz has the right to purchase pursuant to the exercise of stock options on or within 60 days after September 30, 2004; 3,333 shares of Series A preferred stock held of record by Mrs. Kennedy-Lantz; 1,982 shares of Series B preferred stock held of record by Mrs. Kennedy-Lantz; 1,750 shares of Series F preferred stock; and a total of 7,212 shares of common stock into which such shares of preferred stock are convertible.

The securities shown as beneficially owned by Mr. Miller consist of the following: 77,292 shares of common stock shares that Mr. Miller has the right to purchase pursuant to the exercise of stock options on or within 60 days after September 30, 2004; and 1,750 shares of Series F preferred stock held of record by Mr. Miller and 1,750 shares of common stock into which such shares of preferred stock are convertible.

The securities shown as beneficially owned by NTC’s directors and executive officers as a group include 1,827,352 shares of common stock shares that all directors and executive officers the right to purchase pursuant to the exercise of stock options on or within 60 days after September 30, 2004.

Compensation of NTC Executive Officers

The following table shows the compensation paid by NTC to the executive officer of NTC who will become an executive officer of ITC^DeltaCom after the merger:

Summary Compensation Table

	Annual Compensation						Long-Term Compensation		All Other Compensation ($)
							Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options (#)
Leo J. Cyr President and Chief Operating Officer(1)	2003	63,462	28,500	(2)	57,780	(3)	—	—	131,209	(4)

(1)	Mr. Cyr joined NTC as President and Chief Operating Officer in October 2003.
(2)	Of Mr. Cyr’s bonus amount for fiscal 2003, 25% was paid by NTC in cash and 75% will become payable in a portion of the shares of ITCDeltaCom common stock issuable on the merger closing date under the NTC management employee retention plan. See “Retention Plan Proposal” for information about this issuance.
(3)	Consists solely of reimbursement of relocation expenses.
(4)	Represents amounts payable by NTC to cover tax liabilities incurred by Mr. Cyr as a result of his receipt of equity compensation related to fiscal 2003.

Stock Option Grants in Fiscal 2003

Mr. Cyr did not receive any stock options during the 2003 fiscal year.

Stock Option Exercises in Fiscal 2003

Mr. Cyr did not hold any stock options at the end of fiscal 2003.

Employment and Stock Incentive Agreements

On October 13, 2003, NTC entered into an employment, noncompetition and nonsolicitation agreement with Leo J. Cyr that provides for Mr. Cyr’s employment as NTC’s President and Chief Operating Officer. Under this agreement, before it was amended as described below, Mr. Cyr was entitled to a base salary at an annual rate of

$300,000 plus a targeted annual bonus of 50% of his base salary. The agreement provides that Mr. Cyr’s employment is at-will and may be terminated by NTC at any time. If NTC terminates Mr. Cyr’s employment without cause, as defined in the agreement, or if Mr. Cyr terminates his own employment for good reason, as defined in the agreement, NTC would be obligated to pay Mr. Cyr severance compensation. Before the agreement was amended as described below, the severance amount payable to Mr. Cyr was stated to equal 100% of his annual salary and annual targeted bonus amount for four years. Mr. Cyr also would be entitled to continuation or reimbursement of his existing NTC health and welfare benefits for a period of two years after termination. The severance compensation would be payable over a period of two years in accordance with NTC’s regular payroll schedule. Mr. Cyr’s employment agreement also provides that if Mr. Cyr’s employment is terminated at any time by NTC for cause, or is terminated by NTC without cause or by Mr. Cyr with good reason prior to a change of control of NTC or more than 12 months after such a change of control, Mr. Cyr will be prohibited for a period of 12 months from engaging in a business that is competitive with NTC or from soliciting any employees and executives of NTC. This restriction will also apply if Mr. Cyr terminates his own employment without good reason, but only if the foregoing severance compensation is paid to him. Before the employment agreement was amended as described below, NTC was obligated to reimburse Mr. Cyr for any tax liability incurred by Mr. Cyr as a result of the vesting of any equity compensation under the agreement.

In connection with his employment, Mr. Cyr was granted in February 2004 options to purchase 1,350,000 shares of NTC common stock at a price of $0.20 per share. These options vest ratably over a period of four years beginning on January 11, 2004 and ending on January 11, 2008. The options expire in January 2014. Any unvested options held by Mr. Cyr will vest immediately prior to completion of the merger. Under the merger agreement, these options will be canceled at the effective time of the merger without the payment of any consideration.

Effective in September 2004, NTC and Mr. Cyr entered into an amendment to Mr. Cyr’s employment agreement. Under the amended agreement, the amount of severance compensation NTC is obligated to pay Mr. Cyr if his employment with NTC is terminated without cause by NTC or for good reason by Mr. Cyr was reduced from an amount equal to four years of Mr. Cyr’s annual salary and annual targeted bonus to a total payment of $350,000, of which $300,000 will be payable in the first year and $50,000 in the second year after Mr. Cyr’s termination. The amendment provides that Mr. Cyr is entitled to receive on the merger closing date pursuant to the NTC management employee retention plan, which ITC^DeltaCom will assume in the merger, shares of ITCDeltaCom common stock from the plan’s “replacement pool” having an aggregate value of $1,227,584. See “Retention Plan Proposal” for information about the NTC management employee retention plan. The amendment also modified Mr. Cyr’s employment agreement to eliminate NTC’s obligation to reimburse Mr. Cyr for any tax liability he may incur as a result of the vesting of any equity compensation under the agreement.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF ITC^DELTACOM

The following unaudited pro forma combined financial statements give effect to the FDN merger and to the NTC merger, each of which ITC^DeltaCom expects will be accounted for as a “purchase” in accordance with generally accepted accounting principles. FDN and NTC each will be treated as the acquired corporation for these purposes and the assets, liabilities and other items of each of these companies will be adjusted to their estimated fair value at the completion of the applicable merger and combined with the historical book values of the assets and liabilities of ITC^DeltaCom.

ITC^DeltaCom has presented below unaudited pro forma financial data that reflect the FDN merger and the NTC merger, and are intended to show what the business of ITC^DeltaCom, as adjusted to give effect to ITC^DeltaCom’s October 2003 acquisition by merger of BTI Telecom Corp. (which was accounted for as a “purchase”) and the related sale by ITC^DeltaCom of 350,000 shares of its Series B preferred stock as if the acquisition and related sale of preferred stock had occurred on January 1, 2003, combined with the businesses of FDN and NTC might have looked like if the FDN and NTC mergers had occurred on January 1, 2003, which is the first day of the first period for which financial information is presented. The unaudited pro forma combined statements of operations combine the adjusted ITC^DeltaCom consolidated statement of operations data for the year ended December 31, 2003 and the historical ITC^DeltaCom consolidated statements of operations data for the six months ended June 30, 2004 with the consolidated statements of operations of FDN and NTC for the year ended December 31, 2003 and for the six months ended June 30, 2004, respectively.

The unaudited pro forma combined statements of operations are not necessarily indicative of the results that would have occurred if the mergers had been completed at the beginning of the periods presented or of the results that may be attained in the future.

The unaudited pro forma and adjusted pro forma combined financial statements are based on assumptions and adjustments described in the accompanying notes and should be read in connection with these notes.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2004

(in thousands)

	(A)	(B1)	(B2)	(C)		(D)
	ITC^DeltaCom as reported June 30, 2004	FDN as reported June 30, 2004	NTC as reported June 30, 2004	Pro forma adjustments		(A) + (B1) + (B2) + (C) pro forma
Current assets:
				(1,900	)(a)
Cash and cash equivalents	$28,350	$25,235	$5,924	$(1,400	)(c)	$56,209
Restricted cash	850	1,996				2,846
Accounts receivable:
Customer	78,544	11,189	5,228			94,961
Affiliate	205	—	—			205
Inventory	3,724	616	—			4,340
Prepaid expenses and other current assets	7,754	2,982	741			11,477

Total current assets	119,427	42,018	11,893	(3,300)		170,038

				23,212	(a)
Property, plant and equipment	518,306	24,088	49,499	(11,867	)(c)	603,238

Other long-term assets:
Goodwill and other indefinite life intangibles	38,897	—	—	45,106	(a)	84,003
Intangible assets, net	20,579	7,785	—	12,215	(a)	40,579
Other assets	2,182	4,331	—	(3,025	)(a)	3,488

Total other long term assets	61,658	12,116	—	54,296		128,070

Total assets	$699,391	$78,222	$61,392	$62,341		$901,346

Current liabilities:
Accounts payable
Trade	$43,674	$10,103	$2,467			$56,244
Construction	5,111	—	—			5,111
Accrued interest	2,021	—	—			2,021
Accrued compensation	7,606	—	—			7,606
Unearned revenue	20,305	2,198	4,936			27,439
				2,401	(a)
Other current liabilities	30,369	12,259	4,224	2,113	(c)	51,366
Current portion of long-term-debt and capital lease obligation	18,697	—	268			18,965

Total current liabilities	127,783	24,560	11,895	4,514		168,752

Long-term liabilities:
Other long-term liabilities	6,405	—	—			6,405
Long-term debt and capital lease obligations	282,882	164	1,254			284,300

Total long-term liabilities	289,287	164	1,254			290,705

Convertible redeemable preferred stock	58,348	—	279,349	(279,349	)(b)	58,348

Stockholders’ equity:
Preferred stock	—	126	88,166	(88,292	)(b)	—
				72	(c)
				(94	)(b)
Common stock	519	—	94	279	(a)	870
				(996	)(a)
Deferred compensation	—	(3)	(5)	8	(b)	(996)
				32,791	(c)
				(160,150	)(b)
Additional paid-in-capital	265,697	150,045	10,105	127,422	(a)	425,910
Warrants outstanding	6,892	—	—			6,892
Deficit	(49,135)	(96,670)	(329,466)	426,136	(b)	(49,135)

Total stockholders’ equity	223,973	53,498	(231,106)	337,176		383,541

Total liabilities and stockholders’ equity	$699,391	$78,222	$61,392	$62,341		$901,346

Notes to Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2004

(in thousands, except share and per share amounts)

(a)	ITC^DeltaCom’s estimated purchase price for the FDN merger has been calculated as follows:

27,943,394 shares of ITC^DeltaCom common stock issuable at the FDN merger closing to the FDN common and preferred stockholders at an estimated price of $4.57 per share (excludes 3,356,606 shares of ITC^DeltaCom common stock to be held in an escrow account until the later of March 15, 2006 and the first anniversary of the merger closing date and used to pay claims, if any, for indemnification by ITC^DeltaCom based on specified breaches of the merger agreement by FDN or the principal FDN stockholders)	$127,701

Direct merger transaction costs	1,900

Total Purchase Price	$129,601

The estimated purchase price allocation for the FDN merger is as follows:

	Historical Net Book Value	Adjustment		Fair Value
Current assets	$42,018	$		$42,018
Property, plant and equipment	24,088		23,212	47,300	(1)

Customer relationships	7,785		12,215	20,000	(2)

Total intangibles	7,785		12,215	20,000

Other assets	$4,331		$(3,025)	$1,306	(3)
Goodwill	—		45,106	45,106
Current liabilities	(24,560)		(2,401)	(26,961	)(4)
Long-term debt	(164)			(164)
Deferred compensation	3		993	996	(5)
Other long-term liabilities				—

Total Purchase Price				$129,601

(1)	Based on the preliminary allocation of the purchase price, ITC^DeltaCom, through an independent valuation, has determined the value of FDN’s property, plant and equipment to be $47,300.
(2)	Based on the preliminary allocation of the purchase price, ITC^DeltaCom, through an independent valuation, has determined that the value of FDN’s customer relationships is $20,000. ITC^DeltaCom has initially determined the useful life of these FDN customer relationships to be three years.
(3)	Represents the reclassification of FDN customer installation costs to conform FDN’s accounting policy for such costs with the corresponding accounting policy of ITC^DeltaCom. These assets are included in the fair value of property, plant and equipment in note (1) above.
(4)	Represents the value of certain severance and contract termination costs that ITC^DeltaCom will assume in connection with the FDN merger.
(5)	ITC^DeltaCom is obligated under the merger agreement to assume FDN’s obligations under specified stock restriction agreements. The amount shown represents the estimated value of such obligations, based on an estimated amount of 217,865 shares of ITC^DeltaCom common stock, valued at $4.57 per share, issuable to satisfy such obligations.

(b)	Represents the elimination of the historical stockholders’ equity and preferred stock of FDN and NTC.

(c)	ITC^DeltaCom’s purchase price for the NTC merger has been calculated as follows:

7,191,081 shares of ITC^DeltaCom common stock issuable at the NTC merger closing to the NTC stockholders at an estimated price of $4.57 per share (excludes 1,658,919 shares of ITC^DeltaCom common stock estimated to be held in an escrow account for two years following the merger closing and used to pay any claims for indemnification by ITC^DeltaCom based on specified breaches of the merger agreement by NTC or the principal NTC stockholders)	$32,863

Direct merger transaction costs	1,400

Total Purchase Price	$34,263

The estimated purchase price allocation for the NTC merger is as follows:

	Historical Net Book Value	Adjustment		Fair Value
Current assets	$11,893	$		$11,893
Property, plant and equipment	49,499		(11,867)	37,632	(1)

Other assets	—			—
Current liabilities	(11,895)		(2,113)	(14,008	)(2)
Long-term debt	(1,254)			(1,254)

Total Purchase Price				$34,263

(1)	ITC^DeltaCom, through an independent valuation, has determined that the value of NTC’s property, plant and equipment is approximately $43,000 and has preliminarily allocated $37,632 to property, plant and equipment.
(2)	Represents the value of certain severance and contract termination costs that ITC^DeltaCom will assume in connection with the NTC merger.

Unaudited Adjusted Combined Statements of Operations

For the year ended December 31, 2003

(in thousands, except share and per share amounts)

	(A)	(B)	(C)		(D)
	ITC^DeltaCom as reported for the year ended December 31, 2003	BTI as reported for the nine months ended September 30, 2003	Pro forma adjustments		(A) + (B) + (C) ITC^Delta Com as adjusted
Operating revenues	$461,566	$174,281	$(859	)(f )	$634,988
Cost of services	230,844	97,053			327,897

Gross margin	230,722	77,228	(859)		307,091

Operating expenses:
Selling, operations and administration	172,807	72,593			245,400
			(1,312	)(e)
			(15,027	)(g)
Depreciation and amortization	63,393	30,540	750	(d)	78,344
Merger-related costs	2,141	7,320			9,461
Stock based deferred compensation	1,147				1,147
Asset impairment loss		94,430	(94,430	)(h)

Total operating expenses	239,488	204,883	(110,019)		334,352

Operating loss	(8,766)	(127,655)	109,160		(27,261)

Other income:
Interest expense	(15,917)	(16,776)	10,375	(c)	(22,318)
Interest income	344	46			390
Other expense, net

Total other expense, net	(15,573)	(16,730)	10,375		(21,928)

Loss before income taxes	(24,339)	(144,385)	119,535		(49,189)
Income tax expense	—	—			—

Net loss	(24,339)	(144,385)	119,535		(49,189)

			20,173	(b)
Preferred stock dividends and accretion	(3,912)	(20,173)	(2,666	)(a)	(6,578)

Net loss applicable to common stockholders	$(28,251)	$(164,558)	$137,042		$(55,767)

Basic and diluted net loss per common share	$(0.61)	$(1.77)			$(1.08)

Basic and diluted weighted average common shares outstanding	46,551,648	92,742,000	5,250,000	(i )	51,801,648

Notes to Adjusted Combined Statements of Operations

For the year ended December 31, 2003

(in thousands, except share amounts)

(a)	Represents dividends and the accretion of the discount on the Series B preferred stock issued in the merger of BTI Telecom Corp., or BTI, and ITC^DeltaCom as follows:

Nine months ended September 30, 2003
Preferred dividends at an annual rate of 8%	$2,100
Accretion of discount	566

$2,666

(b)	Represents the elimination of $20,173 of preferred stock dividends, including accretion of discount, on BTI’s redeemable preferred stock, which was exchanged for ITC^DeltaCom common stock in the merger, for the nine months ended September 30, 2003.

(c)	Represents the elimination of historical interest expense on indebtedness of BTI owing to the former securityholders of $10,375 for the nine months ended September 30, 2003. Such indebtedness was surrendered for cancellation at the closing of the BTI merger.

(d)	Represents an adjustment to amortization expense of $750 for the nine months ended September 30, 2003 based on the acquired fair value of BTI’s intangible assets and expected useful lives as follows:

Asset Category	Balance at January 1, 2003	Remaining Useful Life
Customer Relationships	$5,000	5

(e)	Represents the elimination of amortization of deferred financing costs of BTI of $1,312 for the nine months ended September 30, 2003.

(f)	Represents the elimination of revenue related to BTI dark fiber leases of $859 for the nine months ended September 30, 2003.

(g)	Represents an adjustment to depreciation and amortization expense as a result of a reduction in the carrying value of property, plant and equipment based upon the fair value of BTI’s assets at the date of acquisition and a reassessment of the expected useful lives.

(h)	Represents the reversal of an asset impairment loss of BTI that would not have been recorded if the fair values and lives of property, plant and equipment determined under the purchase method of accounting had been applied as of the beginning of the period presented rather than during the nine months ended September 30, 2003, when the actual impairment occurred.

(i)	Adjusted basic and diluted net loss and loss from continuing operations per common share have been calculated by dividing pro forma net loss available to common stockholders by ITC^DeltaCom historical weighted average common shares outstanding adjusted for shares of ITC^DeltaCom common stock issued in the merger. The shares of ITC^DeltaCom common stock issuable upon exercise of the warrants and upon conversion of the Series B preferred stock issued to the WCAS securityholders in connection with the merger, as well as all common stock equivalents of ITC^DeltaCom, have not been included in diluted earnings per share as they are antidilutive for all periods presented. The following table shows the adjustment calculation for earnings per share:

Year ended December 31, 2003
Historical weighted average ITC^DeltaCom common shares outstanding	46,551,648
Adjustment for 7,000,000 shares of ITC^DeltaCom common stock issued in the BTI merger on October 6, 2003	5,250,000

Basic and diluted weighted average ITC^DeltaCom common shares, as adjusted	51,801,648

Unaudited Pro Forma Combined Statements Of Operations

For the year ended December 31, 2003

(in thousands, except share and per share amounts)

	(A)	(B1)	(B2)	(C)		(D)
	ITC^DeltaCom as adjusted for the year ended December 31, 2003	FDN as reported for the year ended December 31, 2003	NTC as reported for the year ended December 31, 2003	Pro forma adjustments		(A) + (B1) + (B2) + (C) pro forma
Operating revenues	$634,988	$117,937	$57,719	$(1,075	)(a)	$809,569

Cost of services	327,897	46,304	23,718	(1,075	)(a)	400,283
				10,326	(b)
				(4,704	)(c)
				(2,183	)(c)

Gross margin	307,091	71,633	34,001	(3,439)		409,286

Operating expenses:
Selling, operations and administration	245,400	45,659	46,310	5,537	(b)	342,906
Operating expenses	—	15,863	—	(15,863	)(b)	—
Impairment loss on equipment	—	—	34,180	(34,180	)(i)	—
Depreciation and amortization	78,344	11,093	31,446	(23,513	)(f)	99,554
				(4,483	)(d)
				6,667	(e)
Stock based deferred compensation	1,147	14				1,161
Merger-related expenses	9,461	—				9,461
Operating lease penalty	—	—	1,280			1,280

Total operating expenses	334,352	72,629	113,216	(65,835)		454,362

Operating loss	(27,261)	(996)	(79,215)	62,396		(45,076)

Other income:
Interest (expense)	(22,318)	(73)	(47)			(22,438)
Interest income	390	179	219			788
Other expense, net	—	1,053	164			1,217

Total other expense, net	(21,928)	1,159	336			(20,433)

(Loss) before income taxes	(49,189)	163	(78,879)	62,396		(65,509)
Income taxes	—	—	—			—

Net income (loss)	(49,189)	163	(78,879)	62,396		(65,509)

Preferred stock dividends and accretion	(6,578)	(4,788)	(34,558)	39,346	(h)	(6,578)

Net loss applicable to common stockholders	$(55,767)	$(4,625)	$(113,437)	$101,742		$(72,087)

Basic and diluted net loss per common share	$(1.08)	$(1.51)	$(12.05)			$(0.83)

Basic and diluted weighted average common shares outstanding	51,801,648	3,053,412	9,416,160	35,134,475	(g)	86,936,123

Unaudited Pro Forma Combined Statements of Operations

For the six months ended June 30, 2004

(in thousands, except share and per share amounts)

	(A)	(B1)	(B2)	(C)		(D)
	ITC^DeltaCom as reported for the period ended June 30, 2004	FDN as reported for the period ended June 30, 2004	NTC as reported for the period ended June 30, 2004	Pro forma adjustments		(A) + (B1) + +(B2)+(C) pro forma
Operating revenues	$298,397	$68,375	$32,114	$(618	)(a)	$398,268

				(1,762	)(c)
				(974	)(c)
				(618	)(a)
Cost of services	146,583	26,193	13,838	3,946	(b)	187,206

Gross margin	151,814	42,182	18,276	(1,210)		211,062

Operating expenses:
Selling, operations and administration	111,164	24,345	21,716	3,314	(b)	160,539
Operating expenses	—	7,260	—	(7,260	)(b)	—

Depreciation and amortization	42,122	5,698	13,669	3,333 (9,616 (2,480	(e) )(f ) )(d)	52,726
Stock based deferred compensation	818	5	—	—		823
Merger-related expenses	458	—	—	—		458

Total operating expenses	154,562	37,308	35,385	(12,709)		214,546

Operating income (loss)	(2,748)	4,874	(17,109)	11,499		(3,484)

Other income:
Interest expense	(10,563)	(95)	(51)			(10,709)
Interest income	326	91	24			441
Other expense, net	(1,255)	(44)	30			(1,269)

Total other expense, net	(11,492)	(48)	3			(11,537)

Income (loss) before income taxes	(14,240)	4,826	(17,106)	11,499		(15,021)
Income tax expense	—	—	—			—

Net income (loss)	(14,240)	4,826	(17,106)	11,499		(15,021)

Preferred stock dividends and accretion	(3,436)	(3,058)	(19,085)	22,143	(g)	(3,436)

Net loss applicable to common stockholders	$(17,676)	$1,768	$(36,191)	$33,642		$(18,457)

Basic earnings (loss) per common share	$(0.34)	$0.95	$(3.84)			$(0.21)

Diluted earnings (loss) per common share	$(0.34)	$0.12	$(3.84)			$(0.21)

Weighted average number of shares outstanding:
Basic	51,849,771	1,854,564	9,416,160	35,134,475	(h)	86,984,246

Diluted	51,849,771	14,474,214	9,416,160	35,134,475		86,984,246

Notes to Unaudited Pro Forma Combined Statements of Operations

(in thousands, except share amounts)

(a)	Represents elimination of revenues and costs recognized between ITC^DeltaCom and FDN and between ITC^DeltaCom and NTC.

(b)	Represents the reclassification of amounts reported by FDN as operating expenses to cost of services or selling, operations and administration expense.

(c)	Represents removal of installation costs of FDN and NTC to conform FDN’s accounting policy for such costs with the corresponding accounting policy of ITC^DeltaCom:

	Year ended December 31, 2003	Six months ended June 30, 2004
FDN	$4,704	$1,762
NTC	2,183	974

Total	$6,887	$2,736

(d)	The amounts shown represent the elimination of FDN’s amortized historical installation costs and an acquired customer base, revalued for purposes of calculating depreciation and amortization (see notes (e) and (f)), as follows:

	Year ended December 31, 2003	Six months ended June 30, 2004
Capitalized installation costs	$2,114	$1,307
Acquired customer base	2,369	1,173

Total	$4,483	$2,480

(e)	Represents an adjustment to amortization expense of $6,667 for the year ended December 31, 2003 and $3,333 for the six months ended June 30, 2004 based on an independent valuation of the fair value of FDN’s intangible assets and their expected useful lives, as follows:

Asset Category	Balance at January 1, 2003	Balance at June 30, 2004	Useful Life
Customer relationships	$20,000	$20,000	3

(f)	Represents the net adjustment to depreciation and amortization expense to reflect the incremental expense arising from the increase in the carrying value of FDN’s property, plant and equipment and the decrease in the carrying value of NTC’s property, plant and equipment. FDN’s depreciation and amortization expense as adjusted was $8,267 for the year ended December 31, 2003, of which $767 was related to developed technology and $7,500 was related to communications and other equipment, and $4,133 for the six months ended June 30, 2004, of which $383 was related to developed technology and $3,750 was related to communications and other equipment. The adjustments to NTC’s depreciation expense was $6,032 for the year ended December 31, 2003 and $3,016 for the six months ended June 30, 2004, all of which was related to communications and other equipment. The adjustments to depreciation and amortization expense were based upon preliminary estimates of the fair value of the assets of FDN and NTC as of August, 2004 and a reassessment of the expected useful lives of the assets, as follows:

FDN:

Asset Category	Balance at January 1, 2003	Balance at June 30, 2004	Useful Life
Developed technology	$2,300	$2,300	3
Communications and other equipment	45,000	45,000	6

Total	$47,300	$47,300

NTC:

Asset Category	Balance at January 1, 2003	Balance at June 30, 2004	Useful Life
Communications and other equipment	$36,125	$36,125	6

Total	$36,125	$36,125

(g)	Represents the elimination of preferred stock dividends, including accretion of discount, of FDN and NTC as follows:

	Year ended December 31, 2003	Six months ended June 30, 2004
FDN	$4,788	$3,058
NTC	34,558	19,085

	$39,346	$22,143

(h)	Earnings per share have been computed by dividing pro forma net income available to common stockholders by ITC^DeltaCom’s historical weighted average common shares outstanding, adjusted for common shares issuable in the FDN and NTC mergers, as follows:

	Year ended December 31, 2003	Six months ended June 30, 2004
Historical weighted average shares outstanding	46,551,648	51,849,771
Adjustment for 7,000,000 shares of common stock issued in connection with the BTI merger on October 6, 2003, as if issued on January 1, 2003	5,250,000	—

	51,801,648	51,849,771
Common shares issuable in the FDN merger to FDN common and preferred stockholders	27,943,394	27,943,394

Weighted average common shares outstanding after the FDN merger	79,745,042	79,793,165
Common shares issuable in the NTC merger to NTC stockholders	7,191,081	7,191,081

Weighted NTC average common shares outstanding after the FDN merger and the NTC merger	86,936,123	86,984,246

(i)	Represents the reversal of an asset impairment loss recorded by NTC that would not have been recorded if the fair values and lives of property, plant and equipment determined under the purchase method of accounting had been applied as of the beginning of the periods presented rather than during 2003, when the actual impairment occurred.

MANAGEMENT OF ITC^DELTACOM AFTER THE MERGER

Directors

In accordance with the amended and restated governance agreement, the ITC^DeltaCom board of directors will consist of the following 13 directors immediately after the merger closing:

•	the individuals currently serving as directors, other than Robert C. Taylor, Jr., who has advised the board of directors that he intends to resign as a director before the effective time of the FDN merger;

•	Peter H.O. Claudy and Neil N. Sheth, who will serve as the initial designees of M/C Venture Partners V, L.P. and Media/Communications Partners III Limited Partnership, which are two of the principal FDN stockholders;

•	John T. Siegel, who will serve as the initial designee of Columbia Capital Equity Partners III (QP), L.P., which is one of the principal FDN stockholders; and

•	Thomas E. Darden, who will serve as the initial designee of the principal NTC stockholders.

For a description of the board composition provisions of the amended and restated governance agreement, see “Terms of Other Agreements–Governance Agreement–Board of Directors and Committees.”

Continuing Directors.  For information about ITC^DeltaCom’s continuing directors, as well as information about certain relationships and related transactions involving such directors, see the section captioned “Directors and Executive Officers of the Registrant” in ITC^DeltaCom’s annual report on Form 10-K for its fiscal year ended December 31, 2003 and the section captioned “Certain Relationships and Related Transactions” in ITC^DeltaCom’s definitive proxy statement relating to its 2004 annual meeting of stockholders filed with the SEC on April 1, 2004, both of which are incorporated by reference in this proxy statement/prospectus;

New Directors.  The following presents information about the initial director designees of the principal FDN stockholders and the initial director designee of the principal NTC stockholders.

Peter H.O. Claudy has served as a director of FDN since March 1998. Mr. Claudy is currently a partner in M/C Venture Partners, a Boston-based venture capital firm that he joined in 1991. At M/C Venture Partners, Mr. Claudy has led investments in the IT-managed services, competitive carrier, and PCS industries. He currently serves on the boards of directors of several privately held companies, including Atlantis Bidding Corp., City Signal Communications, and Empact Solutions. Mr. Claudy also serves on the board of directors of the New England Venture Capital Association.

Neil N. Sheth has served as a director of FDN since September 1998. Mr. Sheth is currently a Partner at M/C Venture Partners, he joined in 1998. At M/C Venture Partners, Mr. Sheth has focused on leading investments in the telecommunication services and infrastructure software areas. In addition to serving as a director of FDN, Mr. Sheth currently serves on the boards of directors of GuardedNet and Telution, both of which are privately held.

John T. Siegel has served as a director of FDN since April 2003. Mr. Siegel is currently a partner in Columbia Capital, a Virginia-based venture capital firm that he joined in March 2000. At Columbia Capital, Mr. Siegel has led investments in the communications and information technology sectors. Prior to joining Columbia Capital, Mr. Siegel was a member of Morgan Stanley’s Private Equity Group since June 1997, where he specialized in investments in the telecommunications and data services areas. Mr. Siegal also serves on the board of directors of mindSHIFT Technologies and Netifice Communications, both of which are privately held.

Thomas E. Darden has served as a member of the board of directors of NTC since August 2000. Since August 2000, Mr. Darden has been the Managing Director of Reliant Equity Investors, a private equity investment firm. From June 1997 to August 2000, Mr. Darden was the Managing Director of Wind Point Partners, a private equity investment firm. Mr. Darden currently serves as a director of Minsor Powertrain, Inc. and LDMI Telecommunications, both of which are privately held.

Executive Officers

The following individuals will serve as ITC^DeltaCom’s principal executive officers immediately after completion of the NTC merger.

Larry F. Williams, who currently serves as the Chairman and Chief Executive Officer of ITC^DeltaCom, will continue to serve as Chairman and Chief Executive Officer after the merger.

Leo J. Cyr, who currently serves as NTC’s President, Chief Operating Officer and a member of NTC’s board of directors, will serve as Chief Operating Officer of ITC^DeltaCom after the merger. Mr. Cyr joined NTC as its President, Chief Operating Officer and member of its board of directors in October 2003. Previously, from January 2001 to October 2003, Mr. Cyr served as President and Chief Operating Officer for Clearwire Technologies, a start-up broadband wireless operator utilizing the MMDS/ITFS spectrum. Prior to his service with Clearwire Technologies, from October 1999 to December 2000, Mr. Cyr served as President, Chief Operating Officer and a member of the board of directors of CapRock Communications, a regional telecommunications provider in the Southwest. He is currently a member of the board of directors of Teleglobe, Inc., a provider of international communications services.

Andrew M. Walker, who currently serves as President, Business Services of ITC^DeltaCom, will serve as President, Strategic Services after the merger.

Michael P. Gallagher who currently serves as FDN’s Chief Executive Officer, will serve as President, Business Services of ITC^DeltaCom upon completion of the FDN merger. Mr. Gallagher has served as the Chief Executive Officer and a director of FDN since its inception in 1998. Prior to founding the company, he co-founded Metro Access Networks, a Texas-based competitive carrier, in 1993. While employed by Metro Access Networks, Mr. Gallagher served as President and was responsible for overseeing the development of the Company’s business strategy and the design of the Company’s network architecture. Following the merger of Metro Access Networks with Brooks Fiber Communications, Inc. in March 1997, Mr. Gallagher became Regional Vice President for Brooks Fiber, where he had overall responsibility for all operations, engineering, finance and sales functions for the state of Texas. Prior to his service at Metro Access Networks, Mr. Gallagher held various sales positions with both Williams Telecommunications Group (WilTel) and Intermedia Communications.

Douglas A. Shumate, who currently serves as Senior Vice President-Chief Financial Officer of ITC^DeltaCom, will serve as Chief Financial Officer after the merger.

J. Thomas Mullis, who currently serves as Senior Vice President-Legal and Regulatory, will continue to serve as Senior Vice President-Legal and Regulatory after the merger.

Kenneth J. Meister who currently serves as FDN’s Chief Financial Officer, will serve as s Executive Vice President, Corporate Development of ITC^DeltaCom upon completion of the FDN merger. Mr. Meister has served as the Chief Financial Officer of FDN since August 2002. Prior to joining FDN, he served as Chief Financial Officer for Ionex Telecommunications, Inc., a Texas-based integrated communications provider, since 2000. Before his service with Ionex Telecommunications, Mr. Meister served as a Senior Vice President in Investment Banking with Raymond James & Associates, Inc., a national full service brokerage firm based in St. Petersburg, Florida. While at Raymond James, he concentrated on capital formation for telecommunications companies. Prior to 1996, Mr. Meister worked as a securities attorney with a national law firm focusing on public securities offerings and mergers and acquisitions.

RETENTION PLAN PROPOSAL

(Proposal 5)

ITC^DeltaCom’s stockholders are asked to consider and vote upon a proposal to approve the NT Corporation 2004 Management Employee Retention Plan, which ITC^DeltaCom will assume in the merger. Approval of the management retention plan by stockholders is a condition to the obligations of ITC^DeltaCom and NTC to complete the merger.

Purpose of Management Retention Plan

The purpose of the management retention plan is to reinforce and encourage the continued attention and dedication of the plan participants to NTC’s business and affairs in connection with specified changes in control of NTC. As of the date of this proxy statement/prospectus, the participants in the plan consist of 27 members of NTC’s management, including NTC’s five executive officers. NTC’s merger with ITC^DeltaCom will constitute a change of control of NTC for purposes of the management retention plan and will result in the payment of retention amounts on the merger closing date in the form of ITC^DeltaCom common stock. NTC’s board of directors adopted the merger retention plan effective on August 5, 2004.

ITC^DeltaCom Assumption of Management Retention Plan

In negotiating the merger agreement, ITC^DeltaCom determined that it was in the best interests of ITC^DeltaCom and its stockholders to assure that ITC^DeltaCom would benefit from the continued services of specified NTC executives through the effective time of the merger and to reduce the cash severance amounts potentially payable by NTC to specified executives upon a change of control of NTC. ITC^DeltaCom believed that, for ITC^DeltaCom to be in a position to experience the projected benefits of the merger, it would be imperative to diminish the potential distraction of those NTC executives by virtue of the personal uncertainties and risks created by the proposed merger process and to encourage their full attention and dedication to NTC until the effective time of the merger. As a result, and because NTC lacked the funds it would have required to complete the merger and to make cash severance payments and honor outstanding awards under the management retention plan upon completion of the merger, ITC^DeltaCom agreed in the merger agreement to assume NTC’s obligations under the plan in connection with the completion of the merger. In consideration for this agreement, 12 of the plan participants, including NTC’s five executive officers, agreed to amend their employment agreements with NTC to reduce the severance payments to which they potentially would have been entitled under their agreements upon completion of the merger.

Upon its assumption of the management retention plan in the merger, ITC^DeltaCom will issue to the plan participants shares of its common stock as retention payments on the merger closing date. Following those payments, the management retention plan will terminate.

Summary of Material Provisions of Management Retention Plan

The following is a summary of the material provisions of the management retention plan.

Awards.  The maximum number of shares of ITC^DeltaCom common stock issuable under the assumed NTC management retention plan as retention bonuses will be equal to the sum of the following:

•	the number of shares of ITC^DeltaCom common stock which is equal to $3,556,443 divided by the fair value of a share of ITC^DeltaCom common stock as of the merger closing date; plus

•	the number of shares of ITC^DeltaCom common stock which is equal to 0.75% of the total number of shares of ITC^DeltaCom common stock issuable in the merger to NTC stockholders, after any adjustment to such total number as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

For purposes of the foregoing calculation, the fair value of a share of ITC^DeltaCom common stock as of the merger closing date will be computed as the volume-weighted average of the per share selling price of one share of ITC^DeltaCom common stock on the Nasdaq National Market for the 20 consecutive trading days ending on the second business day prior to the merger closing date. Based on a fair market value equal to the $4.54 closing sale price on September 30, 2004 of the ITC^DeltaCom common stock on the Nasdaq National Market, and assuming that the total number of shares issuable to NTC stockholders in the merger is not reduced for NTC’s failure to meet any performance target specified in the merger agreement, a total of 825,396 shares would be issuable under the management retention plan.

Plan Administration.  The management retention plan is currently administered by NTC’s board of directors. Following the merger and the assumption of the plan by ITC^DeltaCom, the plan will be administered by the compensation committee of ITC^DeltaCom’s board of directors. The plan administrator has the full authority and discretion to take any actions it deems necessary or advisable for the administration of the plan.

Eligible Participants.  Under the terms of the management retention plan, the plan administrator designates management employees who are eligible to receive retention payments under the plan from a “bonus pool” and a “replacement pool,” as described below, and determines the allocation of percentage interests among the management employees. The plan administrator has designated the following participants to receive such retention payments as set forth below:

Name	Bonus Pool (%)	Replacement Pool (%)
Ray D. Russenberger	0.00	22.55
Leo J. Cyr	0.00	41.00
Charles A. Emling III	24.60	8.02
Mark E. Miller	24.60	9.02
Danyelle L. Kennedy-Lantz	24.60	10.69
Mitchell A. Dantin	1.40	1.75
Robert W. Nelson	1.90	1.67
Stuart V. Reynolds	1.80	0.00
Wayne B. Junghans	1.80	0.00
Scott A. Sandstrom	1.10	0.00
Caron M. Sjoberg	1.30	0.00
P. Steve Sims	1.50	0.00
Narshimha “KN” Kasibhatla	0.60	0.00
Jeffery A. Baart	1.70	0.65
James C. Black	1.20	0.64
Eric P. Landry	1.80	1.42
Julia M. Taylor	1.30	0.00
Kevin R. Foley	0.70	0.00
Peter Tonti	0.60	0.00
Margaret Ring	1.30	0.00
Jack L. Lovgren	0.80	0.00
Shawn D. Clark	1.00	0.00
Robert St. Pierre	1.10	1.27
Grant W. Williams	1.80	0.00
Russell J. Thackston	0.70	0.00
David Dellinger	0.70	0.00
Mitch Miguez	0.00	1.34

Total	100.00	100.00

Mssrs. Russenberger, Cyr, Emling and Miller and Ms. Kennedy-Lantz are executive officers of NTC.

Calculation of Retention Payments.  Each plan participant will be eligible to receive a retention payment based on the participant’s interests in one or both of a “bonus pool” and a “replacement pool.”

A participant eligible to receive a retention payment from the bonus pool will receive an amount equal to such participant’s bonus pool percentage interest multiplied by the amount of the bonus pool. There will be a bonus pool only if the fair market value of the ITC^DeltaCom common stock issuable in the merger to NTC stockholders, computed as described above, is less than $50 million. If such fair market value is less than $50 million, the bonus pool will be equal to $562,500 multiplied by such fair market value as a percentage of $50 million.

A participant eligible to receive a retention payment from the replacement pool will receive an amount equal to such participant’s replacement pool percentage interest multiplied by the amount of the replacement pool, which is $2,993,943.

In addition to his retention payment from the replacement pool, Mr. Cyr will receive the number of shares of ITC^DeltaCom common stock which is equal to 0.75% of the total number of shares of ITC^DeltaCom common stock issuable in the merger to NTC stockholders, after any adjustment to such total number as a result of NTC’s failure to meet any of the performance targets specified in the merger agreement.

The following table shows the value of the shares of ITC^DeltaCom common stock that the plan participants listed above will receive under the management retention plan based on a fair market value equal to the $             closing sale price on                 , 2004 of the ITC^DeltaCom common stock on the Nasdaq National Market, and assuming that the total number of shares issuable to NTC stockholders in the merger is not reduced for NTC’s failure to meet any performance target specified in the merger agreement:

New Plan Benefits
Name and Position	Dollar Value ($)	Number of Shares
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

Entitlement to Retention Payments.  Each participant is entitled to 100% of the participant’s retention payment upon completion of the merger, as long as the participant remains continuously employed by NTC through such date, except in the case of a constructive termination as described below. Under the plan, payment of retention amounts must be made in the same form as the consideration received by NTC’s stockholders in the merger.

Terminated Plan Participants.  If a participant is no longer employed by NTC as of the completion of the merger, the participant’s percentage interest will be canceled and available for reallocation by the plan administrator. Such a reallocation would increase the retention amounts payable to the remaining participants. If a participant is constructively terminated prior to the completion of the merger, however, the participant will be eligible for a retention payment on the same basis as if the participant had remained continuously employed by NTC through the effective time of the merger.

As defined in the management retention plan, a constructive termination generally means any termination of a participant by NTC or its successor other than for cause, or the participant’s voluntary termination, upon 30 days prior written notice to NTC or its successor, following:

•	a material reduction or change in job duties, position, authority, responsibilities and requirements inconsistent with the participant’s position with NTC or its successor and the participant’s prior duties, position, authority, responsibilities and requirements, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another and being made part of a larger entity and that do not actually result in a material change in duties, position, authority, responsibilities and requirements inconsistent with a participant’s prior position with the acquired company;

•	any reduction by NTC or its successor of the participant’s base compensation or level or kind of benefits to which the participant was entitled immediately after the closing date of a change in control pursuant to the terms of the acquisition agreement, other than in connection with a general decrease of a substantially similar percentage in base salaries or benefits for most similarly situated employees of the successor corporation;

•	the participant’s refusal to relocate to a location more than 50 miles from NTC’s current location;

•	failure of any successor to NTC to assume the obligations of the plan; or

•	any act by NTC or ITC^DeltaCom that constitutes a constructive discharge under specified law.

Non-transferability.  A participant’s rights under the management retention plan may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the plan administrator.

Termination and Amendment of the Plan.  The management retention plan will terminate no earlier than the date on which the last payment under the plan is made. The plan may be amended at any time by the board of directors, which is authorized to approve any amendment that may impair or eliminate the then-existing rights of an eligible participant with regard to the plan.

Resales of Shares by Participants.  Shares of ITC^DeltaCom common stock issued pursuant to the management retention plan will be eligible for sale by the participants in the public market without restriction under the Securities Act, except that any shares issued to any participant who was an “affiliate” of NTC on the date on which NTC stockholders approved the merger agreement generally will be subject to the resale limitations of Rule 145 until the first anniversary of the merger closing date. In general, Rule 145 provides that any such person, or persons whose shares are aggregated, is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which a notice of sale is filed with the SEC. Sales under Rule 145 by affiliates also are subject to certain provisions relating to the manner of sale and the availability of current public information about ITC^DeltaCom.

Federal Income Tax Consequences

The retention bonus will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the ITC^DeltaCom common stock determined as of the date the common stock is received. ITC^DeltaCom will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Internal Revenue Code.

Approval of Proposal

Assuming a quorum is present at the special meeting, approval of the retention plan proposal for purposes of Delaware law requires the affirmative vote of holders of a majority of the total votes represented by the shares of common stock, Series A preferred stock and Series B preferred stock, voting as a single class, present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Under the Nasdaq Marketplace Rules, approval of the retention plan proposal requires an affirmative majority of the votes cast, as computed under such rules.

The board of directors unanimously recommends that ITC^DeltaCom’s stockholders vote “FOR” approval of the retention plan proposal.

COMPARATIVE RIGHTS OF ITC^DELTACOM AND NTC STOCKHOLDERS

General

NTC is a Delaware corporation, and the rights of NTC stockholders are governed by the Delaware General Corporation Law, or “DGCL” and the NTC certificate of incorporation and bylaws. Following the merger, NTC stockholders who receive ITC^DeltaCom common stock in the merger will be common stockholders of ITC^DeltaCom, which is also a Delaware corporation and a publicly traded company. The rights of ITC^DeltaCom stockholders will continue to be governed by the DGCL, but also will be governed by the ITC^DeltaCom certificate of incorporation and bylaws and will be subject to the amended and restated governance agreement.

The following is a summary of the material differences between the rights of a holder of NTC common stock or preferred stock under the DGCL and the certificate of incorporation, bylaws and stockholder agreements of NTC, on the one hand, and the rights of a holder of ITC^DeltaCom common stock under the DGCL and the certificate of incorporation, bylaws and amended and restated governance agreement of ITC^DeltaCom, on the other hand. The summary assumes that the governance agreement has become effective, and that the ITC^DeltaCom certificate of incorporation, including the certificate of designation of the Series A preferred stock, and bylaws have been amended in the manner contemplated by the merger agreement.

The following summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the governing corporate instruments of each corporation. Although ITC^DeltaCom and NTC believe that this summary covers the material differences between the two companies, this summary may not contain all of the information that is important. NTC stockholders should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a common stockholder of ITC^DeltaCom and being a stockholder of NTC. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find Additional Information.”

Authorized Capital

ITC^DeltaCom.  ITC^DeltaCom’s authorized capital stock consists of 360,000,000 shares, of which 350,000,000 have been designated common stock, par value $0.01 per share, and 10,000,000 shares of which have been designated preferred stock, par value $0.01 per share. The ITC^DeltaCom certificate of incorporation prohibits the issuance of any shares of non-voting securities.

Under the ITC^DeltaCom certificate of incorporation, ITC^DeltaCom’s board of directors has the authority, without further action by ITC^DeltaCom stockholders, to issue up to 10,000,000 authorized shares of ITC^DeltaCom preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the authorized shares of preferred stock authorized, ITC^DeltaCom’s board of directors has designated the following series of preferred stock:

•	665,000 shares as 8% Series A convertible redeemable preferred stock; and

•	715,000 shares as 8% Series B convertible redeemable preferred stock.

As of September 8, 2004, 51,995,971 shares of common stock, 342,588 shares of Series A preferred stock and 371,084 shares of Series B preferred stock of ITC^DeltaCom were outstanding.

NTC.  NTC’s authorized capital stock consists of 148,049,090 shares, 90,028,495 of which have been designated common stock, par value $ 0.01 per share, and 58,020,595 of which have been designated preferred stock, par value $ 0.01 per share.

Of the 58,020,595 shares of NTC preferred stock authorized, NTC’s board of directors has designated the following series of preferred stock:

•	7,500,000 shares as Series A convertible preferred stock;

•	4,459,320 shares as Series B convertible preferred stock;

•	6,584,372 shares as Series C convertible preferred stock;

•	29,668,487 shares as Series D convertible preferred stock;

•	9,796,238 shares as Series E convertible preferred stock; and

•	12,178 shares as Series F convertible preferred stock.

As of September 1, 2004, 7,500,000 shares of Series A preferred stock, 4,459,320 shares of Series B preferred stock, 6,584,372 shares of Series C preferred stock, 25,584,455 shares of Series D preferred stock, 9,796,238 shares of Series E preferred stock, and 12,178 shares of Series F preferred stock were outstanding.

Dividends and Other Distributions

ITC^DeltaCom.  During the time that any series of ITC^DeltaCom preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by ITC^DeltaCom’s board of directors on ITC^DeltaCom common stock, unless dividends on all outstanding shares of the relevant class or series of ITC^DeltaCom preferred stock for the current and all past dividend periods have been declared and paid or provision made for the payment of those dividends. The terms of the ITC^DeltaCom Series A preferred stock and Series B preferred stock include these provisions.

NTC.  The NTC certificate of incorporation provides that, when and if declared by the board of directors, holders of its Series A preferred stock, Series B preferred stock and Series C preferred stock are entitled to receive cumulative cash dividends at the rate of 10% per year, payable semi-annually, and holders of its Series D preferred stock are entitled to receive cumulative cash dividends at the rate of 15% per year, payable semi-annually. Holders of the Series E preferred stock, the Series F preferred stock or the common stock would be entitled to receive any dividends declared or paid on such capital stock by the NTC board of directors only after all accrued and unpaid dividends are paid on the Series A preferred stock, the Series B preferred stock, the Series C preferred stock and the Series D preferred stock.

Voting Rights

ITC^DeltaCom.  Subject to the voting rights of holders of any then outstanding ITC^DeltaCom preferred stock, each share of ITC^DeltaCom common stock is entitled to one vote on each matter submitted to a vote of the stockholders of ITC^DeltaCom. Shares of ITC^DeltaCom common stock are not entitled to any cumulative voting rights.

Under the ITC^DeltaCom certificate of incorporation, holders of the ITC^DeltaCom Series A preferred stock and Series B preferred stock are entitled to vote on an “as-converted” basis together with the holders of the ITC^DeltaCom common stock as a single class on all matters presented for a vote to the holders of the common stock, provided that, for so long as the holders of the ITC^DeltaCom Series A preferred stock or Series B preferred stock have the right to vote as a separate class, exclusive of all other stockholders, in the election of directors, the holders of such series will not be entitled to vote in any election of directors on an “as-converted” basis. When voting on an as-converted basis, holders of the ITC^DeltaCom Series A preferred stock and the Series B preferred stock are entitled to cast a number of votes equal to the number of shares of ITC^DeltaCom common stock into which each such series of ITC^DeltaCom preferred stock was convertible as of the applicable record date, subject to restrictions, if any, imposed by applicable law or regulation, the Nasdaq Marketplace Rules, if the ITC^DeltaCom common stock is traded on the Nasdaq Stock Market, or the rules, regulations, interpretations and practices of any securities exchange on which the ITC^DeltaCom common stock is traded. Shares of ITC^DeltaCom Series A preferred stock and Series B preferred stock are not entitled to cumulative voting rights.

NTC.  Each share of NTC’s common stock is entitled to one vote on each matter submitted to a vote of the stockholders of NTC. Shares of NTC common stock are not entitled to any cumulative voting rights.

Under the NTC certificate of incorporation, each holder of NTC preferred stock shall be entitled to that number of votes equal to the number of shares of NTC common stock into which such holder’s preferred stock could be converted pursuant to the NTC certificate of incorporation as of the record date for such vote, except that the holders of the Series E preferred stock do not have the right to vote for the election of directors. Unless otherwise provided in the NTC certificate of incorporation, the holders of common stock and preferred stock, when voting on an “as-converted” basis, will vote as a single class. Shares of NTC preferred stock are not entitled to cumulative voting rights.

Supermajority Voting Requirements for Business Combinations Involving Interested Stockholders

ITC^DeltaCom.  ITC^DeltaCom is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. With certain exceptions, an “interested stockholder” is a person or group who owns 15% or more of the corporation’s outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. For purposes of Section 203, the term “business combination” is defined broadly to include:

•	mergers with or caused by the interested stockholder;

•	sales or other dispositions to the interested stockholder, except proportionately with the other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock;

•	the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder, except for transfers which do not increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock; or

•	receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if:

•	prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves the business combination or the transaction which resulted in the person becoming an interested stockholder;

•	the interested stockholder owns at least 85% of the corporation’s voting stock upon consummation of the transaction that made him an interested stockholder, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

•	on or after the date such person becomes an interested stockholder, the business combination is approved by the board of directors and at a stockholder meeting by holders of at least 66 2/3% of the voting stock not owned by the interested stockholder.

A Delaware corporation may exempt itself from the requirements of the statute in its certificate of incorporation, although ITC^DeltaCom has not done so.

NTC.  NTC does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by at least 2,000 stockholders, and accordingly, NTC is not subject to Section 203 of the DGCL.

Required Votes for Specified Corporate Transactions

ITC^DeltaCom. In addition to any consent required by applicable law, for so long as the initial holders of the ITC^DeltaCom Series B preferred stock and their affiliates are the beneficial and record owners of at least 50% of the outstanding shares of Series B preferred stock, ITC^DeltaCom may not enter into or consummate a “fundamental change” or a “qualifying asset sale” prior to January 6, 2005 without the affirmative vote or consent of holders of the shares of Series B preferred stock representing more than 50% of the voting power of the then outstanding shares of Series B preferred stock, voting or consenting as a separate class. A “fundamental change” is any transaction or event, including any merger, consolidation, sale, conveyance, lease, exchange or transfer of assets, tender or exchange offer, reclassification, capital reorganization, compulsory share exchange or liquidation, in each case, in which all or substantially all outstanding shares of the ITC^DeltaCom common stock, or all or substantially all of the assets or property of ITC^DeltaCom, are converted into or exchanged for capital stock of ITC^DeltaCom or another issuer or other securities, cash or other property. A “qualifying asset sale” is any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the property and assets of ITC^DeltaCom and its subsidiaries, taken as a whole, including goodwill and corporate franchises, to any person or group, other than any subsidiary of ITC^DeltaCom, so long as the property and assets involved produced more than two-thirds of ITC^DeltaCom’s consolidated annual revenues in at least two of the prior three fiscal years or more than two-thirds of ITC^DeltaCom’s consolidated annual earnings before interest, taxes, depreciation and amortization in at least two of the prior three fiscal years.

NTC. The NTC certificate of incorporation requires that specified amendments to the NTC certificate of incorporation, specified types of mergers, or the sale of substantially all of the assets of NTC must be approved by at least:

•	the holders of at least 60% of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock, voting as a single class;

•	the holders of at least 75% of the Series D preferred stock, voting as a single class; and

•	the holders of a majority of the votes represented by the Series E preferred stock, the Series F preferred stock and the common stock, voting as a single class.

Appraisal Rights

ITC^DeltaCom.  The ITC^DeltaCom certificate of incorporation does not provide for appraisal rights other than those rights designated by the DGCL. The DGCL provides for appraisal rights only in the case of a merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Section 251(f) or (g) of the DGCL. There also are no appraisal rights, unless otherwise provided in a corporation’s certificate of incorporation, for shares of stock listed on a national securities exchange, including the Nasdaq National Market, or held by more than 2,000 holders of record, unless such stockholders would be required to accept any consideration other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash instead of fractional shares of such stock or any combination of the foregoing. Unless otherwise provided in a corporation’s certificate of incorporation, stockholders are not entitled under Delaware law to appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business.

NTC.  The NTC certificate of incorporation does not provide for appraisal rights other than those rights designated by the DGCL, as summarized above.

Special Meetings of Stockholders

ITC^DeltaCom.  The ITC^DeltaCom bylaws provide that special meetings of stockholders may be called by:

•	the chief executive officer or chairman of the board or by the board of directors pursuant to a resolution adopted by a majority of the authorized number of directors; or

•	until the termination of the amended and restated governance agreement, the secretary of ITC^DeltaCom as soon as reasonably practicable following the request in writing of stockholders holding of record at least 35% of the voting power of the issued and outstanding shares of ITC^DeltaCom capital stock, including the ITC^DeltaCom Series A preferred stock and Series B preferred stock, entitled to vote at such meeting.

NTC.  The NTC bylaws provide that special meetings of the stockholders may be called by:

•	the president;

•	a majority of the board of directors; or

•	holders of a majority of the entire capital stock of NTC.

Notice of Stockholder Actions

ITC^DeltaCom.  Subject to the terms of the ITC^DeltaCom certificate of incorporation and the amended and restated governance agreement, the ITC^DeltaCom bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings. These procedures require a stockholder to submit in writing to the company’s secretary any nomination of a candidate for election to the board of directors or any other proposal for consideration at any special or annual meeting not less than 60 days prior to the meeting, except that if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received by the secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must include the following information:

•	the name and address of the stockholder who intends to make the nominations, propose the business and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•	a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, which includes the names of such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC if the nominee had been nominated, or intended to be nominated, or if the matter had been proposed, or intended to be proposed, by the board of directors; and

•	if applicable, the consent of each nominee to serve as a director if so elected.

ITC^DeltaCom may require any proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director. The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

A stockholder will also be required to comply with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder.

The foregoing advance notice provisions will not affect any rights of holders of the ITC^DeltaCom Series B preferred stock to elect directors as provided in the certificate of designation for such series, and will not apply to nominations of directors as provided in the amended and restated governance agreement.

NTC.  The bylaws of NTC require that the holders of a majority of the entire capital stock of NTC or a majority of the board of directors can request a special meeting in a writing to NTC that states the purpose or purposes of the proposed meeting.

Size and Composition of Board of Directors

ITC^DeltaCom.  The size of the ITC^DeltaCom board of directors is determined by resolution of the ITC^DeltaCom board of directors, subject to requirements of the ITC^DeltaCom certificate of incorporation and bylaws and the amended and restated governance agreement. Under the ITC^DeltaCom certificate of incorporation and bylaws, the number of directors constituting the ITC^DeltaCom board of directors may not be less than four nor more than 17 directors. The ITC^DeltaCom certificate of incorporation and bylaws do not provide for a classified board of directors.

The number of directors constituting the ITC^DeltaCom board of directors as set forth in the amended and restated governance agreement will initially be fixed at 13 directors upon completion of the merger. Until no ITC^DeltaCom stockholder has the right to nominate an individual for election or appointment to the ITC^DeltaCom board of directors pursuant to the amended and restated governance agreement, the size and composition of the ITC^DeltaCom board of directors will be significantly affected by the provisions of the amended and restated governance agreement. For information about the composition of the board of directors required under the amended and restated governance agreement, see “Terms of Other Agreements–Governance Agreement–Board of Directors and Committees.”

NTC. The NTC bylaws provide that the size of the NTC board of directors is to be fixed from time to time by the board of directors with the approval of the preferred stockholders, but may not be less than one nor more than seven. The number of directors constituting the NTC board of directors is currently fixed at seven directors. Cumulative voting for directors is not authorized by the NTC certificate of incorporation or bylaws. The NTC board of directors is not classified. Any change in the number of directors constituting the NTC board of directors must be approved by at least:

•	the holders of at least 60% of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock, voting as a single class; and

•	the holders of at least 75% of the Series D preferred stock, voting as a single class.

Removal of Directors

The DGCL provides that directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote on their election.

ITC^DeltaCom.  Any director elected pursuant to the director class voting provisions of the certificate of designation of the ITC^DeltaCom Series B preferred stock prior to the termination of such director class voting provisions may be removed during such director’s term of office, either with or without cause, by the affirmative vote of holders of shares representing more than 50% of the voting power of the then outstanding shares of the Series B preferred stock entitled to vote, given either at a meeting of such holders duly called for that purpose or pursuant to a consent of such holders without a meeting. For information about the requirements relating to removal of directors nominated for election or appointment to the board of directors in accordance with the amended and restated governance agreement, see “Terms of Other Agreements–Governance Agreement–Board of Directors and Committees.”

NTC.  Neither the NTC certificate of incorporation nor the NTC bylaws contain provisions relating to the removal of directors.

Vacancies on Board of Directors

ITC^DeltaCom.  Under the DGCL, unless the ITC^DeltaCom certificate of incorporation or bylaws provide otherwise, ITC^DeltaCom’s board of directors may fill any vacancy on the board, including newly created directorships resulting from an increase in the number of directors. Vacancies not filled pursuant to the terms of the ITC^DeltaCom Series B preferred stock or of the amended and restated governance agreement are filled in accordance with the DGCL.

Prior to the termination of the director class voting provisions of the ITC^DeltaCom Series B preferred stock, any vacancy in respect of any director serving on the board of directors pursuant to the terms of such series of the preferred stock may be filled only by vote of the remaining director so elected by the holders of the applicable series of the preferred stock or, if there is no such remaining director, by the holders of such series of the preferred stock.

Under the amended and restated governance agreement, if a vacancy on the board of directors is created by the death, disability, retirement, resignation or removal of a director designated by any stockholder group that is party to the agreement, that stockholder group will have the right to designate a replacement to fill the vacancy. A vacancy created by the departure of the Series A designee, as defined in the agreement, will be filled by the other person eligible to serve as a Series A designee. All other vacancies will be filled by the board of directors in a manner consistent with the board composition provisions of the governance agreement.

NTC.  Under the DGCL, unless the NTC certificate of incorporation or bylaws provide otherwise, NTC’s board of directors may fill any vacancy on the board of directors, including newly created directorships resulting from an increase in the number of directors. Under the NTC bylaws, members of the board of directors may fill newly created directorships.

Amendment of Certificate of Incorporation or Bylaws

ITC^DeltaCom.  Under the DGCL, unless a greater vote is required by the ITC^DeltaCom certificate of incorporation, an amendment to the ITC^DeltaCom certificate of incorporation requires the approval of ITC^DeltaCom’s board of directors and the approval of a majority of ITC^DeltaCom stockholders entitled to vote on the amendment, voting as classes only if required by the DGCL. The ITC^DeltaCom certificate of incorporation does not require a greater than majority vote in any instance, except that the certificates of designation of the ITC^DeltaCom Series A preferred stock and Series B preferred stock require that specified amendments to the ITC^DeltaCom certificate of incorporation or the applicable certificate of designation require the approval of holders of the ITC^DeltaCom Series A preferred stock or Series B preferred stock, as the case may be.

The ITC^DeltaCom bylaws provide that the bylaws may be amended by the affirmative vote of a majority of directors then in office. The bylaws also provide that any bylaw adopted by the board of directors may be amended or repealed by the stockholders and that the stockholders may adopt new bylaws.

The amended and restated governance agreement provides that ITC^DeltaCom may not alter, amend nor repeal specified sections of the ITC^DeltaCom certificate of incorporation or of the ITC^DeltaCom bylaws if any such alteration, amendment or repeal would adversely affect the rights or obligations of the stockholder parties to the agreement under such section.

NTC.  Under the DGCL, unless a greater vote is required by the NTC certificate of incorporation, an amendment to the NTC certificate of incorporation requires the approval of the board of directors of NTC and the approval of the holders of a majority of stock entitled to vote thereon, voting as classes only if required by the DGCL. The NTC certificate of incorporation requires that amendments to the certificate of incorporation must be approved by at least:

•	the holders of at least 60% of the Series A preferred stock, the Series B preferred stock and the Series C preferred stock, voting as a single class;

•	the holders of at least 75% of the Series D preferred stock, voting as a single class;

•	the holders of a majority of the Series E preferred stock, voting as a single class; and

•	the holders of a majority of the Series F preferred stock, voting as a single class.

Pursuant to the NTC certificate of incorporation and bylaws, the NTC bylaws may be amended by the stockholders or the board of directors.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be presented at ITC^DeltaCom’s annual meeting of stockholders in 2005 must be received by the Secretary of ITC^DeltaCom at ITC^DeltaCom’s offices at 1791 O.G. Skinner Drive, West Point, Georgia 31833, no later than December 2, 2004. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under ITC^DeltaCom’s bylaws, a stockholder wishing to bring business before the stockholders at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by the Secretary of ITC^DeltaCom not less than 60 days prior to the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to propose the business and the nature of the business to be proposed;

•	a representation that the stockholder is a holder of record of capital stock of ITC^DeltaCom entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; and

•	such other information regarding each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the matter had been proposed, or intended to be proposed, by the board of directors.

The foregoing provisions of ITC^DeltaCom’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to required inclusion of proposals in ITC^DeltaCom’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

LEGAL MATTERS

Hogan & Hartson L.L.P., counsel to ITC^DeltaCom, will issue an opinion about the validity of the ITC^DeltaCom common stock offered by this proxy statement/prospectus. In addition, Hogan & Hartson L.L.P., counsel to ITC^DeltaCom, and Latham & Watkins LLP, counsel to NTC, will each deliver an opinion concerning the federal income tax consequences of the merger.

EXPERTS

ITC^DeltaCom, Inc.  The consolidated balance sheets of ITC^DeltaCom, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2003, the period from October 30, 2002 through December 31, 2002 (Successor Company) and the period from January 1, 2002 through October 29, 2002 (Predecessor Company) and the related financial statement schedules have been audited by BDO Seidman, LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report. After reasonable efforts, ITC^DeltaCom has been unable to obtain Arthur Andersen’s consent to the incorporation by reference in this registration statement of Arthur Andersen’s report with respect to these financial statements. Under these circumstances, applicable SEC rules permit ITC^DeltaCom to file this registration statement without a written consent from Arthur Andersen. The absence of such a consent may limit recovery on certain claims by purchasers of the securities offered by this proxy statement/prospectus. For example, purchasers will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the financial statements incorporated herein by reference which were audited by Arthur Andersen. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen’s provision of auditing and other services to ITC^DeltaCom, may be limited as a practical matter due to the events involving Arthur Andersen.

NT Corporation.  The consolidated financial statements of NT Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Florida Digital Network, Inc.  The consolidated financial statements of Florida Digital Network, Inc. as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein and in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Florida Digital Network, Inc. and subsidiary for the year ended December 31, 2001, appearing in ITC^DeltaCom, Inc.’s Current Report on Form 8-K, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein, and incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ITC^DeltaCom files annual, quarterly and current reports and other information with the SEC. You may read and copy materials that ITC^DeltaCom has filed with the SEC at the following location:

Public Reference Room

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including ITC^DeltaCom, who file electronically with the SEC. The address of that site is www.sec.gov.

This proxy statement/prospectus is part of a registration statement ITC^DeltaCom filed with the SEC to register the distribution to NTC stockholders of the shares of ITC^DeltaCom common stock to be issued in connection with the merger and to solicit proxies from ITC^DeltaCom stockholders to vote to approve the proposals described herein. The SEC allows ITC^DeltaCom to “incorporate by reference” some documents it files with the SEC, which means that ITC^DeltaCom can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and information that ITC^DeltaCom files later with the SEC will automatically update and supersede this information. ITC^DeltaCom does not incorporate by reference any portion of any document, including any Current Report on Form 8-K, which is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act or otherwise subject to the liability of that section unless ITC^DeltaCom expressly states that such information is so deemed to be filed or unless it expressly incorporates such information by reference in this registration statement. Subject to the foregoing, ITC^DeltaCom incorporates by reference the documents listed below and any documents it subsequently files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the securities to which this prospectus relates have been distributed or the distribution is otherwise terminated:

1.	ITC^DeltaCom’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, which it filed on March 15, 2004;

2.	ITC^DeltaCom’s definitive proxy statement dated April 1, 2004 for its 2004 annual meeting of stockholders, which it filed on April 1, 2004;

3.	ITC^DeltaCom’s Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 2004 and June 30, 2003, which it filed on May 7, 2004 and August 9, 2004, respectively;

4.	ITC^DeltaCom’s Current Reports on Form 8-K, which it filed on March 15, 2004, March 24, 2004, May 5, 2004, August 9, 2004, September 8, 2004 (and amended on September 10, 2004), October 29, 2004 and November 4, 2004; and

5.	the description of the ITC^DeltaCom common stock included in its amended registration statement on Form 8-A, which it filed on October 29, 2002, including any amendments or reports ITC^DeltaCom files for the purpose of updating that description.

ITC^DeltaCom will provide a copy of any or all of the information it incorporates by reference and any document relating to NTC that it refers to in this proxy statement/prospectus, at no cost, to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered. To request a copy of any or all of this information, you should write or telephone ITC^DeltaCom at the following address and telephone number:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

Attention: J. Thomas Mullis

Telephone: (256) 382-3843

To receive timely delivery of these documents, you must request the information no later than                     , 2004.

You should rely only on the information in this proxy statement/prospectus or any proxy statement/prospectus supplement or incorporated by reference in either of them. ITC^DeltaCom has not authorized anyone else to provide you with different information. Offers of ITC^DeltaCom common stock issuable in connection with the merger are being made only in states where the offers are permitted. You should not assume that the information in this proxy statement/prospectus or any proxy statement/prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this proxy statement/prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

NT Corporation

We have audited the accompanying consolidated balance sheets of NT Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in the redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NT Corporation at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that NT Corporation will continue as a going concern. As more fully described in Note 1, the Company has, among other things, incurred operating losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    Ernst & Young LLP

New Orleans, Louisiana

August 2, 2004

NT Corporation

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$10,503,099	$28,722,933
Accounts receivable, net of allowances of $2,290,982 in 2003 and $2,887,789 in 2002	5,487,359	8,923,554
Prepaid expenses and other current assets	1,258,377	750,869

Total current assets	17,248,835	38,397,356

Property and equipment:
Switching equipment	76,285,590	122,662,216
Building leased under capital lease	—	4,499,226
Office furnishings, data processing, and other equipment	32,337,118	40,406,757
Construction-in-progress	—	805,491

	108,622,708	168,373,690
Accumulated depreciation and amortization	(46,658,693)	(43,416,042)

	61,964,015	124,957,648

Other assets	—	19,663

Total assets	$79,212,850	$163,374,667

	December 31,
	2003	2002
Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,191,131	$1,006,125
Accrued liabilities	4,984,175	8,990,324
Deferred revenue	4,648,263	4,057,668
Current maturities of:
Long-term debt	275,451	275,451
Capital lease obligation	—	88,108

Total current liabilities	12,099,020	14,417,676
Long-term debt, less current maturities	164,285	232,486
Capital lease obligations, less current maturities	—	4,196,655
Capital lease penalty note	1,276,400	—

Total liabilities	13,539,705	18,846,817

Redeemable preferred stock:
Series A Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $17,458,214 at December 31, 2003; Authorized, issued and outstanding shares—7,500,000 in 2003 and 2002	17,164,993	15,476,856
Series B Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $16,480,422 at December 31, 2003; Authorized, issued and outstanding shares—4,459,320 in 2003 and 2002	16,462,588	14,925,954
Series C Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $34,903,178 at December 31, 2003; Authorized, issued and outstanding shares—6,584,372 in 2003 and 2002	34,892,751	31,645,438
Series D Convertible Preferred Stock, $0.01 par value, with an aggregate liquidation preference of $196,881,107 at December 31, 2003; Authorized shares—29,668,487; issued and outstanding shares—25,575,774 in 2003 and 2002	191,744,312	163,658,455

	260,264,644	225,706,703
Stockholders’ equity (deficit):
Series E Convertible Preferred Stock, $.01 par value, Authorized shares-9,796,238; issued and outstanding shares—9,796,238 in 2003 and 2002	88,166,139	88,166,139
Common Stock, $.01 par value: Authorized shares—90,018,495; issued and outstanding shares—9,420,948 in 2003 and 9,408,544 in 2002	94,209	94,085
Deferred compensation	(9,396)	(25,260)
Additional paid-in capital	10,102,040	10,093,858
Deficit	(292,944,491)	(179,507,675)

Total stockholders’ equity (deficit)	(194,591,499)	(81,178,853)

Total liabilities, redeemable preferred stock and stockholders’ equity	$79,212,850	$163,374,667

See accompanying notes.

NT Corporation

Consolidated Statements of Operations

	Year ended December 31,
	2003	2002	2001
Revenues	$57,718,748	$44,803,164	$19,455,948

Operating expenses:
Resale line costs	5,741,058	7,907,497	9,663,946
Facility line costs	10,330,162	14,490,763	20,732,374
UNEP line costs	7,646,574	10,817,881	—
Selling, general, and administrative expenses (including non-cash stock option compensation expense of $2,450,000 in 2001)	46,310,460	46,725,255	45,957,619
Depreciation and amortization	31,445,583	22,334,347	18,938,509
Impairment loss on equipment	34,179,648	1,008,139	—
Operating lease penalty	1,280,000	—	—

Total operating expenses	136,933,485	103,283,882	95,292,448

Operating loss	(79,214,737)	(58,480,718)	(75,836,500)

Other income (expense):
Interest income	218,830	3,143,243	4,049,032
Interest expense	(47,195)	(619,011)	(6,049,384)
Gain on disposal of assets and conversion of capital lease to operating lease	154,348	—	—
Loss on investments	(6,086)	—	—
Gain on vendor settlement	—	—	39,505,612
Other	15,965	23,345	4,572

	335,862	2,547,577	37,509,832

Net loss	(78,878,875)	(55,933,141)	(38,326,668)
Redeemable preferred stock dividends and accretion of issuance cost	(34,557,941)	(27,488,320)	(6,492,345)

Net loss applicable to common stockholders	$(113,436,816)	$(83,421,461)	$(44,819,013)

Basic and diluted net loss per common share	$(12.05)	$(8.89)	$(4.78)

Basic and diluted weighted-average common shares outstanding	9,416,160	9,388,703	9,373,961

See accompanying notes.

NT Corporation

Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders’ Equity (Deficit)

	Redeemable Preferred Stock	Series E Convertible Preferred Stock	Common Stock		Deferred Compensation	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Shareholders’ Equity (Deficit)
			Number	Amount
Balance at December 31, 2000	$191,887,384	$—	9,370,812	$93,708	$(56,034)	$7,548,213	$(51,267,201)	$(43,681,314)
Issuance of common stock	—	—	6,298	62	—	3,527	—	3,589
Stock issuance costs	—	—	—	—	—	(4,500)	—	(4,500)
Stock issuance costs on Series D Convertible Preferred Stock	(161,346)	—	—	—	—	—	—	—
Issuance of 7,836,900 shares of Series E Convertible Preferred Stock	—	70,532,910	—	—	—	—	—	70,532,910
Series E Convertible Preferred Stock subscribed—1,959,338 shares	—	17,633,229	—	—	—	—	—	17,663,229
Accretion of redeemable preferred stock issuance costs	1,225,811	—	—	—	—	—	(1,225,811)	(1,225,811)
Dividends on redeemable preferred stock	5,266,534	—	—	—	—	—	(5,266,534)	(5,266,534)
Compensation of modified stock options	—	—	—	—	—	(2,449,814)	—	2,449,814
Deferred compensation	—	—	—	—	(84,600)	84,600	—	—
Amortization of deferred compensation	—	—	—	—	85,410	—	—	85,410
Net loss for 2002	—	—	—	—	—	—	(38,326,668)	(38,326,668)

Balance at December 31, 2001	$198,218,383	$88,166,139	9,377,110	$93,770	$(55,224)	$10,081,654	$(96,086,214)	$2,200,125
Issuance of common stock	—	—	31,434	315	—	12,204	—	12,519
Accretion of redeemable preferred stock issuance cost	1,428,610	—	—	—	—	—	(1,428,610)	(1,428,610)
Dividends on redeemable preferred stock	26,059,710	—	—	—	—	—	(26,059,710)	(26,059,710)
Amortization of deferred compensation	—	—	—	—	29,964	—	—	29,964
Net loss for 2002	—	—	—	—	—	—	(55,933,141)	(55,933,141)

Balance at December 31, 2002	225,706,703	88,166,139	9,408,544	94,085	(25,260)	10,093,858	(179,507,675)	(81,178,853)
Issuance of common stock	—	—	12,404	124	—	8,182	—	8,306
Accretion of redeemable preferred stock issuance cost	1,198,117	—	—	—	—	—	(1,198,117)	(1,198,117)
Dividends on redeemable preferred stock	33,359,824	—	—	—	—	—	(33,359,824)	(33,359,824)
Amortization of deferred compensation	—	—	—	—	15,864	—	—	15,864
Net loss for 2003	—	—	—	—	—	—	(78,878,875)	(78,878,875)

Balance at December 31, 2003	$260,264,644	$88,166,139	9,420,948	$94,209	$(9,396)	$10,102,040	$(292,944,491)	$(194,591,499)

See accompanying notes.

NT Corporation

Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001
Operating activities
Net loss	$(78,878,875)	$(55,933,141)	$(38,326,668)
Adjustments to reconcile net loss to cash used in operating activities:
Gain on vendor settlement	—	—	(39,505,612)
Impairment loss on equipment	34,179,648	1,008,139	—
Depreciation and amortization	31,445,583	22,334,347	18,938,509
Non-cash stock compensation costs	—	—	2,449,814
Amortization of stock compensation costs	15,864	29,964	85,410
Provision for losses on accounts receivable	(596,807)	1,773,455	1,055,877
Operating lease penalty	1,280,000	—	—
Gain on disposal of assets and conversion of capital lease to operating lease	154,348	—	—
Changes in operating assets and liabilities:
Receivables	4,033,002	(6,045,911)	(5,681,010)
Prepaid expenses and other assets	(487,845)	628,452	631,642
Accounts payable, accrued expenses and deferred revenue	(2,223,088)	94,233	11,452,877

Net cash used in operating activities	(11,078,170)	(36,110,462)	(48,899,161)

Investing activities
Purchases of property and equipment	(7,144,298)	(13,949,524)	(29,924,094)
Proceeds from disposal of assets	66,129	—	—

Net cash used in investing activities	(7,078,169)	(13,949,524)	(29,924,094)

Financing activities
Principal payments on long–term debt and capital lease obligations	(289,354)	(329,844)	(167,925)
Proceeds from issuance of common stock	8,306	12,519	3,589
Proceeds from vendor settlement	—	47,523,260	24,809,460
Stock issuance costs	—	—	(165,846)
Proceeds from loan	217,553	—	2,062,751

Net cash provided by (used in) financing activities	(63,495)	47,205,935	26,542,029

Net decrease in cash and cash equivalents	(18,219,834)	(2,854,051)	(52,281,226)
Cash and cash equivalents at beginning of year	28,722,933	31,576,984	83,858,210

Cash and cash equivalents at end of year	$10,503,099	$28,722,933	$31,576,984

Supplemental disclosure of cash flow information
Cash paid for interest	$598,677	$619,011	$647,852

See accompanying notes.

NT Corporation

Notes to Consolidated Financial Statements

December 31, 2003

1.	Nature of Operations and Significant Accounting Policies

Organization and Nature of Operations

Network Telephone Corporation (“Network”) was incorporated in the state of Florida in October 1997 and NT Corporation (the “Company”) was incorporated in the state of Delaware in December 1999. An exchange agreement was executed effective December 22, 1999, which transferred all of the outstanding shares of the common and preferred stock of Network to the Company in exchange for an identical number of shares of the Company’s common and preferred stock. The terms of the Company’s preferred stock were identical to the terms of Network’s preferred stock.

The Company is an integrated communications provider offering facilities-based voice and data telecommunications services and Web services. The Company provides these services primarily to small and medium-sized businesses in 32 second- and third-tier markets in the southeastern United States. Services offered by the Company include local exchange, local access, domestic and international long distance, internet, Virtual Private Network (“VPN”) technology, and dedicated high-speed digital communications services using Digital Subscribe Line (“DSL”) technology. The Company provides service to its customers through Company-owned switches, network architecture leased from incumbent local exchange carriers (“ILECs”), and Unbundled Network Element Platform (“UNE-P”) line agreements and resale line agreements, primarily with one ILEC.

The Company has interconnection agreements with its primary ILEC for operations in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. The Company also has interconnection agreements with two other ILECs for certain operations in Florida. These agreements expire from March 2004 to June 2006.

The Company has experienced operating losses and used cash in operations in 2003 and 2002, a portion of which cash used in operations was cash received in the vendor settlement discussed in Note 2. The Company has not paid its dividends on its redeemable preferred stock. Subsequent to December 31, 2003, certain regulatory actions occurred that could affect revenues and cash flows in 2004, as discussed in Note 9. There can be no guarantee that the Company will achieve profitability or positive cash flows in 2004. Cash from operations in 2004 and cash on hand at December 31, 2003 may not be sufficient to fund obligations as they become due. As discussed in Note 9, the Company has evaluated certain offers from third parties to purchase the Company.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory and other risks associated with an emerging business.

Significant Accounting Policies

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Network. All significant intercompany transactions and accounts have been eliminated in consolidation. References herein to the Company include the Company and its subsidiary, unless the context otherwise requires.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets ranging from five to seven years.

Construction-in-progress consists primarily of costs associated with the purchase and installation of digital switching platforms.

Organizational Costs

The Company expenses costs related to start-up activities as incurred.

Impairment of Long-Lived Assets

The Company continually reevaluates the carrying value of its long-lived assets for events or changes in circumstances, which indicate that the carrying value may not be recoverable. As part of this reevaluation, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposal. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized through a charge to operations.

In 2003, the Company recorded an impairment loss of $34,179,648 on certain system equipment and other equipment. This charge was recorded to reflect the value of the system indicated by a range of cash flows at various probabilities to reflect possible outcomes ranging from continuing to operate the system to a sale of the Company (see Note 10). In 2002, the Company recorded an impairment loss on certain equipment with a carrying amount of $1,008,139.

Revenue Recognition

The Company recognizes revenues from telecommunications services in the period the related services are provided. Revenues on billings to customers in advance of providing services are deferred and recognized when earned. Revenues for carrier interconnection, access and reciprocal compensation are recognized in the period in which the service is provided, except when realization of these revenues is not reasonably assured.

Unbilled revenues represent revenues earned for telecommunication services that have been provided, and will be billed in succeeding months. In 2003, the Company re-evaluated its method of accruing unbilled revenue and included, among other things, an analysis of the likelihood such amounts would be collected. In 2003, the Company wrote off certain amounts accrued at December 31, 2002 as a result of revising its estimates. At December 31, 2003, 2002 and 2001 unbilled revenues totaled $244,359, $2,152,971, and $640,750 respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

Credit is extended to customers based upon an evaluation of the customer’s financial condition and collateral is generally not required.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Network Costs

Network costs are recognized in the period in which the service is utilized. Accruals for unbilled leased network facilities, network access charges and equipment collocation charges are based on circuit counts, estimated usage, and active collocation sites. Additionally, accrued network costs include charges invoiced by carriers which are probable network costs but have not yet been paid due to rate or volume disputes with other carriers. Network costs do not include an allocation of depreciation or amortization expense.

Income Taxes

Income taxes are accounted for using the liability method. Deferred income taxes relate to temporary differences between assets and liabilities recognized differently for financial reporting purposes and for income tax purposes.

Deferred tax assets and liabilities primarily relate to property and equipment, goodwill and net operating loss carryforwards. Valuation allowances of $80,600,000, $49,800,000 and $29,200,000 at December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, the Company has net operating loss carryforwards of approximately $151,000,000 available to reduce future taxable income, which expire at various dates through 2021 and are subject to certain limitations in each year.

Advertising Costs

The Company expenses advertising cost as incurred in accordance with Statement of Position 93-7, Reporting on Advertising Cost. Advertising expense was $62,392 for 2003, $216,939 for 2002 and $63,412 for 2001.

Employee Stock Options

The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense only to the extent the fair value of the Company’s common stock exceeds the exercise price of the stock options at the date of grant.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net loss per common share includes the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted net loss per common share for the years ended December 31, 2003, 2002 and 2001 are the same as the basic net loss per common share because the effects of such items are anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The carrying amounts of the Company’s long-term debt and capital lease obligations also approximate their fair values based upon current rates for similar obligations.

2.	Vendor Settlement

On July 19, 1999, the Company entered into a general agreement pursuant to which the Company purchased and licensed a number of communication products and systems (the “Systems”) and support services from a vendor (the “Vendor”) for the purpose of providing CLEC services. During 2000, the Company installed and placed into service several of the Systems and attempted to provide service to customers from those platforms. LightNetworks, Inc. (“LightNetworks”), acquired by the Company in September 2000, was installing the Systems. Many customers who were placed on the Systems experienced loss of service from the failure of these Systems.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

On January 24, 2001, the Company was notified by the Vendor that, due to market and economic considerations, the production and support of the Systems were being discontinued. In August 2001, the Company entered into a settlement and release agreement (the “Settlement”) with the Vendor for the removal and replacement by the Vendor of the Systems in 13 markets in which the Company operated; cancellation of $75.0 million in long-term debt payable to the Vendor and $5.4 million in related accrued interest; purchase of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”); $50.0 million in cash payments to the Company over 12 months beginning January 1, 2002; a $25.0 million cash payment to the Company on August 24, 2001; and cancellation of warrants issued to the Vendor to purchase 640,807 shares of the Company’s Common Stock at $5.852 per share. The removal and replacement of the Systems included de-installation, packaging, shipping, engineering, furnishings, installation, integration and project management services, at an estimated value of $30.3 million at the settlement date, which was included in construction-in-progress as of December 31, 2001. No gain or loss was recognized by the Company on the exchange of the Systems.

In connection with the Settlement, the Company agreed to issue to the Vendor 9,796,238 shares of the Series E Preferred Stock. On the initial closing on August 24, 2001, the Company issued 7,836,990 shares of the Series E Preferred Stock to the Vendor, which was recorded at $9.00 per share based upon management’s estimate of the fair value of the shares as of that date. In addition, 1,959,248 shares of the Series E Preferred Stock were subscribed by the Vendor as of that date and issued in 2002.

During 2002, the Company wrote off debt issuance cost with a book value of $8.7 million, goodwill with a book value of $7.4 million, certain equipment with a book value of $6.4 million and a receivable from the Vendor of $.5 million, resulting in a gain of $39.5 million on the settlement. The write-off included equipment used in connection with the Systems that was not replaced by the Vendor and goodwill from the LightNetworks acquisition. LightNetworks used the Systems exclusively.

3.	Credit Facilities and Long-Term Debt

Long-term debt consists of notes payable to a bank totaling $439,736, $507,937, and $760,359 at December 31, 2003, 2002 and 2001, respectively and a note payable to a related party totaling $1,276,400 at December 31, 2003. The notes payable to a bank bear interest from 7.75% to 8.75% and are payable in equal monthly installments of principal and interest through 2005. The note payable to a related party bears interest at 6% and is payable in monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of principal and interest of $56,730 beginning in October 2004 and continuing until the note is paid in full.

The Company has a letter of credit for $1,710,000 with its primary ILEC in connection with its agreements with the ILEC. The letter of credit expires December 11, 2004.

4.	Leases

The Company leases office buildings and certain equipment under various operating lease agreements. Rent expense totaled $696,657 for 2003, $1,000,492 for 2002, and $1,318,636 for 2001 and included rent expense of $332,710, $329,710, and $182,040 paid to a company owned by an officer of the Company in 2003, 2002 and 2001, respectively. The Company also leases a portion of an office building under an operating lease from a Company owned, in part, by a shareholder and officer of the Company and a member of management of the Company. The lease expires in 2012 and requires the Company to pay maintenance, insurance, taxes and other expenses in addition to the minimum rentals. Pursuant to the lease agreement, the Company had the option at any time on or before May 31, 2003 to lease the remaining space in the office building for a term of 13 years at an average monthly rental of $60,000.

In the event the Company did not lease the additional office space, a penalty of $1,280,000 was due to the lessor no later than June 30, 2003. During 2003, the Company elected not to lease the additional office space

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

and entered into a note payable to pay the $1,280,000 penalty. The note is payable in equal monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of $56,730 beginning in October 2004 and continuing until the note is paid in full. (See Note 3.)

Capital lease assets included in the accompanying consolidated balance sheets were as follows:

	December 31, 2002	December 31, 2001
Building	$4,499,226	$4,499,226
Accumulated amortization	699,880	399,931

	$3,799,346	$4,099,295

Amortization expense applicable to the capital lease is included in depreciation and amortization in the accompanying consolidated statements of operations.

At December 31, 2003, minimum future obligations under noncancelable operating leases with original terms of more than one year are as follows:

Operating Lease
2004	$462,344
2005	691,865
2006	515,179
2007	44,192

Total minimum lease payments	$1,713,580

5.	Preferred Stock

The Company has four classes of redeemable preferred stock (the “Redeemable Preferred Stock”) issued and outstanding at December 31, 2003. The Redeemable Preferred Stock is redeemable at any time on or after September 30, 2008 upon election by a majority of the holders. Each share of the Redeemable Preferred Stock is convertible at any time into one share of the Company’s common stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Redeemable Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Dividends on the Redeemable Preferred Stock are cumulative and are payable in preference to any dividends on the Company’s common stock. Each share of the Redeemable Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The issuance costs, with remaining balances of $5,691,049 and $6,889,165 at December 31, 2003 and 2002, respectively, are accreted to the Redeemable Preferred Stock balance through September 2008, which is the date the stock may be redeemed upon the election by a majority of the holders.

On June 30, 1999, the Company issued 7,500,000 shares of 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $10,648,403, net of issuance costs. The Series A Preferred Stock has a redemption and liquidation value of $1.50 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series A Preferred Stock dividends in arrears of $6,213,420 at December 31, 2003. In connection with the issuance of the Series A Preferred Stock, the Company issued warrants to purchase 200,000 shares of its Common Stock at $1.50 per share. The warrants are exercisable by the holders at any time through June 30, 2004. The value of the warrants was de minimis at the date of issuance.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

On February 4, 2000, the Company issued 4,459,320 shares of 10% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for $11,224,156, net of issuance costs. The Series B Preferred Stock has a redemption and liquidation value of $2.52 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series B Preferred Stock dividends in arrears of $5,226,010 at December 31, 2003.

On February 29, 2000, the Company issued 6,584,372 shares of 10% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for $23,978,027, net of issuance costs. The Series C Preferred Stock has a redemption and liquidation value of $3.64 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series C Preferred Stock dividends in arrears of $10,904,665 at December 31, 2003.

On August 18, 2000 and September 8, 2000, the Company issued 25,575,774 shares of 15% Series D Convertible Preferred Stock (the “Series D Preferred Stock”) for $140,669,540, net of issuance costs. The Series D Preferred Stock has a redemption and liquidation value of $5.85 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series D Preferred Stock dividends in arrears of $47,211,678 at December 31, 2003.

In addition to the Redeemable Preferred Stock, the Company issued the Series E Convertible Preferred Stock during 2001 (see also Note 2). Each share of the Series E Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Series E Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Each share of the Series E Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series E Convertible Preferred Stock shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series E Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

On April 26, 2004, the Company issued 12,178 shares of Series F Convertible Preferred Stock. Each share of the Series F Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined by the Company’s articles of incorporation. All shares of the Series F Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding. A merger, reorganization or other acquisition-type transaction or a sale of all or substantially all of the Company’s assets shall not be treated as a liquidation but as a “Sale” of the Company. In a Sale of the Company the Series F Preferred shareholders shall participate parri passu with the holders of the Series E Preferred and the Prior Preferred in the distribution of the Sale proceeds based on a Series F Preferred liquidation preference equal to:

$1.00 million	if the Sale proceeds are at least $50 million but less than $100 million;
$2.50 million	if the Sale proceeds are at least $100 million but less than $150 million;
$4.50 million	if the Sale proceeds are at least $150 million but less than $200 million;
$7.00 million	if the Sale proceeds are at least $200 million but less than $250 million;
$10.00 million	if the Sale proceeds are at least $250 million but less than $300 million;
$13.50 million	if the Sale proceeds are at least $300 million but less than $350 million;
$17.50 million	if the Sale proceeds are at least $350 million but less than $400 million;
$22.00 million	if the Sale proceeds are at least $400 million but less than $450 million; and
$27.00 million	if the Sale proceeds are at least $450 million.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Each share of the Series F Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series F Preferred shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

6.	Employee Stock Options

In 1999, the Company adopted the 1999 Stock Option Plan (the “Option Plan”) and reserved 2,705,273 of shares of its authorized Common Stock for grant under the Option Plan. At December 31, 2003, 2002 and 2001, there were no outstanding options under the Option Plan. The Option Plan provides for the grant of stock based awards to employees of the Company through incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options. The term of the options granted under the Option Plan may not exceed ten years. The Option Plan expires on June 30, 2009.

In 2000, the Company adopted the 2000 Equity Incentive Plan (the “Incentive Plan”) and reserved 2,705,273 of shares of its authorized common stock for grant under the Incentive Plan. Options granted under the Incentive Plan may be incentive stock options or non-qualified stock options and Options have a ten-year term. During the year ended December 31, 2001, an additional 5,200,000 shares of the Company’s common stock were reserved for grant under the Incentive Plan.

A summary of the Company’s stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2000	2,553,422	$0.61
Granted in 2001	3,242,347	3.63
Exercised	(6,298)	0.57
Forfeited	(1,535,806)	2.47

Outstanding at December 31, 2001	4,253,665	$2.24
Granted in 2002	1,621,759	0.40
Exercised	(31,434)	0.40
Forfeited	(1,275,177)	2.52

Outstanding at December 31, 2002	4,568,813	1.49
Granted in 2003	1,400,900	.23
Exercised	(12,404)	.67
Forfeited	(2,045,847)	1.46

Outstanding at December 31, 2003	3,911,462	1.22

Options granted in 2003, 2002 and 2001 under the Incentive Plan have ten-year terms and have exercise prices ranging from $0.20 to $4.57 per share. An employee vests in and may exercise 25% of the options after the end of the first anniversary of the grant date and one-forty-eighth of the option shares after the end of each calendar month following the first anniversary of the grant date.

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

Options outstanding as of December 31, 2003 consisted of the following:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Number of Shares	Weighted- Average Exercise Price Per Share
$0.20 to $0.75	2,751,984	9.1 years	$0.25	987,171	$0.32
$1.15 to $1.75	378,000	8.1	1.57	248,031	1.54
$4.57	781,478	8.8	4.57	368,435	4.57

	3,911,462	8.9	1.63	1,603,637	1.64

The Company determined pro forma information regarding the fair value of options granted as if the Company had accounted for its employee stock options under the fair value method of FASB Statement No. 123, Accounting for Stock-Based Compensation.

The Company estimated fair value at the date of the grant using the minimum value method permitted by FASB Statement No. 123 for entities not publicly traded. The following weighted-average assumptions were used in the calculation: Weighted-average expected life of options of five years; risk-free interest rate of 3% in 2003, 4% in 2002 and 5% in 2001; and no dividends being paid over the life of the options.

The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $0.05, $0.08 and $0.80, respectively. For purposes of pro forma disclosures, the estimated fair value of the options granted per share is amortized to expense over the vesting period. The pro forma effect of the options granted in 2003, 2002 and 2001 was not material to the Company’s consolidated financial statements.

7.	Retirement Plan

The Company has a contributory 401(k) retirement plan (the “Plan”) covering substantially all full-time employees. Employees are allowed to contribute up to 15% of their annual wages to the Plan as limited by the Internal Revenue Service. The Company makes contributions to the plan on a discretionary basis. The Company’s contributions to the Plan were $0, $207,400 and $365,244 for 2003, 2002 and 2001, respectively.

8.	Commitments and Contingencies

Under the Company’s business plan, it leases space and collocates its digital switching platforms at the central office of the ILEC. The collocation leases are statutory in nature and require the ILEC to provide space as long as an interconnection agreement is in force. The Company paid approximately $288,000, $500,000 and $1,062,350 in collocation application fees and leasehold improvements related to collocation leases during the years ended December 31, 2003, 2002 and 2001, respectively.

The Company is involved in various claims and litigation incidental to its business. Although the outcome of such matters cannot be determined with certainty, management, upon the advice of counsel, is of the opinion that the fiscal outcome should not have a material effect on the Company’s consolidated results of operations or financial position.

9.	Subsequent Events

Regulatory Developments

On March 2, 2004, a federal court of appeals vacated and remanded to the Federal Communications Commission (“FCC”) several portions of an order the FCC issued in August 2003. In its order, the FCC

NT Corporation

Notes to Consolidated Financial Statements—(Continued)

adopted changes to the rules defining the circumstances under which incumbent carriers must make network elements available to competitive carriers like the Company at cost-based rates. The FCC adopted rules which, among other things, permit state regulators, under specified circumstances, to impose significant limitations on the ability of competitive carriers to purchase the “unbundled network element platform,” or UNE-P, from incumbent local exchange carriers at regulated prices based on the FCC’s “Total Element Long Run Incremental Cost” methodology. The appellate court vacated certain portions of the order that were beneficial to the Company, including those portions requiring incumbent carriers to continue to make available mass market switching and dedicated transport facilities at cost-based rates, and those portions delegating certain responsibilities to the states to determine which of these elements should continue to be made available. The court also upheld several portions of the order that could result in increased costs for the Company, including limiting the local loops and enterprise switching elements that must be made available to competitive carriers at cost-based rates. The order is now effective, and the FCC has indicated that it intends to issue interim rules that freeze existing rates, terms and conditions for a period of six months while it develops permanent rules to address the appellate court’s decision. Some competitive carriers are seeking review of the appellate court’s decision by the United States Supreme Court, which has denied petitions for a stay of the appellate court’s decision. The Company continues to advocate its position related to the continued availability of certain network elements at cost-based rates.

The FCC continues to urge incumbent and competitive carriers to negotiate resolution of the issues addressed in the appellate court’s decision. It is uncertain whether these commercial negotiations will be successful. As of the date of this report, there had been no public announcement of a commercial resolution of these issues between BellSouth, which is the incumbent carrier in most of the Company’s markets, and any major competitive carrier that purchases UNE-P. The Company cannot predict how the FCC will act in any remand proceedings resulting from the appellate court’s ruling, or the extent to which the FCC’s resulting decisions will be favorable or unfavorable to the Company’s business. Based on the appellate court’s decision, it is likely that the availability of cost-based unbundled network elements to competitive carriers will be diminished in the new FCC permanent rules and that the overall cost to competitive carriers of using unbundled network elements will increase.

As of June 30, 2004, the Company had approximately 29,000 business UNE-P lines which are all provided by BellSouth. The Company generally seeks to target those lines, which are subject to the regulatory uncertainties above, for conversion to a facilities-based product when such a conversion is economically advantageous.

Sales Transaction

In 2004, management has evaluated certain offers to sell the Company.

NT Corporation

Condensed Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,923,851	$10,503,099
Accounts receivable, net of allowances of $1,947,296 in 2004 and $2,290,982 in 2003	5,228,368	5,487,359
Prepaid expenses and other current assets	741,027	1,258,377

Total current assets	11,893,246	17,248,835

Property and equipment:
Switching equipment	76,169,368	76,285,590
Building leased under capital lease	—	—
Office furnishings, data processing, and other equipment	33,009,152	32,337,118
Construction-in-progress	—	—

	109,178,520	108,622,708
Accumulated depreciation and amortization	(59,679,759)	(46,658,693)

	49,498,761	61,964,015
Other assets	—	—

Total assets	$61,392,007	$79,212,850

	June 30, 2004	December 31, 2003
	(Unaudited)
Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,466,529	$2,191,131
Accrued liabilities	4,223,379	4,984,175
Deferred revenue	4,936,435	4,648,263
Current maturities of:
Long-term debt	268,089	275,451
Capital lease obligation	—	—

Total current liabilities	11,894,432	12,099,020
Long-term debt, less current maturities	—	164,285
Capital lease obligations, less current maturities	—	—
Capital lease penalty note	1,254,419	1,276,400

Total liabilities	13,148,851	13,539,705
Redeemable preferred stock:
Series A Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—7,500,000 at June 30, 2004 and December 31, 2003	18,070,422	17,164,993
Series B Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—4,459,320 at June 30, 2004 and December 31, 2003	17,288,770	16,462,588
Series C Convertible Preferred Stock, $0.01 par value; Authorized, issued and outstanding shares—6,584,372 at June 30, 2004 and December 31, 2003	36,639,190	34,892,751
Series D Convertible Preferred Stock, $0.01 par value; Authorized shares—29,668,487; issued and outstanding shares—25,575,774 at June 30, 2004 and December 31, 2003	207,351,027	191,744,312

	279,349,409	260,264,644
Stockholders’ equity (deficit):
Series E Convertible Preferred Stock, $.01 par value, Authorized shares-9,796,238; issued and outstanding shares—9,796,238 at June 30, 2004 and December 31, 2003	88,166,139	88,166,139
Series F Convertible Preferred Stock, $.01 par value, Authorized shares-12,178; issued and outstanding shares—12,178 at June 30, 2004	122	—
Common Stock, $.01 par value: Authorized shares—90,018,495; issued and outstanding shares—9,426,711 at June 30, 2004 and 9,420,948 at December 31, 2003	94,267	94,209
Deferred compensation	(5,578)	(9,396)
Additional paid-in capital	10,104,697	10,102,040
Deficit	(329,465,902)	(292,944,491)

Total stockholders’ equity (deficit)	(231,106,254)	(194,591,499)

Total liabilities, redeemable preferred stock and stockholders’ equity	$61,392,006	$79,212,850

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Condensed Consolidated Statements of Operations

Six months ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Revenues	$32,113,724	$28,242,985

Operating expenses:
Resale line costs	2,340,835	3,196,222
Facility line costs	7,468,421	5,084,469
UNEP line costs	4,028,412	3,672,791
Selling, general, and administrative expenses	21,715,669	23,722,211
Depreciation and amortization	13,669,404	14,691,699
Operating lease penalty	—	1,280,000

Total operating expenses	49,222,741	51,647,392

Operating loss	(17,109,017)	(23,404,407)

Other income (expense):
Interest income	23,975	141,237
Interest expense	(51,457)	(217,530)
Gain on disposal of assets and conversion of capital lease to operating lease	29,016	(1,055,035)
Other	1,690	12,539

	3,224	(1,118,789)

Net loss	(17,105,793)	(24,523,197)

Redeemable preferred stock dividends and accretion of issuance cost	(19,084,765)	(16,704,906)

Net loss applicable to common stockholders	$(36,190,558)	$(41,228,103)

Basic and diluted net loss per common share	$(3.84)	$(4.38)

Basic and diluted weighted-average common shares outstanding	9,426,711	9,420,323

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Condensed Consolidated Statements of Cash Flows

Six months ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Operating activities
Net loss	$(17,105,793)	$(24,523,197)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,670,405	14,691,699
Amortization of stock compensation costs	3,818	15,864
Provision for losses on accounts receivable	818,808	(1,522,583)
Operating lease penalty	—	1,280,000
Gain on disposal of assets and conversion of capital lease to operating lease	—	885,672
Changes in operating assets and liabilities:
Receivables	(559,817)	4,488,128
Prepaid expenses and other assets	517,350	(202,142)
Accounts payable, accrued expenses and deferred revenue	(527,954)	(2,126,014)

Net cash used in operating activities	(3,183,183)	(7,012,574)

Investing activities
Purchases of property and equipment	(1,202,667)	(4,752,834)
Proceeds from disposal of assets	(2,484)	66,129

Net cash used in investing activities	(1,205,151)	(4,686,705)

Financing activities
Principal payments on long–term debt and capital lease obligations	(193,628)	(77,102)
Proceeds from issuance of common stock	2,714	8,306
Proceeds from loan	—	217,553

Net cash provided by (used in) financing activities	(190,914)	148,757

Net decrease in cash and cash equivalents	(4,579,248)	(11,550,522)
Cash and cash equivalents at beginning of year	10,503,099	28,722,933

Cash and cash equivalents at end of year	$5,923,851	$17,172,411

Supplemental disclosure of cash flow information
Cash paid for interest	$51,457	$299,339

See accompanying notes to condensed consolidated financial statements.

NT Corporation

Notes to Condensed Consolidated Financial Statements

June 30, 2004 and 2003

(Unaudited)

1.	Nature of Operations and Significant Accounting Policies

Organization and Nature of Operations

Network Telephone Corporation (“Network”) was incorporated in the state of Florida in October 1997 and NT Corporation (the “Company”) was incorporated in the state of Delaware in December 1999. An exchange agreement was executed effective December 22, 1999, which transferred all of the outstanding shares of the common and preferred stock of Network to the Company in exchange for an identical number of shares of the Company’s common and preferred stock. The terms of the Company’s preferred stock were identical to the terms of Network’s preferred stock.

The Company is an integrated communications provider offering facilities-based voice and data telecommunications services and Web services. The Company provides these services primarily to small and medium-sized businesses in 32 second- and third-tier markets in the southeastern United States. Services offered by the Company include local exchange, local access, domestic and international long distance, internet, Virtual Private Network (“VPN”) technology, and dedicated high-speed digital communications services using Digital Subscribe Line (“DSL”) technology. The Company provides service to its customers through Company-owned switches, network architecture leased from incumbent local exchange carriers (“ILECs”), and Unbundled Network Element Platform (“UNE-P”) line agreements and resale line agreements, primarily with one ILEC.

The Company has interconnection agreements with its primary ILEC for operations in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. The Company also has interconnection agreements with two other ILECs for certain operations in Florida. Following that expiration of the fixed term of these agreements, which will occur March 2004 and June 2006, the Company will continue to operate under the terms of the expired agreements until the terms of new agreements are negotiated.

The Company has experienced operating losses and used cash in operations in 2004 and 2003, a portion of which cash used in operations was cash received in the vendor settlement discussed in Note 2. Subsequent to December 31, 2003, certain regulatory actions occurred that could affect revenues and cash flows in 2004, as discussed in Note 8. There can be no guarantee that the Company will achieve profitability or positive cash flows in 2004. Cash from operations in 2004 and cash on hand at June 30, 2004 may not be sufficient to fund obligations as they become due. As discussed in Note 8, the Company has entered into an agreement to sell the Company to a third party.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory and other risks associated with an emerging business.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Network. All significant intercompany transactions and accounts have been eliminated in consolidation. References herein to the Company include the Company and its subsidiary, unless the context otherwise requires. The condensed consolidated financial statements reflect all adjustments of a normal

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented.

Business Reporting Segments

The Company has determined that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted. All sales to customers and assets are within the Southeastern United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets ranging from five to seven years.

Construction-in-progress consists primarily of costs associated with the purchase and installation of digital switching platforms.

Organizational Costs

The Company expenses costs related to start-up activities as incurred.

Revenue Recognition

The Company recognizes revenues from telecommunications services in the period the related services are provided. Revenues on billings to customers in advance of providing services are deferred and recognized when earned. Revenues for carrier interconnection, access and reciprocal compensation are recognized in the period in which the service is provided, except when realization of these revenues is not reasonably assured.

Unbilled revenues represent revenues earned for telecommunication services that have been provided, and will be billed in succeeding months. In 2003, the Company re-evaluated its method of accruing unbilled revenue and included, among other things, an analysis of the likelihood such amounts would be collected. In 2003, the Company wrote off certain amounts accrued at December 31, 2002 as a result of revising its estimates. At June 30, 2004 and 2003 unbilled revenues totaled $115,957 and $369,893, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

Credit is extended to customers based upon an evaluation of the customer’s financial condition and collateral is generally not required.

Network Costs

Network costs are recognized in the period in which the service is utilized. Accruals for unbilled leased network facilities, network access charges and equipment collocation charges are based on circuit counts,

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

estimated usage, and active collocation sites. Additionally, accrued network costs include charges invoiced by carriers which are probable network costs but have not yet been paid due to rate or volume disputes with other carriers. Network costs do not include an allocation of depreciation or amortization expense.

Income Taxes

Income taxes are accounted for using the liability method. Deferred income taxes relate to temporary differences between assets and liabilities recognized differently for financial reporting purposes and for income tax purposes.

Deferred tax assets and liabilities primarily relate to property and equipment, goodwill and net operating loss carryforwards. Valuation allowances of $66,175,000 and $54,366,000 at June 30, 2004 and 2003, respectively. At June 30, 2004, the Company has net operating loss carryforwards of approximately $176,924,000 available to reduce future taxable income, which expire at various dates through 2021 and are subject to certain limitations in each year.

Advertising Costs

The Company expenses advertising cost as incurred in accordance with Statement of Position 93-7, Reporting on Advertising Cost. Advertising expense was $68,985 and $31,106 for June 30, 2004 and 2003, respectively.

Employee Stock Options

The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense only to the extent the fair value of the Company’s common stock exceeds the exercise price of the stock options at the date of grant.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net loss per common share includes the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted net loss per common share for the years ended June 30, 2004 and 2003 are the same as the basic net loss per common share because the effects of such items are anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The carrying amounts of the Company’s long-term debt and capital lease obligations also approximate their fair values based upon current rates for similar obligations.

2.	Credit Facilities and Long-Term Debt

Long-term debt consists of notes payable to a bank totaling $268,089 and $275,451 at June 30, 2004 and 2003, respectively and a note payable to a related party totaling $1,254,419 at June 30, 2004. The notes payable to a bank bear interest from 7.75% to 8.75% and are payable in equal monthly installments of principal and interest through 2005. The note payable to a related party bears interest at 6% and is payable in monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of principal and interest of $56,730 beginning in October 2004 and continuing until the note is paid in full.

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

The Company has a letter of credit for $1,710,000 with its primary ILEC in connection with its agreements with the ILEC. The letter of credit expires December 11, 2004.

3.	Leases

The Company leases office buildings and certain equipment under various operating lease agreements. Rent expense totaled $832,821 and $1,074,263 for June 30, 2004 and 2003, respectively and included rent expense of $588,249 and $717,837 paid to a company owned by an officer of the Company as of June 30, 2004 and 2003, respectively. The Company also leases a portion of an office building under an operating lease from a Company owned, in part, by a shareholder and officer of the Company and a member of management of the Company. The lease expires in 2012 and requires the Company to pay maintenance, insurance, taxes and other expenses in addition to the minimum rentals. Pursuant to the lease agreement, the Company had the option at any time on or before May 31, 2003 to lease the remaining space in the office building for a term of 13 years at an average monthly rental of $60,000.

In the event the Company did not lease the additional office space, a penalty of $1,280,000 was due to the lessor no later than June 30, 2003. During 2003, the Company elected not to lease the additional office space and entered into a note payable to pay the $1,280,000 penalty. The note is payable in equal monthly installments of $10,000 from December 2003 through September 2004 and in equal monthly installments of $56,730 beginning in October 2004 and continuing until the note is paid in full. (See Note 2.)

At June 30, 2004, minimum future obligations under noncancelable operating leases with original terms of more than one year are as follows:

Operating Lease
2004	$231,172
2005	691,865
2006	515,179
2007	44,192

Total minimum lease payments	$1,482,408

4.	Preferred Stock

The Company has four classes of redeemable preferred stock (the “Redeemable Preferred Stock”) issued and outstanding at June 30, 2004. The Redeemable Preferred Stock is redeemable at any time on or after September 30, 2008 upon election by a majority of the holders. Each share of the Redeemable Preferred Stock is convertible at any time into one share of the Company’s common stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Redeemable Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Dividends on the Redeemable Preferred Stock are cumulative and are payable in preference to any dividends on the Company’s common stock. Each share of the Redeemable Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The issuance costs, with remaining balances of $5,591,206 and $6,290,107 at June 30, 2004 and 2003, respectively, are accreted to the Redeemable Preferred Stock balance through September 2008, which is the date the stock may be redeemed upon the election by a majority of the holders.

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

On June 30, 1999, the Company issued 7,500,000 shares of 10% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $10,648,403, net of issuance costs. The Series A Preferred Stock has a redemption and liquidation value of $1.50 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series A Preferred Stock dividends in arrears of $7,081,124 at June 30, 2004. In connection with the issuance of the Series A Preferred Stock, the Company issued warrants to purchase 200,000 shares of its Common Stock at $1.50 per share. The warrants are exercisable by the holders at any time through June 30, 2004. The value of the warrants was de minimis at the date of issuance.

On February 4, 2000, the Company issued 4,459,320 shares of 10% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) for $11,224,156, net of issuance costs. The Series B Preferred Stock has a redemption and liquidation value of $2.52 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series B Preferred Stock dividends in arrears of $6,055,140 at June 30, 2004.

On February 29, 2000, the Company issued 6,584,372 shares of 10% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for $23,978,027, net of issuance costs. The Series C Preferred Stock has a redemption and liquidation value of $3.64 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series C Preferred Stock dividends in arrears of $12,648,301 at June 30, 2004.

On August 18, 2000 and September 8, 2000, the Company issued 25,575,774 shares of 15% Series D Convertible Preferred Stock (the “Series D Preferred Stock”) for $140,669,540, net of issuance costs. The Series D Preferred Stock has a redemption and liquidation value of $5.85 per share plus accrued dividends in arrears and is redeemable at the election of the holders at any time after September 2008. The Company has Series D Preferred Stock dividends in arrears of $62,254,625 at June 30, 2004.

In addition to the Redeemable Preferred Stock, the Company issued the Series E Convertible Preferred Stock during 2001. Each share of the Series E Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined in the Company’s certificate of incorporation. All shares of the Series E Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. Each share of the Series E Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series E Convertible Preferred Stock shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series E Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

On April 26, 2004, the Company issued 12,178 shares of Series F Convertible Preferred Stock. Each share of the Series F Convertible Preferred Stock is convertible at any time into one share of the Company’s Common Stock. The conversion rate is subject to certain adjustments as defined by the Company’s article of incorporation. All shares of the Series F Convertible Preferred Stock will be automatically converted into the Company’s common stock in the event of a closing of a qualified public offering, as defined. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding. A merger, reorganization or other acquisition-type transaction or a sale of all or substantially all of the Company’s assets shall not be treated as a liquidation but as a “Sale” of the Company. In a Sale of the Company the Series F Preferred shareholders shall participate parri passu with

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

the holders of the Series E Preferred and the Prior Preferred in the distribution of the Sale proceeds based on a Series F Preferred liquidation preference equal to:

$1.00 million	if the Sale proceeds are at least $50 million but less than $100 million;
$2.50 million	if the Sale proceeds are at least $100 million but less than $150 million;
$4.50 million	if the Sale proceeds are at least $150 million but less than $200 million;
$7.00 million	if the Sale proceeds are at least $200 million but less than $250 million;
$10.00 million	if the Sale proceeds are at least $250 million but less than $300 million;
$13.50 million	if the Sale proceeds are at least $300 million but less than $350 million;
$17.50 million	if the Sale proceeds are at least $350 million but less than $400 million;
$22.00 million	if the Sale proceeds are at least $400 million but less than $450 million; and
$27.00 million	if the Sale proceeds are at least $450 million.

Each share of the Series F Convertible Preferred Stock is entitled to the number of votes equal to the number of votes the equivalent number of shares of common stock are entitled to, based on the conversion rate. The Series F Preferred shareholders may vote on matters other than the election of members of the board of directors. No dividends shall be paid on the Series F Convertible Preferred Stock so long as the Redeemable Preferred Stock is outstanding.

5.	Employee Stock Options

In 1999, the Company adopted the 1999 Stock Option Plan (the “Option Plan”) and reserved 2,705,273 of shares of its authorized Common Stock for grant under the Option Plan. At June 30, 2004 and 2003, there were no outstanding options under the Option Plan. The Option Plan provides for the grant of stock based awards to employees of the Company through incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options. The term of the options granted under the Option Plan may not exceed ten years. The Option Plan expires on June 30, 2009.

In 2000, the Company adopted the 2000 Equity Incentive Plan (the “Incentive Plan”) and reserved 2,705,273 of shares of its authorized common stock for grant under the Incentive Plan. Options granted under the Incentive Plan may be incentive stock options or non-qualified stock options and Options have a ten-year term. During the year ended December 31, 2001, an additional 5,200,000 shares of the Company’s common stock were reserved for grant under the Incentive Plan.

A summary of the Company’s stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at January 1, 2003	4,568,813	$1.49
Granted in	993,998	.23
Exercised	(9,279)	.67
Forfeited	(846,564)	1.46

Outstanding at June 30, 2003	4,706,968	$1.22
Granted in	406,902	.23
Exercised	(3,125)	.67
Forfeited	(1,199,283)	1.46

Outstanding at December 31, 2003	3,911,462	1.22
Granted in six months ended June 30, 2004	1,841,900	.20
Exercised	—	.0
Forfeited	(510,614)	.97

Outstanding at June 30, 2004	5,242,748	$0.27

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

Options granted in 2004 and 2003 under the Incentive Plan have ten-year terms and have exercise pricing ranging from $0.20 to $1.75 per share. An employee vests in and may exercise 25% of the options after the end of the first anniversary of the grant date and one-forty-eighth of the option shares after the end of each calendar month following the first anniversary of the grant date.

6.	Retirement Plan

The Company has a contributory 401(k) retirement plan (the “Plan”) covering substantially all full-time employees. Employees are allowed to contribute up to 15% of their annual wages to the Plan as limited by the Internal Revenue Service. The Company makes contributions to the plan on a discretionary basis. The Company’s made no contributions to the Plan at June 30, 2004 and 2003, respectively.

7.	Commitments and Contingencies

The Company is involved in various claims and litigation incidental to its business. Although the outcome of such matters cannot be determined with certainty, management, upon the advice of counsel, is of the opinion that the fiscal outcome should not have a material effect on the Company’s consolidated results of operations or financial position.

8.	Subsequent Events

Regulatory Developments

On March 2, 2004, a federal court of appeals vacated and remanded to the Federal Communications Commission (“FCC”) several portions of an order the FCC issued in August 2003. In its order, the FCC adopted changes to the rules defining the circumstances under which incumbent carriers must make network elements available to competitive carriers like the Company at cost-based rates. The FCC adopted rules which, among other things, permit state regulators, under specified circumstances, to impose significant limitations on the ability of competitive carriers to purchase the “unbundled network element platform,” or UNE-P, from incumbent local exchange carriers at regulated prices based on the FCC’s “Total Element Long Run Incremental Cost” methodology. The appellate court vacated certain portions of the order that were beneficial to the Company, including those portions requiring incumbent carriers to continue to make available mass market switching and dedicated transport facilities at cost-based rates, and those portions delegating certain responsibilities to the states to determine which of these elements should continue to be made available. The court also upheld several portions of the order that could result in increased costs for the Company, including limiting the local loops and enterprise switching elements that must be made available to competitive carriers at cost-based rates. The order is now effective, and the FCC has indicated that it intends to issue interim rules that freeze existing rates, terms and conditions for a period of six months while it develops permanent rules to address the appellate court’s decision. Some competitive carriers are seeking review of the appellate court’s decision by the United States Supreme Court, which has denied petitions for a stay of the appellate court’s decision. The Company continues to advocate its position related to the continued availability of certain network elements at cost-based rates.

The FCC continues to urge incumbent and competitive carriers to negotiate resolution of the issues addressed in the appellate court’s decision. It is uncertain whether these commercial negotiations will be successful. There has been no public announcement of a commercial resolution of these issues between BellSouth, which is the incumbent carrier in most of the Company’s markets, and any major competitive carrier that purchases UNE-P. The Company cannot predict how the FCC will act in any remand proceedings resulting from the appellate court’s ruling, or the extent to which the FCC’s resulting decisions will be favorable or unfavorable to the Company’s business. Based on the appellate court’s decision, it is

NT Corporation

Notes to Condensed Consolidated Financial Statements—(Continued)

June 30, 2004 and 2003

(Unaudited)

likely that the availability of cost-based unbundled network elements to competitive carriers will be diminished in the new FCC permanent rules and that the overall cost to competitive carriers of using unbundled network elements will increase.

As of June 30, 2004, the Company had approximately 29,000 business UNE-P lines which are all provided by BellSouth. The Company generally seeks to target those lines, which are subject to the regulatory uncertainties above, for conversion to a facilities-based product when such a conversion is economically advantageous.

Sales Transaction

In September 2004, the Company announced plans to merge operations with ITC^DeltaCom, Inc., a CLEC operating in the southeastern United States. In this merger transaction, ITC^DeltaCom, Inc. will issue up to 8,850,000 shares of common stock in exchange for all of the stock of the Company. The transaction is expected to close late in the fourth quarter of 2004 or early in the first quarter of 2005, depending on regulatory approvals and the satisfaction of other closing conditions.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

September 8, 2004

by and among

ITC^DELTACOM, INC.

STARLIGHT FLORIDA CO.

NT CORPORATION,

and

THE PRINCIPAL STOCKHOLDERS OF NT CORPORATION

ii

Exhibit A	WCAS Voting Agreement
Exhibit B	Form of Amended and Restated Governance Agreement
Exhibit C	Performance Worksheet
Exhibit D	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit E	Form of By-Laws of Surviving Corporation
Exhibit F	Form of Parent Charter Amendment
Exhibit G	Form of Affiliate Letter
Exhibit H	Form of Opinion of Counsel to Company
Exhibit I	Form of Amended and Restated Bylaws of Parent
Exhibit J	Form of Escrow Agreement

Annex I	Company Stockholder Information	A-68

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2004 (this “Agreement”), is entered into by and among ITC^DeltaCom, Inc., a Delaware corporation (“Parent”), Starlight Florida Co., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Co.”), NT Corporation, a Delaware corporation (the “Company”), and each of the stockholders of the Company identified on the signature pages hereto under the heading “Principal Stockholders” (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Co. have each unanimously determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire indirectly all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Co. and the Company have each adopted this Agreement providing for the merger (the “Merger”) of Merger Co. with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL” or “Delaware Law”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the execution and delivery of this Agreement, holders of at least the requisite number of outstanding shares of common stock of the Company and outstanding shares of preferred stock of the Company shall approve this Agreement and the transactions expressly contemplated hereby by written consent in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company and the Principal Stockholders to enter into this Agreement, the Parent Principal Stockholders (as hereinafter defined) have entered into a Voting Agreement in the form of Exhibit A attached hereto (the “WCAS Voting Agreement”) pursuant to which the Parent Principal Stockholders have agreed to vote all of their shares of common stock and preferred stock of Parent to approve the issuance of Parent common stock in the Merger and other matters provided herein;

WHEREAS, Parent, the Principal Stockholders and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Code; and

WHEREAS, Parent, the Principal Stockholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Each of the following terms is defined as follows:

“Acquisition Proposal” is defined in Section 8.04(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (a) Parent, the Parent Subsidiaries and Merger Co. shall not be treated as Affiliates of the Company or any Principal Stockholder; (b) the Company and the Subsidiaries shall not be treated as an Affiliate of any other party hereto; (c) no Principal Stockholder shall be treated as an Affiliate of Parent, the Parent Subsidiaries, Merger Co., the Company or the Subsidiaries; and (d) no portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds shall be treated as an Affiliate of any other party hereto, the Parent Subsidiaries or the Subsidiaries.

“Agreement” is defined in the preamble.

“Aggregate Share Consideration” is defined in Section 2.02(a).

“Amended and Restated Governance Agreement” means the Amended and Restated Governance Agreement in substantially the form attached hereto as Exhibit B, among the Principal Stockholders, Parent and the other securityholders of Parent listed on the signature pages thereof, to be entered into at the Closing.

“Amendment to Parent Capital Leases” means the Fourth Amendment to the Schedules and Leases, dated as of the date hereof, among NTFC Capital Corporation, solely in its capacity as lessor, General Electric Capital Corporation, solely in its capacity as lessor, and the Parent Subsidiaries listed on the signature pages thereof.

“Amendment to Parent Credit Facilities” means, collectively, (a) Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent, and (b) Amendment No. 2 to Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Appraisal Notice” is defined in Section 8.01(b).

“Approved Severance and Retention Program” is defined in Section 8.15(a).

“BDO” means BDO Seidman, LLP, Parent’s independent certified public accountants.

“beneficially own” have the same meaning as in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, the State of Georgia or the State of Florida generally are authorized or required by law or other governmental actions to close.

“Capital Lease Facility” means, collectively, (a) the Master Lease Agreement, dated as of December 29, 2000, as amended, between NTFC Capital Corporation, as Lessor, and the Parent Subsidiaries listed on the signature pages thereof, as Lessees, and (b) the Master Lease Agreement, dated as of December 31, 2001, as amended, between General Electric Capital Corporation, as Lessor, and the Parent Subsidiary listed in the signature pages thereto, as Lessee.

“Cash Adjustment Amount” means, as of the Closing Date, the following:

If the Cash Balance Target exceeds the Closing Cash Balance by:	then the Cash Adjustment Amount shall be a whole number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	50,000 divided by the Fair Market Value
$100,000 or more, but less than $150,000	100,000 divided by the Fair Market Value
$150,000 or more, but less than $200,000	150,000 divided by the Fair Market Value
$200,000 or more, but less than $250,000	200,000 divided by the Fair Market Value
$250,000 or more, but less than $300,000	250,000 divided by the Fair Market Value
$300,000 or more, but less than $350,000	300,000 divided by the Fair Market Value
$350,000 or more, but less than $400,000	350,000 divided by the Fair Market Value
$400,000 or more, but less than $450,000	400,000 divided by the Fair Market Value
$450,000 or more, but less than $500,000	450,000 divided by the Fair Market Value
$500,000 or more, but less than $550,000	500,000 divided by the Fair Market Value
$550,000 or more, but less than $600,000	550,000 divided by the Fair Market Value
$600,000 or more, but less than $650,000	600,000 divided by the Fair Market Value
$650,000 or more, but less than $700,000	650,000 divided by the Fair Market Value
$700,000 or more, but less than $750,000	700,000 divided by the Fair Market Value
$750,000 or more, but less than $800,000	750,000 divided by the Fair Market Value
$800,000 or more, but less than $850,000	800,000 divided by the Fair Market Value
$850,000 or more, but less than $900,000	850,000 divided by the Fair Market Value
$900,000 or more, but less than $950,000	900,000 divided by the Fair Market Value
$950,000 or more, but less than $1,000,000	950,000 divided by the Fair Market Value
$1,000,000 or more	1,000,000 divided by the Fair Market Value

“Cash Balance Target” means, as of the Closing Date, an amount equal to cash and Cash Equivalents set forth on the Performance Worksheet on the Closing Date under the heading “cash and cash equivalents” minus, without duplication, the Excluded Expenses which have been paid.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000; (c) commercial paper in an aggregate amount of no more than $160,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (d) obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from any of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., including, without limitation, auction rate certificates.

“Certificates” is defined in Section 2.02(c).

“Closing” is defined in Section 2.01(b).

“Closing Cash Balance” means the actual total amount of cash and Cash Equivalents recorded on the consolidated balance sheet of the Company as of the Closing Determination Date minus any amounts for payment of Transaction Expenses, whether accrued or paid, in excess of the Transaction Expense Cap as of the Closing Date whether payable before, on or after the Closing Date.

“Closing Date” is defined in Section 2.01(b).

“Closing Determination Date” means the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs.

“Closing EBITDA Amount” means the actual amount of EBITDA for the month in which the Closing Determination Date occurs.

“Closing Working Capital Amount” means the actual aggregate amount of Working Capital of the Company and the Subsidiaries as of the close of business on the Closing Determination Date; provided, that current liabilities shall be increased to reflect any other current liabilities incurred by the Company and the Subsidiaries after the Closing Determination Date in accordance with GAAP, other than in the ordinary course of business consistent with past practice. For purposes of illustration, if the Closing Determination Date occurs on September 30 and the Closing Date occurs on October 12, any current liabilities which are incurred after September 30 other than in the ordinary course of business consistent with past practice, would be considered current liabilities as of September 30 for purposes of this definition.

“Code” is defined in Section 2.03(g).

“Common Exchange Ratio” is defined in Section 2.02(a).

“Common Merger Consideration” is defined in Section 2.02(a).

“Common Share” is defined in Section 2.02(a)(i).

“Common Share Adjustment” is defined in Section 2.02(a).

“Common Stock Exchange Ratio” is defined in Section 2.02(a).

“Company” is defined in the preamble.

“Company 401(k) Plan” means Network Telephone 401(k) Plan.

“Company Balance Sheet” is defined in Section 4.07(a).

“Company Balance Sheet Date” is defined in Section 4.07(a).

“Company Common Stock” is defined in Section 2.02(a)(i).

“Company Disclosure Schedule” is defined in Section 2.05(a).

“Company Employees” is defined in Section 4.12(a).

“Company Financial Statements” is defined in Section 4.07(a).

“Company Outstanding Shares” is defined in Section 2.02(a).

“Company Plan” is defined in Section 4.12(a).

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Company Retention Plan” means the Company’s 2004 Management Employee Retention Plan, which includes the maximum number of Parent Common Shares issuable pursuant to the Executive Agreements.

“Company Securities” is defined in Section 4.05.

“Company Stockholder Approval” is defined in Section 4.02(c).

“Company’s Restated Charter” means the Fourth Amended and Restated Certificate of Incorporation of NT Corporation dated as of July 29, 2004, as in effect as of the Effective Time.

“Confidentiality Agreement” is defined in Section 8.11.

“Continuing Employees” is defined in Section 8.15.

“Contracts” is defined in Section 4.16.

“Controlled Group” is defined in Section 4.12(c).

“Debt” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Debt, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Delaware Law” is defined in the recitals hereto.

“DGCL” is defined in the recitals hereto.

“Dissenting Shares” is defined in Section 2.02(b).

“DOJ” is defined in Section 8.08(b).

“EBITDA” means, for any EBITDA Monthly Measurement Period, the sum, determined on a consolidated basis, of (a) net income (or net loss) after eliminating extraordinary and/or non recurring items to the extent included in net income (except as provided in this definition), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) the aggregate of all non-cash charges deducted in arriving at net income in clause (a) above, including, but not limited to, asset impairment charges, and (g) the Excluded

Expenses deducted in arriving at net income in clause (a) above, in each case of the Company and the Subsidiaries, determined in accordance with GAAP for such period (including, without limitation, Emerging Issues Task Force Issue 94-3 and Statement of Financial Accounting Standards No. 146), calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Performance Worksheet consistent with GAAP (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP).

“EBITDA Adjustment Amount” shall be calculated pursuant to the following:

If the EBITDA Target as of the Closing Determination Date equals or exceeds the Closing EBITDA Amount by:	then the EBITDA Adjustment Amount shall be a number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	400,000

“EBITDA Monthly Measurement Period” means each period of a full month ending on the last day of such month. The first EBITDA Monthly Measurement Period shall be the full month period ending on September 30, 2004. The last EBITDA Monthly Measurement Period shall be the full month period ending on the Closing Determination Date.

“EBITDA Target” means, for any EBITDA Monthly Measurement Period, the EBITDA Target amount set forth on the Performance Worksheet for such EBITDA Monthly Measurement Period under the heading “EBITDA Target.”

“Effective Time” is defined in Section 2.01(c).

“Environmental Laws” is defined in Section 4.18(d).

“Environmental Permits” is defined in Section 4.18(d).

“ERISA” is defined in Section 4.12(a).

“Escrow Agent” is defined in Section 10.05(a).

“Escrow Agreement” means the escrow agreement, in substantially the form attached hereto as Exhibit J, among Parent, the Stockholders’ Representative and the Escrow Agent, to be entered into at the Closing.

“Escrow Amount” means the sum of (x) the number of Parent Common Shares representing 20% of the number of Parent Common Shares issued in connection with the Merger to the Principal Stockholders plus (y) the number of Parent Common Shares equal to $685,000 divided by the Fair Market Value and rounded up to the nearest whole Parent Common Share.

“Escrow Fund” is defined in Section 10.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.03(a).

“Excluded Expenses” means the sum of (x) any Transaction Expenses which have been paid or accrued prior to the Closing Date and which in the aggregate do not exceed the Transaction Expense Cap, (y) any amounts incurred and paid pursuant to the Approved Severance and Retention Program and (z) any other amounts incurred and paid with respect to the operating and other costs of the Company; provided that, in the case of the amounts referred to in clauses (y) and (z) immediately above, each such amount shall have been mutually agreed upon in writing by Parent and the Company prior to the incurrence or payment of such amount by the Company or the Subsidiaries pursuant to the procedures set forth in Section 7.02.

“Executive Agreement” is defined in Section 8.15(a)

“Fair Market Value” means the volume weighted average of the per share selling price of one Parent Common Share on Nasdaq (or if the Parent Common Shares are not traded on Nasdaq, on the principal securities exchange, interdealer quotation system or other securities market on which the Parent Common Shares are then traded) for the 20 consecutive trading days ending on the second Business Day prior to the Closing Date, as reported by Bloomberg Financial Markets (or such other source as the Principal Stockholders entitled to receive a majority of the Merger Consideration and Parent may agree); provided that if the Parent Common Shares are so traded but the selling price thereof is not reported, the average of the last bid and ask prices for one Parent Common Share for such period of 20 consecutive trading days.

“FCC” is defined in Section 4.29.

“FDN Transaction” means Parent’s acquisition by merger of Florida Digital Network, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Boatramp Co., a Delaware corporation and wholly owned direct subsidiary of Parent, Florida Digital Network, Inc. and each of the stockholders of Florida Digital Network, Inc. listed on the signature pages thereto.

“FTC” is defined in Section 8.08(b).

“GAAP” is defined in Section 4.07(a).

“Hazardous Substances” is defined in Section 4.18(d).

“HSR Act” is defined in Section 4.03.

“Indemnified Party” is defined in Section 10.01(c).

“Indemnifying Party” is defined in Section 10.01(c).

“Indemnity Cap” is defined in Section 10.03(b).

“Intellectual Property Right” is defined in Section 4.17.

“IRUs” is defined in Section 4.21(b)(iii).

“Lease Termination Payment Amount” means the amount of principal and accrued interest under that certain promissory note, dated as of December 1, 2003, in the principal amount of $1,280,000, made by the Company payable to Cordova Associates, LLC. As of August 31, 2004, the outstanding amount of principal and accrued interest under such note was $1,250,691.

“Leased Real Property” is defined in Section 4.21(a).

“Lien” is defined in Section 4.04.

“Liquidation” is defined in Section 2.02(a).

“Losses” is defined in Section 10.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Company or any Principal Stockholder to perform its obligations under this Agreement.

“Merger” is defined in the recitals hereto.

“Merger Co.” is defined in the preamble.

“Merger Co. Common Stock” is defined in Section 2.02(a)(ii).

“Merger Consideration” means, collectively, the Common Merger Consideration and the Preferred Merger Consideration.

“Multiemployer Plan” is defined in Section 4.12(e).

“Nasdaq” is defined in Section 2.02(c).

“Notice of Loss” is defined in Section 10.01(c).

“Owned Real Property” is defined in Section 4.21(a).

“Parent” is defined in the preamble.

“Parent Charter Amendment” means the amendment to Parent’s Restated Certificate of Incorporation in the form attached hereto as Exhibit F.

“Parent Common Share” means each share of Parent Common Stock.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Credit Agreement” means, collectively, (a) the Parent Senior Credit Agreement and (b) the Parent Junior Credit Agreement.

“Parent Current SEC Reports” is defined in Section 5.05.

“Parent Disclosure Schedule” is defined in Section 5.03.

“Parent Indemnified Party” is defined in Section 10.01(a).

“Parent Junior Credit Agreement” means the Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Parent Principal Stockholders” means, collectively, WCAS Capital Partners III, L.P. and Welsh, Carson, Anderson & Stowe VIII, L.P.

“Parent Proxy Statement” means the proxy statement in connection with the Parent Stockholder Proposals and any other matters to be considered at the Parent Stockholders Meeting, together with any supplements or amendments thereto.

“Parent Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement.

“Parent Representatives” is defined in Section 8.03.

“Parent Returns” is defined in Section 8.23(a).

“Parent SEC Reports” is defined in Section 5.06(a).

“Parent Securities” is defined in Section 5.05.

“Parent Senior Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent.

“Parent Stockholder Approval” means approval of the Parent Stockholder Proposals.

“Parent Stockholder Proposals” means the proposals, to be submitted at the Parent Stockholders Meeting, for approval by the stockholders of Parent of (a) issuance by Parent of the Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement and, (b) to the extent determined by the Board of Directors of Parent, the Company Retention Plan.

“Parent Stockholders Meeting” is defined in Section 8.02(b).

“Parent Stock Option” is defined in Section 2.05(a).

“Parent Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent and/or one or more Parent Subsidiaries.

“Parent 10-K” is defined in Section 5.05.

“Parent’s Stock Incentive Plan” means the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, as amended from time to time.

“Performance Share Adjustment Amount” means a number equal to the sum of (x) the Cash Adjustment Amount, (y) the EBITDA Adjustment Amount and (z) the Working Capital Adjustment Amount.

“Performance Worksheet” means the calculation of (a) EBITDA, (b) Working Capital and (c) cash and Cash Equivalents of the Company and the Subsidiaries as of or for the applicable measurement periods, as set forth on Exhibit C attached hereto.

“Permits” is defined in Section 4.15.

“Person” is defined in Section 2.03(d).

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Post-Closing Partial Tax Period” means the portion of any Straddle Period beginning as of the Closing Date.

“Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on the Closing Date.

“Pre-Closing Tax Period” is defined in Section 4.11(a).

“Preferred Merger Consideration” is defined in Section 2.02(a).

“Preferred Share Liquidation Consideration” is defined in Section 2.02(a).

“Preferred Stock Exchange Ratio” is defined in Section 2.02(a).

“Principal Stockholders” is defined in the preamble.

“PUHCA” is defined in Section 4.29.

“Reconciliation Worksheet” means the Performance Worksheet, as revised as of the close of business on the second Business Day immediately preceding the Closing Date, which shall reflect the actual operating results of the Company and the Subsidiaries during the applicable period and shall be reviewed and approved by Parent and the Company to determine the Merger Consideration. The Reconciliation Worksheet shall show (a) all changes to the cash and Cash Equivalents, EBITDA and Working Capital between July 31, 2004 and the Closing Determination Date with respect to the Company and the Subsidiaries and (b)(i) the Cash Adjustment Amount, (ii) the EBITDA Adjustment Amount and (iii) the Working Capital Adjustment Amount.

“Regulatory Law” is defined in Section 8.08(b).

“Release” is defined in Section 4.18(d).

“Released Parties” is defined in Section 8.19.

“Releasing Parties” is defined in Section 8.19.

“Returns” is defined in Section 4.11(a).

“SEC” is defined in Section 5.06(a).

“Section 262” is defined in Section 2.02(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series Liquidation Amount” is defined in Section 2.02(a).

“Series Shares Outstanding” is defined in Section 2.02(a).

“Series A Preferred Share” means each share of Series A Preferred Stock.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Share” means each share of Series B Preferred Stock.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.

“Series C Preferred Share” means each share of Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Series D Preferred Share” means each share of Series D Preferred Stock.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Company.

“Series E Preferred Share” means each share of Series E Preferred Stock.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.

“Series F Preferred Share” means each share of Series F Preferred Stock.

“Series F Preferred Stock” means the Series F Preferred Stock, par value $0.01 per share, of the Company.

“Shares” means, collectively, the Common Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

“Stockholders” means holders of Shares entitled to Merger Consideration (other than cash in lieu of a fractional Share).

“Stockholders’ Representative” is defined in Section 8.22.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” is defined in Section 4.06(a).

“Subsidiary Securities” is defined in Section 4.06(b).

“Superior Proposal” is defined in Section 8.04(b).

“Survival Period” is defined in Section 10.02.

“Surviving Corporation” is defined in Section 2.01(a).

“Surviving Corporation Common Stock” is defined in Section 2.02(a)(ii).

“Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which, with respect to Article 4, the Company or any Subsidiary is the common parent), or a party to any agreement or arrangement, as a result of which liability of, with respect to Article 4, the Company or any Subsidiary, to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (c) liability of, with respect to Article 4, the Company or any Subsidiary, for the payment of any amount as a result of being party to any tax sharing agreement (or any similar contract or arrangement) or with respect to the payment of any amount of the type described in clause (a) or (b) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

“Tax Asset” is defined in Section 4.11(d).

“Termination Date” is defined in Section 11.01(b).

“Termination Fee” is defined in Section 11.02(b).

“Third Party Claim” is defined in Section 10.01(d).

“Threshold Amount” is defined in Section 10.03(a).

“Total Liquidation Amount” is defined in Section 2.02(a).

“Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Governance Agreement and the Escrow Agreement.

“Transaction Expense Cap” means an amount equal to $1,400,000.

“Transaction Expenses” means any fees and expenses incurred by the Company or any Subsidiary in connection with or payable upon consummation of the Transactions, including any fees and expenses paid to the entities identified in Sections 4.25, 4.26 and 8.14(b) or the filing fees contemplated pursuant to Section 12.03, but excluding any fees or costs paid to the FCC or SEC and any fees or costs not to exceed $50,000 payable to Latham & Watkins LLP for services in connection with rendering the opinion referred to in Section 9.03(c).

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Merger and the issuance and delivery of the Parent Common Shares pursuant to the terms of this Agreement.

“Working Capital” means, as of any date, the amount of current assets (excluding cash and Cash Equivalents) of the Company and the Subsidiaries as of such date minus the amount of current liabilities of the Company and the Subsidiaries as of such date, calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Performance Worksheet and based upon consistent GAAP accounting policies (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for any deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP); provided that any accrued Excluded Expenses, including any fees and expenses which accrue after the Closing Determination Date but are payable in connection with the consummation of the Transactions, whether before or after the Closing Date, and any Transaction Expenses in excess of the Transaction Expense Cap, without duplication, shall be excluded in the calculation of Working Capital as current liabilities.

“Working Capital Adjustment Amount” means, as of the Closing Date, the following:

If the Working Capital Target exceeds the Closing Working Capital Amount by:	then the Working Capital Adjustment Amount shall be a whole number equal to:
Less than $50,000	0
$50,000 or more, but less than $100,000	50,000 divided by the Fair Market Value
$100,000 or more, but less than $150,000	100,000 divided by the Fair Market Value
$150,000 or more, but less than $200,000	150,000 divided by the Fair Market Value
$200,000 or more, but less than $250,000	200,000 divided by the Fair Market Value
$250,000 or more, but less than $300,000	250,000 divided by the Fair Market Value
$300,000 or more, but less than $350,000	300,000 divided by the Fair Market Value
$350,000 or more, but less than $400,000	350,000 divided by the Fair Market Value
$400,000 or more, but less than $450,000	400,000 divided by the Fair Market Value
$450,000 or more, but less than $500,000	450,000 divided by the Fair Market Value
$500,000 or more, but less than $550,000	500,000 divided by the Fair Market Value
$550,000 or more, but less than $600,000	550,000 divided by the Fair Market Value
$600,000 or more, but less than $650,000	600,000 divided by the Fair Market Value
$650,000 or more, but less than $700,000	650,000 divided by the Fair Market Value
$700,000 or more, but less than $750,000	700,000 divided by the Fair Market Value
$750,000 or more, but less than $800,000	750,000 divided by the Fair Market Value
$800,000 or more, but less than $850,000	800,000 divided by the Fair Market Value
$850,000 or more, but less than $900,000	850,000 divided by the Fair Market Value
$900,000 or more, but less than $950,000	900,000 divided by the Fair Market Value
$950,000 or more, but less than $1,000,000	950,000 divided by the Fair Market Value
$1,000,000 or more	1,000,000 divided by the Fair Market Value

“Working Capital Target” means, as of the Closing Determination Date, Working Capital in the amount set forth on the Performance Worksheet as of the Closing Determination Date under the heading “Working Capital Target.”

ARTICLE 2

PLAN OF MERGER

Section 2.01. The Merger.

(a) At the Effective Time (as defined below), Merger Co. shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall be held at the offices of Hogan & Hartson L.L.P., 555 Thirteenth St., N.W., Washington, D.C. 20004, as soon as practicable, but no later than two Business Days after the last day of the month in which the satisfaction or, to the extent permitted hereunder, waiver of each condition set forth in Article 9 occurs, or at such other time and place as the parties hereto shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” At the Closing, the Company and Merger Co. shall duly execute and deliver a certificate of merger to the Secretary of State of the State of Delaware for filing under Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger.

(c) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under this Agreement and the DGCL.

Section 2.02. Conversion of Shares.

(a) At the Effective Time:

(i) each share (each, a “Common Share”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired, and no payment shall be made with respect thereto;

(ii) each share of common stock, par value $0.01 per share, of Merger Co. (“Merger Co. Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted;

(iii) each share of any series of Company Preferred Stock outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.02(b) and Section 2.02(c), shall be converted into the right to receive from Parent, a number of fully paid and nonassessable shares of Parent Common Stock determined in accordance with the following formula:

(Allocable Series Consideration multiplied by Aggregate Share Consideration)
Number of Applicable Series Shares Outstanding

(iv) thereafter a holder of a share of Company Common Stock and a holder of Company Preferred Stock other than the Series E Preferred Stock and the Series F Preferred Stock (treating the Company Preferred Stock on an as-converted to Company Common Stock basis) outstanding immediately prior to the Effective Time, except as otherwise provided in Sections 2.02(b) and 2.02(c), shall be converted into the right to receive from Parent, a number of fully paid and nonassessable shares of Parent Common Stock determined in accordance with the following formula:

(Aggregate Share Consideration minus Preferred Share Liquidation Consideration)
Company Outstanding Shares

Notwithstanding clause (iii) or (iv) immediately above, the maximum number of shares of Parent Common Stock that shall be issued by Parent in the Merger shall not exceed the Aggregate Share Consideration.

For purposes of this Section 2.02(a), each of the following terms is defined as follows:

“Aggregate Share Consideration” means the sum of (x) 8,850,000 minus (y) the amount, if any, of the Performance Share Adjustment Amount minus (z) the Closing Share Adjustment.

“Allocable Series Consideration” means the Applicable Series Liquidation Amount divided by the Total Liquidation Amount.

“Applicable Series Liquidation Amount” means the total amount which would be payable to the holders of outstanding Company Preferred Stock in the Merger if, in the Merger, the holders of Company Preferred Stock were entitled to receive the following: (a) with respect to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the Liquidation Price (as defined in the Company’s Restated Charter); (b) with respect to the Series D Preferred Stock, the Series D Liquidation

Preference (as defined in the Company’s Restated Charter); (c) with respect to the Series E Preferred Stock, the Sale Preference (as defined in the Company’s Restated Charter); and (d) with respect to the Series F Preferred Stock, the Sale Preference (as defined in the Company’s Restated Charter).

“Closing Share Adjustment” means a number of Parent Common Shares issued immediately after the Effective Time equal to the maximum number of Parent Common Shares issuable pursuant to the Company Retention Plan.

“Common Merger Consideration” means, collectively, the Merger consideration paid to all holders of Company Common Stock pursuant to clause (iv) immediately above, together with any cash paid in lieu of fractional shares pursuant to Section 2.02(c).

“Common Stock Exchange Ratio” means, for the Company Common Stock, the ratio obtained pursuant to clause (iv) immediately above.

“Company Outstanding Shares” means the number of Common Shares outstanding as of the Effective Time (assuming the exercise, conversion or exchange of all outstanding rights, warrants, options, convertible securities or indebtedness or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event, including the conversion into Company Common Stock of all shares of Company Preferred Stock outstanding as of the Effective Time).

“Preferred Merger Consideration” means, collectively, the merger consideration paid to all holders of Company Preferred Stock pursuant to clauses (iii) and (iv) immediately above, together with any cash paid in lieu of fractional shares pursuant to Section 2.02(c).

“Preferred Share Liquidation Consideration” means the total number of shares of Parent Common Stock allocated at the Effective Time to the holders of Company Preferred Stock pursuant to clause (iii) immediately above.

“Preferred Stock Exchange Ratio” means, for any series of Company Preferred Stock, the sum of the ratios obtained pursuant to clauses (iii) and (iv) immediately above.

“Series Shares Outstanding” means (a) in the case of the Series A Preferred Stock, the total number of shares of Series A Preferred Stock outstanding at the Effective Time; (b) in the case of the Series B Preferred Stock, the total number of shares of Series B Preferred Stock outstanding at the Effective Time; (c) in the case of the Series C Preferred Stock, the total number of shares of Series C Preferred Stock outstanding at the Effective Time; (d) in the case of the Series D Preferred Stock, the total number of shares of Series D Preferred Stock outstanding at the Effective Time; (e) in the case of the Series E Preferred Stock, the total number of shares of Series E Preferred Stock outstanding at the Effective Time; and (f) in the case of the Series F Preferred Stock, the total number of shares of Series F Preferred Stock outstanding at the Effective Time.

“Total Liquidation Amount” means the sum of all Applicable Series Liquidation Amounts.

(b) Notwithstanding anything in this Agreement to the contrary, each Share that is held by a holder (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (iii) who has neither effectively withdrawn nor lost the right to such payment (each such share, a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.02(a), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in

Section 2.02(a) (subject to deposit into the Escrow Fund in accordance with Sections 2.03(b) and 10.05(a) of the number of Parent Common Shares representing a portion of the Escrow Amount allocable to such holder). The Company shall serve prompt notice to Parent of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(c) No certificates or scrip representing less than one Parent Common Share shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”). In lieu of any such fractional Parent Common Share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the volume weighted average of the per share selling price of one Parent Common Share on the National Market System of The Nasdaq Stock Market, Inc. (“Nasdaq”) (or if the Parent Common Shares are not traded on Nasdaq, on the principal securities exchange, interdealer quotation system or other securities market on which the Parent Common Shares are then traded) for the 20 consecutive trading days ending on the second Business Day prior to the Effective Time, as reported by Bloomberg Financial Markets (or such other source as the Company and Parent may agree); provided that if the Parent Common Shares are so traded but the selling price thereof is not reported, such fraction shall be multiplied by the average of the last bid and ask prices for one Parent Common Share for such period of 20 consecutive trading days.

Section 2.03. Surrender and Payment.

(a) Parent shall serve as, or appoint, an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, immediately prior to the Effective Time, the Merger Consideration to be exchanged or paid in respect of the Shares, other than such portion of the Merger Consideration which constitutes the Escrow Amount. The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Shares (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration.

(b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, shall be entitled to receive the Merger Consideration payable in respect of such Shares (subject to deposit into the Escrow Fund by each Principal Stockholder in accordance with this Section 2.03(b) and Section 10.05(a) of the number of Parent Common Shares representing the portion of the Escrow Amount allocable to such holder). The holder of such Certificate, upon its exchange for Parent Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c). Certificates surrendered shall forthwith be cancelled following the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive such Merger Consideration. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10.05(b), Parent, on behalf of the Principal Stockholders, shall cause to be delivered to the Escrow Agent Certificates representing the Escrow Amount, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.03(b). Such Parent Common Shares shall be beneficially owned by such holders, shall be held in escrow by the Escrow Agent and shall be applied to satisfy indemnification claims under Section 10.01(a) of this Agreement, all as provided in the Escrow Agreement and Article 10 of this Agreement. To the extent not applied for such purpose, such shares shall be released, as and when provided in the Escrow Agreement.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares, such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.03. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares.

(d) If any Certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance therefor that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a Certificate for Parent Common Shares in any name other than that of the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, such Certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) None of Parent, Merger Co., any Principal Stockholder or the Company or any of their respective Affiliates shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Agreement to any holder of Shares, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.03(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 2.03(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

(h) Any portion of the Certificates evidencing the Parent Common Shares of the cash to be paid in respect of fractional Parent Common Shares, of the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent or of the cash portion of the Merger Consideration, if any, which remains unclaimed by the Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends or distributions with respect to Parent Common Shares.

Section 2.04. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.05. Stock Options. Following the Effective Time, each option to purchase Parent Common Shares (a “Parent Stock Option”) outstanding as of the Effective Time shall continue in effect in accordance with the terms and conditions of each such Parent Stock Option. At or immediately prior to the Effective Time, each stock option and warrant to purchase Shares or any other capital stock of the Company or any Subsidiary outstanding, whether or not vested or exercisable, and each commitment or agreement to issue Shares or any other capital stock of the Company or any Subsidiary, including without limitation, all such stock options, warrants and commitments or agreements to issue Shares or any other capital stock of the Company or any Subsidiary set forth in Sections 4.05 and 4.06 of the written disclosure schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”) other than the Company Retention Plan, shall be cancelled without the payment of any consideration, and the Company and the Subsidiaries shall obtain all consents and approvals necessary to effect such cancellation. The Company Retention Plan shall be assumed by Parent.

Section 2.06. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split up, combination, exchange of shares or similar event or a stock dividend or dividend on the Parent Common Shares payable in any securities shall be declared with a record date within such period, the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and the holders of Company Preferred Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company, which shall be amended and restated at the Effective Time as set forth in Exhibit D attached hereto, which is incorporated by reference herein, until such certificate of incorporation is further amended in accordance with applicable law.

Section 3.02. Bylaws. The bylaws of the Merger Co., as set forth in Exhibit E attached hereto, in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Co. at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. The Company has heretofore delivered to Parent or the Parent Representatives true and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

Section 4.02. Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s powers and have been duly and validly authorized by all necessary corporate action under the Company’s constituent documents and applicable provisions of Delaware Law (other than the approval of this Agreement and the Merger by the stockholders of the Company and the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(a) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company, (ii) determining that the terms of the Merger are fair and in the best interests of the Company and its stockholders and that the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company are in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

(b) The only vote of holders of any class or series of Company Common Stock and Company Preferred Stock necessary to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”) is the adoption of this Agreement by (i) the holders of a majority of the outstanding Company Common Stock and Company Preferred Stock voting together as a single class, with the Company Preferred Stock voting on an as-converted basis, (ii) the holders of 60% of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and (iii) the holders of 75% of the Series D Preferred Stock, voting separately as a class. The Company Stockholder Approval may be obtained by written consent of the Company’s stockholders listed in Section 4.02(c) of the Company Disclosure Schedule under the Company’s certificate of incorporation and bylaws and the DGCL. The affirmative vote of the holders of the Company Common Stock and the Company Preferred Stock, or any of them, is not necessary to consummate any transaction expressly contemplated hereby other than the Merger. Promptly (but in no event more than one Business Day) following the execution and delivery of this Agreement and receipt of the Company Stockholder Approval, the Company shall deliver to Parent a certificate of the Secretary of the Company certifying that the Company Stockholder Approval has been obtained by the written consent of the Company’s stockholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of the Company or any Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) as set forth in Section 4.03 of the Company Disclosure Schedule; and (d) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay the Company from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 4.04. Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any Subsidiary. For purposes of this Agreement, “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

Section 4.05. Capitalization. The authorized capital stock of the Company consists of 90,028,495 shares of Company Common Stock and 58,020,595 shares of Company Preferred Stock. As of the date hereof, there are outstanding 9,420,948 shares of Company Common Stock, 7,500,000 shares of Series A Preferred Stock, 4,459,320 shares of Series B Preferred Stock, 6,584,372 shares of Series C Preferred Stock, 25,584,455 shares of Series D Preferred Stock, 9,796,238 shares of Series E Preferred Stock and 12,178 shares of Series F Preferred Stock. As of the date hereof, there are outstanding options or rights to purchase an aggregate of 5,033,998 shares of Company Common Stock (of which options or rights to purchase an aggregate of 2,228,049 shares of Company Common Stock are exercisable). As of the date hereof, each Principal Stockholder owns of record the number of Common Shares and owns beneficially the number of Common Shares (other than the Common Shares issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, in each case, in accordance with their respective terms, owned beneficially and of record by such Principal Stockholder as of the date hereof) set forth opposite the name of such Principal Stockholder on Annex 1. As of the date hereof, each Principal Stockholder owns beneficially and of record the number of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares set forth beside the name of such Principal Stockholder on Annex 1. Except as set forth in Section 4.05 of the Company Disclosure Schedule, each Principal Stockholder owns of record and beneficially the Shares referred to in the two preceding sentences free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and such Shares represent at least a majority of the outstanding Shares on a fully-diluted basis (assuming the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event) and at least a majority of the voting power represented by the outstanding Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.05 of the Company Disclosure Schedule and this Section 4.05, as of the date hereof, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of the Company, (c) no options, warrants, rights of first refusal or other rights to acquire from any Principal Stockholder, the Company, any Subsidiary or any of their respective Affiliates, and no obligation of any Principal Stockholder, the Company, any Subsidiary or any of their respective Affiliates to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary and (d) no equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or any similar rights (the items in clauses 4.05(a), 4.05(b), 4.05(c) and 4.05(d) being referred to collectively as the “Company Securities”). Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are (i) no outstanding obligations of any Principal Stockholder, the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities and (ii) no preemptive or similar rights with respect to any Company Securities. Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote.

Section 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. For purposes of this Agreement, “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 4.06 of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.06 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.06 of the Company Disclosure Schedule, there are outstanding (i) no securities of the Company or any Subsidiary exercisable, convertible or exchangeable for or into shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) no options, warrants, rights of first refusal or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities exercisable, convertible or exchangeable for or into any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) immediately above being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or any preemptive or similar rights with respect to any Subsidiary Securities. Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any equity or similar interest in, or any interest exercisable, convertible or exchangeable for or into an equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Subsidiaries).

Section 4.07. Financial Statements.

(a) The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2002 delivered to Parent or the Parent Representative prior to the date hereof, the final audited consolidated financial statements of the Company for the fiscal year ended December 31, 2003 which are delivered pursuant to and in compliance with Section 8.24 and the unaudited consolidated financial statements of the Company for the six-months then ended June 30, 2004 delivered to Parent or the Parent Representatives prior to the date hereof (the “Company Financial Statements”) fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto, or in the case of such unaudited consolidated statements subject to normal year-end adjustments), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003 and “Company Balance Sheet Date” means December 31, 2003.

(b) The accountants who certified the financial statements referred to in Section 4.7(a), as well as in the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2001, are independent public accountants within the meaning of the Securities Act.

(c) Except as set forth in Section 4.07(c) of the Company Disclosure Schedule, the financial statements referred to in Section 4.07(a) comply as to form with the accounting requirements of the SEC applicable to issuers with a class of equity securities registered pursuant to Section 12 of the Exchange Act.

(d) Except as set forth in Section 4.07(d) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary has any Debt.

Section 4.08. Absence of Certain Changes. Except as set forth in Section 4.08 of the Company Disclosure Schedule, since the Company Balance Sheet Date the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) as of the date hereof, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) any revaluation by the Company of any of its assets or any assets of any Subsidiary that would be included in or otherwise affect the calculation of Working Capital as of any date, including but not limited to, writing down the value of inventory or equipment or writing off notes or accounts receivable;

(c) except for dividends paid in capital stock of the Company in respect of the preferred stock of the Company outstanding on the date hereof in accordance with its present terms, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (whether in cash, stock or property), any split, combination or reclassification of any of its capital stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(d) any amendment of any term of any outstanding security of the Company or any Subsidiary;

(e) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

(f) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset;

(g) any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the ordinary course of business) in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business;

(h) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary;

(i) any (i) transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of $100,000, except in connection with any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary approved by Parent in accordance with Section 7.01, or (ii) relinquishment by the Company or any Subsidiary of any material contract or other right;

(j) as of the date hereof, any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors, or any Tax election;

(k) any (i) increase in the compensation or fringe benefits of any present or former director, officer or employee of the Company or any Subsidiary, except for increases in salary or wages in the ordinary course of business consistent with past practice, (ii) grant of any severance or termination pay to any present or former director, officer or employee of the Company or any Subsidiary, (iii) loan or advance of money or other property by the Company or any Subsidiary to any of its present or former directors, officers or employees (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice), (iv) establishment, adoption, entrance into, amendment or termination of any Company Plan or collective bargaining agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code) or (v) grants of any equity or equity-based awards, other than, in the case of each of clauses (i) through (v), pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by contracts set forth in Section 4.08(k) or 4.12 of the Company Disclosure Schedule;

(l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(m) any cancellation of any licenses, sublicenses, franchises, permits or similar agreements to which the Company or any Subsidiary is a party, or any written notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof; or

(n) any repayments of principal to any Principal Stockholder or their respective Affiliates in respect of indebtedness owed to such Principal Stockholder or its Affiliates or any payment of interest accrued in respect of such indebtedness.

Section 4.09. No Undisclosed Liabilities. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; or

(c) liabilities under this Agreement.

Section 4.10. Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there is no action, suit, hearing, arbitration, proceeding or, to the knowledge of the Company, investigation pending against, affecting or threatened against the Company or any Subsidiary or any of their respective properties or assets before any court, arbitrator or any governmental body, agency or official and (b) neither the Company nor any Subsidiary nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination, award or settlement agreement.

Section 4.11. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or Section 4.11 of the Company Disclosure Schedule:

(a) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) (collectively, the “Returns”) that are required to be filed with any Taxing authority with respect to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) by or on behalf of the Company or any Subsidiary have been or shall be filed when due (including any applicable extension periods) in accordance with all applicable laws, and as of the time of filing, the Returns were true and complete;

(b) the Company and the Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all Taxes due and payable whether or not shown on any Returns;

(c) the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than any notes thereto) and (i) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

(d) there is no claim (including under any indemnification or Tax sharing agreement), audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or in respect of any Tax or Tax Asset of the Company or any Subsidiary (“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes);

(e) there are no Liens for Taxes upon the assets of the Company or the Subsidiaries except for (i) Liens for current Taxes not yet due or (ii) Liens that are being contested in good faith by appropriate proceedings and are set forth in Section 4.11 of the Company Disclosure Schedule;

(f) since December 31, 2001, neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction that was purported or represented on any Return to be governed by Section 355(a) of the Code;

(g) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (b) or (c) of the definition of “Tax,” regardless of whether such Tax is imposed on the Company or any Subsidiary; and

(h) neither the Company nor any Subsidiary has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement; neither the Company nor any Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to any taxable period that remains open; except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date hereof, (A) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (B) there are no current or pending written claims by an authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Taxation by that jurisdiction.

Section 4.12. ERISA.

(a) Section 4.12 of the Company Disclosure Schedule contains a true and complete list of each Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director, agent, partner or consultant of the Company or any Subsidiary (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Subsidiary or (ii) the Company or any Subsidiary has had or has any present or future liability.

(b) With respect to each Company Plan, the Company has provided to Parent or the Parent Representatives a current, accurate and complete copy or, with respect to unwritten Company Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by the Company or any Subsidiary to the Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof; (v) for the fiscal years ended December 31, 2002 and 2001 (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (vi) all correspondence, rulings, or opinions issued by the U. S. Department of Labor or the Internal Revenue Service. Each of the Company Plans can be amended, modified or terminated within a period of 30 days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Company Plan intended to be qualified within the meaning of Code Section 401(a).

(c) No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and neither the Company, any Subsidiary, nor any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.

(d) (i) Each Company Plan has been established and administered substantially in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and, to the Company’s knowledge, nothing has occurred which reasonably could be expected to adversely affect such qualified status, (iii) no event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company or the Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(e) No Company Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). Neither the Company, any Subsidiary nor any member of their Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company, any Subsidiary nor any member of their Controlled Group.

(f) No Company Plan is an ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) or is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(g) Neither the Company, any Subsidiary, nor, to the Company’s knowledge, any other “disqualified person” or “party in interest,” as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction,” as defined in Code Section 4975 or ERISA Section 406, with respect to any Company Plan, nor, to the Company’s knowledge, have there been any fiduciary violations under ERISA which could subject the Company or any Subsidiary (or any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

(h) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims, in either case where such actions, suits or claims would reasonably be expected to result in an unfunded liability to the Company or its Affiliates and (iii) no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other governmental body.

(i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code. No amount so disclosed shall be an “excess parachute payment” within the meaning of Code Section 280G.

(j) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except for coverage required under Section 4980B of the Code.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Plan which would increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

Section 4.13. Labor Matters.

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending or threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, in each case, arising out of collective bargaining agreements to which the Company or any Subsidiary is a party or (iii) activities or proceedings of any labor union or employee association to organize any such employees.

(b) Except to the extent set forth in Section 4.13 of the Company Disclosure Schedule, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

(c) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

Section 4.14. Compliance with Laws. Except to the extent set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in violation of, has since January 1, 2000 violated, or is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree.

Section 4.15. Licenses and Permits. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) the Company or the Subsidiaries own, hold or possess adequate right to use all licenses, certificates, consents, orders, franchises, permits, certificates, approvals or other similar authorizations (the “Permits”) required in connection with the operation of the business of the Company and the Subsidiaries in the same manner as currently operated, (b) the Company and the Subsidiaries are in compliance with the Permits, (c) the Permits are valid and in full force and effect, (d) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (e) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

Section 4.16. Contracts. Section 4.16 of the Company Disclosure Schedule lists, as of the date hereof, all contracts, commitments, understandings and agreements (whether written or oral) (collectively, “Contracts”) to which the Company or any Subsidiary is a party which fall within any of the following categories: (a) Contracts that (i) involved aggregate expenditures or receipts in excess of $150,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in fiscal 2003 or (ii) are expected to involve aggregate expenditures or receipts in excess of $150,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in fiscal year 2004; (b) joint venture, partnership and like Contracts; (c) Contracts containing covenants purporting to limit (or that would limit after the Effective Time) the freedom of the Company or any Subsidiary or Affiliate to compete in any line of business or with any Person in any geographic area; (d) Contracts which contain minimum purchase commitment of greater than $100,000 (or with respect to any Costs of Services Contract, $300,000) in the aggregate in any twelve month period, all or part of which minimum purchase commitment remains unsatisfied at June 30, 2004; (e) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of the Company or any Subsidiary in excess of $100,000 in the aggregate in any twelve month period; (f) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary with commitments for the borrowing or the lending of amounts, by the Company or any Subsidiary; (g) any Contract, note or bond under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than to the Company or one of the wholly-owned Subsidiaries); (h) any Contract creating or granting any Lien upon any of the properties or assets of the Company or any Subsidiary; (i) any currently effective Contract, or any expired or terminated Contract which has surviving provisions, providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any Subsidiary or any predecessor Person; (j) any lease, sublease or similar Contract with any Person (other than the Company or one of the Subsidiaries) under which the Company or one of the Subsidiaries is a lessor or sublessor of, or makes available for use to any person (other than the Company or one of the Subsidiaries), (i) any Leased Real Property or (ii) any portion of any premises otherwise occupied by the Company or one of the Subsidiaries; (k) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (l) any Contract (other than any Permit) with any governmental authority or with any labor union; (m) any Contract containing a most favored customer clause or similar provision; (n) the top ten wholesale accounts relating to the provision of private line services, reseller services or carrier services (based on revenue generated in the twelve months prior to the date hereof), top thirty retail accounts (based on revenue generated in the twelve months prior to the date hereof) and the Contracts relating to such wholesale and retail accounts; (o) any other Contract not in the ordinary course of business consistent with past practice that is material to the Company and the Subsidiaries, taken as whole, or (p) any Contracts included in the foregoing clauses (a)-(o) (A) that are with dealers that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(A) of the Company Disclosure Schedule, (B) that are with associations that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(B) of the Company Disclosure Schedule, (C) that are referral partner or referral agent agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(C) of the Company Disclosure Schedule, (D) that are private line agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(D) of the Company Disclosure Schedule, or (E) that are operator service agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(E) of the Company Disclosure Schedule.

Complete and correct copies of all Contracts referred to in this Section 4.16 of the Company Disclosure Schedule have been made available to Parent or the Parent Representatives by the Company. All Contracts referred to in this Section 4.16 of the Company Disclosure Schedule are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms. Except as set forth in Section 4.16 of the Company Disclosure Schedule, none of the Company, any Subsidiary nor, to the knowledge of the Company, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any such Contract. None of the counterparties to any such Contracts has given notice of termination of, or is seeking to amend, any such Contract.

Section 4.17. Intellectual Property. The Company has identified in Section 4.17 of the Company Disclosure Schedule all material common law trademarks and service marks, all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, all registered copyrights, all issued patents and patent applications that are owned by the Company and the Subsidiaries, all domain names that are owned by the Company and the Subsidiaries, all material software used by the Company and the Subsidiaries and all software licenses granted in connection with such material software to the Company and the Subsidiaries (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software and excluding all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (such as the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License)). The Company and the Subsidiaries have not distributed to any third party any internally developed software that includes any such “open source software.” Except as set forth in Section 4.17 of the Company Disclosure Schedule, (a) the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, (b) the Intellectual Property Rights owned by the Company and the Subsidiaries are free from Liens and (c) the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with, infringe upon or misappropriate any Intellectual Property Rights of others and are not being infringed upon or misappropriated by any third party. For purposes of this Agreement, “Intellectual Property Right” means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right. All software used by the Company and the Subsidiaries has been (i) licensed to the Company and the Subsidiaries, as applicable, (ii) developed by employees of the Company or the Subsidiaries within the scope of their employment, or (iii) developed by a third party and assigned to the Company or the Subsidiaries so that, in the case of clause (iii), the Company or the Subsidiaries are now the exclusive owner of such software. The Company and the Subsidiaries have not disclosed to any third party confidential information of the Company and the Subsidiaries except pursuant to a Contract that governs the use or disclosure of confidential information of the Company and the Subsidiaries. The Company and the Subsidiaries comply in all material respects with the privacy policy published on the Company’s website. No claims or controversies have arisen regarding its privacy policy or the implementation thereof.

Section 4.18. Environmental Matters.

(a) (i) except as set forth in Section 4.18(a)(i) of the Company Disclosure Schedule, no notice, notification, demand, lien, request for information, citation, summons, complaint or order has been received by the Company or any Subsidiary, and no penalty has been assessed and no action, claim, suit, or proceeding or review is pending or threatened by any governmental entity or other Person against or directed at (as the case may be) the Company or any Subsidiary, and relating to or arising under any Environmental Law;

(ii) except as set forth in Section 4.18(a)(ii) of the Company Disclosure Schedule, no investigation is threatened or pending by any governmental entity or any Person with respect to the Company or the Subsidiaries which relates to or arises under any Environmental Law;

(iii) except as set forth in Section 4.18(a)(iii) of the Company Disclosure Schedule, there are no liabilities of the Company or any Subsidiary under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would be reasonably expected to result in any such liability;

(iv) except as set forth in Section 4.18(a)(iv) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits and have timely filed all applications and renewals for all applicable Environmental Permits, and such Environmental Permits are valid and in full force and effect and shall not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(v) except as set forth in Section 4.18(a)(v) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has arranged, by contract, agreement or otherwise, for the treatment, storage or disposal of Hazardous Substances;

(vi) except as set forth in Section 4.18(a)(vi) of the Company Disclosure Schedule, no Hazardous Substance has been Released by the Company or any Subsidiary at any property now or previously owned, operated or leased by the Company or any Subsidiary; and

(vii) except as set forth in Section 4.18(a)(vii), there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, landfills, or wetlands on any property currently owned, operated or leased by the Company.

(b) Prior to the date hereof, the Company has provided to Parent or the Parent Representatives copies of all environmental assessments, reports and audits (and other documents that Parent or the Parent Representatives has requested for review) in its possession or under its control and that relate to compliance with Environmental Laws by the Company or any Subsidiary, or the environmental condition of any real property that the Company or any Subsidiary has owned, operated, or leased. Any such documents are accurate and complete.

(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environmental Laws” means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required of the Company or any Subsidiary by applicable Environmental Laws to conduct their businesses and operations, as currently conducted.

“Hazardous Substances” means any pollutant, contaminant, material substance, waste or chemical (including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons); any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; and any other substance which is regulated by, listed under, or for which liability is imposed under, any Environmental Laws.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances.

Section 4.19. Agreements with Affiliates.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of (i) each contract, commitment, agreement or understanding between any Principal Stockholder or any of such Principal Stockholder’s Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, (ii) each contract, commitment, agreement or understanding between any portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds, on the one hand, and the Company or any Subsidiary, on the other hand, (iii) each contract, commitment, agreement or understanding between any officer, director or other Affiliate of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such contract, commitment, agreement or understanding referred to in clause (i) or (iii) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06. All such contracts, commitments, agreements, understandings, amendments, waivers or relinquishments were entered into by the Company or a Subsidiary, as applicable, on arm’s length terms and in the ordinary course of business.

(b) Section 4.19(b) of the Company Disclosure Schedule lists the following information about any extensions of credit in the form of a personal loan, within the meaning of the Sarbanes-Oxley Act of 2002, by the Company or any Subsidiary to any executive officer and director of the Company or any Subsidiary outstanding as of the date hereof: (i) the date of such loan; (ii) the nature of such loan; (iii) the maturity date of such loan; (iv) the principal amount outstanding and amortization schedule of such loan; and (v) the interest rate and interest payment schedule of such loan.

Section 4.20. Insurance. The Company and the Subsidiaries carry, or are covered by, insurance with insurers that are financially sound and reputable and in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and the Subsidiaries and is customary for companies similarly situated. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the insurance policies to which this Section 4.20 refers are in full force and effect, and all premiums thereon have been paid. Except as set forth in Section 4.20 of the Company Disclosure Schedule, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. Neither the Company nor any Subsidiary is in breach or default, and neither the Company or any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies, except, in each case, as set forth in Section 4.20 of the Company Disclosure Schedule.

Section 4.21. Real Property. (a) Section 4.21(a) of the Company Disclosure Schedule contains a brief description of (i) each parcel of real property owned by the Company or the Subsidiaries (the “Owned Real Property”) and (ii) each option held by the Company or the Subsidiaries to acquire any real property. Section 4.21(a) of the Company Disclosure Schedule sets forth a list of each lease or similar agreement under which the Company or any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person, except those leases or similar agreements which are terminable by the Company or such Subsidiary without penalty on 30 days’ or less notice (the “Leased Real Property”).

(b) (i) The Owned Real Property is in conformance with all deed restrictions and other covenants and conditions recorded or running with the land. The current use and operation of the Owned Real Property is in conformity with the certificates of occupancy issued for such Owned Real Property. All the buildings, structures, equipment and other tangible assets of the Company and the Subsidiaries located on the Owned Real Property are in good condition and repair and are sufficient to support the conduct of their business by the Company and the Subsidiaries after the Effective Time. No portion of the Owned Real Property is situated within an area designated (or to be designated) as a “flood plain” or “flood hazard zone” by any governmental body nor is it subject to a predictable flow of floodwaters or within the boundaries of any proposed floodway program. All streets adjacent to or abutting the Owned Real Property have been dedicated as “public streets” and have been accepted by the governmental body possessing jurisdictions thereover;

(ii) neither the whole nor any part of any of the Owned Real Property or any Leased Real Property is subject to any pending suit for condemnation or other taking by any governmental body and no such condemnation or other taking is threatened; and

(iii) the Company and the Subsidiaries have all conduits, leases, fee interests, licenses, rights of way, authorizations, permits (including permits for highway, railroad and waterway crossings and any necessary permits or authorizations such as environmental permits) and/or other agreements or rights necessary for (A) the granting of the indefeasible rights of use (“IRUs”) previously granted to their customers, if any, (B) the installation, use and access to the fibers and any related property that are the subject of the IRUs granted to their customers, if any, and (C) the ownership, possession and use of their network, if any.

Section 4.22. Title to Property. Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title to each item of Owned Real Property and owned personal property and a valid leasehold interest in each item of Leased Real Property and leased personal property, in each case, free and clear of all Liens.

Section 4.23. Customers and Suppliers.

(a) Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, neither (i) the Company nor any Subsidiary has received notice from any customer, or group of customers that are under common ownership or control, that (A) accounted for at least $60,000 of the aggregate products and services furnished by the Company and the Subsidiaries in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $60,000 of the aggregate products and services to be furnished by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the Company’s or any Subsidiary’s products or services, nor (ii) has the Company or any Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (A) accounted for at least $150,000 of the aggregate goods and services purchased by the Company in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $150,000 of the aggregate goods and services purchased by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company, or has reduced or shall reduce the supply of, or has sought or is seeking to increase the price it charges for, goods or services supplied to the Company or a Subsidiary.

(b) Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, and except for requests for call detail records for billing purposes, neither the Company nor any Subsidiary is currently involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom the Company or any Subsidiary does business, (i) with respect to any customer, or group of customers that are under common ownership or control, (A) which involves an aggregate amount in excess of $60,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $60,000 in the fiscal year ending December 31, 2004, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, (A) which involves an aggregate amount in excess of $150,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $150,000 in the fiscal year ending December 31, 2004, relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any Subsidiary, on one hand, and such Person, on the other hand.

Section 4.24. Corporate Records. The respective minute books of the Company and the Subsidiaries have previously been made available to Parent or the Parent Representatives in their entirety.

Section 4.25. Finders’ Fees. Except for The Breckenridge Group, Inc. and Bear Stearns & Co. Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who is or might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 4.26. Opinion of Company Financial Advisor. The Board of Directors of the Company has received the opinion of Breckenridge Securities Corp., dated September 3, 2004, to the effect that, as of such date, based upon and subject to the terms, qualifications, assumptions, limitations and exceptions set forth therein, the aggregate consideration to be received by the holders of the Shares pursuant to the Merger is fair to such holders, taken as a whole, from a financial point of view. A copy of such opinion was furnished to Parent on or before the date hereof.

Section 4.27. Board. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company’s stockholders, (b) adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of Section 251 of the DGCL with respect to the transactions contemplated hereby and (c) adopted resolutions recommending to the Company’s stockholders approval of the transactions contemplated hereby, including the Merger.

Section 4.28. Inapplicability of Certain Restrictions. The business combination restrictions of Section 203 of the DGCL are inapplicable to the Merger, this Agreement or the other transactions contemplated by this Agreement and no other state takeover statute or similar statute or regulation is or purports to be applicable to the Merger, this Agreement or the Transactions.

Section 4.29. PUHCA. The Company, together with its affiliates (as defined in Section 2(a)(11)(B) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) (15 U.S.C. § 79b(a)(11)(B))), is engaged exclusively in the business of providing telecommunications services, information services, other services or products subject to the jurisdiction of the Federal Communications Commission (“FCC”) or products or services that are related or incidental to the provision of any of the foregoing products or services, within the meaning of Section 34(a)(1) of PUHCA (15 U.S.C. § 79z-5c(a)(1)) and the rules and regulations thereunder.

Section 4.30. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 4.31. Ultimate Parent Entity. As of the date hereof, and at all times prior to the Effective Time, the Company is and shall be its own “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder).

Section 4.32. Information Supplied. None of the information supplied or to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) specifically for inclusion in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Parent Registration Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each Principal Stockholder as of the date hereof and as of the Effective Time that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Co. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Parent has heretofore delivered to the Company true and complete copies of Parent’s and Merger Co.’s respective certificates of incorporation and bylaws as currently in effect. Such certificates of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Co.

Section 5.02. Corporate Authorization. Each of Parent and Merger Co. has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and solely with respect to Parent, subject to obtaining the Parent Stockholder Approval to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the Parent Stockholder Approval, the execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent and Merger Co. of the Transactions are within the corporate powers of Parent and Merger Co. and have been duly and validly authorized by all necessary corporate and stockholder action (other than by Parent as the sole stockholder of Merger Co., which shall be obtained prior to the Effective Time) under Parent’s and Merger Co.’s certificates of incorporation and bylaws and applicable provisions of Delaware Law, other than the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co. and the other Transaction Agreements shall have been duly and validly executed and delivered by Parent prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Co., and each of the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of Parent, in each case, enforceable against Parent or Merger Co., as applicable, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of Parent, Merger Co. or any other Parent Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or “blue sky” laws; (d) compliance with applicable requirements of Nasdaq; (e) as set forth in Section 5.03 of the written disclosure schedule previously delivered by Parent to the Company (the “Parent Disclosure Schedule”); (f) filings pursuant to the Uniform Commercial Code or otherwise in connection with Liens to be granted in connection with the arrangements relating to the Parent Credit Agreement and the Capital Lease Facility; (g) as may be necessary as a result of any facts or circumstances relating solely to the Company, the Subsidiaries or any Principal Stockholder and (h) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay Parent from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 5.04. Non-contravention. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or the equivalent organizational documents of the Parent Subsidiaries (including Merger Co.), (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any Parent Subsidiary or to a loss of any benefit to which Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any Parent Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or any Parent Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of Parent, Merger Co. or any other Parent Subsidiary.

Section 5.05. Capitalization. The authorized capital stock of Parent consists of 350,000,000 Parent Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 25, 2004, there are outstanding 51,995,971 Parent Common Shares, 342,587 shares of 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent and 371,083 shares of 8% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent. As of the date hereof, there are outstanding options, warrants or rights to purchase an aggregate of 6,941,172 Parent Common Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 5.05 of the Parent Disclosure Schedule or this Section 5.05, and except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Parent 10-K”) or the Parent SEC Reports filed after the date of the Parent 10-K but prior to the date hereof (the Parent 10-K and such Parent SEC Reports, the “Parent Current SEC Reports”), as of the date hereof there are outstanding (a) no shares of capital stock or other voting securities of the Parent, (b) no securities of Parent exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of Parent, (c) no options, warrants, rights of first refusal or other rights to acquire from Parent or any Parent Subsidiary, and no obligation of Parent or any Parent Subsidiary to issue, any capital stock, voting securities or securities exercisable, convertible or exchangeable for or into capital stock or voting securities of Parent and (d) no equity equivalents, interests in the ownership or earnings of Parent or any similar rights (the items in clauses 5.05(a), 5.05(b), 5.05(c) and 5.05(d) being referred to collectively as the “Parent Securities”). Except as set forth in Section 5.05 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, there are (i) no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities, (ii) no preemptive or similar rights with respect to any Parent Securities, and (iii) no bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote. The Parent Common Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, shall be fully paid and nonassessable free and clear of all Liens other than as set forth in the Transaction Agreements, and the issuance thereof shall not be subject to any preemptive or other similar right.

Section 5.06. SEC Filings.

(a) Parent has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by Parent with the SEC under the Securities Act and the Exchange Act since January 1, 2003 (collectively, the “Parent SEC Reports”).

(b) All Parent SEC Reports were prepared in all material respects in accordance with, and complied as to form in all material respects with, the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Report.

Section 5.07. Financial Statements. The audited consolidated financial statements of Parent included in the Parent 10-K fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

Section 5.08. Finders’ Fees. Except for Miller Buckfire Lewis Ying & Co., LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any Parent Subsidiary who is or might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the Transactions.

Section 5.09. Merger Co. Merger Co. is a wholly owned direct subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 5.10. Information Supplied. None of the information supplied or to be supplied by Parent (except to the extent revised or superseded by amendments or supplements and except for the information provided by the Company in writing for inclusion therein) specifically for inclusion or incorporation by reference in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent’s Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion in the Parent Registration Statement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

Each Principal Stockholder represents and warrants, severally and not jointly, to Parent as of the date hereof and as of the Effective Time that:

Section 6.01. Existence and Power. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is a corporation, general partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all corporate, partnership or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to have a material adverse effect on such Principal Stockholder or such Principal Stockholder’s ability to perform its obligations under any Transaction Agreement to which it is a party.

Section 6.02. Authorization. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) has all necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of the Transactions are within such Principal Stockholder’s powers and have been duly and validly authorized by all necessary corporate, partnership or limited liability company action. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and the other Transaction Agreements to which such Principal Stockholder is a party shall have been duly and validly executed and delivered by such Principal Stockholder prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements to which such Principal Stockholder is a party when executed prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of such Principal Stockholder, and each of the other Transaction Agreements to which such Principal Stockholder is a party when executed and delivered prior to the Effective Time shall constitute a legal, valid and binding agreement of such Principal Stockholder, in each case enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 6.03. Governmental Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of such Principal Stockholder other than (a) as disclosed in Section 4.03 of the Company Disclosure Schedule and (b) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay such Principal Stockholder from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 6.04. Non-contravention. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Principal Stockholder of the Transactions do not and shall not (a) if such Principal Stockholder is not a natural person, contravene or conflict with the organizational documents of such Principal Stockholder, (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to such Principal Stockholder or any of its properties or assets, or (c) contravene or constitute a default under any provision of any agreement, contract or other instrument binding upon such Principal Stockholder or any of its properties or assets.

Section 6.05. Investment Company Act. Such Principal Stockholder is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

ARTICLE 7

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.01. Conduct by the Company. From the date hereof until the Closing, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice in compliance with all applicable laws and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing and except as expressly contemplated by this Agreement or the other Transaction Agreements, as may result from the consummation of the Transactions, as set forth in Section 7.01 of the Company Disclosure Schedule, or as otherwise consented to in writing by Parent in accordance with Section 7.02 (except if such consent would be inconsistent with applicable law), the Company shall not and shall cause the Subsidiaries not to:

(a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents;

(b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such shares or enter into any agreement with respect to the foregoing, other than the issuance of Company Common Stock upon exercise of stock options or conversion of Preferred Stock outstanding on the date hereof in accordance with the present terms of such options or Preferred Stock in effect on the date hereof;

(c) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of a Subsidiary or (iii) sell, lease or otherwise dispose of assets or securities;

(d) merge or consolidate with any other Person;

(e) make any investment, whether by purchase of stock or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than 90 days or investments in wholly-owned Subsidiaries made, in each case, in the ordinary course of business consistent with past practice), or purchase for an amount in excess of $25,000, any property or assets of any other individual or entity, except for inventory purchased for resale in the ordinary course of business consistent with past practice;

(f) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Subsidiary or any of their respective Affiliates or successors thereto or that by its terms could, after the Effective Time, limit or restrict Parent or the Company or any of their respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;

(g) waive, release or relinquish any material right;

(h) modify or change in any material respect any existing material license, lease, contract or other agreement;

(i) enter into any agreements involving aggregate expenditures or receipts of more than $50,000 individually or $150,000 in the aggregate;

(j) create, incur or assume, or execute any new guarantee of, any Indebtedness in excess of $25,000 in the aggregate or prepay any indebtedness;

(k) other than pursuant to arrangements existing on the date hereof, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person (other than any Subsidiary) in an amount in excess of $50,000;

(l) make any loans or advances other than (i) loans or advances to wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice;

(m) (i) engage in any transaction, or enter into any contract, agreement or arrangement (other than this Agreement, the Transactions and transactions pursuant to any such contract, agreement or arrangement entered into prior to the date hereof or pursuant to any contract, agreement or arrangement set forth in Section 7.01 of the Company Disclosure Schedule) with any Affiliate, Principal Stockholder or portfolio company of any Principal Stockholder, or (ii) amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement referred to in clause (i) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06;

(n) authorize any new capital expenditures which, individually, are greater than $100,000;

(o) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) cash dividends and distributions by a wholly-owned Subsidiary to the Company or to a Subsidiary all of the capital stock which is owned directly or indirectly by the Company or (ii) the issuance of Company Common Stock upon exercise of stock options or conversion of Preferred Stock outstanding on the date hereof in accordance with the terms of such options or Preferred Stock in effect on the date hereof; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Subsidiaries;

(p) (i) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or wages in the ordinary course of business consistent with past practice and the payment of accrued and earned but unpaid bonuses), (ii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Company Employee, (iii) loan or advance any money or other property to any Company Employee (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business and consistent with past practice), (iv) establish, adopt, enter into, amend or terminate any Company Plan, collective bargaining or labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code), or (v) grant any equity or equity-based awards, other than, in the cases of each of clauses (i) through (v) immediately above, pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by contracts set forth in Section 4.08(k) or Section 4.12 of the Company Disclosure Schedule;

(q) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the consolidated financial statements of the Company referred to in Section 4.07 or liabilities incurred in the ordinary course of business;

(r) make or change any Tax election or settle or compromise any income tax liability;

(s) change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors;

(t) fail to maintain insurance coverage at presently existing levels;

(u) increase the amount of cash which, in accordance with GAAP, is not immediately available for use and is recorded on the consolidated balance sheet of the Company (which shall be prepared in accordance with GAAP applied on a consistent basis) as “restricted cash”;

(v) agree or commit to do any of the foregoing; or

(w) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company or any Principal Stockholder hereunder inaccurate in any material respect at, or as of any time prior to, the Closing, except for any representation or warranty made as of a specified date.

Section 7.02. Consent by Parent. Any consent by Parent pursuant to Section 7.01 or as contemplated by the definition of Excluded Expenses as set forth in Section 1.01 may be provided by any of (a) Chairman and Chief Executive Officer of Parent or (b) the Senior Vice President-Chief Financial Officer of Parent, with a copy to the Senior Vice President—Legal and Regulatory of Parent. Parent shall use commercially reasonable efforts to approve or deny any such request for consent by the close of business on the third Business Day after the later of receipt of such request from the Company or the receipt of any materials from the Company requested by Parent in connection with its consideration of such request. Any request or consent which is given to any party hereunder shall be in writing and shall be deemed given or received if delivered or transmitted by telecopy, electronic mail or other means to the address provided in Section 12.01 to the attention of the persons referred to in this Section 7.02 (in the case of any such request) or the duly authorized representative of such party.

ARTICLE 8

ADDITIONAL AGREEMENTS

Section 8.01. Government and Other Consents and Approvals; Company Stockholder Approval.

(a) The Company, Parent and the Principal Stockholders shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the Transactions and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) On or before 5:00 PM Eastern Time on the second Business Day after the date of execution of this Agreement, the Company shall seek the Company Stockholder Approval. By executing this Agreement, the parties do not intend that this Agreement shall be deemed to (i) constitute approval and adoption of this Agreement and the Merger under the DGCL by written consent of the Principal Stockholders in lieu of a meeting or (ii) an agreement by the Principal Stockholders to vote for, or consent in respect of, approval and adoption of this Agreement and the Merger. In connection with the Company Stockholder Approval, the Company shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable laws. Without limiting the generality of the foregoing, the Company agrees that its obligations in this Section 8.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Unless Parent and the Company agree otherwise in writing, the Company shall send to any stockholder of the Company who did not consent to the Company Stockholder Approval (i) within 30 days of the Company Stockholder Approval, the notice contemplated in Section 262(d)(2) of the DGCL (the “Appraisal Notice”) and (ii) within seven days of the Company Stockholders Approval, the notice of the Company Stockholder Approval contemplated in Section 228(e) of the DGCL. Any notice, solicitation or similar disclosure circulated to the stockholders of the Company shall include the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, and the written opinion of the financial advisor to the Company’s Board of Directors referred to in Section 4.26 that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

Section 8.02. Preparation of the Parent Registration Statement; Parent Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Parent Registration Statement, in which the Parent Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and Parent shall use its reasonable best efforts to cause the Parent Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act. The Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Preferred Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Parent Registration Statement or the Parent Proxy Statement shall be made by Parent without providing the Company the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Parent Proxy Statement or the Parent Registration Statement. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Parent Registration Statement or the Parent Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other such party hereto of such information and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(b) As promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Parent Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval of the Parent Stockholder Proposals. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

(c) The Company shall use its reasonable best efforts to cause Latham & Watkins LLP, counsel to the Company, and Parent shall use its reasonable best efforts to cause Hogan & Hartson L.L.P., counsel to Parent, to deliver a tax opinion for inclusion in the Parent Registration Statement in the form required by the SEC. In rendering such opinions, Latham & Watkins LLP and Hogan & Hartson L.L.P. may require delivery of and rely upon representation letters delivered by the Company and Parent in customary form.

Section 8.03. Access to Information. From the date hereof until the Closing, the Company shall (i) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, including access to each Owned Real Property and Leased Real Property for purposes of conducting Phase I and Phase II environmental site assessments, (ii) furnish to Parent and the Parent Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent’s investigation of the business of the Company and the Subsidiaries; provided that any information provided to Parent or the Parent Representatives pursuant to this Section 8.03 shall be subject to the Company Confidentiality Agreement; and provided further that no investigation pursuant to this Section 8.03 or otherwise in connection with this Agreement and the other Transaction Agreements shall affect any representation or warranty given by the Company or any Principal Stockholder hereunder. Any investigation pursuant to this Section 8.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Subsidiaries. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary to risk of liability. From the date hereof until the Closing, the Company and each Principal Stockholder shall furnish and shall cause each Subsidiary to furnish to Parent copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the Transactions.

Section 8.04. No Solicitation. (a) Neither the Company nor any Principal Stockholder shall, nor shall the Company or any Principal Stockholder authorize or permit any of their respective Affiliates or any respective officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any Principal Stockholder or any of their respective Affiliates to, (i) solicit, initiate or encourage any Acquisition

Proposal (as herein defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with the intent of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby. Without limiting the foregoing, any violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or representative of (A) the Company, (B) any Principal Stockholder or (C) any of their respective Affiliates, whether or not such Person is purporting to act on behalf of the Company, any Principal Stockholder or any of their respective Affiliates or otherwise, shall be deemed to constitute an intentional breach of this Section 8.04 by the Company for purposes of this Agreement. Except as otherwise provided in this Agreement, the Company and each Principal Stockholder shall, and each shall cause its Affiliates to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal, and shall not pursue, directly or indirectly, an Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Parent and its representatives). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party. For purposes of this Section 8.04, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Parent Subsidiaries, and the term “Acquisition Proposal” means (1) any proposal for a merger or other business combination involving the Company or any Subsidiary or (2) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or any class of the equity securities of the Company or 20% or more of the assets of the Company and the Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company, acting at the direction of and on behalf of the Company, at any time prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval from (i) providing information in response to a request therefor by a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (A) no less favorable to the Company than those contained in the Confidentiality Agreement and (B) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (ii) engaging in negotiations or discussions with a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (i) or (ii) immediately above, prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval, (1) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (2) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (any Acquisition Proposal as to which such determination in clauses (1) and (2) immediately above is made being referred to in this Agreement as a “Superior Proposal”) and (3) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is required by the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law.

(c) Nothing in this Section 8.04 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). The Company promptly shall advise Parent of any Acquisition Proposal (including the terms thereof and the identity of the person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal and shall keep Parent informed on a current basis of the status of any discussions regarding an Acquisition Proposal. Nothing herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act.

Section 8.05. Notices of Certain Events.

(a) The Company and each Principal Stockholder shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company or such Principal Stockholder, threatened against, relating to or involving or otherwise affecting any Principal Stockholder, the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the Transactions; and

(iv) solely with respect to the Company and not with respect to any Principal Stockholder, any time at which the EBITDA Target equals or exceeds the EBITDA by $100,000 or more for any EBITDA Monthly Measurement Period.

(b) Parent shall promptly notify the Company and the Stockholders’ Representative of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any of the Parent Subsidiaries which, if pending during the quarterly period covered by the most recent Quarterly Report on Form 10-Q that is a Parent Current SEC Report, would have been required to have been disclosed pursuant to the Parent Current SEC Reports or which relate to the consummation of the Transactions; and

(iv) (A) any contemplated transaction with third parties involving the acquisition or sale of all or substantially all of the assets of Parent or the Parent Subsidiaries and (B) any contemplated transaction with a third party involving the acquisition or sale of all or substantially all of the assets of such third party to Parent or the Parent Subsidiaries, whether structured as a merger, consolidation or otherwise, provided the Company and the Stockholders’ Representative execute a confidentiality agreement in a form reasonably acceptable to Parent.

Section 8.06. Affiliate Transactions. Immediately prior to the Closing, the Company and each Principal Stockholder agree that, other than the Contracts listed in Section 8.06 of the Company Disclosure Schedule, all Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing indebtedness of any kind) between (a) such Principal Stockholder or any of its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, or (b) any other Affiliate of the Company, on the one hand, and the Company or any Subsidiary, on the other hand, shall be terminated or settled (without any post-Closing payments by Parent, any Parent Subsidiary, the Company or any Subsidiary or resulting obligations or liabilities of Parent, any Parent Subsidiary, the Company or any Subsidiary), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

Section 8.07. Affiliate Letters. The Company has disclosed in Section 8.07 of the Company Disclosure Schedule all Persons who are, or may be, as of the date hereof, its “affiliates” as that term is used in Rule 145 of the rules and regulations of the SEC under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in Section 8.07 of the Company Disclosure Schedule to deliver to the Parent as promptly as practicable, but in no event more than 30 days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit G. Parent shall place the applicable Rule 145 legend on stock certificates representing Parent Common Shares issued in the Merger to such affiliates. Parent shall use its reasonable best efforts to remove such legends promptly when such legends are no longer required by applicable law.

Section 8.08. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the Merger or any of the other Transactions and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations. Without limiting the foregoing, each party and its Board of Directors shall use their reasonable best efforts to (x) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, if required by the HSR Act or other Regulatory Law, Parent, each Principal Stockholder and the Company each shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other application or notice required by Regulatory Law with respect to the Transactions as promptly as practicable after the date hereof and shall supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and shall timely file any other documents, or timely make any appearances, required by Regulatory Law and use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law. Nothing in this Section 8.08 shall require any of Parent and the Parent Subsidiaries or the Company and the Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of any assets of Parent and the Parent Subsidiaries or the Company and the Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a governmental entity or any other Person or for any other reason.

(b) Each Principal Stockholder, Parent and the Company each shall, in connection with the efforts referred to in Section 8.08(a) to obtain all requisite material approvals and authorizations for the Transactions under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 8.08(a) and 8.08(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each Principal Stockholder, Parent and the Company each shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.08 shall limit a party’s rights to terminate this Agreement pursuant to Section 11.01.

(d) If any objections are asserted with respect to the Transactions under any Regulatory Law or if any suit is instituted by any governmental entity or any private party challenging any of the Transactions as violative of any Regulatory Law, each Principal Stockholder, Parent and the Company each shall use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions.

(e) Nothing in this Section 8.08 shall require Parent or any Parent Subsidiary to agree to any material modification of any material provision of either of the Parent Credit Agreement or any security agreement related to the Parent Credit Agreement.

Section 8.09. Public Announcements. On or prior to Closing, no party hereto shall make any press release, public statement or public announcement with respect to this Agreement, the other Transaction Agreements or the Transactions without the prior written consent of (a) Parent, if such press release, public statement or announcement is made by any Principal Stockholder or the Company, and (b) the Company, if such press release or public statement or announcement is made by Parent; provided, however, that each party hereto may make any press release, public statement or public announcement which such party determines, after consultation with its outside legal counsel, is required by applicable law or any listing agreement with any national securities exchange or Nasdaq, in which case, the party desiring to make such disclosure or announcement shall use its reasonable best efforts to consult with the other parties hereto as provided in clauses (a) and (b) immediately above prior to making such disclosure or announcement.

Section 8.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements and to make effective the Transactions.

Section 8.11. Confidentiality. The Non-Disclosure Agreement dated June 3, 2004 between the Company and Parent (the “Confidentiality Agreement”) shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

Section 8.12. Obligations of Merger Co. Parent shall take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.13. Enter into Transaction Agreements. Each party hereto shall enter into the Transaction Agreements to which this Agreement contemplates it shall become a party at or prior to the Closing.

Section 8.14. Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws and as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) Prior to the Closing Date, the Company shall procure a “tail” insurance policy for the Surviving Corporation which shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in such amount that are no less favorable than those of such policy in effect on the date hereof. The cost of such policy shall be included in the Transaction Expenses.

Section 8.15. Employee Benefits.

(a) (i) On or prior to the date hereof, the Company shall have entered into revised employment agreements with the senior executives of the Company set forth in Section 8.15(a) of the Company Disclosure Schedule each in the form attached as an exhibit to Section 8.15(c) of the Company Disclosure Schedule (the “Executive Agreements”) and (ii) within 30 days after the date hereof, the Company shall have adopted a broad-based severance and retention program (the “Approved Severance and Retention Program”) in form, scope and substance set forth in Section 8.15(a) of the Company Disclosure Schedule; provided that all costs of the Approved Severance and Retention Program and any other deferred compensation arrangements shall not exceed $3,600,000 and shall include (x) any severance costs payable under the Executive Agreements, (y) any costs of any existing or revised agreements with directors, officers or employees or consultants which are payable in whole or in part based upon the retention or severance of such directors, officers or employees in connection with the consummation of the Transactions other than the Company Retention Plan, and (z) any compensation which is owed but has not been paid for any reason without regard to the consummation of the Transactions; and provided, further, with respect to clause (ii) above, such amounts shall include any taxes, benefits (except with respect to the benefits for the employees listed in Item 2 to Section 4.16 of the Company Disclosure Schedule) or other payments (including any tax “gross-up” payments) payable or accrued in connection therewith but shall exclude for such purposes the Company’s portion of any FICA or Medicaid taxes and employee benefits for the employees listed in Item 2 to Section 4.16 of the Company Disclosure Schedule.

(b) As soon as reasonably practicable following the Closing Date, Parent shall arrange for, or shall cause the Surviving Corporation to arrange for, employees of the Company and the Subsidiaries as of the Closing who continue employment with Parent or any Parent Subsidiary (including the Surviving Corporation and any subsidiary thereof) (the “Continuing Employees”) to participate in the employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent, and Parent shall use commercially reasonable efforts to ensure that Continuing Employees who are actually employed (or on approved absence or leave) and currently working for the Company or any Subsidiary at the Effective Time do not have a lapse of coverage in the transition from a Company Plan to any corresponding employee benefit plans of Parent. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under any such employee benefit plan of Parent for which a Continuing Employee may be eligible after the Closing Date, Parent shall use its commercially reasonable efforts to ensure that service by such Continuing Employee with the Company or any Subsidiary shall be deemed to have been service with Parent. Nothing in this Section 8.15 shall limit the right of Parent, the Surviving Corporation or any other Parent Subsidiary to terminate the employment of any employee of the Company or any Subsidiary (including any Continuing Employees) at any time.

(c) As soon as practicable prior to the Closing Date, but in no event less than one day prior to the Closing Date, the Company shall take all corporate actions necessary to: (i) freeze participation and benefit accruals under the Company 401(k) Plan, effective no later than one day prior to the Closing Date; and (ii) terminate the Company 401(k) Plan, effective no later than one day prior to the Closing Date. As soon as practicable prior to the Closing Date, the Company shall contribute to each Company 401(k) Plan all contributions, including but not limited to employee deferrals and related matching contributions, required or necessary under the terms of such Company 401(k) Plan covering the benefits that have accrued as of the Closing Date. Following the Closing Date, Parent and Merger Co. shall take all steps necessary to obtain a favorable determination letter with respect to the termination of the Company’s 401(k) Plan. Distribution of all Company 401(k) Plan assets not otherwise distributable shall be made following receipt of such favorable determination letter.

(d) Immediately after the Effective Time, Parent shall issue the Parent Common Stock required pursuant to the Company Retention Plan to be issued to the Persons entitled to such Parent Common Stock.

Section 8.16. Incentive Plans. The Company shall terminate each equity incentive plan maintained by the Company or any Subsidiary for the benefit of employees and directors of the Company or any Subsidiary and all rights of all persons under or related to such plans. The Company shall obtain all consents and approvals necessary for such terminations and shall not pay any consideration to obtain such consents.

Section 8.17. Portfolio Company Actions. Notwithstanding any provision of this Agreement to the contrary, (a) each Principal Stockholder agrees that it shall use its reasonable best efforts not to (and shall use its reasonable best efforts to cause its Affiliates not to) direct, encourage or facilitate the taking of any action by any portfolio company of such Principal Stockholder or Affiliate of such Principal Stockholder to the extent that such action would be prohibited by the terms of this Agreement if taken directly by such Principal Stockholder, and (b) no provision of this Agreement shall bind any portfolio company of any Principal Stockholder and, except as provided in clause (a) above, no Principal Stockholder shall be liable for any action taken by any such portfolio company.

Section 8.18. Parent’s Stock Incentive Plan. Parent agrees that, in connection with the Transactions, Parent’s Stock Incentive Plan shall continue, and all options previously granted under Parent’s Stock Incentive Plan shall be deemed to be assumed for purposes of Section 20.3 of Parent’s Stock Incentive Plan.

Section 8.19. No Recourse. Notwithstanding any provision in this Agreement, each of the Principal Stockholders hereby irrevocably waives any and all claims and right to recourse against the Company or the Surviving Corporation, or any of their respective officers, directors and employees, with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by the Company in this Agreement, any other Transaction Agreement or any other agreements and documents executed or to be executed in order to consummate the Transactions. No Principal Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Principal Stockholder that may arise under or pursuant to this Agreement, any other Transaction Agreement or any other agreements or documents executed or to be executed by the parties hereto in connection. In consideration of this Agreement, the Principal Stockholders (collectively, the “Releasing Parties”) hereby release the Company, the Surviving Corporation and their respective officers, directors and employees (the “Released Parties”) from any and all claims, liabilities and causes of action arising out of the investment by the Releasing Parties in the Company or any actions or omissions to act by the Released Parties in connection with the ownership or operation of the Company’s business.

Section 8.20. Consent of Principal Stockholders. Each of the Principal Stockholders hereby consents to (and waives any right to notice or approval of) the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, under or pursuant to the agreements and instruments set forth in Section 8.20 of the Company Disclosure Schedule.

Section 8.21. Targets. The Principal Stockholders shall cause the Company to use its best efforts to meet or exceed the Cash Target, the EBITDA Target and the Working Capital Target.

Section 8.22. Appointment of Stockholders’ Representative. The Company and the Principal Stockholders hereby appoint James P. TenBroek as agent and the attorney-in-fact of the Principal Stockholders, with full authority to act, for and on behalf of any or all of Principal Stockholders (in each case with full power of substitution in the premises), in connection with such matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including, without limitation, (a) to receive notice of, to defend and to compromise on their behalf with Parent any claims asserted under this Agreement or the Escrow Agreement, (b) to execute and deliver on behalf of the Principal Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement or the Escrow Agreement, (c) to engage counsel, accountants or other representatives in connection with the foregoing matters and (d) to take such further actions, including coordinating and administering the pre-Closing and the post-Closing matters related to the rights and obligations of the Principal Stockholders under this Agreement or the Escrow Agreement, to send and receive notices on behalf of the Principal Stockholders under this Agreement or the Escrow Agreement, and to provide any consents on behalf of the Principal Stockholders as are authorized in or contemplated by this Agreement or the Escrow Agreement (the above named representative, as well as any subsequent representative the Principal Stockholders who hold at least a majority of the Merger Consideration may appoint from time to time to replace James P. TenBroek being referred to herein as the “Stockholders’ Representative”). The Stockholders’ Representative shall have full power and authority to represent all of the Principal Stockholders and their successors with respect to all matters arising under this Agreement or the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all of the Principal Stockholders and their successors as if expressly confirmed and ratified in writing by each of them, and no Principal Stockholder shall have the right to object, dissent, protest or otherwise contest any such actions. The Stockholders’ Representative shall not be liable to any Principal Stockholder, Parent, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Stockholders’ Representative in his role as Stockholders’ Representative under or in connection with this Agreement (all of which actions and omissions shall be legally binding upon each Principal Stockholder), unless such action or omission constitutes fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative. Parent, Merger Co. and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders’ Representative as the duly appointed attorney-in-fact of each Principal Stockholder for all purposes of this Agreement. Each Principal Stockholder who executes this Agreement, by such execution and without any further action, confirms such appointment and authority. Cooley Godward LLP shall serve as legal counsel to the Stockholders’ Representative until such time as the Principal Stockholders who hold at least a majority of the Merger Consideration appoint a successor to replace Cooley Godward LLP. All fees and expenses of the Stockholders’ Representative, including any legal fees, shall be paid by the Principal Stockholders.

Section 8.23. Tax Matters.

(a) The Company shall prepare and file (or cause to be prepared and filed) in a timely manner all Returns for the Company and its Subsidiaries that are required to be filed on or before the Closing Date. Parent shall prepare and file (or cause to be prepared and filed) in a timely manner any Return for the Company and its Subsidiaries that is required to be filed after the Closing Date (such Returns, “Parent’s Returns”). Prior to the filing of any Parent’s Return for any Pre-Closing Tax Period or any Straddle Period, Parent shall deliver a draft of such Return prepared in accordance with past custom and practice to the Stockholders’ Representative at least 30 days before the due date (after giving effect to any applicable valid extension) on which such Return is required to be filed. With respect to Parent’s Returns for Pre-Closing Tax Periods, Parent shall incorporate thereon any reasonable comments provided in writing by the Stockholders’ Representative within ten days after Parent provides such Returns. With respect to Parent’s Returns for Straddle Periods, Parent shall incorporate thereon any reasonable comments provided in writing by the Stockholders’ Representative within ten days after Parent provides such Returns, to the extent such revisions relate to Taxes that are attributable to any Pre-Closing Partial Tax Period (as determined in Section 8.23(b) below).

(b) For purposes of this Section 8.23, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Partial Tax Period shall (i) in the case of any Tax based on or measured by income or receipts of the Company during the Straddle Period, be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date, provided that any Taxes attributable to transactions not in the ordinary course of business that occur on the Closing Date but after the Closing shall be considered to have occurred on the day following the Closing Date, and (ii) in the case of any other Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.

(c) Parent covenants that it shall not cause or permit the Company or any Affiliate of Parent (i) to take any action on the Closing Date other than in the ordinary course of business, including, but not limited to, the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of any Principal Stockholder or (ii) to make any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant tax jurisdiction). Parent represents that it has no plan or intention to make or change any Tax election, amend any Return, take any action, omit to take any action or enter into any transaction that would result in any increased Tax liability, reduction of any Tax Asset of the Company or any Subsidiary in respect of any Pre-Closing Tax Period or any Pre-Closing Partial Tax Period that would increase the indemnification obligations of the Principal Stockholders under Section 10.01(a).

(d) The Stockholders’ Representative and Parent agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period of the Company and its Subsidiaries. The Stockholders’ Representative and Parent shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or any of its Subsidiaries for such periods and each may participate at its own expense, provided that the Stockholders’ Representative shall have the right to control the conduct of any such audit or proceeding for which any resulting Tax is covered by the indemnity provided in Section 10.01. Notwithstanding the foregoing, in the case of any audit or proceeding that relates to Taxes for both the Pre-Closing Period (or any Pre-Closing Partial Tax Period) and the Post-Closing Period (or any Post-Closing Partial Tax Period), the parties shall use reasonable efforts to cause such proceedings to be bifurcated between the matters for which Parent is responsible and the matters covered by the indemnity provided in Section 10.01. If the parties are able to cause the proceedings to be bifurcated, then the Stockholders’ Representative shall control that portion of the proceedings covered by the indemnity provided in Section 10.01 and Parent shall control all other aspects of the proceedings. To the extent the parties are unable to cause such bifurcation, Parent and the Stockholders’ Representative shall jointly control such proceedings.

(e) The Stockholders’ Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including the execution of powers of attorney and access to books and records) relating to the Company or any of the Subsidiaries as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(f) The parties agree to treat all payments made under Section 10.01 as adjustments to the Merger Consideration for income Tax purposes.

(g) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

(h) Except as expressly provided otherwise and except for the representations contained in Section 4.11, this Section 8.23 shall be the sole provision governing matters relating to Taxes in connection with the Transactions. In any conflict between this Section 8.23 and Article 10, this Section 8.23 shall control.

Section 8.24. Delivery of Audited Financial Statements. Immediately after the execution of this Agreement, the Company shall deliver to Parent copies of the final audited consolidated financial statements of the Company as of December 31, 2002 and 2003 for the fiscal years ended December 31, 2002 and 2003 which are identical to the draft consolidated financial statements previously furnished to Parent in all respects except for the signature of the auditor identified therein.

ARTICLE 9

CONDITIONS TO THE CLOSING

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the Closing shall have expired or been terminated;

(b) each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Closing; provided, however, that each Principal Stockholder, the Company and Parent each shall use their respective reasonable best efforts to have any such judgment, order, decree or injunction vacated;

(d) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (ii) seeking to restrain or prohibit the ownership or operation by Parent or the Parent Subsidiaries (or by the Company or the Subsidiaries) of all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, or to compel Parent or any of the Parent Subsidiaries to dispose of or hold separate all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of the Parent Subsidiaries to control effectively the business or operations of the Company and the Subsidiaries, taken as a whole, or the ability of Parent or any of the Parent Subsidiaries effectively to exercise full rights of ownership of any shares of the Company or any Subsidiary on all matters properly presented to the Company’s stockholders or (iv) seeking to require divestiture by Parent or any of the Parent Subsidiaries of any shares of capital stock of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

(e) the Parent Registration Statement shall have become effective under the Securities Act prior to the mailing of the Parent Proxy Statement by Parent to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(f) the Parent Common Shares issuable to the Stockholders as contemplated by Article 2 shall have been approved for listing on Nasdaq subject to official notice of issuance;

(g) all notices to any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been filed and all consents, approvals and licenses of any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been obtained and shall be considered final and effective, notwithstanding the availability of administrative procedures to reconsider, revise or review the granting of any such consent or approval or the issuances of any such license;

(h) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.01(h) of the Company Disclosure Schedule shall have been received by the Company or a Principal Stockholder, as the case may be, and no such consent, approval, agreement or other action shall have been revoked; and

(i) Parent and the Company shall have agreed to, and countersigned, the Reconciliation Worksheet.

Section 9.02. Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co. to consummate the Transactions are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following further conditions:

(a) (i) each of the Company and each Principal Stockholder shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date (other than the obligations set forth in Section 8.15(a) which shall have been performed in all respects), (ii) the representations and warranties of the Company and each Principal Stockholder contained in this Agreement and in any certificate or other writing delivered by the Company or any Principal Stockholder pursuant hereto (A) that are qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct at and as of the Closing as if made at and as of such time, and (B) that are not qualified by materiality, material adverse effect or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date, which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company with respect to the Company’s obligations, representations and warranties to the foregoing effect and a certificate signed by each Principal Stockholder (which shall be signed on behalf of each Principal Stockholder that is not a natural person by a duly authorized officer of such Principal Stockholder) with respect to such Principal Stockholder’s obligations, representations and warranties to the foregoing effect;

(b) at any time after the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(c) (i) the Lease Termination Payment Amount, to the extent that it constitutes Debt, and all other Debt of the Company and the Subsidiaries on a consolidated basis, outstanding immediately prior to the Effective Time, shall not exceed $5,500,000 in the aggregate and shall be of substantially the same nature as the Debt set forth in Section 4.07(d) of the Company Disclosure Schedule and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company to the foregoing effect;

(d) Parent shall have received executed copies of the Executive Agreements;

(e) each of Parent and Merger Co. shall have received all documents reasonably requested by it relating to the existence of the Company and each Principal Stockholder (other than any Principal Stockholder that is a natural person), and the corporate or other authority for the entry by the Company and each Principal Stockholder into this Agreement and the other Transaction Agreements, all in form and substance reasonably satisfactory to Parent;

(f) the FDN Transaction shall have been consummated;

(g) each Principal Stockholder shall have executed and delivered the Amended and Restated Governance Agreement to Parent;

(h) Parent shall have received the favorable written opinions, dated as of the Closing Date, of (i) Lozier, Thames & Frazier and Latham & Watkins LLP, counsel to the Company, in a form satisfactory to Parent, to the effect set forth in Exhibit H attached hereto and (ii) the opinion of Hogan & Hartson L.L.P., counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and, in rendering such opinion, Hogan & Hartson L.L.P. may require delivery of and rely upon representations letters delivered by Parent in customary form);

(i) the Dissenting Shares shall not constitute more than (A) 400,000 shares of Company Common Stock and (B) 400,000 shares of Company Preferred Stock;

(j) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.02(j) of the Parent Disclosure Schedule shall have been received by the Parent, and no such consent, approval, agreement or other action shall have been revoked;

(k) the Parent Charter Amendment shall be in full force and effect;

(l) Parent shall have duly amended its bylaws to be in substantially the form of the Amended and Restated Bylaws attached hereto as Exhibit I, and such Amended and Restated Bylaws shall be in full force and effect;

(m) each provision of the (i) Amendment to Parent Credit Facilities and (ii) the Amendment to Parent Capital Leases shall be valid, binding and in full force and effect and enforceable against each of the parties thereto;

(n) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has resulted in a reduction of the Closing Cash Balance to an amount that would cause the Closing Cash Adjustment Amount, if any, to be materially different from the Closing Cash Adjustment Amount set forth in the Reconciliation Worksheet;

(o) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has resulted in a reduction of the Closing Working Capital Amount to an amount that would cause the Working Capital Adjustment Amount, if any, to be materially different from the Working Capital Adjustment Amount set forth in the Reconciliation Worksheet;

(p) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that has caused the Closing EBITDA Adjustment Amount, if any, to be materially different from the Closing EBITDA Adjustment Amount set forth in the Reconciliation Worksheet;

(q) each affiliate of the Company as provided for in Section 8.07 shall have executed and delivered to Parent the Affiliate Letter substantially in the form attached hereto as Exhibit G;

(r) (i) BDO (at Parent’s expense) shall have completed an audit of the consolidated financial statements of the Company as of June 30, 2004 and for the six-month period ended June 30, 2004 and (ii) the amounts set forth in such audited consolidated financial statements shall not differ in any material respect from the amounts set forth in the unaudited consolidated financial statements of the Company as of June 30, 2004 and for the six-month period ended June 30, 2004 delivered to Parent prior to the date hereof;

(s) (i) the Transaction Expenses shall not exceed the Transaction Expense Cap and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company to the foregoing effect;

(t) the Stockholders’ Representative shall have executed and delivered the Escrow Agreement on behalf of all of the Principal Stockholders; and

(u) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer certifying the Preferred Stock Exchange Ratio for each series of Company Preferred Stock, the Common Stock Exchange Ratio, if any, and the number of shares of Parent Common Stock payable pursuant to the Company Retention Plan.

Section 9.03. Condition to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following further condition:

(a) (i) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (A) that are qualified by materiality shall be true and correct at and as of the Closing as if made at and as of such time and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (iii) the Company shall have received a certificate signed by the Chief Executive Officer, any Senior Vice President or any Vice President of Parent to the foregoing effect;

(b) Parent shall have executed and delivered the Amended and Restated Governance Agreement to the Stockholders’ Representative;

(c) the Company shall have received the favorable written opinion of Latham & Watkins LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and in rendering such opinion, Latham & Watkins LLP may require delivery of and rely upon representations letters delivered by the Company in customary form); and

(d) Parent shall have executed and delivered the Escrow Agreement to the Stockholders’ Representative.

ARTICLE 10

INDEMNIFICATION

Section 10.01. General Indemnification.

(a) Subject to Sections 10.02 and 10.03, from and after the Closing Date, the Principal Stockholders hereby agree, severally and not jointly, to indemnify, defend and hold harmless Parent and its Affiliates (other than each Principal Stockholder and their respective Affiliates), and each of their respective directors, officers, employees and agents (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), from and against any and all losses, expenses (including attorneys’ fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs (collectively, “Losses”) incurred or suffered by the Parent Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in Article 4 or Article 6 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Principal Stockholder or the Company pursuant to Section 9.02(a), 9.02(c), 9.02(n), 9.02(o), 9.02(p), 9.02(q), 9.02(t) or 9.02(u), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein, (ii) any breach by any Principal Stockholder or the Company of, or any failure of any Principal Stockholder or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement and (iii) any claim related to the contractual dispute set forth in Item (c) to Section 4.08 of the Company Disclosure Schedule (the “Contract Claim”); provided that in the case of any breach by any Principal Stockholder of any representation or warranty, covenant, agreement or obligation of such Principal Stockholder referred to in clause (i) or (ii) immediately above, only such breaching Principal Stockholder shall be obligated to indemnify the Parent Indemnified Parties for Losses resulting from such breach.

(b) Subject to Sections 10.02 and 10.03, from and after the Closing Date, Parent hereby agrees to indemnify, defend and hold harmless the Principal Stockholders and their Affiliates, and each of their respective directors, officers, employees and agents (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), from and against any and all Losses incurred or suffered by the Company Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.02(a), in each case, without regard for any exception for materiality or material adverse effect contained therein, and (ii) any breach by Parent of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement.

(c) In the event that a Person entitled to indemnification under this Article 10 (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 10 against the Person or, in the case of the Principal Stockholders, Persons required to provide indemnification under this Article 10 (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such Notice of Loss. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 10.02, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, shall not relieve any Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 10.01(d) shall be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party shall have 30 days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30-day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article 10.

(d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but subject to Section 10.02 any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by causing the Indemnifying Party to notify the Indemnified Party within 30 days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to any Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Company and the Stockholders’ Representative each agree to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a liability under this Agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) With respect to any claim as to which the Indemnifying Party shall have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 10.01(d). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 30 days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.01(d), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

(f) Notwithstanding anything to the contrary in this Section 10.01(c), 10.01(d) or 10.01(e), if Parent shall have provided the Stockholders’ Representative with a Notice of Loss relating to the Contract Claim, Parent may then make a claim for indemnification pursuant to Section 10.01(a)(iii) against the Escrow Fund as provided in the Escrow Agreement without restriction by any other provision of Section 10.01(c), 10.01(d) or 10.01(e).

Section 10.02. Survival. Subject to the following sentence, the rights of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i), and the rights of the Company Indemnified Persons to assert a claim under Section 10.01(b)(i), shall survive the Closing Date for a period (the “Survival Period”) beginning at the Closing Date and ending on the second anniversary of the Closing Date, and thereafter shall terminate and expire, except with respect to liabilities for any item as to which, prior to the expiration of the Survival Period, an Indemnified Party shall have asserted a claim in writing as required pursuant to the provisions of this Article 10, in which event the liability for such claim shall continue until such claim shall have been finally settled, decided or adjudicated. Notwithstanding the foregoing, (a) the right of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i) for any breach of any representation or warranty set forth in Section 4.01, 4.02, 4.05, 4.11, 4.12, 6.01 or 6.02 and (b) the right of the Company Indemnified Parties to assert a claim under Section 10.01(b)(i) for any breach of any representation or warranty set forth in Section 5.01, 5.02 or 5.05 shall survive the Closing Date and continue in effect until the expiration of the applicable statute of limitations for any claims relating thereto.

Section 10.03. Limitation on Liability.

(a) Subject to Section 10.03(e), the Principal Stockholders shall not have any liability pursuant to Section 10.01(a) for any Loss unless and until the aggregate amount of all such Losses shall exceed $350,000 (the “Threshold Amount”), in which event the Principal Stockholders shall be liable for indemnification pursuant to Section 10.01(a) for the aggregate amount of all such Losses, including the first $350,000 of such Losses, up to the maximum amount set forth in Section 10.03(b). The limitation on liability set forth in this Section 10.03(a) shall not apply to any Loss for which a claim for indemnification is made pursuant to Section 10.01(a)(iii).

(b) Subject to Section 10.03(e), the maximum liability of the Principal Stockholders collectively pursuant to Section 10.01(a) shall not exceed an amount equal to the Fair Market Value as of the Closing Date of the Escrow Amount (collectively, the “Indemnity Cap”). The Special Escrow Amount (as such term is defined in the Escrow Agreement) shall be available solely to satisfy a claim for indemnification pursuant to Section 10.01(a)(iii).

(c) Subject to Section 10.03(f), Parent shall not have any liability pursuant to Section 10.01(b) for any Loss unless and until the aggregate amount of all such Losses shall exceed the Threshold Amount, in which event Parent shall be liable for indemnification pursuant to Section 10.01(b) for the aggregate amount of all such Losses, including the first $350,000 of such Losses, up to the maximum amount set forth in Section 10.03(d).

(d) Subject to Section 10.03(f), the maximum liability of Parent pursuant to Section 10.01(b) shall not exceed the Indemnity Cap.

(e) Notwithstanding anything in this Agreement to the contrary, and except as provided below in this Section 10.03(e), all claims for indemnification by the Parent Indemnified Parties against the Principal Stockholders under this Agreement shall be made exclusively against the Escrow Fund. The Parent Indemnified Parties may make claims for indemnification outside the Escrow Fund against the Principal Stockholders solely for Losses resulting from fraud or willful misrepresentation with respect to any breach referred to in clause (i) or clause (ii) of Section 10.01(a). Unless a Principal Stockholder shall have committed such fraud or willful misrepresentation, any Principal Stockholder’s aggregate liability for any and all such claims outside the Escrow Fund shall be limited to the aggregate value of the Parent Common Shares paid to such Principal Stockholder in the Merger (which Parent Common Shares shall be valued at their Fair Market Value as of the Closing Date). If such Principal Stockholder shall have committed such fraud or willful misrepresentation, such Principal Stockholder’s liability shall not be limited as provided in the immediately preceding sentence. Losses resulting from fraud or willful misrepresentation for which the Principal Stockholders are liable pursuant to Section 10.01(a) shall not be required to exceed the Threshold Amount provided in Section 10.03(a).

(f) The limitations on liability set forth in Section 10.03(c) or (d) shall not apply with respect to Losses resulting from fraud or willful misrepresentation with respect to (i) any breach of a representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.03(a) or (ii) any breach by Parent or Merger Co. of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement, provided that in no event shall Parent’s liability pursuant to Section 10.01(b) for Losses resulting from such fraud or willful misrepresentation exceed (A) with respect to all Principal Stockholders, the aggregate value of the Parent Common Shares paid by Parent in the Merger (valued at their Fair Market Value as of the Closing Date) or (B) with respect to any Principal Stockholder, the value of the Parent Common Shares paid by Parent to such Principal Stockholder in the Merger (valued at their Fair Market Value as of the Closing Date).

(g) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be obligated under this Agreement to indemnify any Indemnified Person for any lost profits or consequential, incidental or punitive damages suffered or incurred by any Indemnified Party, except to the extent any such damages are recovered against such Indemnified Party in connection with a Third Party Claim.

Section 10.04. Computation of Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds actually received by such Indemnified Party as compensation for the damage or Losses caused by the act, omission, fact or circumstance giving rise to such Losses.

Section 10.05. Payment; Escrow Fund.

(a) Each Principal Stockholder (other than any holder of Dissenting Shares) receiving Parent Common Shares in the Merger shall be deemed to have received and deposited such Principal Stockholder’s pro rata share of the aggregate Escrow Amount (plus any additional shares of Parent Common Stock as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) with the Escrow Agent as provided in Section 2.03(a). The Escrow Amount shall be deposited with, and shall be held by, an institution mutually acceptable to Parent and the Stockholders’ Representative as Escrow Agent (the “Escrow Agent”). The deposit with the Escrow Agent pursuant to this Section 10.05(a) shall constitute an escrow fund (the “Escrow Fund”) governed by the terms set forth in the Escrow Agreement.

(b) (i) Any payment by the Principal Stockholders to any Parent Indemnified Party under this Article 10 made from the Escrow Fund shall be made by the Principal Stockholders on a several basis, at the option of Parent, (A) in cash, (B) by instructing the Stockholders’ Representative to cause, on its behalf, the Escrow Agent to deliver to the Parent all or a portion of the Principal Stockholder’s Parent Common Shares constituting part of the Escrow Fund or (C) in a combination of cash and such Parent Common Shares.

(ii) Any payment by the Principal Stockholders to any Parent Indemnified Party under this Article 10 which is not made from the Escrow Fund shall be made by the Principal Stockholder on a several basis, at the option of each Principal Stockholder, (A) in cash, (B) by delivery to the Parent Indemnified Party of Parent Common Shares or (C) in a combination of cash and such Parent Common Shares. Amounts paid out of the Escrow Fund on behalf of a Principal Stockholder shall be credited against the maximum liability amount of such Principal Stockholder as set forth in Section 10.03(e).

(iii) Any Parent Common Shares delivered by any Principal Stockholder to the Parent as provided in this Section 10.05(b) shall be valued at their Fair Market Value as of the Closing Date. In connection with any payment by the Principal Stockholders as provided in this Section 10.05(b), each of the Parent and each Stockholder Representative shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations and to comply with all applicable laws necessary for the Principal Stockholders to make such payment.

(c) Any payment by Parent to any Company Indemnified Party under this Article 10 shall be made, at the option of Parent, (i) in cash, (ii) by issuing Parent Common Shares to the Stockholders or (iii) in a combination of cash and such Parent Common Shares. Any Parent Common Shares issued as payment to the Stockholders under this Article 10 shall be valued at their Fair Market Value as of the Closing Date. In connection with any payment by Parent as provided in this Section 10.05(c) that shall be made by issuing Parent Common Shares, each of Parent and each Stockholder shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods and to comply with all applicable laws necessary for Parent to make such payment.

Section 10.06. Exclusive Remedy. Subject to Section 12.13(a), from and after Closing Date, indemnification pursuant to this Article 10 shall be the exclusive remedy of the parties hereto for any Loss or Losses arising out of or related to the transactions contemplated by this Agreement.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by Parent or the Company, if the Closing has not occurred by March 18, 2005 (the “Termination Date”), provided that the party seeking to exercise such right is not then in material breach of any of its obligations under this Agreement;

(c) by Parent or the Company, if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Principal Stockholder or the Company contained in this Agreement such that the conditions set forth in Section 9.02(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Parent is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(e) by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co. contained in this Agreement such that the conditions set forth in Section 9.03(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if any Principal Stockholder or the Company is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(f) by the Company, by action of the Board of Directors of the Company, if, prior to receipt of the Company Stockholder Approval, (i) the Company is not in material breach of any of its obligations under this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice if available or, if not available, including all material terms and conditions of such agreement in the notice, (iii) Parent does not make, within three Business Days after receipt of the Company’s written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Company’s stockholders as the Superior Proposal, and (iv) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 11.02(b), the Company agreeing hereby that (A) it shall not enter into a binding agreement referred to in clause (ii) immediately above until at least the fifth Business Day after it has provided the notice to Parent required thereby and (B) it shall notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notice;

(g) by Parent, if prior to the Company Stockholder Approval, the Company or its Board of Directors shall have (i) failed to recommend or shall have withdrawn, modified or changed in any respect adverse to Parent its recommendation of the adoption of this Agreement or the Merger or failed to reconfirm its recommendation of this Agreement or the Merger, or (ii) recommended to the Company’s stockholders or entered into an agreement with respect to, or consummated, any Superior Proposal from a person other than Parent or any of its Affiliates (or the Board of Directors of the Company shall have resolved to do any of the foregoing);

(h) (i) by Parent, if the Company Stockholder Approval shall not have been obtained by 5:00 PM Eastern Time on the second Business Day after the date of execution of this Agreement or (ii) by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement and this Section 11.01(h) shall not be available to any party who has not complied with its obligations under Section 8.01(b) or Section 8.02(b), as the case may be;

(i) by Parent, if either the Company or any Principal Stockholder shall have intentionally and materially breached any of its obligations under Section 8.04; or

(j) by Parent, if, for any EBITDA Monthly Measurement Period after the date hereof, the EBITDA Target applicable as of the close of business on the last day of such EBITDA Monthly Measurement Period equals or exceeds EBITDA as of such date by $100,000 or more (for purposes of illustration, if the applicable EBITDA Target was negative $100,000 and the EBITDA for the applicable EBITDA Monthly Measurement Period was negative $250,000, then the applicable EBITDA Target would exceed such EBITDA by $150,000 and Parent would have the right to terminate this Agreement pursuant to this Section 11.01(j)).

Section 11.02. Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for an intentional breach of any covenant, agreement or obligation contained in or made pursuant to this Agreement or any knowing breach of any representation or warranty contained in or referred to in this Agreement or in any schedule, exhibit or certificate delivered hereunder. The agreements contained in this Section 11.02, Section 8.11 and Article 12 shall survive the termination hereof.

(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 11.01(f) or (ii) by Parent pursuant to Section 11.01(g), the Company shall (A) promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning an Acquisition Proposal, pay to Parent a termination fee of $2,300,000 (the “Termination Fee”) by wire transfer of same day funds and (B) in no event later than close of business on the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds.

(c) In the event that this Agreement is terminated pursuant to Section 11.01(h), then the Company shall (i) promptly, but in no later than the close of business of the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds and (ii) if within nine months of such termination the Company enters into an agreement concerning an Acquisition Proposal, the Company shall at the time of entering into such agreement, pay to Parent the Termination Fee by wire transfer of same day funds.

(d) The Company and Parent each acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 11.02, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fees set forth in this Section 11.02, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the rate published as the “Prime Rate” in The Wall Street Journal in effect from time to time during such period, plus 2%.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Parent or Merger Co. or to the Company after the Effective Time, to:

ITC^DeltaCom, Inc.,

1241 O. G. Skinner Drive

West Point, GA 31833

Attention: Chief Financial Officer

Facsimile: (706) 385-8801

with copies (which shall not constitute notice) to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, AL 35806

Attention: General Counsel

Facsimile: (256) 382-3936

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, Virginia 22102

Attention: Richard J. Parrino

 Robert A. Welp

Facsimile: (703) 610-6200

if to the Company prior to the Effective Time, to:

NT Corporation

40 South Palafox Place

Pensacola, FL 32502

Attention: Chief Financial Officer

Facsimile: (850) 470-9641

with copies (which shall not constitute notice) to:

Lozier, Thames & Frazier, P.A.

24 West Chase Street

Pensacola, FL 32502

Attention: Daniel R. Lozier

Facsimile: (850) 469-0006

Latham & Watkins, LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004

Attention: David M. McPherson

Facsimile: (202) 637-2201

if to any Principal Stockholder, to such Principal Stockholder care of the Stockholders’ Representative at the following address or telecopy number:

One Town Square

Suite 780

Southfield, MI 48076

Attention: James P. TenBroek

Facsimile: (248) 945-7220

with copies (which shall not constitute notice) to:

Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Mark Tanoury

Facsimile: (650) 843-5016

with copies (which shall not constitute notice) to such Persons at such addresses or telecopy numbers set forth beside the name of such Principal Stockholders on Annex 1;

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 12.02. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and the Stockholders’ Representative or in the case of a waiver, by the party against whom the waiver is to be effective (or, if any such waiver is to be effective against any Principal Stockholder, by the Stockholders’ Representative); provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03. Expenses. Except as otherwise contemplated by this Agreement and except for filings fees related to compliance with any applicable requirements of the HSR Act or of the FCC, of which 50% shall be paid by Parent and 50% shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04. Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more direct or indirect wholly-owned Parent Subsidiaries, but any such assignment shall not relieve Parent or Merger Co. of its obligations hereunder. Subsequent to the Effective Time, in the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Parent Common Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to holders of Parent Common Shares, or any other change in capital structure of Parent, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, to the extent practicable, the original rights and obligations of the parties hereto under this Agreement. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that Section 8.14 is intended to confer rights and remedies to the officers and directors of the Company as and to the extent set forth therein.

Section 12.05. Governing Law. All matters arising out of or relating to this Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, except insofar as the Merger is governed by Delaware Law.

Section 12.06. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia located in the City of Atlanta, or if such court does not have jurisdiction, to the exclusive jurisdiction of the state courts of the State of Georgia located in Fulton County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.01 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.08. Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09. Disclosure Schedules.

(a) Notwithstanding anything in this Agreement or the Company Disclosure Schedule or Parent Disclosure Schedule to the contrary, the Company and Parent acknowledge that the disclosure by the Company or Parent of any matter pursuant to such schedules shall not be deemed to constitute an acknowledgement by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that it is material.

(b) The representations, warranties, covenants and obligations of the Company and the Stockholders, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties, except as limited by any information contained in this Agreement, the Company Disclosure Schedule and/or the agreements contemplated herein. The representations, warranties, covenants and obligations of Parent and Merger Co., and the rights and remedies that may be exercised by the Company, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Company and its Affiliates, and each of their respective directors, officers, employees and agents, except as limited by any information contained in this Agreement, the Parent Disclosure Schedule and/or the agreements contemplated herein.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 12.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12. Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.13. Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Northern District of Georgia or the state courts of the State of Georgia located in Fulton County, in addition to any other remedy to which they are entitled at law or in equity.

(b) Each Principal Stockholder hereby agrees to take all action within its control necessary to cause the Company and each of the Subsidiaries, as applicable, to perform all of their respective agreements, covenants and obligations under this Agreement to be performed at or prior to the Effective Time, and whenever this Agreement requires the Company or any Subsidiary to take any action, or refrain from taking any action, at or prior to the Effective Time, such requirement shall be deemed to include an undertaking of each Principal Stockholder to take all action within its control necessary to cause the Company and each Subsidiary to take such action or refrain from taking such action, as applicable; provided that in no event shall any Principal Stockholder be required to take any action that, after being advised by counsel, would constitute a breach of its fiduciary duty.

Section 12.14. Nature of Liability.

(a) Parent and Merger Co. shall be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

(b) The Principal Stockholders shall be severally liable for all covenants, agreements, obligations and representations and warranties made by any of them or by the Company in this Agreement and no Principal Stockholder shall be liable for any breach, noncompliance or violation by any other Principal Stockholder of such other Principal Stockholder’s covenants, agreements, obligations or representations and warranties.

Section 12.15. Binding Appointment. The provisions of this Agreement, including without limitation Article 10, shall be binding upon each Principal Stockholder and the executors, heirs, legal representatives and successors of each Principal Stockholder, and any references in this Agreement to a Principal Stockholder or the Principal Stockholders shall mean and include the successors to the Principal Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 12.16. Definition of Knowledge. As used herein, the word “knowledge” shall, with respect to (a) the Company or any Subsidiary or (b) Parent or any Parent Subsidiary, as the case may be, mean the actual knowledge after reasonable inquiry of those persons listed in Section 12.16 of the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ITC^DELTACOM, INC.

By:	/s/ DOUGLAS A. SHUMATE
Name:	Douglas A. Shumate
Title:	Senior Vice President and Chief Financial Officer

NT CORPORATION

By:	/s/ LEO J. CYR
Name:	Leo J. Cyr
Title:	President

STARLIGHT FLORIDA CO.

By:	/s/ DOUGLAS A. SHUMATE
Name:	Douglas A. Shumate
Title:	Senior Vice President and Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

WIND POINT PARTNERS IV, L.P.

By:	Wind Point Investors IV, L.P.
Its:	General Partner

By:	Wind Point Advisors IV, L.P.
Its:	General Partner

	By:	/s/ JAMES E. FORREST
	Title:	Founding Member

	By:	/s/ JAMES P. TENBROEK
	Title:	Member

WIND POINT IV EXECUTIVE ADVISOR PARTNERS, L.P.

By:	Wind Point Investors IV, L.P.
Its:	General Partner

By:	Wind Point Advisors IV, L.P.
Its:	General Partner

	By:	/s/ JAMES E. FORREST
	Title:	Founding Member

	By:	/s/ JAMES P. TENBROEK
	Title:	Member

WIND POINT ASSOCIATES IV, L.L.C.

By:	Wind Point Investors IV, L.P.
Its:	Manager

By:	Wind Point Advisors LLC
Its:	General Partner

	By:	/s/ JAMES E. FORREST
	Title:	Founding Member

	By:	/s/ JAMES P. TENBROEK
	Title:	Member

MORGAN KEEGAN OPPORTUNITY FUND, L.P.

By:	/s/ KIMBLE L. JENKINS
Name:	Kimble L. Jenkins
Title:	Managing Director

MORGAN KEEGAN EMPLOYEE INVESTMENT FUND, L.P.

By:	/s/ KIMBLE L. JENKINS
Name:	Kimble L. Jenkins
Title:	Managing Director

SPECTRUM EQUITY INVESTORS III, L.P.

By:	Spectrum Equity Associates III, L.P., its General Partner

By:	/s/ VICTOR E. PARKER
Name:	Victor E. Parker
Its Duly Authorized Signatory

SEI ENTREPRENEURS’ FUND, L.P.

By:	SEI III Entrepreneurs’ LLC its General Partner

By:	/s/ VICTOR E. PARKER
Name:	Victor E. Parker
Its Duly Authorized Signatory

SPECTRUM III INVESTMENT MANAGERS’ FUND, L.P.

By:	/s/ VICTOR E. PARKER
Name:	Victor E. Parker
Its Duly authorized Signatory

ONSET ENTERPRISE ASSOCIATES III, L.P.

By:	OEA III Management, LLC its General Partner

By:	/s/ TERRY OPDENDYK
Name:	Terry Opdendyk
Managing Director

CENTURYTEL, INC.

By:	/s/ STACEY GOFF
Name:	Stacey Goff
Title:	Senior Vice President and General Counsel

PRIVATE EQUITY INVESTORS IV, L.P.

By:	/s/ ANDRE J. MCSHERRY
Name:	Andre J. McSherry
Title:	Attorney-in-fact

DIAMOND ONE INVESTORS, LLC

By:	/s/ MATT DURNEY
Name:	Matt Durney
Title:	Managing Partner

LEHMAN BROTHERS COMMUNICATIONS ASSOCIATES INC.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS COMMUNICATIONS FUND L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS OFFSHORE COMMUNICATIONS FUND L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS COMMUNICATIONS PARTNERS L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS OFFSHORE COMMUNICATIONS PARTNERS L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS COMMUNICATIONS CAPITAL PARTNERS I, L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS COMMUNICATIONS INVESTORS L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, L.P.

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS P.A., LLC

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

LEHMAN BROTHERS COMMUNICATIONS PARTNERSHIP

By:	/s/ THOMAS E. BANAHAN
Name:	Thomas E. Banahan
Title:	Managing Director

The undersigned hereby acknowledges his appointment as the Stockholders’ Representative hereunder and his willingness to fulfill the duties of the Stockholders’ Representative as contemplated by this Agreement.

/s/ JAMES P. TENBROEK
James P. TenBroek
Managing Director, Wind Point Partners

Appendix B

[Letterhead of Miller Buckfire Lewis Ying & Co., LLC]

September 8, 2004

Board of Directors

ITC^DeltaCom, Inc.

1791 O.G. Skinner Drive

West Point, Georgia 31833

Gentlemen:

Miller Buckfire Lewis Ying & Co., LLC (“MBLY”) has acted as financial advisor to ITC^DeltaCom, Inc. (the “Company”) in connection with the proposed merger of Starlight Florida Co. (“Merger Sub”), a wholly-owned subsidiary of the Company, with and into NT Corporation (“Target”) pursuant to the Agreement and Plan of Merger, dated as of September 8, 2004, among the Company, Merger Sub, Target and the principal stockholders (the “Principal Stockholders”) of Target identified therein (the “Merger Agreement”), as a result of which Target will become a wholly-owned subsidiary of the Company (the “Transaction”). As a result of the Transaction, among other things, each share of (i) Common Stock, par value $0.01 per share, of Target (“Target Common Stock”), (ii) Series A Preferred Stock, par value $0.01 per share, of Target (“Target Series A Preferred”), (iii) Series B Preferred Stock, par value $0.01 per share, of Target (“Target Series B Preferred”), (iv) Series C Preferred Stock, par value $0.01 per share, of Target (“Target Series C Preferred”), (v) Series D Preferred Stock, par value $0.01 per share, of Target (“Target Series D Preferred”), (vi) Series E Preferred Stock, par value $0.01 per share, of Target (“Target Series E Preferred”) and (vii) Series F Preferred Stock, par value $0.01 per share, of Target (“Series F Preferred”, and together with the Target Common Stock, Target Series A Preferred, Target Series B Preferred, Target Series C Preferred, Target Series D Preferred and Target Series E Preferred the “Target Stock”), issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into a number of shares of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) determined in accordance with the Merger Agreement (the aggregate number of such shares of Company Common Stock, the “Merger Consideration”). The Merger Consideration will not exceed 8,850,000 shares of Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested MBLY’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid to holders of Target Stock.

In connection with MBLY’s role as financial advisor to the Company, and in arriving at its opinion, MBLY has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and financial and other information furnished to it by the Company and Target. MBLY has also held discussions with members of the senior managements of the Company and Target regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, MBLY has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial information for the Company and Target, and in the case of the Company certain stock market information, with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

MBLY has not assumed responsibility for independent verification of, and has not independently verified, the information reviewed by it for purposes of this opinion, whether publicly available or furnished to it, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, MBLY has with your permission assumed and relied upon the accuracy and completeness of all such information. In addition, MBLY has not conducted a physical inspection of any of the properties or assets, or prepared or obtained any independent evaluation or

B-1

Board of Directors

ITC^DeltaCom, Inc.

September 8, 2004

appraisal of any of the assets or liabilities, of the Company or Target. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by the Company to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to MBLY and used in its analyses, MBLY has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Target, as the case may be, as to the matters covered thereby. In rendering its opinion, MBLY expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. MBLY’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, MBLY has assumed with your permission that, in all respects material to its analysis, the representations and warranties of the Company, Merger Sub, Target and the Principal Stockholders contained in the Merger Agreement are true and correct, the Company, Merger Sub, Target and the Principal Stockholders will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Merger Sub, Target and the Principal Stockholders to consummate the Transaction will be satisfied without any waiver thereof. MBLY has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or Target is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or Target or materially reduce the contemplated benefits of the Transaction to the Company. In addition, you have informed MBLY, and accordingly for purposes of rendering its opinion MBLY has assumed, that the Transaction will be tax-free to each of the Company and Target and the holders of Target Stock.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction or the issuance of shares of Company Common Stock in the Transaction. This opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid to holders of Target Stock. MBLY expresses no opinion as to (i) the merits of the underlying decision by the Company to engage in the Transaction or (ii) the prices at which the Company Common Stock will trade following the announcement or consummation of the Transaction.

MBLY will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction.

This opinion may not be disclosed or provided to any persons other than the members of the Board of Directors of the Company without the prior written consent of MBLY, except that this opinion may be included in its entirety as an exhibit to a proxy statement to be sent to the holders of the Company Common Stock or a related registration statement on Form S-4, provided that MBLY has approved any description of this opinion, MBLY and the services that MBLY has performed for the Company contained in such proxy or registration statement.

Based upon and subject to the foregoing, it is MBLY’s opinion as investment bankers that the Merger Consideration to be paid to holders of Target Stock is fair, from a financial point of view, to the Company.

Very truly yours,

/s/    MILLER BUCKFIRE LEWIS YING & CO., LLC

B-2

Appendix C

DELAWARE GENERAL CORPORATION LAW

SECTION 262

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law.  The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The Registrant’s restated certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Bylaws.  The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as it may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any such person in connection with a proceeding commenced by such person only if the commencement of such proceeding was authorized by the board of directors of the Registrant, except for the commencement of an action by such person to recover the unpaid amount of a claim for indemnification or advancement of expenses that is not paid in full within thirty (30) days after receipt by the Registrant.

Insurance.  The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., Starlight Florida Co., NT Corporation and the Principal Stockholders of NT Corporation. Included as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement.

3.1	Restated Certificate of Incorporation of ITC^DeltaCom, Inc. Filed as Exhibit 3.1 to Registration Statement on Form S-3 of ITC^DeltaCom, Inc., as amended (File No. 333-101537), and incorporated herein by reference.

3.2	Amended and Restated Bylaws of ITC^DeltaCom, Inc. Filed as Exhibit 3.1 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on October 21, 2003 and incorporated herein by reference.

4.1	Specimen representing the Common Stock of ITC^DeltaCom, Inc. Filed as Exhibit 4 to Registration Statement on Form 8-A, dated October 29, 2002, of ITC^DeltaCom, Inc. and incorporated herein by reference.

**5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities registered.

**8.1	Opinion of Hogan & Hartson L.L.P. as to certain tax matters.

**8.2	Opinion of Latham & Watkins LLP as to certain tax matters.

10.1	Voting Agreement, dated as of September 8, 2004, among NT Corporation, WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P. and, for the purposes specified therein, ITC^DeltaCom, Inc. Filed as Exhibit 10.2 to Current Report on Form 8-K/A, dated September 10, 2004 (the “Form 8-K/A”), and incorporated herein by reference.

*23.1.1	Consent of BDO Seidman, LLP regarding the financial statements of ITC^DeltaCom, Inc.

***23.1.2	Consent of Arthur Andersen LLP regarding the financial statements of ITC^DeltaCom, Inc.

*23.1.3	Consent of Ernst & Young LLP regarding the financial statements of NT Corporation.

*23.1.4	Consent of KPMG LLP regarding the 2003 and 2002 consolidated financial statements of Florida Digital Network, Inc.

*23.1.5	Consent of Ernst & Young LLP regarding the 2001 consolidated financial statements of Florida Digital Network, Inc.

**23.2	Consent of Hogan & Hartson L.L.P.

**23.3	Consent of Latham & Watkins LLP.

*24.1	Power of Attorney (included on signature page).

99.1	Form of Governance Agreement among ITC^DeltaCom, Inc. and the Securityholders of ITC^DeltaCom, Inc. named therein (as proposed to become effective as described in this Registration Statement). Filed as Exhibit 99.1 to the Form 8-K/A and incorporated herein by reference.

**99.2	Consent of Miller Buckfire Lewis Ying & Co., LLC.

*99.3	Consent of Peter H. O. Claudy.

Exhibit No.	Exhibit Description

*99.4	Consent of Thomas E. Darden.

*99.5	Consent of Neil N. Sheth.

*99.6	Consent of John T. Siegel.

*99.7	Form of proxy for ITC^DeltaCom, Inc. common stock.

*	Filed herewith.

**	To be filed by amendment.

***	The consent of Arthur Andersen LLP, the former independent public accountants of ITC^DeltaCom, Inc., to the incorporation by reference in this registration statement of the consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001 could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of such a consent may limit recovery on certain claims by purchasers of the securities registered. For example, purchasers will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the financial statements audited by Arthur Andersen incorporated by reference in this Registration Statement. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen’s provision of auditing and other services to ITC^DeltaCom, Inc., may be limited as a practical matter due to the events involving Arthur Andersen.

Item 22.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Point, State of Georgia, on November 4, 2004.

ITC^DELTACOM, INC.

By:	/s/ LARRY F. WILLIAMS
Larry F. Williams Chairman and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Larry F. Williams, Douglas A. Shumate and J. Thomas Mullis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of November 4, 2004 by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ LARRY F. WILLIAMS Larry F. Williams	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ DOUGLAS A. SHUMATE Douglas A. Shumate	Senior Vice President-Chief Financial Officer (Principal Financial Officer)

/s/ SARA L. PLUNKETT Sara L. Plunkett	Vice President-Finance (Principal Accounting Officer)

/s/ JOHN ALMEIDA, JR. John Almeida, Jr.	Director

/s/ DONALD W. BURTON Donald W. Burton	Director

/s/ JOHN J. DELUCCA John J. DeLucca	Director

/s/ ANTHONY J. DE NICOLA Anthony J. de Nicola	Director

Signature	Title

/s/ CAMPBELL B. LANIER, III Campbell B. Lanier, III	Director

/s/ R. GERALD MCCARLEY R. Gerald McCarley	Director

/s/ THOMAS E. MCINERNEY Thomas E. McInerney	Director

/s/ SANJAY SWANI Sanjay Swani	Director

/s/ ROBERT C. TAYLOR, JR. Robert C. Taylor, Jr.	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of September 8, 2004, among ITC^DeltaCom, Inc., Starlight Florida Co., NT Corporation and the Principal Stockholders of NT Corporation. Included as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement.

3.1	Restated Certificate of Incorporation of ITC^DeltaCom, Inc. Filed as Exhibit 3.1 to Registration Statement on Form S-3 of ITC^DeltaCom, Inc., as amended (File No. 333-101537), and incorporated herein by reference.

3.2	Amended and Restated Bylaws of ITC^DeltaCom, Inc. Filed as Exhibit 3.1 to Current Report on Form 8-K of ITC^DeltaCom, Inc., filed on October 21, 2003 and incorporated herein by reference.

4.1	Specimen representing the Common Stock of ITC^DeltaCom, Inc. Filed as Exhibit 4 to Registration Statement on Form 8-A, dated October 29, 2002, of ITC^DeltaCom, Inc. and incorporated herein by reference.

**5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities registered.

**8.1	Opinion of Hogan & Hartson L.L.P. as to certain tax matters.

**8.2	Opinion of Latham & Watkins LLP as to certain tax matters.

10.1	Voting Agreement, dated as of September 8, 2004, among NT Corporation, WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P. and, for the purposes specified therein, ITC^DeltaCom, Inc. Filed as Exhibit 10.2 to Current Report on Form 8-K/A, dated September 10, 2004 (the “Form 8-K/A”), and incorporated herein by reference.

*23.1.1	Consent of BDO Seidman, LLP regarding the financial statements of ITC^DeltaCom, Inc.

***23.1.2	Consent of Arthur Andersen LLP regarding the financial statements of ITC^DeltaCom, Inc.

*23.1.3	Consent of Ernst & Young LLP regarding the financial statements of NT Corporation.

*23.1.4	Consent of KPMG LLP regarding the 2003 and 2002 consolidated financial statements of Florida Digital Network, Inc.

*23.1.5	Consent of Ernst & Young LLP regarding the 2001 consolidated financial statements of Florida Digital Network, Inc.

**23.2	Consent of Hogan & Hartson L.L.P.

**23.3	Consent of Latham & Watkins LLP.

*24.1	Power of Attorney (included on signature page).

99.1	Form of Governance Agreement among ITC^DeltaCom, Inc. and the Securityholders of ITC^DeltaCom, Inc. named therein (as proposed to become effective as described in this Registration Statement). Filed as Exhibit 99.1 to the Form 8-K/A and incorporated herein by reference.

**99.2	Consent of Miller Buckfire Lewis Ying & Co., LLC.

*99.3	Consent of Peter H.O. Claudy.

*99.4	Consent of Thomas E. Darden.

*99.5	Consent of Neil N. Sheth.

*99.6	Consent of John T. Siegel.

*99.7	Form of proxy for ITC^DeltaCom, Inc. common stock.

*	Filed herewith
**	To be filed by amendment
***	The consent of Arthur Andersen LLP, the former independent public accountants of ITC^DeltaCom, Inc., to the incorporation by reference in this registration statement of the consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001 could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of such a consent may limit recovery on certain claims by purchasers of the securities registered. For example, purchasers will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the financial statements audited by Arthur Andersen incorporated by reference in this Registration Statement. In addition, the ability of Arthur Andersen to satisfy any claims, including claims arising from Arthur Andersen’s provision of auditing and other services to ITC^DeltaCom, Inc., may be limited as a practical matter due to the events involving Arthur Andersen.